Exhibit 4.2

EXECUTION VERSION

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 1, 2020 (this “Fourth Amendment”), among MICHAELS STORES, INC., a Delaware corporation (the “Borrower”), MICHAELS FUNDING, INC., a Delaware corporation (“Holdings”), various Subsidiaries of the Borrower, the 2020 Converting Refinancing Term B Loan Lenders, the 2020 New Refinancing Term B Loan Lenders and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) (with capitalized terms used, but not defined, in this paragraph and the recitals below to be defined as provided in Section 1 below).

R E C I T A L S

WHEREAS, the Borrower, the Administrative Agent, the Collateral Agent, the lenders from time to time party thereto (the “Lenders”) and various other parties have previously entered into that certain Amended and Restated Credit Agreement, dated as of January 28, 2013 (as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of June 10, 2014, the Second Amendment to Amended and Restated Credit Agreement, dated as of September 28, 2016, and the Third Amendment to Amended and Restated Credit Agreement and Omnibus Amendment to Loan Documents, dated as of May 23, 2018, and as otherwise amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Fourth Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, pursuant to the Existing Credit Agreement and the Loan Documents, the Guarantors have, among other things, guaranteed the Obligations under the Existing Credit Agreement and provided security therefor;

WHEREAS, the Borrower has requested that the 2020 Converting Refinancing Term B Loan Lenders agree to convert all or a portion of their 2018 Replacement Term B Loans into 2020 Converted Refinancing Term B Loans in a principal amount for each such 2020 Converting Term B Loan Lender equal to its Allocated 2020 Refinancing Term B Loan Conversion Amount, and the 2020 Converting Term B Loan Lenders have agreed, subject to the terms and conditions contained herein and in the Existing Credit Agreement (as amended hereby), to effect such conversion;

WHEREAS, the Borrower has requested that the 2020 New Refinancing Term B Loan Lenders make 2020 New Refinancing Term B Loans in a principal amount for each such 2020 New Refinancing Term B Loan Lender equal to its 2020 New Refinancing Term B Loan Commitment, and the 2020 New Refinancing Term B Loan Lenders have agreed, subject to the terms and conditions contained herein and in the Existing Credit Agreement (as amended hereby), to make such 2020 New Refinancing Term B Loans;

WHEREAS, contemporaneously with the incurrence of the 2020 New Refinancing Term B Loans, the 2020 Refinancing Term B Loan Conversion and the related repayment of a portion of the 2018 Replacement Term B Loans not subject to the 2020 Refinancing Term B Loan Conversion, the Borrower intends to prepay the remaining 2018 Replacement Term B Loans with the proceeds of other permitted secured Indebtedness and/or cash on hand (the “Fourth Amendment Prepayment”); and

WHEREAS, the Borrower has requested certain other amendments and modifications to the Existing Credit Agreement and the other Loan Documents as set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms; Rules of Construction. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Existing Credit Agreement or, if not defined therein, the Existing Credit Agreement as amended hereby. The rules of construction specified in Sections 1.02 through 1.09 of the Existing Credit Agreement shall apply to this Fourth Amendment, including the terms defined in the preamble and recitals hereto.

SECTION 2. Amendments to the Existing Credit Agreement. (a) Effective as of the Fourth Amendment Effective Date (as defined below), and subject to the terms and conditions set forth herein, (x) the Existing Credit Agreement is hereby amended to incorporate the changes reflected in the redlined version of the Credit Agreement attached hereto as Annex A, (y) (1) Exhibits A, D and E of the Existing Credit Agreement are hereby replaced with the applicable Exhibits attached hereto as Annex B, (2) Exhibit H of the Existing Credit Agreement is hereby replaced with the Exhibit attached hereto as Annex C, (3) Exhibits F-2, G-2, I and S are hereby deleted in their entirety and replaced with “[Reserved]” and (4) new Exhibit T is added to the Credit Agreement in the form attached hereto as Annex D and (z) Schedules 1.01E, 5.12, 6.07, 7.03 and 7.04 of the Existing Credit Agreement are hereby replaced with the applicable schedules attached hereto as Annex E. The parties hereto acknowledge and agree that (i) (x) amendments to the Existing Credit Agreement relating to the incurrence of the 2020 New Refinancing Term B Loans, the 2020 Refinancing Term B Loan Conversion and the related repayment of a portion of the 2018 Replacement Term B Loans not subject to the 2020 Refinancing Term B Loan Conversion are effected in reliance on Section 2.15 of the Existing Credit Agreement and (y) the 2020 Converted Refinancing Term B Loans and the 2020 New Refinancing Term B Loans are “Refinancing Term Loans” as contemplated by such Section. All 2018 Replacement Term B Loans outstanding immediately prior to the effectiveness of this Fourth Amendment on the Fourth Amendment Effective Date, after giving effect to the Fourth Amendment Prepayment, are intended to be refinanced in their entirety by the 2020 Refinancing Term B Loans (after giving effect to the 2020 Refinancing Term B Loan Conversion) and such 2020 Refinancing Term B Loans are “Refinancing Term Loans” as contemplated by Section 2.15 of the Existing Credit Agreement.

(b)                Each Person executing this Fourth Amendment in its capacity as a 2020 New Refinancing Term B Loan Lender or a 2020 Converting Refinancing Term B Loan Lender shall become (or, if already a Lender prior to the Fourth Amendment Effective Date, remain) a “Lender” under the Credit Agreement and shall be bound by the provisions of the Credit Agreement as a Lender holding 2020 New Refinancing Term B Loan Commitments (in the case of 2020 New Refinancing Term B Loan Lenders) and 2020 Refinancing Term B Loans (in the case of all 2020 Refinancing Term B Loan Lenders).

(c)                For the avoidance of doubt, immediately after giving effect to the transactions contemplated by this Fourth Amendment on the Fourth Amendment Effective Date, the only Class of Loans outstanding under the Credit Agreement shall be the 2020 Refinancing Term B Loans.

(d)                The Lenders party hereto hereby direct the Administrative Agent and the Collateral Agent to enter into (x) the Amended and Restated Intercreditor Agreement, dated as of the date hereof, by and between Wells Fargo Bank, National Association, as ABL Agent (as defined therein), the Administrative Agent and the Collateral Agent, in substantially the form attached as Annex C hereto (the “Intercreditor Agreement”), and (y) the Pari Passu Intercreditor Agreement, dated as of the date hereof, among the Borrower, the other Loan Parties, the Collateral Agent, the Administrative Agent, the Initial Additional Authorized Representative (as defined therein) and the Initial Additional Pari Collateral Agent (as defined therein), in substantially the form attached as Annex D hereto (the “Additional First Lien Intercreditor Agreement”).

(e)        The Borrower and the undersigned Lenders hereby waive any notice requirement provided for under the Loan Documents in respect of any prepayment of the 2018 Refinancing Term B Loans.

SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Fourth Amendment, each Loan Party hereby represents and warrants to each other party hereto that, as of the Fourth Amendment Effective Date (as defined below):

(i)                the execution, delivery and performance by such Loan Party of this Fourth Amendment and the performance by such Loan Party of the other Loan Documents (as modified hereby) to which it is a party are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any such Loan Party’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.04 of the Existing Credit Agreement), or require any payment to be made under (i)(x) any indenture, mortgage, deed of trust or loan agreement evidencing Indebtedness in an aggregate principal amount in excess of the Threshold Amount (other than the Loan Documents) or (y) any other Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any Restricted Subsidiary or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject, or (c) violate any material Law, except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i) above, to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect;

(ii)              no Event of Default exists, both before and after giving effect to this Fourth Amendment and the transactions contemplated hereby; and

(iii)              the representations and warranties of the Borrower set forth in Article V of the Existing Credit Agreement and each Loan Party set forth in each other Loan Document shall be true and correct in all material respects, except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

SECTION 4. Conditions of Effectiveness of this Fourth Amendment. This Fourth Amendment shall become effective as of the first date (the “Fourth Amendment Effective Date”) when each of the conditions set forth in this Section 4 shall have been satisfied (which, in the case of clauses (ii), (v) and (vi) below, may be substantially concurrent with the satisfaction of the condition specified in clause (i) below):

(i)                 JPMorgan shall have received duly executed counterparts of (a) this Fourth Amendment that, when taken together, bear the signatures of the Borrower, each of the other Loan Parties, each of the 2020 New Refinancing Term B Loan Lenders, each of the 2020 Converting Refinancing Term B Loan Lenders and the Administrative Agent, (b) the Intercreditor Agreement from each of the Administrative Agent, the Collateral Agent and the ABL Agent, together with acknowledgements executed by each of the Loan Parties, (c) a Joinder Agreement, substantially in the form of Exhibit A to the Intercreditor Agreement, from the New Collateral Agent (as defined therein), the ABL Agent, the Administrative Agent, the Collateral Agent and each Loan Party, (d) the Additional First Lien Intercreditor Agreement, from each of the Borrower, the other Loan Parties, the Collateral Agent, the Administrative Agent, the Initial Additional Authorized Representative and the Initial Additional Pari Collateral Agent.

(ii)               The Borrower shall have paid all fees and other amounts due and payable, (a) to JPMorgan and the other Fourth Amendment Lead Arrangers pursuant to (x) that certain Fee Letter, dated as of September 9, 2020, by and between the Borrower and JPMorgan and (y) that certain Joinder to Engagement Letter, dated as of September 30, 2020 (the “Joinder”), by and among the Borrower and the Fourth Amendment Lead Arrangers; and (b) to the extent invoiced, reimbursement or payment of reasonable and documented out-of-pocket expenses in connection with this Fourth Amendment of JPMorgan and the Agents, including the reasonable fees, charges and disbursements of counsel to JPMorgan and the Agents, respectively, in each case, as required to be paid or reimbursed pursuant to that certain Engagement Letter, dated as of September 9, 2020 (as supplemented by the Joinder, the “Engagement Letter”), by and among the Borrower and the Fourth Amendment Lead Arrangers, or the Existing Credit Agreement, respectively.

(iii)              JPMorgan shall have received a customary legal opinion of (i) Ropes & Gray LLP, New York counsel to the Loan Parties, (ii) Jones Day, Ohio counsel to the Loan Parties, and (iii) Troutman Pepper Hamilton Sanders LLP, Virginia counsel to the Loan Parties, in each case, addressed to the Lenders, the Fourth Amendment Lead Arrangers and the Agents, dated the Fourth Amendment Effective Date and in form and substance reasonably satisfactory to JPMorgan.

(iv)              JPMorgan shall have received (x) a certificate from the Chief Financial Officer or Treasurer of the Borrower, certifying that, after giving effect to this Fourth Amendment, the Borrower and its Restricted Subsidiaries (on a consolidated basis) are Solvent, (y) a certificate of good standing (or subsistence) with respect to each Loan Party from the Secretary of State (or similar official) of the State of such Loan Party’s organization (to the extent relevant and available in the jurisdiction of organization of such Loan Party) and (z) a closing certificate executed by a Responsible Officer of each Loan Party, dated the Fourth Amendment Effective Date, certifying as to the incumbency and specimen signature of each officer of a Loan Party executing this Fourth Amendment or any other document delivered in connection herewith on behalf of any Loan Party and attaching (A) a true and complete copy of the certificate of incorporation (or other applicable charter document) of each Loan Party, including all amendments thereto, as in effect on the Fourth Amendment Effective Date, certified as of a recent date by the Secretary of State (or analogous official) of the jurisdiction of its organization, that has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (y) above, (B) a true and complete copy of the by-laws (or other applicable operating agreements) of each Loan Party as in effect on the Fourth Amendment Effective Date and (C) a true and complete copy of resolutions duly adopted or written consents duly executed by the Board of Directors (or equivalent governing body or any committee thereof) of each Loan Party authorizing the execution, delivery and performance of this Fourth Amendment and the performance of the Credit Agreement and the other Loan Documents (as amended by this Fourth Amendment) and certifying that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect.

(v)                An amount equal to the aggregate principal amount of the 2020 New Refinancing Term B Loans shall have been applied (immediately following the 2020 Refinancing Term B Loan Conversion) to make a voluntary prepayment of 2018 Replacement Term B Loans not subject to the 2020 Refinancing Term B Loan Conversion pursuant to, and in accordance with the requirements of, Section 2.05(a) of the Existing Credit Agreement. The payment of accrued and unpaid interest on such 2018 Replacement Term B Loans required pursuant to Section 2.05(a) of the Existing Credit Agreement, as well as any amounts payable pursuant to Article III of the Existing Credit Agreement (as modified hereby), shall be made pursuant to clause (vi) below.

(vi)              (A) the Borrower shall have paid to the Administrative Agent, for the ratable account of each Lender holding 2018 Replacement Term B Loans immediately prior to the Fourth Amendment Effective Date, all accrued but unpaid interest with respect to all 2018 Replacement Term B Loans (irrespective of whether such 2018 Replacement Term B Loans are subject to the 2020 Refinancing Term B Loan Conversion), whether or not such accrued amounts are otherwise then due and payable pursuant to the terms of the Existing Credit Agreement and (B) the Borrower shall have paid in full any amounts payable pursuant to Article III of the Existing Credit Agreement (as modified hereby) in connection with the repayment of the 2018 Replacement Term B Loans.

(vii)            The Administrative Agent shall have received from the Borrower a certificate executed by a Responsible Officer of the Borrower, certifying as to the matters set forth in Section 3(ii) and (iii).

(viii)           The Borrower shall have delivered to each 2020 Refinancing Term B Loan Lender requesting the same at least three Business Days prior to the date of this Fourth Amendment a promissory note in the amount of such Lender’s 2020 Refinancing Term B Loan (determined after giving effect to the 2020 Refinancing Term B Loan Conversion).

(ix)              To the extent requested by a 2020 Refinancing Term B Loan Lender not less than five Business Days prior to the Fourth Amendment Effective Date, the Administrative Agent shall have received all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Act.

SECTION 5. Post-Closing Obligation.

(a)               The Borrower hereby agrees to use commercially reasonable efforts to assign, amend, supplement or otherwise modify the Collateral Access Agreements in effect as of the Fourth Amendment Effective Date, in each case in order to effect the matters contemplated by Section 4 of the Third Amendment.

(b)               The Borrower and each Guarantor hereby agree to deliver such certificated securities and instruments to the Collateral Agent required to be delivered pursuant to the Collateral Documents as soon as commercially reasonable, but in no event later than 90 days following the Fourth Amendment Effective Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

SECTION 6. Effect of Amendment. (a) Except as expressly set forth in this Fourth Amendment or in the Credit Agreement, this Fourth Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents (including all 2020 New Refinancing Term B Loans and the 2020 Converted Refinancing Term B Loans), in each case, as amended by this Fourth Amendment. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)         On and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document, in each case shall be deemed a reference to the Credit Agreement as modified by this Fourth Amendment. This Fourth Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(c)          This Fourth Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof.

(d)         This Fourth Amendment may not be amended, modified or waived except in accordance with Section 10.01 of the Credit Agreement.

SECTION 7. Costs and Expenses. The Borrower hereby agrees to reimburse each of JPMorgan and the Agents for their reasonable and documented out-of-pocket expenses in connection with this Fourth Amendment, including the reasonable fees, charges and disbursements of counsel for JPMorgan and the Agents, respectively, in each case, as required to be reimbursed pursuant to the Engagement Letter or the Existing Credit Agreement.

SECTION 8. Reaffirmation. By executing and delivering a counterpart hereof, (i) each Loan Party hereby agrees that all Loans incurred by the Borrower (including, without limitation, the 2020 New Refinancing Term B Loans and the 2020 Converted Refinancing Term B Loans) shall be guaranteed pursuant to the Guaranty in accordance with the terms and provisions thereof and shall be secured pursuant to the Collateral Documents (as amended hereby) in accordance with the terms and provisions thereof; (ii) each Loan Party hereby (A) agrees that, notwithstanding the effectiveness of this Fourth Amendment, after giving effect to this Fourth Amendment, the Collateral Documents continue to be in full force and effect; (B) agrees that all of the Liens and security interests created and arising under each Collateral Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement and under its guarantees in the Loan Documents, in each case, to the extent provided in, and subject to the limitations and qualifications set forth in, such Loan Documents (as amended by this Fourth Amendment) and (C) affirms and confirms all of its obligations and liabilities under the Credit Agreement and each other Loan Document (including the 2020 New Refinancing Term B Loans and the 2020 Converted Refinancing Term B Loans), in each case after giving effect to this Fourth Amendment, including its guarantee of the Obligations and the pledge of and/or grant of a security interest in its assets as Collateral pursuant to the Collateral Documents (as amended hereby) to secure such Obligations, all as provided in the Collateral Documents (as amended hereby), and acknowledges and agrees that such obligations, liabilities, guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Obligations under the Credit Agreement and the other Loan Documents, in each case after giving effect to this Fourth Amendment and (iii) each Guarantor agrees that nothing in the Credit Agreement, this Fourth Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendment to the Credit Agreement.

SECTION 9. GOVERNING LAW. THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTIONS 10.16 AND 10.17 OF THE EXISTING CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS FOURTH AMENDMENT AND SHALL APPLY TO THIS FOURTH AMENDMENT, MUTATIS MUTANDIS.

SECTION 10. Counterparts. Section 10.11 of the Amended Credit Agreement is hereby incorporated by reference into this Fourth Amendment and shall apply to this Fourth Amendment, mutatis mutandis.

SECTION 11. Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Fourth Amendment.

SECTION 12. Severability. Section 10.14 of the Existing Credit Agreement is hereby incorporated by reference into this Fourth Amendment and shall apply to this Fourth Amendment, mutatis mutandis.

SECTION 13. Indemnity. Section 10.05 of the Existing Credit Agreement is hereby incorporated by reference to this Fourth Amendment and shall apply to this Fourth Amendment and to the Fourth Amendment Lead Arrangers as Agent-Related Persons, mutatis mutandis.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

MICHAELS STORES, INC., as Borrower

By:	/s/ Michael Diamond
Name: Michael Diamond
Title: Executive Vice President – Chief Financial Officer

MICHAELS FUNDING, INC.
ARTISTREE, INC.
DARICE, INC.
DARICE IMPORTS, INC.
MICHAELS FINANCE COMPANY, INC.
MICHAELS STORES PROCUREMENT COMPANY, INC.
MICHAELS STORES CARD SERVICES, LLC
LAMRITE WEST, INC., as Guarantors

By:	/s/ Michael Diamond
Name: Michael Diamond
Title: Executive Vice President – Chief Financial Officer

Signature Page to Michaels Stores, Inc. Fourth Amendment (2020)

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and Collateral Agent

By:	/s/ Kody J. Nerios
Name: Kody J. Nerios
Title: Authorized Officer

Signature Page to Michaels Stores, Inc. Fourth Amendment (2020)

[Signatures of 2020 Converting Refinancing Term B Loan Lenders are on file with Administrative Agent]

SIGNATURE PAGE TO THE FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, WITH RESPECT TO, INTER ALIA, THE AMENDED AND RESTATED CREDIT AGREEMENT, DATED AS OF JANUARY 28, 2013 (AS AMENDED BY THE FIRST AMENDMENT DATED AS OF JUNE 10, 2014, BY THE SECOND AMENDMENT DATED AS OF DATED SEPTEMBER 28, 2016 AND BY THE THIRD AMENDMENT DATED AS OF MAY 23, 2018), AMONG MICHAELS STORES, INC., THE GUARANTORS PARTY THERETO, JPMORGAN CHASE BANK, N.A. AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT, AND VARIOUS LENDERS AND AGENTS PARTY THERETO

By executing this signature page:

If the undersigned institution holds 2020 New Refinancing Term B Loan Commitments as of the Fourth Amendment Effective Date, the undersigned institution is executing this signature page as a 2020 New Refinancing Term B Loan Lender and agrees (i) to the terms of the Fourth Amendment and (ii) on the terms and subject to the conditions set forth in the Fourth Amendment and the Credit Agreement (as amended by the Fourth Amendment), to make a 2020 New Refinancing Term B Loan on the Fourth Amendment Effective Date in a principal amount set forth opposite its name on Schedule 1 hereto.

NAME OF INSTITUTION:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Kody J. Nerios
Name: Kody J. Nerios
Title: Authorized Officer

SCHEDULE 1

2020 NEW REFINANCING TERM B LOAN COMMITMENTS

2020 New Refinancing Term B Loan Lender	2020 New Refinancing Term B Loan
Commitment

JPMorgan Chase Bank, N.A.	$943,824,563.18

ANNEX A

FORM OF AMENDED CREDIT AGREEMENT

[See attached]

ANNEX A

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 28, 2013

As amended by the First Amendment to Amended and Restated Credit Agreement

Dated as of June 10, 2014

As amended by the Second Amendment to Amended and Restated Credit Agreement

Dated as of September 28, 2016 (effective as of the Subsequent Second Amendment Effective Date)

As amended by the Third Amendment to Amended and Restated Credit Agreement

Dated as of May 23, 2018

As amended by the Fourth Amendment to Amended and Restated Credit Agreement

Dated as of October 1, 2020

among

MICHAELS STORES, INC.,

as Borrower,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

THE OTHER LENDERS PARTY HERETO,

and

BARCLAYS BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC., and

WELLS FARGO SECURITIES, LLC,

as Co-Documentation Agents

DEUTSCHE BANK SECURITIES INC.,
BARCLAYS BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS BANK USA,

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

MORGAN STANLEY SENIOR FUNDING, INC., and

WELLS FARGO SECURITIES, LLC,

as Co-Lead Arrangers and as Joint Bookrunners

2

Table of Contents

Page
ARTICLE I Definitions and Accounting Terms	2
SECTION 1.01. Defined Terms	2
SECTION 1.02. Other Interpretive Provisions	~~66~~74
SECTION 1.03. Accounting Terms	~~67~~75
SECTION 1.04. Rounding	~~67~~75
SECTION 1.05. References to Agreements, Laws, Etc~~.~~	~~68~~75
SECTION 1.06. Times of Day	~~68~~75
SECTION 1.07. Timing of Payment or Performance	~~68~~75
SECTION 1.08. Currency Equivalents Generally	~~68~~75
SECTION 1.09. Change of Currency	~~68~~76
SECTION 1.10. Pro Forma and Other Calculations	~~68~~76
SECTION 1.11. Divisions	80
SECTION 1.12. Interest Rates; LIBOR Notification	80
ARTICLE II The Commitments and Credit Extensions	~~71~~81
SECTION 2.01. The Loans	~~71~~81
SECTION 2.02. Borrowings, Conversions and Continuations of Loans	~~72~~81
SECTION 2.03. [RESERVED]~~.~~	~~73~~83
SECTION 2.04. [RESERVED]~~.~~	~~73~~83
SECTION 2.05. Prepayments	~~73~~83
SECTION 2.06. Termination of Commitments	~~84~~93
SECTION 2.07. Amortization of Loans~~.~~	~~85~~93
SECTION 2.08. Interest	~~85~~93
SECTION 2.09. Fees	~~86~~94
SECTION 2.10. Computation of Interest and Fees	~~87~~95
SECTION 2.11. Evidence of Indebtedness	~~87~~95
SECTION 2.12. Payments Generally	~~88~~96
SECTION 2.13. Sharing of Payments	~~90~~97
SECTION 2.14. Provisions Applicable to Canadian Loan Parties	~~90~~98
SECTION 2.15. Refinancing Amendments	~~91~~98

SECTION 2.16. Extended Term Loans~~.~~	~~92~~99
SECTION 2.17. Incremental Borrowings~~.~~	~~94~~102
ARTICLE III Taxes, Increased Costs Protection and Illegality	~~98~~106
SECTION 3.01. Taxes	~~98~~106
SECTION 3.02. Illegality	~~100~~108
SECTION 3.03. ~~Inability to Determine Rates 100~~Alternate Rate of Interest	108
SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans	~~101~~110
SECTION 3.05. Funding Losses	~~102~~111
SECTION 3.06. Matters Applicable to All Requests for Compensation	~~103~~111
SECTION 3.07. Replacement of Lenders under Certain Circumstances	~~104~~112
SECTION 3.08. Survival	~~105~~113
ARTICLE IV Conditions Precedent to Credit Extensions	~~105~~113
SECTION 4.01. Conditions to Making of Term B Loans	~~105~~113
SECTION 4.02. Conditions to All Credit Extensions	~~106~~115
ARTICLE V Representations and Warranties	~~107~~116
SECTION 5.01. Existence, Qualification and Power; Compliance with Laws	~~107~~116
SECTION 5.02. Authorization; No Contravention	~~107~~116
SECTION 5.03. Governmental Authorization; Other Consents	~~107~~116
SECTION 5.04. Binding Effect	~~108~~116
SECTION 5.05. Financial Statements; No Material Adverse Effect	~~108~~117
SECTION 5.06. Litigation	~~108~~117
SECTION 5.07. No Default	~~108~~117
SECTION 5.08. Ownership of Property; Liens	~~109~~117
SECTION 5.09. Environmental Compliance	~~109~~117
SECTION 5.10. Taxes	~~110~~118
SECTION 5.11. ERISA Compliance	~~110~~118
SECTION 5.12. Subsidiaries; Equity Interests	~~110~~119
SECTION 5.13. Margin Regulations; Investment Company Act	~~110~~119
SECTION 5.14. Disclosure	~~111~~119
SECTION 5.15. Intellectual Property; Licenses, Etc.	~~111~~120

SECTION 5.16. Solvency	~~111~~120
SECTION 5.17. ~~Subordination of Junior Financing 111~~[Reserved]	120
SECTION 5.18. Labor Matters	~~111~~120
SECTION 5.19. ~~Anti-Terrorism Laws; OFAC 112~~OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act	120
SECTION 5.20. EEA Financial Institutions	121
ARTICLE VI Affirmative Covenants	~~112~~121
SECTION 6.01. Financial Statements	~~112~~121
SECTION 6.02. Certificates; Other Information	~~113~~122
SECTION 6.03. Notices	~~115~~123
SECTION 6.04. Payment of Obligations	~~115~~124
SECTION 6.05. Preservation of Existence, Etc.	~~115~~124
SECTION 6.06. Maintenance of Properties	~~116~~124
SECTION 6.07. Maintenance of Insurance	~~116~~124
SECTION 6.08. Compliance with Laws	~~116~~125
SECTION 6.09. Books and Records	~~117~~125
SECTION 6.10. Inspection Rights	~~117~~125
SECTION 6.11. Covenant to Guarantee Obligations and Give Security	~~117~~126
SECTION 6.12. Compliance with Environmental Laws	~~119~~128
SECTION 6.13. Further Assurances and Post-Closing Conditions	~~120~~128
SECTION 6.14. ~~[Reserved] 120~~OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	129
SECTION 6.15. Pension Plans	~~120~~129
SECTION 6.16. Maintenance of Rating	~~121~~129
~~SECTION 6.17. Redemption of 2016 Senior Subordinated Notes~~	~~121~~
ARTICLE VII Negative Covenants	~~121~~130
SECTION 7.01. Asset Sales	~~121~~130
SECTION 7.02. Limitation on Restricted Payments	~~122~~131
SECTION 7.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	~~128~~137
SECTION 7.04. Liens	~~135~~143

SECTION 7.05. [RESERVED]~~.~~	~~135~~143
SECTION 7.06. Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets	~~135~~143
SECTION 7.07. Transactions with Affiliates	~~136~~145
SECTION 7.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	~~138~~147
SECTION 7.09. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries	~~140~~149
SECTION 7.10. Change in Nature of Business	~~140~~149
SECTION 7.11. [RESERVED]	~~140~~149
SECTION 7.12. Use of Proceeds	~~140~~150
SECTION 7.13. Accounting Changes	~~141~~150
~~SECTION 7.14. Amendments of Indebtedness, Etc.~~	~~141~~
ARTICLE VIII Events Of Default and Remedies	~~142~~150
SECTION 8.01. Events of Default	~~142~~150
SECTION 8.02. Remedies Upon Event of Default	~~144~~152
SECTION 8.03. Exclusion of Immaterial Subsidiaries	~~145~~153
SECTION 8.04. Application of Funds	~~145~~153
ARTICLE IX Administrative Agent and Other Agents	~~145~~154
SECTION 9.01. Appointment and Authorization of Agents	~~146~~154
SECTION 9.02. Delegation of Duties	~~146~~154
SECTION 9.03. Liability of Agents	~~146~~155
SECTION 9.04. Reliance by Agents	~~147~~155
SECTION 9.05. Notice of Default	~~147~~155
SECTION 9.06. Credit Decision; Disclosure of Information by Agents	~~147~~156
SECTION 9.07. Indemnification of Agents	~~148~~156
SECTION 9.08. Agents in their Individual Capacities	~~148~~156
SECTION 9.09. Successor Agents	~~148~~157
SECTION 9.10. Administrative Agent May File Proofs of Claim	~~149~~157
SECTION 9.11. Collateral and Guaranty Matters	~~150~~158
SECTION 9.12. Other Agents; Arrangers and Managers	~~151~~159
SECTION 9.13. Appointment of Supplemental Administrative Agents	~~151~~159
SECTION 9.14. Solidary Interests/Quebec Liens (Hypothecs)	~~151~~160
SECTION 9.15. Certain ERISA Matters~~.~~	~~152~~161

ARTICLE X Miscellaneous	~~154~~162
SECTION 10.01. Amendments, Etc.	~~154~~162
SECTION 10.02. Notices and Other Communications; Facsimile Copies	~~157~~164
SECTION 10.03. No Waiver; Cumulative Remedies	~~158~~165
SECTION 10.04. Attorney Costs and Expenses	~~158~~165
SECTION 10.05. Limitation of Liability; Indemnification by the Borrower	~~158~~166
SECTION 10.06. Payments Set Aside	~~160~~167
SECTION 10.07. Successors and Assigns	~~160~~167
SECTION 10.08. Confidentiality	~~164~~173
SECTION 10.09. Setoff	~~164~~173
SECTION 10.10. Interest Rate Limitation	~~165~~173
SECTION 10.11. Counterparts	~~165~~174
SECTION 10.12. Integration	~~165~~175
SECTION 10.13. Survival of Representations and Warranties	~~165~~175
SECTION 10.14. Severability	~~166~~175
SECTION 10.15. Tax Forms	~~166~~175
SECTION 10.16. GOVERNING LAW	~~167~~177
SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY	~~168~~177
SECTION 10.18. Binding Effect	~~168~~178
SECTION 10.19. Lender Action	~~168~~178
SECTION 10.20. USA PATRIOT Act; Canadian Anti-Money Laundering Legislation	~~169~~178
SECTION 10.21. Judgment Currency	~~169~~179
SECTION 10.22. Other Liens on Collateral; Terms of Intercreditor Agreement; Etc~~.~~	~~170~~179
SECTION 10.23. Effect of the Amendment and Restatement of the Existing Credit Agreement; Amendments to Security Agreement on the Subsequent Second Amendment Effective Date	~~171~~180
SECTION 10.24. No Advisory or Fiduciary Responsibility~~.~~	~~171~~181
SECTION 10.25. Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~172~~181
SECTION 10.26. Keepwell	~~172~~182
SECTION 10.27. Acknowledgement Regarding Any Supported QFCs	182

v

SCHEDULES

1.01B	Collateral Documents
1.01D	Mortgaged Properties
1.01E	Excluded Subsidiary
1.01F	Foreign Subsidiary
2.01	Commitments
5.05	Financial Statement Exceptions
5.10	Taxes
5.11	ERISA and other Pension Plan Compliance
5.12	Subsidiaries and Other Equity Investments
6.07	Insurance
7.03	Existing Indebtedness
7.04	Existing Liens
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	[Reserved]
C	Note
D	Compliance Certificate
E	Assignment and Assumption
F-1	Domestic Guaranty
F-2	~~Canadian Guarantee~~[Reserved]
G-1	Security Agreement
G-2	~~Canadian Security Agreement~~[Reserved]
H	Amended and Restated Intercreditor Agreement
I	~~Opinion Matters ― Counsel to Loan Parties~~[Reserved]
J	Intercompany Note
K	Specified Discount Prepayment Notice
L	Specified Discount Prepayment Response
M	Discount Range Prepayment Notice
N	Discount Range Prepayment Offer
O	Solicited Discounted Prepayment Notice
P	Solicited Discounted Prepayment Offer
Q	Acceptance and Prepayment Notice
R	Guarantor Consent and Reaffirmation
S	~~Canadian Guarantor Consent and Reaffirmation~~[Reserved]
T	Additional First Lien Intercreditor Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of June 10, 2014, the Second Amendment to Amended and Restated Credit Agreement, dated as of September 28, 2016, and effective as of the Subsequent Second Amendment Effective Date, ~~and~~ the Third Amendment to Amended and Restated Credit Agreement, dated as of May 23, 2018, and the Fourth Amendment to Amended and Restated Credit Agreement, dated as of October 1, 2020, this “Agreement”) is entered into as of January 28, 2013, among MICHAELS STORES, INC., a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, each Lender from time to time party hereto, and BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC, GOLDMAN SACHS BANK USA, J.P. MORGAN SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, MORGAN STANLEY SENIOR FUNDING, INC., and WELLS FARGO SECURITIES, LLC, as Co-Documentation Agents.

PRELIMINARY STATEMENTS

Pursuant to the Recapitalization Agreement (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below), Bain Paste Mergerco, Inc. and Blackstone Paste Mergerco, Inc. (collectively, the “MergerCos”) were merged with the Borrower, with the Borrower as the surviving corporation (the “Recapitalization”).

Simultaneously with the consummation of the Recapitalization, the Borrower entered into that certain Credit Agreement, dated as of October 31, 2006 (as amended and in effect immediately prior to the Restatement Effective Date, the “Existing Credit Agreement”), by, among others, the Borrower, the “Lenders” as defined therein, and DEUTSCHE BANK AG NEW YORK BRANCH, as “Administrative Agent” as defined therein, pursuant to which the Borrower incurred an Original Loan (as defined in the Existing Credit Agreement) on the Closing Date in an aggregate principal amount of $2,400,000,000.

The proceeds of the Original Loan made on the Closing Date, together with the proceeds of (i) the issuance of certain unsecured notes, (ii) the funding of $400,000,000 under the ABL Credit Agreement on the Closing Date and (iii) the Equity Contribution, were used to finance the Debt Prepayment and pay the Merger Consideration and the Closing Date Transaction Expenses. Immediately prior to the Restatement Effective Date, outstanding term loans in the aggregate principal amount of approximately $1,495,000,000 (the “Outstanding Term Loans”) were outstanding under the Existing Credit Agreement.

The Borrower desires to refinance the Outstanding Term Loans in full with Refinancing Term Loans pursuant to a Refinancing Amendment under Section 2.15 of the Existing Credit Agreement, and, in connection therewith, to amend and restate the Existing Credit Agreement in its entirety to, among other things, (i) provide for such Refinancing Term Loans, which will take the form of a new tranche of senior secured term loans under this Agreement, and (ii) increase the aggregate principal amount of such tranche borrowed and outstanding under this Agreement to $1,640,000,000 on the Restatement Effective Date.

The proceeds of the Loans on the Restatement Effective Date will be used to (i) refinance in full the Outstanding Term Loans, (ii) finance the redemption of a portion of the 2016 Senior Subordinated Notes in the aggregate principal amount of approximately $137,000,000 and (iii) fund certain related fees and expenses associated with the Transaction.

The Lenders and each Additional Lender providing the Refinancing Term Loans have indicated their willingness to lend and to consent to the other amendments herein, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2016 Converted Replacement Term B-1 Loans” shall mean the Loans resulting from the 2016 Replacement Term B-1 Loan Conversion.

“2016 Converted Replacement Term B-2 Loans” shall mean the Loans resulting from the 2016 Replacement Term B-2 Loan Conversion.

“2016 Converting Replacement Term B-1 Loan Lender” shall mean, as of the Initial Second Amendment Effective Date, each Lender with a Term B Loan that has executed and delivered a counterpart of the Second Amendment, together with a 2016 Replacement Term B-1 Loan Conversion Election, to the Administrative Agent in accordance with the terms thereof.

“2016 Converting Replacement Term B-2 Loan Lender” shall mean, as of the Initial Second Amendment Effective Date, each Lender with an Incremental 2014 Term Loan that has executed and delivered a counterpart of the Second Amendment, together with a 2016 Replacement Term B-2 Loan Conversion Election, to the Administrative Agent in accordance with the terms thereof.

“2016 New Replacement Term B-1 Loan Commitment” shall mean, with respect to each 2016 New Replacement Term B-1 Loan Lender, the commitment of such 2016 New Replacement Term B-1 Loan Lender to make 2016 New Replacement Term B-1 Loans pursuant to Section 2.01(c)(B) (as in effect immediately prior to the Fourth Amendment Effective Date) as set forth on Schedule 1 to the Second Amendment, as the same may be reduced from time to time pursuant to Section 2.06.

“2016 New Replacement Term B-1 Loan Lender” shall mean a Term Lender with a 2016 New Replacement Term B-1 Loan Commitment.

“2016 New Replacement Term B-1 Loans” shall mean term loans made by the 2016 New Replacement Term B-1 Loan Lenders to the Borrower pursuant to Section 2.01(c)(B) (as in effect immediately prior to the Fourth Amendment Effective Date).

“2016 New Replacement Term B-2 Loan Commitment” shall mean, with respect to each 2016 New Replacement Term B-2 Loan Lender, the commitment of such 2016 New Replacement Term B-2 Loan Lender to make 2016 New Replacement Term B-2 Loans pursuant to Section 2.01(c)(D) (as in effect immediately prior to the Fourth Amendment Effective Date) as set forth on Schedule 1 to the Second Amendment, as the same may be reduced from time to time pursuant to Section 2.06.

“2016 New Replacement Term B-2 Loan Lender” shall mean a Term Lender with a 2016 New Replacement Term B-2 Loan Commitment.

“2016 New Replacement Term B-2 Loans” shall mean term loans made by the 2016 New Replacement Term B-2 Loan Lenders to the Borrower pursuant to Section 2.01(c)(D) (as in effect immediately prior to the Fourth Amendment Effective Date).

“2016 Non-Converting Replacement Term B-1 Loan Lender” shall mean each Lender holding Term B Loans party hereto immediately prior to the occurrence of the Initial Second Amendment Effective Date and which is not a 2016 Converting Replacement Term B-1 Loan Lender.

“2016 Non-Converting Replacement Term B-2 Loan Lender” shall mean each Lender holding Incremental 2014 Term Loans party hereto immediately prior to the occurrence of the Initial Second Amendment Effective Date and which is not a 2016 Converting Replacement Term B-2 Loan Lender.

“2016 Replacement Term B-1 Loan Conversion” shall mean the conversion of Term B Loans to 2016 Converted Replacement Term B-1 Loans as described in Section 2.01(c)(A) (as in effect immediately prior to the Fourth Amendment Effective Date).

“2016 Replacement Term B-1 Loan Conversion Election” shall mean, as to any 2016 Converting Replacement Term B-1 Loan Lender, its request to have all of its Term B Loans converted into 2016 Converted Replacement Term B-1 Loans as set forth in the “Lender Election Form” accompanying the signature page of such 2016 Converting Replacement Term B-1 Loan Lender to the Second Amendment.

“2016 Replacement Term B-1 Loan Lender” shall mean (a) as of the Initial Second Amendment Effective Date (prior to giving effect to the 2016 Replacement Term Loan Conversion), each 2016 New Replacement Term B-1 Loan Lender and each 2016 Converting Replacement Term B-1 Loan Lender and (b) on and after the Initial Second Amendment Effective Date (after giving effect to the 2016 Replacement Term Loan Conversion), each Lender with an outstanding 2016 Replacement Term B-1 Loan.

“2016 Replacement Term B-1 Loans” shall mean, collectively, (a) at all times, (i) the 2016 Converted Replacement Term B-1 Loans and (ii) the 2016 New Replacement Term B-1 Loans and (b) upon the occurrence of the 2016 Replacement Term Loan Conversion, the 2016 Replacement Term B-2 Loans (all of which were converted into 2016 Replacement Term B-1 Loans of a single Class pursuant to the 2016 Replacement Term Loan Conversion on the Initial Second Amendment Effective Date).

“2016 Replacement Term B-2 Loan Conversion” shall mean the conversion of Incremental 2014 Term Loans to 2016 Converted Replacement Term B-2 Loans as described in Section 2.01(c)(C) (as in effect immediately prior to the Fourth Amendment Effective Date).

“2016 Replacement Term B-2 Loan Conversion Election” shall mean, as to any 2016 Converting Replacement Term B-2 Loan Lender, its request to have all of its Incremental 2014 Term Loans converted into 2016 Converted Replacement Term B-2 Loans as set forth in the “Lender Election Form” accompanying the signature page of such 2016 Converting Replacement Term B-2 Loan Lender to the Second Amendment.

“2016 Replacement Term B-2 Loan Lender” shall mean each 2016 New Replacement Term B-2 Loan Lender and each 2016 Converting Replacement Term B-2 Loan Lender.

“2016 Replacement Term B-2 Loans” shall mean, collectively, (a) the 2016 Converted Replacement Term B-2 Loans and (b) the 2016 New Replacement Term B-2 Loans.

“2016 Replacement Term Loan Conversion” has the meaning specified in the Second Amendment.

“2016 Senior Subordinated Notes” means $400,000,000 in aggregate principal amount of the Borrower’s 11-3/8% senior subordinated notes due 2016 (as reduced by any prepayment, redemption or retirement thereof).

“2016 Senior Subordinated Notes Indenture” means the Indenture for the 2016 Senior Subordinated Notes, dated as of October 31, 2006, as amended, supplemented or modified from time to time.

“2018 Converted Replacement Term B Loans” shall mean the Loans resulting from the 2018 Replacement Term B Loan Conversion.

“2018 Converting Replacement Term B Loan Lender” shall mean, as of the Third Amendment Effective Date, each Lender with a 2016 Replacement Term B-1 Loan immediately prior to the Third Amendment Effective Date that has executed and delivered a counterpart of the Third Amendment, together with a 2018 Replacement Term B Loan Conversion Election, to the Administrative Agent in accordance with the terms thereof.

“2018 New Replacement Term B Loan Commitment” shall mean, with respect to each 2018 New Replacement Term B Loan Lender, the commitment of such 2018 New Replacement Term B Loan Lender to make 2018 New Replacement Term B Loans pursuant to Section 2.01(d)(B) (as in effect immediately prior to the Fourth Amendment Effective Date) as set forth on Schedule 1 to the Third Amendment, as the same may be reduced from time to time pursuant to Section 2.06.

“2018 New Replacement Term B Loan Lender” shall mean a Term Lender with a 2018 New Replacement Term B Loan Commitment.

“2018 New Replacement Term B Loans” shall mean term loans made by the 2018 New Replacement Term B Loan Lenders to the Borrower pursuant to Section 2.01(d)(B) (as in effect immediately prior to the Fourth Amendment Effective Date).

“2018 Non-Converting Replacement Term B-1 Loan Lender” shall mean each Lender holding 2016 Replacement Term B-1 Loans party hereto immediately prior to the occurrence of the Third Amendment Effective Date and which is not a 2018 Converting Replacement Term B Loan Lender.

“2018 Replacement Term B Loan Conversion” shall mean the conversion of 2016 Replacement Term B-1 Loans to 2018 Converted Replacement Term B Loans as described in Section 2.01(d)(A) (as in effect immediately prior to the Fourth Amendment Effective Date).

“2018 Replacement Term B Loan Conversion Election” shall mean, as to any 2018 Converting Replacement Term B Loan Lender, its request to have all of its 2016 Replacement Term B-1 Loans converted into 2018 Converted Replacement Term B Loans as set forth in the signature page of such 2018 Converting Replacement Term B Loan Lender to the Third Amendment.

“2018 Replacement Term B Loan Lender” shall mean, on and after the Third Amendment Effective Date (after giving effect to the 2018 Replacement Term B Loan Conversion), each Lender with an outstanding 2018 Replacement Term B Loan.

“2018 Replacement Term B Loans” shall mean, collectively, at all times, (i) the 2018 Converted Replacement Term B Loans and (ii) the 2018 New Replacement Term B Loans.

“2020 Converted Refinancing Term B Loans” shall mean the Loans resulting from the 2020 Refinancing Term B Loan Conversion.

“2020 Converting Refinancing Term B Loan Lender” shall mean, as of the Fourth Amendment Effective Date, each Lender with a 2018 Replacement Term B Loan immediately prior to the Fourth Amendment Effective Date that has executed and delivered a counterpart of the Fourth Amendment, together with a 2020 Refinancing Term B Loan Conversion Election, to the Administrative Agent in accordance with the terms thereof.

“2020 New Refinancing Term B Loan Commitment” shall mean, with respect to each 2020 New Refinancing Term B Loan Lender, the commitment of such 2020 New Refinancing Term B Loan Lender to make 2020 New Refinancing Term B Loans pursuant to Section 2.01(e)(B) as set forth on Schedule 1 to the Fourth Amendment, as the same may be reduced from time to time pursuant to Section 2.06.

“2020 New Refinancing Term B Loan Lender” shall mean a Lender with a 2020 New Refinancing Term B Loan Commitment.

“2020 New Refinancing Term B Loans” shall mean term loans made by the 2020 New Refinancing Term B Loan Lenders to the Borrower pursuant to Section 2.01(e)(B).

“2020 Non-Converting Replacement Term B Loan Lender” shall mean each Lender holding 2018 Replacement Term B Loans party hereto immediately prior to the occurrence of the Fourth Amendment Effective Date and which is not a 2020 Converting Refinancing Term B Loan Lender.

“2020 Refinancing Term B Loan Conversion” shall mean the conversion of 2018 Replacement Term B Loans to 2020 Converted Refinancing Term B Loans as described in Section 2.01(e)(A).

“2020 Refinancing Term B Loan Conversion Election” shall mean, as to any 2020 Converting Refinancing Term B Loan Lender, its request to have all of its 2018 Replacement Term B Loans converted into 2020 Converted Refinancing Term B Loans as set forth in the signature page of such 2020 Converting Refinancing Term B Loan Lender to the Fourth Amendment.

“2020 Refinancing Term B Loan Lender” shall mean, on and after the Fourth Amendment Effective Date (after giving effect to the 2020 Refinancing Term B Loan Conversion), each Lender with an outstanding 2020 Refinancing Term B Loan.

“2020 Refinancing Term B Loans” shall mean, collectively, at all times, (i) the 2020 Converted Refinancing Term B Loans and (ii) the 2020 New Refinancing Term B Loans.

“~~2020~~2027 Senior ~~Subordinated~~Secured Notes” means~~, collectively, (i) the $260,000,000~~ $375,000,000 in aggregate principal amount of the Borrower’s ~~5-7/8~~4.750% senior ~~subordinated~~secured notes due ~~2020~~2027 issued on ~~December 19, 2013 and (ii~~October 1, 2020 (as may be reduced by any prepayment, redemption or retirement thereof) ~~the~~.

“2027 Senior Secured Notes Collateral Agent” has the meaning set forth in the definition of “2027 Senior Secured Notes Indenture.”

“2027 Senior Secured Notes Collateral Documents” shall mean the “Security Documents” as defined in the 2027 Senior Secured Notes Indenture, or comparable term as used in the 2027 Senior Secured Notes Indenture.

“2027 Senior Secured Notes Indenture” means the Indenture for the 2027 Senior Secured Notes, dated as of October 1, 2020, by and among the Borrower, as issuer, the Guarantors (under and as defined therein) and U.S. Bank National Association, as trustee (including any successor thereto in such capacity, the “2027 Senior Secured Notes Trustee”) and as collateral agent (including any successor thereto in such capacity, the “2027 Senior Secured Notes Collateral Agent”), as amended, supplemented or modified from time to time.

“2027 Senior Secured Notes Trustee” has the meaning set forth in the definition of “2027 Senior Secured Notes Indenture.”

~~$250,000,000~~“2027 Senior Unsecured Notes” means $500,000,000 in aggregate principal amount of the Borrower’s ~~5-7/8~~8.000% senior ~~subordinated~~unsecured notes due ~~2020~~2027 issued on ~~June 16~~July 8, ~~2014~~2019 (as ~~each~~ may be reduced by any prepayment, redemption or retirement thereof).

“~~2020~~2027 Senior ~~Subordinated~~Unsecured Notes Indenture” means the Indenture for the ~~2020~~2027 Senior ~~Subordinated~~Unsecured Notes, dated as of ~~December 19, 2013~~July 8, 2019, by and among the Borrower, as issuer, the Guarantors (under and as defined therein), and U.S. Bank National Association, as trustee (or any successor thereto in such capacity), as amended, supplemented or modified from time to time.

“ABL Collateral Agent” shall mean the “Collateral Agent” as defined in the ABL Credit Agreement, or Person performing comparable functions under the ABL Credit Agreement.

“ABL Collateral Documents” shall mean the “Security Documents” as defined in the ABL Credit Agreement, or comparable term as used in the ABL Credit Agreement.

“ABL Credit Agreement” shall mean the Third Amended and Restated Credit Agreement, dated as of May 27, 2016, among the Borrower, as the lead borrower, the other borrowers named therein, the facility guarantors identified therein, Wells Fargo Bank, National Association, as administrative agent and as collateral agent, and the lenders identified therein, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders, ~~institutional~~ investors ~~or~~, agents or otherwise), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof (so long as, in the case of any replacement or refinancing, all commitments under the agreements or indentures so replaced or refinanced shall have been terminated, all unpaid amounts thereunder (other than indemnities) shall have been paid in full and all parties to any replacement or refinancing agreements or indentures, or a trustee or agent on their behalf, shall have become party to the Intercreditor Agreement as of the applicable date of replacement or refinancing, as the case may be).

“ABL Lenders” shall mean the “Lenders” as defined in the ABL Credit Agreement.

“ABL Loan Documents” shall mean the ABL Credit Agreement and the related guaranties, pledge agreements, security agreements, mortgages, notes and other agreements and instruments entered into in connection with the ABL Credit Agreement.

“ABL Loans” shall mean the “Revolving Loans” as defined in the ABL Credit Agreement, or other loans borrowed under the ABL Credit Agreement.

“ABL Priority Collateral” means, collectively, all “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Acceptable Discount” has the meaning specified in Section 2.05(a)(iii)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(iii)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit Q attached hereto.

“Acceptance Date” has the meaning specified in Section 2.05(a)(iii)(D)(2).

“ACH” means automated clearing house transfers.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means, with respect to a specified Person, (a) an Investment in or a purchase of a 50% or greater interest in the Capital Stock of any other Person, (b) a purchase or acquisition of all or substantially all of the assets of any other Person, (c) a purchase or acquisition of a real estate portfolio or Stores from any other Person or assets constituting a business unit, line of business or division of any other Person, or (d) any merger, amalgamation or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a 50% or greater interest in the Capital Stock of, any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” has the meaning set forth in Section 10.20.

“Additional Assets” means (a) any asset used or useful in a Similar Business, including any such asset acquired through any capital expenditure, (b) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Borrower or another Restricted Subsidiary or is merged or amalgamated with or into the Borrower or another Restricted Subsidiary and that is primarily engaged in a Similar Business, (c) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary that is primarily engaged in a Similar Business, (d) all or substantially all of the assets of a Similar Business or (e) any other asset that replaces an asset that is the subject of an Asset Sale.

“Additional First Lien Indebtedness” has the meaning specified in the definition of Additional First Lien Intercreditor Agreement.

“Additional First Lien Intercreditor Agreement” means ~~an~~(x) the Pari Passu Intercreditor Agreement executed by the Administrative Agent, the Collateral Agent, the 2027 Senior Secured Notes Trustee, the 2027 Senior Secured Notes Collateral Agent and the Loan Parties, substantially in the form of Exhibit T and/or (y) any other intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Senior Representatives for applicable holders of Permitted First Priority Refinancing Debt or any other Indebtedness permitted by Section 7.03 that is secured by Permitted Liens on the Collateral that are pari passu (but without regard to control of remedies) with the Liens on the Collateral securing the Obligations (“Additional First Lien Indebtedness”) providing that, inter alia, the Liens on the Collateral as between the Collateral Agent (for the benefit of the Secured Parties) and one or more Senior Representatives (for the benefit of any such Senior Representatives and the applicable holders of Permitted First Priority Refinancing Debt or Additional First Lien Indebtedness, as the case may be) shall be pari passu (but without regard to control of remedies), in each case, as such intercreditor agreement may be amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof. ~~The~~Any Additional First Lien Intercreditor Agreement referred to in clause (y) above shall be in a form customary for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the Borrower and, to the extent agreed to by the Collateral Agent, one or more Senior Representatives for the applicable holders of Permitted First Priority Refinancing Debt or Additional First Lien Indebtedness, as the case may be, and the ABL Collateral Agent, may be in the form of an amendment and restatement of the Intercreditor Agreement.

“Additional Incremental Lender” has the meaning specified in Section 2.17(c).

“Additional Junior Lien Indebtedness” has the meaning specified in the definition of Additional Junior Lien Intercreditor Agreement.

“Additional Junior Lien Intercreditor Agreement” means an intercreditor agreement among the Administrative Agent, the Collateral Agent, the 2027 Senior Secured Notes Trustee, the 2027 Senior Secured Notes Collateral Agent (if applicable) and one or more Senior Representatives for applicable holders of Permitted Junior Priority Refinancing Debt or any other Indebtedness permitted by Section 7.03 that is secured by Permitted Liens on the Collateral that are junior to the Liens on the Collateral securing the Obligations (“Additional Junior Lien Indebtedness”) providing that, inter alia, the Liens on the Collateral in favor of one or more Senior Representatives (for the benefit of any such Senior Representatives and the applicable holders of Permitted Junior Priority Refinancing Debt or Additional Junior Lien Indebtedness, as the case may be) shall be junior to the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Parties), as such intercreditor agreement may be amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof. The Additional Junior Lien Intercreditor Agreement shall be in a form customary for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the Borrower and, to the extent agreed to by the Collateral Agent, one or more Senior Representatives for the applicable holders of Permitted Junior Priority Refinancing Debt or Additional Junior Lien Indebtedness, as the case may be, and the ABL Collateral Agent, may be in the form of an amendment and restatement of the Intercreditor Agreement.

“Additional Lender” means, at any time, any bank or other financial institution or institutional lender (other than any such bank, financial institution or institutional lender that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15, provided that each Additional Lender shall be subject to the approval of (x) the Administrative Agent, to the extent that each such Additional Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund and to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Additional Lender (such approval not to be unreasonably withheld or delayed), and (y) the Borrower.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent. Unless the context otherwise requires, the term “Administrative Agent” as used herein and in the other Loan Documents shall include the Collateral Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 7.07(a).

“Agent-Related Persons” means the Agents and the Arrangers, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Co-Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning provided in Section 10.21.

“Allocated ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion Amount” shall mean, with respect to each Lender holding ~~2016~~2018 Replacement Term ~~B-1~~B Loans that is a ~~2018~~2020 Converting ~~Replacement~~Refinancing Term B Loan Lender, the amount determined by the ~~Third~~Fourth Amendment Lead Arrangers and the Borrower as the final amount of such Lender’s ~~2018~~2020 Converted ~~Replacement~~Refinancing Term B Loans on the ~~Third~~Fourth Amendment Effective Date and notified to each such Lender by the ~~Third~~Fourth Amendment Lead Arrangers on or before the ~~Third~~Fourth Amendment Effective Date. The “Allocated ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion Amount” of any Lender shall not exceed (but may be less than) the aggregate principal amount of ~~2016~~2018 Replacement Term ~~B-1~~B Loans held by such Lender immediately prior to the effectiveness of the ~~Third~~Fourth Amendment on the ~~Third~~Fourth Amendment Effective Date. All such determinations made by the ~~Third~~Fourth Amendment Lead Arrangers and the Borrower shall, absent manifest error, be final, conclusive and binding on the Borrower and the Lenders, and the ~~Third~~Fourth Amendment Lead Arrangers shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct by the ~~Third~~Fourth Amendment Lead Arrangers (as determined in a final non-appealable judgment of a court of competent jurisdiction).

“Ancillary Document” has the meaning specified in Section 10.11.”

~~“Allocated Replacement Term B-1 Loan Conversion Amount” shall mean, with respect to each Lender holding Term B Loans that is a 2016 Converting Replacement Term B-1 Loan Lender, the amount determined by the Administrative Agent and the Borrower as the final amount of such Lender’s 2016 Converted Replacement Term B-1 Loans on the Initial Second Amendment Effective Date and notified to each such Lender by the Administrative Agent promptly following the Initial Second Amendment Effective Date. The “Allocated Replacement Term B-1 Loan Conversion Amount” of any Lender shall not exceed (but may be less than) the aggregate principal amount of Term B Loans held by such Lender immediately prior to the effectiveness of the Second Amendment on the Initial Second Amendment Effective Date. All such determinations made by the Administrative Agent and the Borrower shall, absent manifest error, be final, conclusive and binding on the Borrower and the Lenders and the Administrative Agent shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct by the Administrative Agent (as determined in a final non-appealable judgment of a court of competent jurisdiction).~~

~~“Allocated Replacement Term B-2 Loan Conversion Amount” shall mean, with respect to each Lender holding Incremental 2014 Term Loans that is a 2016 Converting Replacement Term B-2 Loan Lender, the amount determined by the Administrative Agent and the Borrower as the final amount of such Lender’s 2016 Converted Replacement Term B-2 Loans on the Initial Second Amendment Effective Date and notified to each such Lender by the Administrative Agent promptly following the Initial Second Amendment Effective Date. The “Allocated Replacement Term B-2 Loan Conversion Amount” of any Lender shall not exceed (but may be less than) the aggregate principal amount of Incremental 2014 Term Loans held by such Lender immediately prior to the effectiveness of the Second Amendment on the Initial Second Amendment Effective Date. All such determinations made by the Administrative Agent and the Borrower shall, absent manifest error, be final, conclusive and binding on the Borrower and the Lenders and the Administrative Agent shall have no liability to any Person with respect to such determination absent gross negligence or willful misconduct by the Administrative Agent (as determined in a final non-appealable judgment of a court of competent jurisdiction).~~

“Applicable Discount” has the meaning specified in Section 2.05(a)(iii)(C)(2).

~~“Applicable Rate” means a percentage per annum equal to (a) with respect to Term B Loans, (i) for Eurocurrency Rate Loans, 2.75%, and (ii) for Base Rate Loans, 1.75%; (b) with respect to Incremental 2014 Term Loans, (i) for Eurocurrency Rate Loans, 3.00%, and (ii) for Base Rate Loans, 2.00%; (c) with respect to 2016 Replacement Term B-1 Loans (after giving effect to the 2016 Replacement Term Loan Conversion), (i) for Eurocurrency Rate Loans, 2.75% and (ii) for Base Rate Loans, 1.75%; and (d) with respect to 2018 Replacement Term B Loans (after giving effect to the 2018 Replacement Term B Loan Conversion), (i) for Eurocurrency Rate Loans, 2.50%, and (ii) for Base Rate Loans, 1.50%.~~

“Anti-Corruption Laws” means the Laws of the United States and Canada from time to time in effect relating to bribery or corruption.

“Anti-Money Laundering Laws” means the Laws of the United States and Canada from time to time in effect relating to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Rate” means a percentage per annum equal to (a) for Eurocurrency Rate Loans, 3.50%, and (b) for Base Rate Loans, 2.50%.

Notwithstanding the foregoing, (x) the Applicable Rate in respect of Incremental Term Loans of any Class, Extended Term Loans of any Extension Series or Refinancing Term Loans of any Refinancing Series shall be the applicable percentages per annum provided pursuant to the relevant Incremental Amendment, Extension Amendment or Refinancing Amendment, as the case may be, and (y) the Applicable Rate in respect of certain Loans shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.17.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means (a) with respect to the Term B Loans, Deutsche Bank Securities Inc., Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., and Wells Fargo Securities, LLC, each in its capacity as a Joint Bookrunner and a Co-Lead Arranger under this Agreement; (b) with respect to the Incremental 2014 Term Loans, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Wells Fargo Securities, LLC, Guggenheim Securities Holdings, LLC and Macquarie Capital (USA) Inc., each in its capacity as a Joint Bookrunner and a Co-Lead Arranger under the First Amendment; (c) with respect to the 2016 Replacement Term B-1 Loans, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Goldman Sachs Bank USA and SunTrust Robinson Humphrey, Inc., each in its capacity as a Joint Bookrunner and a Co-Lead Arranger under the Second Amendment; ~~and~~ (d) with respect to the 2018 Replacement Term B Loans, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, each in its capacity as a Joint Lead Arranger and Joint Bookrunner under the Third Amendment~~.~~; and (e) with respect to the 2020 Refinancing Term B Loans, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC, BofA Securities, Inc., Truist Bank, Bank of Montreal, Barclays Bank, Citizens Bank, Credit Suisse Loan Funding LLC, Fifth Third Bank, National Association, Goldman Sachs Bank USA, UBS Securities LLC and U.S. Bank National Association, each in its capacity as a Joint Lead Arranger and Joint Bookrunner under the Fourth Amendment.

“Asset Sale” means (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law); in each case, other than:

(i)                any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale in the ordinary course of business (it being understood that the sale of inventory or goods (or other assets) in bulk in connection with the closing of any number of Stores in the ordinary course of business shall be considered a sale in the ordinary course of business);

(ii)               the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 7.06 or any disposition that constitutes a Change of Control;

(iii)              the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.02 or the making of any Permitted Investment;

(iv)              any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than ~~$25,000,000~~the greater of (x) $50,000,000 and (y) 7.75% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period;

(v)               any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary of the Borrower to another Restricted Subsidiary of the Borrower;

(vi)              to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii)             the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(viii)            any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix)               foreclosures on or expropriations of assets;

(x)               (A) sales of accounts receivable, or participations therein, in connection with any Receivables Facility, or (B) the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business and not as part of a financing transaction;

(xi)              the granting of a Lien that is a Permitted Lien;

(xii)             the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by Section 7.03; and

(xiii)            any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the ~~Closing~~Fourth Amendment Effective Date, including asset securitizations permitted by this Agreement and any Sale and Lease-Back Transaction.

“Asset Sale/Casualty Event Offer” has the meaning set forth in Section 2.05(c)(iii).

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E attached to the Existing Credit Agreement.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(iii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of January 28, 2012, January 29, 2011 and January 30, 2010, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries for the fiscal years ended January 28, 2012, January 29, 2011 and January 30, 2010, respectively, as any of the foregoing may have been restated.

“Available Incremental Amount” has the meaning specified in Section 2.17(d)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation” means~~,~~ (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Products” means any supply chain finance services including, without limitation, trade payable services and supplier accounts receivable and drafts/bills of exchange purchases; credit or debit cards; purchase cards or merchant account lines of credit.

“Base Rate” means, for any day, a ~~fluctuating~~ rate per annum equal to the ~~highest~~greatest of (a) the ~~Federal Funds~~Prime Rate ~~plus 1/2 of 1%~~in effect on such day, (b) the ~~rate of interest~~NYFRB Rate in effect ~~for~~on such day ~~as publicly announced from time to time by the Administrative Agent as its “prime rate”~~plus ½ of 1% and (c) the Eurocurrency Rate for a ~~Eurocurrency Rate Loan denominated in Dollars with an~~one month Interest Period ~~of one month commencing~~ on such day (or~~,~~ if such day is not a Business Day, the immediately preceding Business Day) plus 1%~~. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change. In no event shall the Base Rate be less than 0.00%.~~; provided that for the purpose of this definition, the Eurocurrency Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.75%, such rate shall be deemed to be 1.75% for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in its reasonable discretion in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent, in consultation with the Borrower, determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation the Borrower, decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1)        in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(2)        in the case of clause (3) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1)        a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(2)        a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(3)        a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.03.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the board of directors of the general partner of the partnership and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning provided in the introductory paragraph of this Agreement; provided that when used in the context of determining the fair market value of an asset or liability under this Agreement, “Borrower” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the Borrower when the fair market value of such asset or liability is equal to or in excess of $200,000,000 (unless otherwise expressly stated), in which case the determination of the Board of Directors shall be deemed conclusive for purposes of this Agreement.

“Borrower Guaranty” means the Borrower Guaranty made by the Borrower in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1 attached to the Existing Credit Agreement.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Loans at a Specified Discount to par pursuant to Section 2.05(a)(iii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.05(a)(iii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.05(a)(iii)(D).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and Class and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Lenders having Commitments of the respective Class pursuant to Section 2.01 or under any Incremental Amendment, Extension Amendment or Refinancing Amendment; provided that, immediately following the incurrence of the ~~2016~~2020 New ~~Replacement~~Refinancing Term ~~B-1~~B Loans, the ~~2016 Converted Replacement Term B-1 Loans, the 2016 New Replacement Term B-2 Loans and the 2016 Converted Replacement Term B-2~~incurrence of the 2020 Converted Refinancing Term B Loans and the consummation of the ~~2016 Replacement Term B-1 Loan Conversion, the 2016 Replacement Term B-2 Loan Conversion and the 2016 Replacement Term~~2020 Refinancing Term B Loan Conversion, in each case, on the ~~Initial Second~~Fourth Amendment Effective Date, the term “Borrowing” shall include the consolidated “borrowing” of ~~2016~~2020 New ~~Replacement Term B-1 Loans, the 2016 Converted Replacement Term B-1 Loans, the 2016 New Replacement Term B-2 Loans and the 2016 Converted Replacement Term B-2 Loans as described in Section 2.08(e); provided further that, immediately following the incurrence of the 2018 New Replacement Term B Loans, the 2018 Converted Replacement~~Refinancing Term B Loans and the ~~consummation of the 2018 Replacement Term B Loan Conversion, in each case, on the Third Amendment Effective Date, the term “Borrowing” shall include the consolidated “borrowing” of 2018 New Replacement Term B Loans and the 2018 Converted Replacement Term B~~2020 Converted Refinancing Term B Loans as described in Section 2.08(e).

“Borrowing Base” means the “Borrowing Base” as defined in, and calculated in accordance with, the ABL Credit Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Canadian Guarantee” means, ~~collectively, (a) the Canadian Guarantee made by the Canadian Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-2 attached to the Existing Credit Agreement and (b) each other~~each guaranty and Guaranty Supplement delivered by a Canadian Subsidiary Guarantor pursuant to Section 6.11.

“Canadian Security Agreement” means~~, collectively, (a) the Security Agreement executed by the Canadian Subsidiary Guarantors, substantially in the form of Exhibit G-2 attached to the Existing Credit Agreement, and (b) any Deed of Immovable and Moveable Hypothec, together with, in each case, each other~~ any security agreement, security agreement supplement or hypothec executed and delivered by a Canadian Subsidiary Guarantor pursuant to Section 6.11.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province thereof.

“Canadian Subsidiary Guarantors” means, ~~collectively, (i) Michaels of Canada ULC and (ii) each other~~each Canadian Subsidiary of the Borrower that, in the sole discretion of the Borrower, shall have entered into ~~the~~a Canadian Guarantee and complied with the requirements of clause (b) of the definition of “Collateral and Guarantee Requirement”.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries and (b) the value of all assets under (or subject to) ~~Capitalized~~Finance Lease Obligations incurred by the Borrower and the Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Asset Sales that are not required to be applied to prepay Loans pursuant to Section 2.05(c), (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary, to the extent neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) expenditures that constitute Acquisitions permitted hereunder, (vii) any expenditure which but for this clause (vii) would otherwise constitute a “Capital Expenditure”, to the extent financed with the proceeds of the sale or issuance of any Equity Interests of the Borrower or (viii) that portion of interest on Indebtedness incurred for Capital Expenditures which is paid in cash and capitalized in accordance with GAAP during such period.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Capital Stock” means (a) in the case of a corporation, shares in the capital of such corporation; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

~~“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP immediately prior to the Subsequent Second Amendment Effective Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the Subsequent Second Amendment Effective Date that would otherwise require such obligations to be recharacterized as Capitalized Lease Obligations.~~

“Cash Collateral Account” means a blocked account at JPMorgan Chase Bank, N.A. (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means:

(a)             United States dollars and Canadian dollars;

(b)             (i) euro or any national currency of any participating member state of the EMU; or

    (ii)       in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(c)             securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d)             certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks, and in each case in a currency permitted under clauses (a) or (b) above;

(e)             repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d) above and in each case in a currency permitted under clauses (a) or (b) above;

(f)              commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof and in each case in a currency permitted under clauses (a) or (b) above;

(g)             marketable short term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in each case in a currency permitted under clauses (a) or (b) above;

(h)             readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i)              Indebtedness or Preferred Stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in a currency permitted under clauses (a) or (b) above;

(j)              Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in a currency permitted under clauses (a) or (b) above;

(k)             investment funds investing substantially all of their assets in securities of the type described in clauses (a) through (j) above; and

(l)              credit card receivables and debit card receivables so long as same are payable by a financial institution and are considered “cash equivalents” in accordance with GAAP and are so reflected on the Borrower’s balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any cash management services or foreign exchange facilities, including, without limitation: (a) ACH transactions; (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services; (c) credit or debit cards; (d) credit card processing services; and (e) purchase cards.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the Restatement Effective Date of a law, rule, regulation or treaty adopted prior to the Restatement Effective Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, for the purposes of this Agreement, be deemed to be adopted and taking effect subsequent to the Restatement Effective Date.

“Change of Control” means the occurrence of any of the following after the ~~Restatement~~Fourth Amendment Effective Date:

(a)             the sale, lease or transfer, in one or a series of related transactions (other than by way of merger or consolidation), of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(b)             the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (i) any Person (other than any Holding Company or one or more Permitted Holders) or (ii) Persons (other than any Holding Company or one or more Permitted Holders) that together are (1) a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (2) acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) as a group in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Borrower or any of its ~~direct or indirect parent companies~~Parent Companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Borrower, in each case, other than in connection with any transaction or series of transactions in which Holdco shall become the Wholly-Owned Subsidiary of a Holding Company; or

(c)             any “Change of Control” (or any comparable term) in any document pertaining to (i) the ABL Credit Agreement, (ii) the 2027 Senior Unsecured Notes, the ~~2020~~2027 Senior ~~Subordinated~~Secured Notes, Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness (except to the extent incurred pursuant to a Refinancing Amendment), other Indebtedness (other than any Loan) or any Refinancing Indebtedness in respect of the foregoing, in each case with an aggregate outstanding principal amount in excess of the Threshold Amount or (iii) any Disqualified Stock with an aggregate liquidation preference in excess of the Threshold Amount~~.~~;

provided that (x) for purposes of this definition the phrase “Person” or “group” shall exclude any employee benefit plan of such “Person” or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) notwithstanding anything to the contrary in this definition or any provision of the Exchange Act, (A) if any group includes one or more Permitted Holders or any Holding Company, the issued and outstanding Equity Interests of the Borrower, directly or indirectly owned by any Permitted Holder or Holding Company that is part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (B) a Person or group shall be deemed not to beneficially own securities subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the securities in connection with the transactions contemplated by such agreement and (C) a Person or group will be deemed not to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the Voting Stock of such Person’s parent.

“Civil Code” means the Civil Code of Quebec and all regulations thereunder, as amended from time to time, and any successor statutes.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments; (b) when used with respect to Commitments, refers to whether such Commitments are ~~Term B Commitments, 2016 New Replacement Term B-1 Loan Commitments, 2016 New Replacement Term B-2 Loan Commitments, 2018 New Replacement~~2020 New Refinancing Term B Loan Commitments, Incremental Term Commitments of a given Incremental Series, Extended Term Commitments of a given Extension Series, Refinancing Term Commitments of a given Refinancing Series, in each case not designated part of another existing Class; and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are 2020 New Refinancing Term B Loans, ~~2016 New Replacement Term B-1 Loans, 2016 Converted Replacement Term B-1 Loans, 2016 Replacement Term B-1 Loans, 2016 New Replacement Term B-2 Loans, 2016 Converted Replacement Term B-2 Loans, 2016 Replacement Term B-2 Loans, 2018 New Replacement~~2020 Converted Refinancing Term B Loans, ~~2018 Converted Replacement~~2020 Refinancing Term B Loans~~, 2018 Replacement Term B Loans~~, Incremental Term Loans, Extended Term Loans made pursuant to a given Extension Series, or Refinancing Term Loans made pursuant to a given Refinancing Series, in each case not designated part of another existing Class; provided that, ~~(i)~~ with respect to a Borrowing of ~~2016~~2020 New ~~Replacement Term B-1 Loans incurred on the Initial Second Amendment Effective Date, the 2016 New Replacement Term B-1 Loans shall constitute a separate “Class” at the time of the incurrence thereof; (ii) immediately after the incurrence of 2016 New Replacement Term B-1 Loans and the consummation of the 2016 Replacement Term B-1 Loan Conversion on the Initial Second Amendment Effective Date (and immediately prior to the consummation of the 2016 Replacement Term Loan Conversion), all 2016 New Replacement Term B-1 Loans and all 2016 Converted Replacement Term B-1 Loans shall constitute a single “Class” of 2016 Replacement Term B-1 Loans for all purposes of this Agreement and the other Loan Documents; (iii) with respect to a Borrowing of 2016 New Replacement Term B-2 Loans incurred on the Initial Second Amendment Effective Date, the 2016 New Replacement Term B-2 Loans shall constitute a separate “Class” at the time of the incurrence thereof; (iv) immediately after the incurrence of 2016 New Replacement Term B-2 Loans and the consummation of the 2016 Replacement Term B-2 Loan Conversion on the Initial Second Amendment Effective Date (and immediately prior to the consummation of the 2016 Replacement Term Loan Conversion), all 2016 New Replacement Term B-2 Loans and all 2016 Converted Replacement Term B-2 Loans shall constitute a single “Class” of 2016 Replacement Term B-2 Loans for all purposes of this Agreement and the other Loan Documents; (v) immediately after the transactions described in preceding clauses (ii) and (iv), all 2016 Replacement Term B-2 Loans shall convert into, and become, 2016 Replacement Term B-1 Loans pursuant to the 2016 Replacement Term Loan Conversion and shall, together with all 2016 New Replacement Term B-1 Loans and all 2016 Converted Replacement Term B-1 Loans, constitute a single “Class” of 2016 Replacement Term B-1 Loans for all purposes of this Agreement and the other Loan Documents; (vi) with respect to a Borrowing of 2018 New Replacement~~Refinancing Term B Loans incurred on the ~~Third~~Fourth Amendment Effective Date, the ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loans shall constitute a separate “Class” at the time of the incurrence thereof; and (~~vii~~ix) immediately after the incurrence of ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loans and the consummation of the ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion on the ~~Third~~Fourth Amendment Effective Date, all ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loans and all ~~2018~~2020 Converted ~~Replacement~~Refinancing Term B Loans shall constitute a single “Class” of ~~2018 Replacement~~2020 Refinancing Term B Loans for all purposes of this Agreement and the other Loan Documents. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means October 31, 2006.

~~“Closing Date Transaction” means the “Transaction” as defined in the Existing Credit Agreement.~~

“Closing Date Transaction Expenses” means the “Transaction Expenses” as defined in the Existing Credit Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and rules and regulations related thereto.

“Co-Documentation Agent” means Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., and Wells Fargo Securities, LLC, each as a Co-Documentation Agent under this Agreement.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Collateral Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) each landlord of real property leased by any Loan Party, pursuant to which such Person (i) acknowledges the Collateral Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such real property, (iii) agrees to furnish the Collateral Agent with access to the Collateral in such Person’s possession or on the real property for the purposes of conducting a liquidation and (iv) makes such other agreements with the Collateral Agent as the Collateral Agent may reasonably require.

“Collateral Agent” means the Administrative Agent, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)             the Administrative Agent shall have received (v) each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(iii) of the Existing Credit Agreement, pursuant to Section 4.01 of this Agreement, or pursuant to Section 6.11 at such time as is designated therein, (w) the Intercreditor Agreement, (x) the Additional First Lien Intercreditor Agreement (if then in effect), (y) the Additional Junior Lien Intercreditor Agreement (if then in effect), and (z) any other intercreditor agreement entered into pursuant to the terms of this Agreement (if then in effect), in each case duly executed by each Loan Party thereto;

(b)             all Obligations shall have been unconditionally guaranteed by the Borrower (in the case of Obligations under clause (y) of the first sentence of the definition thereof), each Restricted Subsidiary that is a Domestic Subsidiary and not an Excluded Subsidiary and, after the formation thereof, Holdco;

(c)             ~~all guarantees issued or to be issued in respect of the 2020 Senior Subordinated Notes shall be subordinated to the Guaranties to the same extent that the 2020 Senior Subordinated Notes are subordinated to the Obligations~~[reserved];

(d)             the Obligations and the Guaranties shall have been secured by a first priority security interest (subject to the terms of the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), the Additional Junior Lien Intercreditor Agreement (if then in effect) and any other intercreditor agreement entered into pursuant to the terms of this Agreement (if then in effect)) in all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(b)(xix)) of each Wholly Owned Subsidiary directly owned by any Guarantor; provided that pledges of voting Equity Interests of each Foreign Subsidiary (including each Foreign Subsidiary held by a Canadian Subsidiary Guarantor (if any)) and each Domestic Subsidiary that is described in clause (e)(ii) of the definition of Excluded Subsidiary shall be limited to 65% of the total combined voting power of all Equity Interests of such Foreign Subsidiary at any time; provided further that in the case of any Canadian Subsidiary Guarantor that owns Equity Interests in a Foreign Subsidiary, the pledge of voting Equity Interests of such Canadian Subsidiary Guarantor shall be limited to 65% of the total combined voting power of all Equity Interests of such Canadian Subsidiary Guarantor (or, if such Canadian Subsidiary Guarantor is an unlimited liability company, such lesser percentage as is acceptable to the Collateral Agent);

(e)             except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guaranties shall have been secured by a security interest in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each other Guarantor (including accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents, the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), the Additional Junior Lien Intercreditor Agreement (if then in effect) and any other intercreditor agreement entered into pursuant to the terms of this Agreement (if then in effect); provided that security interests in real property shall be limited to the Mortgaged Properties;

(f)              none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.04; and

(g)             the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each owned property required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein (subject to the applicable provisions of the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), the Additional Junior Lien Intercreditor Agreement (if then in effect) and any other intercreditor agreement entered into pursuant to the terms of this Agreement (if then in effect)), free of any other Liens except as expressly permitted by Section 7.04, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) such existing surveys, existing abstracts, existing appraisals and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property and (iv) to the extent required by applicable law, flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Restatement Effective Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Borrower.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages, the Canadian Security Agreement (if any), each of the mortgages, collateral assignments, Security Agreement Supplements, Guarantor Consent and Reaffirmation, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 6.11 or Section 6.13 and each of the other agreements, instruments or documents that creates or purports to create or affirm a Lien ~~or Guaranty~~ in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commercial Letter of Credit Facility” means, with respect to the Borrower or any of its Restricted Subsidiaries, a facility or other arrangement with any ABL Lender or any Affiliate of any such ABL Lender (or any Person that was an ABL Lender or an Affiliate of any such ABL Lender at the time the applicable agreement providing for such facility or other arrangement was entered into) providing for the issuance of commercial letters of credit, including any instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals or restatements thereof and any facility or arrangement with any ABL Lender or any Affiliate of any such ABL Lender (or any Person that was an ABL Lender or an Affiliate of any such ABL Lender at the time the applicable agreement providing for such facility or other arrangement was entered into) that replaces all or any part of such facility or arrangement, including any such facility or arrangement that increases the aggregate face value of commercial letters of credit to be issued thereunder, whether by the same or any other issuing bank which is an ABL Lender or an Affiliate of any such ABL Lender (or any Person that was an ABL Lender or an Affiliate of any such ABL Lender at the time the applicable agreement providing for such facility or other arrangement was entered into).

“Commitment” means a ~~Term B Commitment, a 2016 New Replacement Term B-1 Loan Commitment, a 2016 New Replacement Term B-2 Loan Commitment, a 2018 New Replacement~~2020 New Refinancing Term B Loan Commitment, an Incremental Term Commitment of a given Incremental Series, an Extended Term Commitment of a given Extension Series, or a Refinancing Term Commitment of a given Refinancing Series, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing with respect to a given Class of Loans, (b) a conversion of Loans of a given Class from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which~~, if in writing,~~ shall be substantially in the form of Exhibit A attached hereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Parties” means the collective reference to any Holdco (after the formation thereof), the Borrower and their Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D attached hereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)                consolidated interest expense of such Person and its Restricted Subsidiaries ~~for~~paid or payable in respect of such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par~~,~~; (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit ~~or~~, bank guarantees, bankers acceptances~~,~~ or any similar facility or financing and hedging agreements; (iii) non-cash interest payments (but excluding any non cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP)~~,~~; (iv) the interest component of ~~Capitalized~~Finance Lease Obligations~~,~~ and (v) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (A) penalties and interest related to taxes~~,~~; (B) ~~any additional interest with respect to any Indebtedness due to the failure to comply with any registration rights agreement relating to such Indebtedness, (C)~~ amortization of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses~~,~~; (~~D~~C) any expensing of bridge, commitment and other financing fees~~,~~; (~~E) any prepayment premium or penalty, and (F~~D) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; (E) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting); (F) any prepayment premium or penalty; (G) agency and trustee fees paid to any agent or trustee under any credit facilities or other debt instruments or documents, (H) fees and costs associated with obtaining Hedging Obligations and breakage costs in respect of Hedging Obligations related to interest rates and (I) any lease, rental or other expense in connection with a Non-Finance Lease Obligation); plus

(b)                consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)                interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a ~~Capitalized~~Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by ~~such Person~~the Borrower to be the rate of interest implicit in such ~~Capitalized~~Finance Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a)             any after-tax effect of extraordinary, non–recurring or unusual gains ~~or~~, income, losses, expenses or charges (less all fees and expenses relating thereto) or expenses, ~~Closing Date Transaction Expenses to the extent incurred on or prior to December 31, 2007,~~Fourth Amendment Transaction Expenses, severance costs, relocation costs, costs related to the Perfect Store Initiative, Hybrid Distribution Network Costs, pre-opening, opening, consolidation and closing costs for any facilities (including Stores), signing, retention or completion bonuses or recruiting costs, transition costs, costs incurred in connection with acquisitions ~~after the Closing Date~~(whether or not consummated), restructuring costs, ~~Specified Legal Expenses,~~ integration and systems establishment costs, and curtailments or modifications to pension and post–retirement employee benefit plans shall be excluded,

(b)             the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(c)             any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(d)             any after–tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(e)             the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period by such Person,

(f)              solely for the purpose of determining the amount available for Restricted Payments under clause (iii)(A) of Section 7.02(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived~~,~~; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g)             effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) resulting from the application of purchase accounting (including, but not limited to, adjustments in the merchandise inventory, property and equipment, intangible assets, goodwill, deferred revenue and debt line items ~~in such Person’s consolidated financial statements pursuant to GAAP~~ resulting from the application of purchase accounting in relation to ~~the Closing Date Transaction or~~ any consummated acquisition or investment) or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(h)             any after–tax effect of income (loss) from the early extinguishment or conversion of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(i)              any impairment charge or asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(j)              any non-cash compensation charge or expense including any such charge or expense arising from the grant of stock appreciation or similar rights, stock options, restricted stock or other equity-incentive programs shall be excluded,

(k)             any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests ~~(including in any initial public offering of the Borrower or Holdco)~~, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

~~(l) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transaction in accordance with GAAP shall be excluded,~~

(l)      ~~(m)~~ any unrealized net gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (i) Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gains or losses are non-cash items, shall be excluded, and

(n)       any unrealized net gains and losses (after any offset) resulting from Swap Contracts or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging shall be excluded.

In addition, to the extent not already included in the Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions ~~in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder~~.

Notwithstanding the foregoing, for the purpose of Section 7.02 only (other than Section 7.02(a)(iii)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted pursuant to Section 7.02(a)(iii)(D).

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by Liens as at the last day of the Relevant Reference Period minus (ii) the aggregate amount of Unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Borrower and any Restricted Subsidiaries as of such date to (b) the Borrower’s EBITDA for the Relevant Reference Period. Notwithstanding anything to the contrary herein, for purposes of the calculation of the Consolidated Secured Debt Ratio used in determining the availability of Incremental Facilities or Incremental Equivalent Debt, (i) any Incremental Facilities or Incremental Equivalent Debt that ~~are or~~ is unsecured and ~~any refinancing thereof~~that is incurred under clause (C) of “Available Incremental Amount” and any refinancings thereof pursuant to Section 7.03(b)(xxii)(B), (xxiii) or (xxiv) shall nevertheless be deemed to be secured on a pari passu basis with the ~~2018 Replacement~~2020 Refinancing Term B Loans and (ii) any cash proceeds of any Incremental Facility or Incremental Equivalent Debt then being incurred will not be netted for purposes of determining compliance with the Consolidated Secured Debt Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the ~~remainder of (i) the~~ sum of, without duplication, (a) the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries on a consolidated basis consisting only of Indebtedness for borrowed money, ~~Obligations in respect of Capitalized~~Finance Lease Obligations and ~~debt obligations evidenced by promissory notes, bonds, debentures, letters of credit, bankers’ acceptances and similar instruments~~purchase money Indebtedness (and excluding, for the avoidance of doubt, (x) any ~~undrawn~~ letters of credit, bank guarantees and bankers’ acceptances and reimbursement obligations thereunder, except to the extent of reimbursement obligations in respect of ~~commercial and trade~~drawn standby letters of credit ~~and~~which have not been reimbursed within three Business Days, (y) all obligations relating to Receivables Facilities~~),~~ and (z) Hedging Obligations) and (b) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP~~, and (c) any Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of the obligations described in clauses (a) and (b) above, less(ii) the aggregate amount of Unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Borrower and any Restricted Subsidiaries as of such date~~. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries as at the last day of the Relevant Reference Period minus(ii) the aggregate amount of Unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Borrower and any Restricted Subsidiaries as of such date to (b) the Borrower’s EBITDA for the Relevant Reference Period.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding in each case, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, ABL Loans and ~~Capitalized~~Finance Lease Obligations, to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Corrective Extension Amendment” has the meaning provided in Section 2.16.

“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning provided in Section 10.27.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, then existing Loans of a given Class (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including tender premiums) and penalties thereon plus other ~~reasonable~~ amounts paid, and fees, expenses and original issue discount reasonably incurred, in connection with such exchanging, extending, renewing, replacing, repurchasing, retiring or refinancing Indebtedness, (ii) such Indebtedness has an equal or a later maturity and a Weighted Average Life to Maturity equal to or greater than that of the Refinanced Debt (other than due to prior scheduled amortization or prepayments of the Refinanced Debt), and (iii) unless such Credit Agreement Refinancing Indebtedness is incurred solely by means of extending or renewing then existing Indebtedness described in clause (a), (b) or (c) above without resulting in any Net Proceeds, such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged with 100% of the Net Proceeds from any Credit Agreement Refinancing Indebtedness, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Debt Prepayment” means the prepayment by the Borrower on the Closing Date of any and all Indebtedness outstanding under the Prior Credit Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Companies’ Creditors Arrangement Act of Canada, the Bankruptcy and Insolvency Act of Canada, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Excess Proceeds” has the meaning specified in Section 2.05(c)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of or collection or payment on, such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.02(a)(iii).

“Designation Effective Date” has the meaning specified in the definition of “Disqualified Institution”.

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(iii)(B)(2).

“Discount Range” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(iii)(C) substantially in the form of Exhibit M attached hereto.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit N attached hereto, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Discount Range Proration” has the meaning specified in Section 2.05(a)(iii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(iii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(iii)(B)(1), Section 2.05(a)(iii)(C)(1) or Section 2.05(a)(iii)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(iii)(A).

“Disposition” has the meaning set forth in the definition of “Excess Cash Flow”.

“Disqualified Institutions” means (a) any banks, financial institutions or other Persons separately identified in writing by the Borrower to the Fourth Amendment Lead Arrangers prior to September 9, 2020 or as mutually agreed between the Borrower and the Administrative Agent on and after the Fourth Amendment Effective Date, or to any affiliates of such banks, financial institutions or other Persons that are readily identifiable as affiliates solely by virtue of their names or that are identified to the Administrative Agent in writing by the Borrower from time to time (it being understood that no such identification after the Fourth Amendment Effective Date shall apply retroactively to disqualify any parties that have previously acquired a valid assignment or participation interest in the 2020 Refinancing Term B Loans), (b) any competitors of the Borrower or any of its Subsidiaries identified in writing by the Borrower to the Administrative Agent from time to time (and affiliates of such Persons that are readily identifiable as affiliates solely by virtue of their names or that are identified to the Administrative Agent in writing by the Borrower from time to time (other than bona fide diversified debt funds primarily investing in commercial loans, notes, bonds or similar extensions of credit or securities in the ordinary course of business and whose managers have fiduciary duties to the investors therein independent of or in addition to their duties to such competitor or any of its Affiliates)) (it being understood that no such identification after the date hereof shall apply retroactively to disqualify any parties that have previously acquired a valid assignment or participation interest in the 2020 Refinancing Term B Loans) or (c) to Excluded Affiliates; provided that, notwithstanding anything herein to the contrary, (i) “Disqualified Institution” shall exclude any Person identified by the Borrower as no longer being a “Disqualified Institution” by written notice to the Administrative Agent, and (ii) in no event shall the designation of any Person as a Disqualified Institution apply (x) to disqualify any Person until three (3) Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time) (the “Designation Effective Date”), or (y) retroactively to disqualify any Person that, prior to the Designation Effective Date, has acquired an assignment or participation interest under this Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, or (b) provides for the scheduled payments of dividends in cash, in each case prior to the date 91 days after the earlier of the Latest Maturity Date at the time such Disqualified Stock is first issued or the date Loans are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

~~“Disposition” has the meaning set forth in the definition of “Excess Cash Flow”.~~

~~“Disqualified Institutions” means any banks, financial institutions or other Persons separately identified by the Borrower to the Arrangers in writing prior to the Restatement Effective Date.~~

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means (i) any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia and (ii) unless otherwise expressly provided herein, each Canadian Subsidiary that, in the sole discretion of the Borrower, elects to become (and, upon such election, becomes) a Canadian Subsidiary Guarantor.

“Domestic Subsidiary Guarantors” means, collectively, each Domestic Subsidiary of the Borrower that is not a Canadian Subsidiary and that shall have entered into the Subsidiary Guaranty and complied with the requirements of clause (b) of the definition of “Collateral and Guarantee Requirement”.

“Early Opt-in Election” means, if the then-current Benchmark is LIBO Rate, the occurrence of:

(1)	(i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.03 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)	(i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period~~.~~:

(a)             increased (without duplication) by:

(i)                 provision for taxes based on income or profits or capital (including pursuant to any tax sharing or tax distribution arrangements), including~~, without limitation~~ federal, state, local, provincial, foreign, excise, franchise, property and similar taxes (such as the Pennsylvania capital tax and Texas margin tax) and foreign withholding taxes ~~of~~and foreign unreimbursed value added taxes (including, in each case, penalties and interest related to such taxes or arising from tax examinations) of or with respect to such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(ii)               Fixed Charges of such Person for such period plus bank fees and costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (A), (B), (C), (D), (E) ~~and~~, (F), (G) and (H) in the definition thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)             Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(iv)              any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or any other transaction, including the incurrence of Indebtedness ~~permitted to be incurred~~not prohibited by this Agreement (including any refinancing or amendment thereof) (in each case, whether or not successful) (including any such transaction occurring prior to, on, or after, the Fourth Amendment Effective Date), including (A) such fees, expenses or charges related to ~~this Agreement and~~the Previous Transactions or the Transactions, including with respect to the ABL Credit Agreement, the 2027 Senior Unsecured Notes, the 2027 Senior Secured Notes and this Agreement, and (B) any amendment or other modification of ~~the~~any documentation related to the ABL Credit Agreement, the other ABL Loan Documents, the 2027 Senior Unsecured Notes, the ~~2020~~2027 Senior ~~Subordinated~~Secured Notes, this Agreement, the other Loan Documents~~, the ABL Credit Agreement~~ and ~~the~~any other ~~ABL Loan Documents~~permitted Indebtedness, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(v)                the amount of any ~~restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income~~costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings (including sourcing), operating expense reductions, operating improvements, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, restructuring costs (including those related to tax restructurings), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including, without limitation, inventory optimization programs, software development costs, the opening, closure, relocation and/or consolidation of facilities and plants, unused warehouse space costs, costs related to entry into new markets, and consulting and other professional fees, signing or retention costs, retention or completion charges or bonuses, relocation expenses, severance payments, curtailments and modifications to or losses on settlement of pension and post-retirement employee benefit plans, excess pension charges, pension related charges under FASB ASC 715, accretion of asset retirement obligations in accordance with FASB ASC 410, contract termination costs, future lease commitments, new system design and implementation costs and project startup costs and expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing); plus

(vi)              any other non cash charges, expenses or losses, including (v) any write-offs or write-downs, (w) equity-based awards compensation expense, (x) losses on sales, disposals or abandonment of, or any impairment charge or asset write off related to, intangible assets, long-lived assets and investments in debt and equity securities, (y) all losses from investments recorded using the equity method, and (z) other non-cash charges, non-cash expenses or non-cash losses, in each case reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period~~)~~; plus

(vii)            the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity or non-controlling interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus

(viii)          the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors to the extent otherwise permitted under Section 7.07 and ~~to the extent~~ deducted (and not added back) in such period in computing Consolidated Net Income; plus

(ix)              the amount of “run rate” net cost savings, synergies and operating expense reductions projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than eighteen (18) months after the end of the period (calculated on a pro forma basis as though such cost savings, operating expense reductions and/or synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and/or synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that ~~(x)~~ such cost savings, synergies and operating expense reductions are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken) ~~and (y)~~; provided that the aggregate amount of cost savings added pursuant to this clause (ix) shall not exceed ~~10.0~~25.0% of EBITDA determined on a pro forma basis for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to Section 1.10); plus

(x)                the amount of loss on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility; plus

(xi)              (i) any charges, costs ~~or expense~~, expenses, accruals or reserves incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement ~~or~~, pension plan or other long-term or post-employment benefit, any stock subscription or shareholder agreement, or any distributor equity plan or agreement, including any fair value adjustments that may be required under liquidity puts for such arrangements and (ii) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by management of the Borrower, any Parent Company and/or any of its subsidiaries, in each case to the extent that such ~~cost or~~charges, costs, expenses, accruals or reserves are funded with cash proceeds contributed to the capital of the Borrower ~~or net cash proceeds of an~~as a result of capital contribution or as a result of the sale or issuance of ~~Equity Interests of the Borrower~~Capital Stock (other than Disqualified Stock) of the Borrower solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 7.02(a)(iii); plus

(xii)            any net loss from disposed or discontinued operations; plus

(xiii)          cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; ~~and~~plus

(xiv)         earn-out and contingent consideration obligations incurred or accrued in connection with any acquisition or other Permitted Investment and paid or accrued during such period and on similar acquisitions and Permitted Investments completed prior to the Fourth Amendment Effective Date; plus

(xv)           with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (i) to (iii) above relating to such joint venture corresponding to such Person’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary); plus

(xvi)         at the option of the Borrower, (A) the excess of GAAP rent expense over actual cash rent paid, including the benefit of lease incentives (in the case of a charge) during such period due to the use of straight line rent or the application of fair value adjustments made as a result of recapitalization or purchase accounting, in each case, for GAAP purposes, (B) the non-cash amortization of tenant allowances and (C) the cash portion of sublease rentals received by such Person; provided that, in each case, if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, such Person may determine not to add back such non-cash charge in the current period; plus

(xvii)       the amount of travel expenses, payroll taxes, indemnification payments, director’s fees and any other charges, costs, expenses, accruals or reserves incurred in connection with, or amounts payable to, any director of the Board of Directors of the Borrower or its parent entities in connection with such director serving as a member of such board of directors and performing his or her duties in respect thereof; and

(b)             decreased (without duplication), in each case to the extent included in arriving at such Consolidated Net Income, by:

(i)                 non–cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period, plus

(ii)               any net income from disposed or discontinued operations; and

(c)             increased or decreased by (without duplication), as applicable, any adjustments resulting from the application of FASB Interpretation No. 45 (Guarantees).

~~For purposes of calculating EBITDA for any period, the impact of changes in estimates for inventory cost capitalization and the initial adoption of an accounting policy for gift card breakage made in the fourth quarter of fiscal year 2005 shall be excluded.~~

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date Refinancing” has the meaning specified in Section 10.23.

“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans as determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the remaining life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders ~~making such Loans~~or other institutions providing such Indebtedness, but excluding (i) any arrangement, underwriting, structuring, ~~commitment or other similar~~unused line, success, advisory, ticking and commitment fees payable in connection therewith (regardless of whether shared or paid, in whole or in part, with or to any or all lenders), (ii) other fees payable in connection therewith that are not generally ~~shared with the~~paid to all relevant ~~Lenders and customary~~lenders providing such Indebtedness of such type and (iii) if applicable, consent or waiver fees for an amendment paid generally to consenting or waiving Lenders. For purposes of calculating the Effective Yield of the ~~2016 Replacement Term B-1 Loans pursuant to Section 2.17(e)(ii), the original issue discount of the 2016 Replacement Term B-1 Loans shall be deemed to be 0.075%. For purposes of calculating the Effective Yield of the 2018 Replacement~~2020 Refinancing Term B Loans pursuant to Section 2.17(e)(~~iii)~~ii) or determining whether a “Repricing Transaction” has occurred, the original issue discount of the ~~2018 Replacement~~2020 Refinancing Term B Loans shall be deemed to be ~~0.00~~1.50%.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b); provided that in any event, “Eligible Assignee” shall not include any natural person.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Laws” means any and all Federal, state, provincial, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to Hazardous Materials, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contributions” means the contribution on the Closing Date of cash in an aggregate amount of not less than $1,630,000,000 to the MergerCos as common equity and/or preferred equity.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Borrower or any of its ~~direct or indirect parent companies~~Parent Companies (excluding Disqualified Stock), other than (a) public offerings with respect to the Borrower’s or any ~~direct or indirect parent company’s~~Parent Company’s common stock registered on Form S-8; (b) issuances to any Subsidiary of the Borrower; and (c) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that ~~is under common control~~, together with any Loan Party ~~within the meaning of~~, is treated as a single employer under Section 414 of the Code ~~or Section 4001 of ERISA~~.

“ERISA Event” means, ~~in the case of a Plan or Multiemployer Plan subject to ERISA,~~ (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan ~~or~~; (d) the receipt by any Loan Party or any ERISA Affiliate of written notification that a Multiemployer Plan is ~~in reorganization~~, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA) or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (~~d~~e) the filing of a written notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings in writing by the PBGC to terminate a Pension Plan or Multiemployer Plan; (~~e~~f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (~~f~~g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate or (~~g~~h) the failure of any Pension Plan to satisfy the minimum funding standard required for any plan year or part thereof under ~~Section~~Sections 412 or 430 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 302 or 303 ~~or 304~~ of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the single currency of participating member states of the EMU.

“Eurocurrency” when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, ~~the rate per annum determined by the Administrative Agent, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “Eurocurrency Rate” shall be the interest rate per annum, determined by the Administrative Agent to be a rate at which the Administrative Agent could borrow funds in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period, were it to do so by asking for and then accepting offers in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loans for which the Eurocurrency Rate is then being determined and with maturities comparable to such Interest Period~~an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, further, that, (i) solely with respect to the ~~2016 Replacement Term B-1 Loans and the 2018 Replacement~~2020 Refinancing Term B Loans, the Eurocurrency Rate shall be deemed to not be less than ~~1.00~~0.75% per annum and (ii) in no event shall the Eurocurrency Rate be less than 0.00%.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)             the sum, without duplication, of:

(i)                 Consolidated Net Income for such period,

(ii)               an amount equal to the amount of all non-cash charges incurred during such period, to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges and expenses representing an accrual or reserve for potential items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii)             decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from Acquisitions by the Borrower and the Restricted Subsidiaries completed during such period), and

(iv)              an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition (each, a “Disposition”) of assets by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b)             the sum, without duplication, of:

(i)                 an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash losses, charges and expenses added back to Consolidated Net Income pursuant to clauses (a) through (n) of the definition thereof,

(ii)               without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries,

(iii)             the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of ~~Capitalized~~Finance Lease Obligations, (B) the amount of any mandatory prepayment of Loans pursuant to Section 2.05(c) with the proceeds of an Asset Sale, to the extent such Asset Sale resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase and (C) the amount of all voluntary prepayments of Loans made pursuant to Section 2.05(a)(iii), in an amount equal to the discounted amount actually paid in cash in respect of the principal amount of such Loans, but excluding all other prepayments of Loans) made during such period (other than (x) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and (y) in respect of any Other Applicable Indebtedness, to the extent such principal payment reduces the amount owing to the Lenders under Section 2.05(b)(i) pursuant to the proviso set forth therein), except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv)              an amount equal to the aggregate net non-cash gain on the Disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)                increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from Acquisitions by the Borrower and the Restricted Subsidiaries during such period),

(vi)              cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii)            the amount of Investments and Acquisitions made during such period pursuant to clauses (c), (e), (h) and (m) of the definition of Permitted Investments to the extent such Investments and Acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii)          the amount of Restricted Payments paid during such period pursuant to Sections 7.02(a), 7.02(b)(iv), (x), (xi), (xiii), (xv), (xix) and (xx) to the extent such Restricted Payments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries; provided, however, that in the case of Restricted Payments made pursuant to Section 7.02(a), the deduction pursuant to this clause (viii) shall not exceed an amount equal to Consolidated Net Income for such period,

(ix)              the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees), to the extent that such expenditures were not expensed during such period,

(x)                the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi)              without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration (to the extent to be funded by internally generated cash) required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)            the amount of cash taxes paid and, without duplication, cash distributions for payment of taxes, in such period, to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii)          cash expenditures made in respect of Swap Contracts to the extent not reflected in the computation of Consolidated Net Income for such period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on January ~~27~~29, ~~2014~~2022.

“Excess Proceeds” has the meaning set forth in Section 2.05(c)(ii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Affiliate” means any members of any deal team of any Agent or Affiliates of such Agent that are engaged as principals primarily in private equity, mezzanine financing or venture capital, other than a limited number of senior employees who are required, in accordance with industry regulations or such Agent’s or Affiliate’s internal policies and procedures to act in a supervisory capacity and the Agents’ and Affiliates’ respective internal legal, compliance, risk management, credit or investment committee members.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower from (a) contributions to its common equity capital, and (b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 7.02(a)(iii).

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Subsidiary, (b) any Receivables Subsidiary, (c) each Subsidiary listed on Schedule 1.01E hereto, (d) any Subsidiary that is prohibited by applicable Law or Contractual Obligation existing on the Restatement Effective Date (or, in the case of any Subsidiary acquired after the Restatement Effective Date, any Contractual Obligation in existence at the time of the acquisition of such Subsidiary but not entered into in contemplation thereof) from guaranteeing the Obligations, (e) any Domestic Subsidiary that is (i) a Subsidiary of a Foreign Subsidiary that is a CFC or (ii) a Foreign Subsidiary Holding Company, (f) any Restricted Subsidiary acquired pursuant to an Acquisition permitted hereunder financed with Secured Indebtedness incurred pursuant to Section 7.03(b)(xix) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (f) if such Secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such Secured Indebtedness, as applicable, (g) any Immaterial Subsidiary and (h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guaranty shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof or obligations thereunder) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty, obligations or security interest is or becomes illegal.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Credit Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Existing Term Loan Tranche” has the meaning provided in Section 2.16.

“Extended Term Commitments” means one or more commitments hereunder to convert Loans under an Existing Term Loan Tranche to Extended Term Loans of a given Extension Series pursuant to an Extension Amendment.

“Extended Term Loans” has the meaning provided in Section 2.16.

“Extending Term Lender” has the meaning provided in Section 2.16.

“Extension” means any establishment of Extended Term Commitments and Extended Term Loans pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.16.

“Extension Election” has the meaning provided in Section 2.16.

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes of Loans be submitted for Extension.

“Extension Request” has the meaning provided in Section 2.16.

“Extension Series” has the meaning provided in Section 2.16.

“Facility” or “Facilities” means the Loans made pursuant to Section 2.01, a given Class of Incremental Term Loans, a given Extension Series of Extended Term Loans, or a given Refinancing Series of Refinancing Term Loans, as the context may require.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith; provided that if the fair market value is equal to or exceeds $200,000,000, such determination shall be made by the Board of Directors of the Borrower, in which case the determination of the Board of Directors shall be deemed conclusive for purposes of this Agreement.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder and published guidance with respect thereto and any agreements entered into pursuant to Section 1471(b)(1) of the Code or otherwise pursuant to any of the foregoing.

“Federal Funds Effective Rate” means, for any period, ~~a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.~~the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Finance Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease on the balance sheet of that Person.

“Finance Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Finance Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that Finance Lease Obligations shall, for the avoidance of doubt, exclude all Non-Finance Lease Obligations.

“Financial Incurrence Test” has the meaning set forth in Section 1.10(g).

“First Amendment” means that certain First Amendment to Amended and Restated Credit Agreement, dated as of June 10, 2014, by and among the Borrower, the Guarantors party thereto, the various Lenders party thereto and the Administrative Agent.

“First Amendment Effective Date” has the meaning provided in the First Amendment.

“Fixed Amounts” has the meaning set forth in Section 1.10(g).

“Fixed Basket” has the meaning set forth in Section 1.10(g).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any Relevant Reference Period, the ratio of EBITDA of such Person for such Relevant Reference Period to the Fixed Charges of such Person for such Relevant Reference Period.

“Fixed Charge Coverage Ratio Incurrence Test” means, at a given date of determination, that the Fixed Charge Coverage Ratio for the Relevant Reference Period would have been at least 2.00 to 1.00, determined on a pro forma basis ~~after giving effect to the incurrence of $1.00 of additional Indebtedness or the issuance of Disqualified Stock or Preferred Stock with a liquidation preference of $1.00 (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such Relevant Reference Period.~~.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (a) Consolidated Interest Expense of such Person for such period; (b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and (c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Lender” has the meaning specified in Section 10.15(a).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower which (a) is not a Domestic Subsidiary or (b) is set forth on Schedule 1.01F.

“Foreign Subsidiary Holding Company” means any Restricted Subsidiary substantially all of whose assets consist of (a) Equity Interests or (b) Equity Interests and Indebtedness, in either case, of one or more Foreign Subsidiaries that are CFCs (or one or more Domestic Subsidiaries that are Foreign Subsidiary Holding Companies).

“Fourth Amendment” means that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of October 1, 2020, by and among the Borrower, the Guarantors party thereto, the various Lenders (including each 2020 New Refinancing Term B Loan Lender and each 2020 Converting Refinancing Term B Loan Lender) party thereto, the Administrative Agent and the Fourth Amendment Lead Arrangers.

“Fourth Amendment Effective Date” has the meaning provided in the Fourth Amendment.

“Fourth Amendment Lead Arranger” means, collectively, JPMorgan Chase Bank, N.A. Wells Fargo Securities, LLC, BofA Securities, Inc., Truist Bank, Bank Of Montreal, Barclays Bank, Citizens Bank, Credit Suisse Loan Funding LLC, Fifth Third Bank, National Association, Goldman Sachs Bank USA, UBS Securities LLC and U.S. Bank National Association.

“Fourth Amendment Transactions” means the transactions related to or incidental to, consisting of or in connection with (a)the execution and delivery of the Fourth Amendment, (b) the refinancing of the 2018 Replacement Term B Loans, (c) the making of the 2020 Refinancing Term B Loans on the Fourth Amendment Effective Date and (d) the payment of any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection therewith.

“Fourth Amendment Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Fourth Amendment Transactions.

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States which are in effect (a) for purposes of Sections 5.05(a)(i), 6.01 and 6.09 only, for the accounting period in respect of which reference to GAAP is being made, and (b) for all other purposes, on the ~~Closing~~Fourth Amendment Effective Date.

“Governmental Authority” means any nation or government, any state, provincial, municipal or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor Consent and Reaffirmation” means~~, collectively, (a)~~ the Guarantor Consent and Reaffirmation executed by each Subsidiary Guarantor, substantially in the form of Exhibit R attached hereto ~~and (b) the Canadian Guarantor Consent and Reaffirmation executed by the Canadian Subsidiary Guarantors, substantially in the form of Exhibit S attached hereto~~.

“Guarantors” means the Borrower, each Subsidiary Guarantor and~~, on and after the execution and delivery of the Holdco Guaranty,~~ Holdco.

“Guaranty” means, collectively, the Borrower Guaranty, the Subsidiary Guaranty, the Canadian Guarantee ~~and, on and after the execution and delivery thereof,~~(if any) and the Holdco Guaranty.

“Guaranty Supplement” has the meaning provided in the respective Guaranty.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, and such Person’s successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

~~“Highfields” means Highfields Capital I LP, Highfields Capital II LP and Highfields Capital III LP and each Affiliate thereof (excluding portfolio companies of any of the foregoing).~~

“Holdco” means ~~a holding company to be formed as the direct parent company of the Borrower, the primary purpose of which is to own the Capital Stock of the Borrower.~~Michaels Funding, Inc., a Delaware corporation, or any successor thereto that guarantees the Obligations.

“Holdco Guaranty” means the guaranty ~~to be made (or, after execution and delivery, made)~~made by Holdco in favor of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit F-1 attached to the Existing Credit Agreement (with appropriate modifications to reference Holdco) and otherwise in a form and substance reasonably satisfactory to the Administrative Agent.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Borrower, and at the time such Person acquired such voting power, no (a) Person (other than a Permitted Holder) or (b) Persons (other than any one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“Hybrid Distribution Network Costs” shall mean costs associated with the implementation of enhancements to the Borrower’s and its Restricted Subsidiaries' distribution network intended to increase the Borrower's and its Restricted Subsidiaries' basic merchandise inventories that are shipped through distribution centers.

“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(iii)(C)(3).

“Immaterial Subsidiary” means a Subsidiary of the Borrower for which (a) the assets of such Subsidiary constitute less than or equal to 1% of Total Assets and collectively with all Immaterial Subsidiaries, less than or equal to 5% of Total Assets, and (b) the revenues of such Subsidiary account for less than or equal to 1% of Total Revenues and collectively with all Immaterial Subsidiaries, less than or equal to 5% of Total Revenues.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period” has the meaning specified in the definition of “LIBO Rate”.

“Increased Loan” has the meaning specified in Section 10.23.

“incur” has the meaning specified in Section 7.03.

“Incremental 2014 Term Loan” has the meaning provided in the First Amendment.

~~“Incremental 2014 Term Commitment” has the meaning provided in the First Amendment.~~

“Incremental Amendment” has the meaning specified in Section 2.17(f).

“Incremental Equivalent Debt” has the meaning specified in Section 7.03(b)(xxii).

“Incremental Facility” means any Facility consisting of a given Class of Incremental Term Loans and/or Incremental Term Loan Commitments.

“Incremental Facility Closing Date” has the meaning specified in Section 2.17(d).

“Incremental Loan Request” has the meaning specified in Section 2.17(a).

“Incremental Series” means all Incremental Term Loans and Incremental Term Commitments that are established pursuant to the same Incremental Amendment (or any subsequent Incremental Amendment to the extent that such Incremental Amendment expressly provides that the Incremental Term Loans or Incremental Commitments provided for therein are intended to be a part of any previously established “Incremental Series”) and that provide for the same interest margins, “floor” and amortization schedule.

“Incremental Term Commitments” has the meaning specified in Section 2.17(a).

“Incremental Term Lenders” has the meaning specified in Section 2.17(c).

“Incremental Term Loan” has the meaning specified in Section 2.17(b).

“Indebtedness” means, with respect to any Person at a particular time, without duplication:

(a)             any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i)                 in respect of borrowed money;

(ii)               evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii)             representing the ~~balance~~ deferred and unpaid balance of the purchase price of any property ~~or services~~ (including ~~Capitalized~~Finance Lease Obligations) due more than 12 months after such property is acquired, except (A) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business ~~and~~or consistent with industry practice, (B) any earn-out obligations until such obligation ~~becomes~~is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (C) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(iv)              representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any Parent Company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP will be excluded;

(b)             to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of ~~the~~ such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(c)             to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person ~~and whether or not such obligations would appear upon the balance sheet of such Person;~~; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at ~~the~~such date of determination and (ii) the amount of such Indebtedness ~~so secured~~of such other Person; ~~and~~

~~(d)           all obligations of such Person in respect of Disqualified Capital Stock;~~

provided, ~~however,~~ that notwithstanding the foregoing, Indebtedness shall be deemed not to include (~~x~~1) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, (~~y~~2) obligations under or in respect of Receivables Facilities ~~or~~, (~~z~~3) reimbursement obligations under or in respect of commercial letters of credit~~.~~, (4) accrued expenses, (5) deferred or prepaid revenues, (6) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) and (7) Non-Finance Lease Obligations; provided, further, that Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means all Taxes and all Other Taxes.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.08.

“Initial Second Amendment Effective Date” has the meaning specified in the Second Amendment.

“Intercompany Note” means the Intercompany Note, substantially in the form attached as Exhibit J attached to the Existing Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement executed by the Collateral Agent, the ABL Collateral Agent and the 2027 Senior Secured Notes Collateral Agent and acknowledged by the Loan Parties, substantially in the form of Exhibit H attached to ~~the Existing Credit~~this Agreement after giving effect to the Fourth Amendment.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan of any Class, the last Business Day of each January, April, July and October and the applicable Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent agreed to by each Lender of such Eurocurrency Rate Loan,  ~~nine or~~ twelve months thereafter, or to the extent agreed to by the Administrative Agent, less than one month thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)             any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)             any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)             no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such Eurocurrency Rate Loan is a part.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution, and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables constituting Cash Equivalents, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.02, (a) “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (ii) the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Borrower.

~~“Investors” means Bain Capital, LLC and The Blackstone Group LP, each of their respective Affiliates and any investment funds advised or managed by any of the foregoing, but not including, however, any portfolio companies of any of the foregoing; provided, that, for purposes of the definitions of “EBITDA” and “Sponsor Management Agreement” only, the term “Investors” shall include Highfields.~~

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash or Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investor” means any of (a) Bain Capital Private Equity, LP and/or any of its Affiliates (including, as applicable, investment vehicles, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but excluding, however, any portfolio company of any of the foregoing) and (b) The Blackstone Group LP and/or any of its Affiliates (including, as applicable, investment vehicles, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but excluding, however, any portfolio company of any of the foregoing).

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

“Judgment Currency” has the meaning provided in Section 10.21.

“Junior Financing Documentation” shall mean the ~~2020 Senior Subordinated Notes, the 2020 Senior Subordinated Notes Indenture and the~~ documentation governing any ~~other~~ Subordinated Indebtedness of the Borrower or any of its Restricted Subsidiaries.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan, any Incremental Term Commitment, any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan or any Extended Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Test Date” has the meaning specified in Section 1.10(g).

“Lender” or “Term Lender” means each lender from time to time party hereto, including (i) each lender that has a ~~Term B Commitment, 2016 New Replacement Term B-1 Loan Commitment, 2016 New Replacement Term B-2 Loan Commitment, 2018 New Replacement~~2020 New Refinancing Term B Commitment, Incremental Term Commitment pursuant to a given Incremental Series, Refinancing Term Commitment pursuant to a given Refinancing Series or Extended Term Commitment pursuant to a given Extension Series; (ii) each lender that has an outstanding Loan at such time; (iii) each ~~2016 Replacement Term B-1 Loan Lender and each 2016 Replacement Term B-2 Loan Lender; (iv) each 2018 Replacement~~2020 Refinancing Term B Loan Lender, (~~v~~vi) each Replacement Lender and its respective successors and assigns as permitted hereunder and (~~vi~~vii) each Person that shall become a party hereto pursuant to an Incremental Amendment or a Refinancing Amendment and its respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code or registration statement under the PPSA (or equivalent statutes) of any jurisdiction, including the Civil Code; provided that in no event shall an operating lease (or other lease in respect of Non-Finance Lease Obligation) be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (i) any permitted Acquisition ~~or~~, other permitted acquisition or other permitted Investment (in each case including any such transaction that is subject to a letter of intent or purchase agreement) whose consummation is not conditioned on the availability of, or on obtaining, third party financing ~~and~~, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment~~, in each case,~~ of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, (iii) any disposition or other sale or conveyance of assets or property and (iv) any Restricted Payment.

“Loan” means the term loans made by the Lenders on the ~~Restatement Effective Date, the Initial Second Amendment Effective Date or the Third~~Fourth Amendment Effective Date to the Borrower pursuant to Section 2.01, any Extended Term Loan, any Incremental Term Loan, any Refinancing Term Loan (including the 2020 Refinancing Term B Loans) or any Replacement Term Loan ~~(including the 2016 Replacement Term B-1 Loans and, prior to the 2016 Replacement Term Loan Conversion, the 2016 Replacement Term B-2 Loans and the 2018 Replacement Term Loans)~~, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, (b) the First Amendment, (c) the Second Amendment, (d) the Third Amendment, (e) the ~~Notes~~Fourth Amendment, (f) the ~~Guaranty~~Notes, (g) the Guaranty, (h) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (~~h~~i) the Intercreditor Agreement, (~~i) the Collateral Documents, (j) on and after the execution and delivery thereof,~~j) the Additional First Lien Intercreditor Agreement, ~~and~~ (k) the Collateral Documents, and (l) on and after the execution and delivery thereof, the Additional Junior Lien Intercreditor Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“LTM Determination Notification” shall mean a written notification delivered to the Administrative Agent, at the Borrower’s option, no later than two (2) Business Days (or such shorter period of time as agreed by the Administrative Agent in its reasonable discretion) prior to any LCT Test Date (a) informing the Administrative Agent that the Borrower intends to make the calculations of the ratios, tests or baskets set forth in Section 1.10(f) on the basis of the Borrower’s financial performance over the last twelve fiscal months and not on the basis of the Borrower’s financial performance over the last four fiscal quarters and (b) if not previously delivered to the Administrative Agent, including monthly financials for each fiscal month in such twelve month period.

“Management Stockholders” means any members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Borrower (or any Parent Company thereof) who are holders of Equity Interests of any Parent Company of the Borrower on the Fourth Amendment Effective Date.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the validity or enforceability of this Agreement or any other Loan Document, taken as a whole, or (c) a material adverse effect on the rights and remedies of the Lenders under any Loan Document.

“Maturity Date” means (a) with respect to the ~~2018 Replacement~~2020 Refinancing Term B Loans, ~~January 28, 2023~~October 1, 2027; provided, however, that the “Maturity Date” of the 2020 Refinancing Term B Loans will automatically become April 15, 2027 (the “Springing Maturity Date”) if as of April 15, 2027 the then aggregate outstanding principal amount of all of the Borrower’s 2027 Senior Unsecured Notes (and Refinancing Indebtedness in respect thereof that, in any case, has a final scheduled maturity date or requires scheduled amortization or payments of principal (other than with respect to a change of control, asset sale and event of loss mandatory offers to purchase or mandatory prepayments or customary acceleration rights after an event of default) prior to December 31, 2027) exceeds $100,000,000, (b) with respect to any Class of Extended Term Loans, the final maturity date as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (c) with respect to any Class of Refinancing Term Loans, the final maturity date as specified in the applicable Refinancing Amendment and (d) with respect to any Class of Incremental Term Loans, the final maturity date as specified in the applicable Incremental Amendment; provided that, in each case, if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Merger Consideration” means the total funds required to consummate the Recapitalization.

“MergerCos” has the meaning set forth in the preliminary statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs, charges and mortgages of real property or interests therein made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent (taking account of relevant local Law matters), and any other mortgages executed and delivered pursuant to Section 6.11.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (g) of the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a)             with respect to any Asset Sale or Casualty Event, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of such Asset Sale or Casualty Event, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in respect of such Asset Sale or Casualty Event, net of the direct costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness that is secured by the asset subject to such Asset Sale or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Asset Sale or Casualty Event (other than as required by Section 2.05(c)) and any deduction of appropriate amounts to be provided by the Borrower or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post–employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction provided, however, that, upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described above, or if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty five (365) days after such Asset Sale or Casualty Event, “Net Proceeds” shall include the amount of such reserve; and

(b)             with respect to the incurrence or issuance of any Indebtedness or Capital Stock by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Non-Consenting Lenders” has the meaning specified in Section 3.07(c).

“Non-Finance Lease Obligation” means a lease obligation that is not required to be accounted for as a finance lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Fixed Basket” has the meaning set forth in Section 1.10(g).

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit C attached hereto (with such modifications thereto as may be necessary to reflect differing Classes of Loans), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans of a given Class made by such Lender.

“NPL” means the National Priorities List under CERCLA.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and (y) obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement, in each of clauses (x) and (y) including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the Obligations shall not include any Excluded Swap Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Offered Amount” has the meaning specified in Section 2.05(a)(iii)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(a)(iii)(D)(1).

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower by an Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower, that meets any applicable requirements set forth in this Agreement.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any ~~non-U.S.~~ jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any unlimited liability company, the memorandum of association; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Eurocurrency Borrowing” has the meaning specified in Section 2.08(e).

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(c)(i)(A)(I).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Loans of any Class, on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans of such Class occurring on such date.

“Outstanding Term Loans” has the meaning set forth in the preliminary statements to this Agreement.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of the Borrower.

“Participant” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(a)(iii)(C)(2).

“PBA” means the Pension Benefits Act (Ontario) or similar legislation of any other Canadian federal or provincial jurisdiction, and the regulations promulgated thereunder, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any Governmental Authority of another jurisdiction exercising similar functions in respect of any Pension Plan ~~of a Loan Party~~ (including the Pension Benefit Guarantee Fund of Ontario).

“Pension Event” means (a) the whole or partial withdrawal of a Loan Party or any Subsidiary from a Pension Plan during a Pension Plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Pension Plan or the treatment of a Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any Pension Plan.

“Pension Plan” means (a) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to ~~Section~~Sections 412 and 430 of the Code or Section 302 or Title IV of ERISA, or (b) ~~Pension Plan~~any defined benefit pension plan covered by any other Laws (including the PBA and the ITA) ~~and~~, in either case, that is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a ~~multiple employer or other plan~~plan with two or more contributing sponsors described in ~~Section~~Sections 4063 or 4064~~(a)~~ of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfect Store Initiative” shall mean the initiative related to the ~~Borrower's~~Borrower’s and its Restricted Subsidiaries~~'~~’ store standardization and remodeling program, pursuant to which retail store layouts will be modified into a configuration intended to enhance the customer in-store experience.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any Net Proceeds received must be applied in accordance with Section 2.05(c).

“Permitted Debt” has the meaning specified in Section 7.03(b).

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by (A) the TL Priority Collateral on a pari passu first-lien basis (but without regard to the control of remedies) with the Secured Obligations and (B) the ABL Priority Collateral on a pari passu second-lien basis (but without regard to the control of remedies) with the Secured Obligations, and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of any Class of Loans), (iii) ~~such Indebtedness (and the Liens securing the same) are permitted by the terms of the ABL Credit Agreement and the Intercreditor Agreement (in each case, to the extent the ABL Credit Agreement and the Intercreditor Agreement are then in effect),~~[reserved], (iv) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to purchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (v) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional First Lien Intercreditor Agreement~~, provided that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Additional First Lien Intercreditor Agreement~~. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holder” means any of (i) any Investor and the Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing or any Holding Company are members (provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Investors, the Investors’ Affiliates and the Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the aggregate ordinary voting power of the outstanding Voting Stock of the Borrower or any Parent Company thereof), (ii)  any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Company of the Borrower, acting in such capacity and (iii) any Holding Company.

~~“Permitted Foreign Restructuring” means the transfer or other Disposition of the Capital Stock of certain Foreign Subsidiaries (as elected by the Borrower) by the Borrower or its Subsidiaries to a Foreign Subsidiary of the Borrower and, in the case of Michaels of Canada, ULC, the re-designation by the Borrower of Michaels of Canada, ULC as a Foreign Subsidiary (which may occur only if no Event of Default then exists or would arise therefrom). For the avoidance of doubt, upon consummation of the Permitted Foreign Restructuring, Michaels of Canada, ULC shall be an Excluded Subsidiary hereunder and shall no longer be required to be a Loan Party hereunder and shall be released from the Canadian Guarantee and the Canadian Security Agreement shall be terminated.~~

~~“Permitted Holder” means any of the Investors and members of management of the Borrower (or its direct parent) who are holders of Equity Interests of the Borrower (or any of its direct or indirect parent companies) on the Restatement Effective Date.~~

“Permitted Investments” means:

(a)             any Investment in the Borrower or any of its Restricted Subsidiaries;

(b)             any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c)             any Investment by the Borrower or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(i)                 such Person becomes a Restricted Subsidiary; or

(ii)               such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d)             any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 7.01 or any other disposition of assets not constituting an Asset Sale;

(e)             any Investment existing on the ~~Restatement~~Fourth Amendment Effective Date and any extension, modification, replacement or renewal of any such Investment, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the ~~Restatement~~Fourth Amendment Effective Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Lenders in any material respect);

(f)              any Investment acquired by the Borrower or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (ii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g)             Hedging Obligations permitted under Section 7.03(b)(x);

(h)             any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed the greater of (x) $~~125,000,000 and (y) 6.50 % of Total Assets~~300,000,000 and (y) 47% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i)              Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrower or any of its ~~direct or indirect parent companies~~Parent Companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.02(a)(iii);

(j)              guarantees of Indebtedness of the Borrower or any Restricted Subsidiary permitted under Section 7.03, performance guarantees and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Borrower or any of its Restricted Subsidiaries in compliance with the covenant described in Section 7.04;

(k)             any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (ii), (v) and (ix) thereof);

(l)              Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m)           additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (x) $~~150,000,000 and (y) 7.90% of Total Assets~~300,000,000 and (y) 47% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (in each case, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n)             Investments relating to a Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Receivables Facility;

(o)             advances to, or guarantees of Indebtedness of, employees not in excess of the greater of (x) $15,000,000 and (y) 2.5% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period outstanding at any one time, in the aggregate;

(p)             loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any ~~direct or indirect parent company~~Parent Company thereof; and

(q)             Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons.

“Permitted Junior Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower in the form of one or more series of secured notes or loans; provided that (i) such Indebtedness is secured by Liens on the Collateral that are junior to the Liens securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of any Class of Loans), (iii) ~~such Indebtedness (and the Liens securing the same) are permitted by the terms of the ABL Credit Agreement, the Intercreditor Agreement and the Additional First Lien Intercreditor Agreement (in each case, to the extent the ABL Credit Agreement, the Intercreditor Agreement and the Additional First Lien Intercreditor Agreement are then in effect),~~[reserved], (iv) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to purchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (v) the security agreements relating to such Indebtedness are substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (vi) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, and (vii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Junior Lien Intercreditor Agreement, provided that if such Indebtedness is the initial Permitted Junior Priority Refinancing Debt incurred by the Borrower, then the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Additional Junior Lien Intercreditor Agreement. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Liens” means, with respect to any Person:

(a)             pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security or statutory laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits, in each case incurred in the ordinary course of business;

(b)             Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c)             Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or that remain payable without penalty or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(d)             Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the ~~Restatement~~Fourth Amendment Effective Date;

(e)             minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights–of–way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(f)              Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(iv), (xviii) or (xix); provided that (x) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(iv) extend only to the property or equipment (or assets affixed or appurtenant thereto and additions and accessions) being financed or refinanced under such clause (b)(iv), replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of assets provided by any lender, other assets financed by such lender and in each case, proceeds and products thereof, (y) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(xviii) extend only to the assets of Foreign Subsidiaries and (z) Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(xix) are solely on acquired property or the assets of the acquired entity, as the case may be;

(g)             Liens existing on the ~~Restatement~~Fourth Amendment Effective Date and set forth in Schedule 7.04;

(h)             Liens existing on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(i)              Liens existing on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Borrower or any of its Restricted Subsidiaries;

(j)              Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.03;

(k)             Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under this Agreement;

(l)              Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m)            leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(n)             Liens arising from Uniform Commercial Code (or equivalent statutes) financing statements or PPSA registration statements or recordation filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(o)             Liens in favor of the Borrower or any Subsidiary Guarantor;

(p)             Liens on equipment of the Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s clients at which such equipment is located;

(q)             Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(r)              Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(s)             deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(t)              other Liens securing obligations not exceeding ~~$50,000,000~~the greater of (x) $325,000,000 and (y) 50% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period at any one time outstanding;

(u)             Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(v)             Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(w)            Liens (i) of a collection bank arising under Section 4–210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(x)              Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under Section 7.03; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalent;

(y)             Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(z)             Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(aa)           (i) Liens securing the Obligations, (ii) Liens securing obligations in respect of Bank Products and (iii) Liens securing obligations in respect of Cash Management Services;

(bb)           Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(cc)           the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(dd)           restrictive covenants affecting the use to which real property may be put, provided, however, that the covenants are complied with;

(ee)           security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(ff)             zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(gg)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(hh)           [Reserved];

(ii)              rights of a seller of unpaid goods in respect of such goods at common law or under the Bankruptcy and Insolvency Act (Canada) and other applicable legislation;

(jj)             the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the crown under Canadian law and any statutory exceptions to title under Canadian law;

(kk)           customary transfer restrictions and purchase options in joint venture and similar agreements;

(ll)             (x) Liens created pursuant to the ABL Collateral Documents securing (i) Indebtedness incurred pursuant to Section 7.03(b)(i)(x) and (ii) obligations in respect of any Commercial Letter of Credit Facility, in each case, so long as the same is at all times subject to the Intercreditor Agreement and (y) Liens securing obligations in respect of any Receivables Facilities;

(mm)         (x) Liens incurred to secure any Indebtedness or any obligation in respect thereof permitted to be incurred pursuant to Section 7.03; provided that, with respect to Liens securing obligations permitted under this clause (mm), at the time of incurrence and after giving pro forma effect thereto, (i) to the extent secured by the Collateral, such obligations are secured on either a pari passu or junior basis with the Obligations~~,~~ and (ii~~) no Event of Default shall have occurred and be continuing and (iii~~) the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.00 as of the last day of the Relevant Reference Period and (y) Liens securing obligations in respect of any Refinancing Indebtedness in respect of Indebtedness described in sub-clause (x) of this clause (mm); provided, that in the case of any Additional First Lien Indebtedness, such Indebtedness shall be subject to the Additional First Lien Intercreditor Agreement and, in the case of any Additional Junior Lien Indebtedness, such Indebtedness shall be subject to the Additional Junior Lien Intercreditor Agreement; ~~and~~

(nn)             Liens on the Collateral securing obligations in respect of (i) Permitted First Priority Refinancing Debt (and Permitted Refinancings thereof), (ii) Permitted Junior Priority Refinancing Debt (and Permitted Refinancings thereof), and (iii) Incremental Equivalent Debt (and Permitted Refinancings thereof)~~.~~, in each case in this clause (nn), so long as the same is at all times subject to the Additional First Lien Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement and/or the Intercreditor Agreement, as applicable; and

(oo)             (x) Liens on Collateral created pursuant to the 2027 Senior Secured Notes Collateral Documents, securing Indebtedness incurred pursuant to Section 7.03(b)(i)(z) and (y) Liens on Collateral securing any Permitted Refinancing thereof incurred pursuant to Section 7.03(b)(i)(z), in each case in this clause (oo), so long as the same is at all times subject to the Additional First Lien Intercreditor Agreement and/or the Additional Junior Lien Intercreditor Agreement, as applicable.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest and other amounts payable on such Indebtedness.

“Permitted Refinancing” means, with respect to any Person, any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness (“Refinanced Indebtedness”) of such Person (including, for the avoidance of doubt, any one or more successive modifications, replacements, refinancings, refundings, renewals or extensions); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, replaced, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon plus other ~~reasonable~~ amounts paid (including original issue discount and upfront fees), and fees and expenses reasonably incurred, in connection with such modification, replacement, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder~~,~~; (b) such modification, replacement, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has (except by virtue of prior scheduled amortization or prepayments of the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended) a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended~~,~~; (c) ~~at the time thereof, no Event of Default shall have occurred and be continuing, (d)~~ if such Indebtedness being modified, replaced, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, replacement, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended~~, (e) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, replaced, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (f)~~; (d) [reserved]; (e) any such modification, replacement, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended~~,~~; (~~g~~f) in the case of a “Permitted Refinancing” of Permitted First Priority Refinancing Debt~~,~~ or of Indebtedness incurred pursuant to Section 7.03(b)(i)(z), such Indebtedness meets the requirements of clauses (i)~~, (iii)~~, (v), (vi) and (vii) of the definition of “Permitted First Priority Refinancing Debt” (or if such Indebtedness is to be secured on a junior basis to the Obligations or to be unsecured, the requirements of succeeding clause (~~h~~g) or (~~i~~h) below, as applicable)~~,~~; (~~h~~g) in the case of a “Permitted Refinancing” of Permitted Junior Priority Refinancing Debt, such Indebtedness meets the requirements of clauses (i), (~~iii), (~~v), (vi) and (vii) of the definition of “Permitted ~~First~~Junior Priority Refinancing Debt” (or if such Indebtedness is to be unsecured, the requirements of succeeding clause (~~i~~h) below) ~~and~~, (~~i~~h) in the case of a “Permitted Refinancing” of Permitted Unsecured Refinancing Debt or of Indebtedness incurred pursuant to Section 7.03(b)(ii), such Indebtedness meets the requirements of clauses (~~iv~~iii) and (~~v~~iv) of the definition of “Permitted Unsecured Refinancing Debt” and (i) in the case of a “Permitted Refinancing” of Incremental Equivalent Debt, such Indebtedness meets the requirements of clauses (4) through (9) and clause (13) of Section 7.03(b)(xxii).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower in the form of one or more series of unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of any Class of Loans (including portions of any Class of Loans), (~~iii~~ii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to purchase and prepayment events upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Indebtedness is incurred, (~~iv~~iii) such Indebtedness is not guaranteed by any Subsidiaries other than the Subsidiary Guarantors, and (~~v~~iv) such Indebtedness is not secured by any Lien on any property or assets of the ~~Company~~Borrower or any Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, joint stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“PPSA” means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Previous Transactions” means the execution and delivery of the 2027 Senior Unsecured Notes Indenture (including any supplements thereto), the issuance of the 2027 Senior Unsecured Notes, and the transactions contemplated by or in furtherance of the issuance of the 2027 Senior Unsecured Notes (including the use of proceeds thereof, including any refinancing Indebtedness).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prior Credit Agreement” means the “Existing Credit Agreement” as defined in the Existing Credit Agreement.

“Pro Rata Share” means, with respect to each Lender, (i) ~~at or prior to the funding on the Restatement Effective Date, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments of all Lenders at such time; (ii) on the First~~on the Fourth Amendment Effective Date (immediately prior to the funding of the ~~Incremental 2014 Term Loans and the termination of the Incremental 2014 Term Commitments on such date) and for purposes of Section 2.02(b) only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Incremental 2014 Term Commitment of such Lender at such time and the denominator of which is the aggregate amount of all Incremental 2014 Term Commitments of all Lenders at such time; (iii) on the Initial Second Amendment Effective Date (immediately prior to the funding of the 2016 New Replacement Term B-1 Loans and the termination of the 2016 New Replacement Term B-1 Loan Commitments on such date) and for purposes of Section 2.02(b) only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the 2016 New Replacement Term B-1 Loan Commitment of such Lender at such time and the denominator of which is the aggregate amount of all 2016 New Replacement Term B-1 Loan Commitments of all Lenders at such time, (iv) on the Initial Second Amendment Effective Date (immediately prior to the funding of the 2016 New Replacement Term B-2 Loans and the termination of the 2016 New Replacement Term B-2 Loan Commitments on such date) and for purposes of Section 2.02(b) only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the 2016 New Replacement Term B-2 Loan Commitment of such Lender at such time and the denominator of which is the aggregate amount of all 2016 New Replacement Term B-2 Loan Commitments of all Lenders at such time; (v) on the Third Amendment Effective Date (immediately prior to the funding of the 2018 New Replacement~~2020 New Refinancing Term B Loans and the termination of the ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loan Commitments on such date) and for purposes of Section 2.02(b) only, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loan Commitment of such Lender at such time and the denominator of which is the aggregate amount of all ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loan Commitments of all Lenders at such time; and (~~vi~~ii) at any other time and for all other purposes, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Loans of the applicable Class of such Lender at such time and the denominator of which is the aggregate principal amount of the Loans of the applicable Class of all Lenders at such time.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder, as amended from time to time.

~~“Projections” shall have the meaning set forth in Section 6.01(c).~~

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning provided in Section 10.27.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lender” has the meaning specified in Section 2.05(a)(iii)(D)(3).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Loans publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Recapitalization” has the meaning set forth in the preliminary statements to this Agreement.

“Recapitalization Agreement” means the Agreement and Plan of Merger, dated as of June 30, 2006, between the MergerCos, Bain Paste Finco, LLC, Blackstone Paste Finco, LLC, and the Borrower, as amended by that certain First Amendment to Agreement and Plan of Merger, dated as of September 1, 2006.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Refinanced Indebtedness” has the meaning specified in the definition of “Permitted Refinancing” set forth herein.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement ~~in form and substance reasonably satisfactory to the Administrative Agent and the Borrower~~ executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Facility Closing Date” has the meaning set forth in Section 2.15.

“Refinancing Indebtedness” has the meaning set forth in Section 7.03(b)(xiii).

“Refinancing Series” shall mean all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same interest margins and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Lenders” means, at any time, any Lender that has a Refinancing Term Commitment of a given Refinancing Series or a Refinancing Term Loan of a given Refinancing Series at such time.

“Refinancing Term Loans” means one or more term loans hereunder that result from a Refinancing Amendment.

“Refunding Capital Stock” has the meaning set forth in Section 7.02(b)(ii)(A).

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the FRB as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Relevant Governmental Body” means the FRB or the NYFRB, or a committee officially endorsed or convened by the FRB or the NYFRB, or any successor thereto.

“Relevant Reference Period” means (i) in the case of any determination of EBITDA ~~and~~, Consolidated Total Indebtedness and Unrestricted cash and Cash Equivalents (and any component definitions used therein) for purposes of computing ~~(x) the Consolidated Secured Debt Ratio for the purposes of the definition of "Applicable Rate", the then most recently ended period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable, and (y)~~ the Consolidated Total Leverage Ratio for purposes of Section 2.05(b)(i) and the definition of “Required Percentage” of Excess Cash Flow, the Excess Cash Flow Period then most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) and (ii) in the case of any determination of (1) the Fixed Charge Coverage Ratio, (2) the Fixed Charge Coverage Ratio Incurrence Test, (3) the Consolidated Secured Debt Ratio, or (4) the Consolidated Total Leverage Ratio (other than as used in the definition of “Required Percentage”)~~,~~ (and the component definitions used in any of the foregoing), the Test Period then most recently ended for which internal financial statements are available immediately preceding the date on which the Specified Transaction for which such calculation is being made shall occur.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived~~, and includes a Pension Event~~.

“Repricing Transaction” (a) any prepayment, repayment, refinancing, conversion, substitution or replacement of all or a portion of the Loans of a given Class with the incurrence by the Borrower of any Indebtedness (including any ~~Replacement~~Refinancing Term Loans ~~(including, for the avoidance of doubt, the 2016 Replacement Term B-1 Loans and the 2018 Replacement Term B Loans)~~) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement, the primary purpose of which is to reduce the Effective Yield of such Indebtedness relative to the Effective Yield of such Loans of a given Class so prepaid, repaid, refinanced, converted, substituted or replaced and (b) any amendment to this Agreement the primary purpose of which is to reduce the Effective Yield applicable to the Loans of a given Class; but excluding, in any such case, any refinancing of Loans of a given Class in connection with a Change of Control and any prepayment, refinancing, conversion, substitution or replacement of such Loans in connection with a Transformative Acquisition, Transformative Disposition or dividend recapitalization. Any such determination by the Administrative Agent as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders holding Loans of the applicable Class.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility or Facilities and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Percentage” shall mean, with respect to any Excess Cash Flow Period, 50%; provided, that (a) if the Consolidated Total Leverage Ratio at the end of the applicable Excess Cash Flow Period is less than 6.00:1.00 but greater than or equal to 5.00:1.00, such percentage shall be 25%, and (b) if the Consolidated Total Leverage Ratio at the end of the applicable Excess Cash Flow Period is less than 5.00:1.00, such percentage shall be 0%.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the ~~Restatement~~Fourth Amendment Effective Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means January 28, 2013, the date on which all of the conditions precedent to the amendment and restatement of the Existing Credit Agreement shall have been satisfied.

“Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents ~~(i)~~ appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Subsidiary ~~(unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties (except for those Liens in favor of the ABL Collateral Agent for the benefit of the ABL Lenders, nonconsensual Liens described in the definition of Permitted Liens and Liens described in clauses (w) and (z)(i) and (z)(ii) of the definition of Permitted Liens, and Liens securing Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt or any Additional First Lien Indebtedness or Additional Junior Lien Indebtedness permitted by this Agreement) or (iii) are not otherwise generally available for use by the Borrower or such Subsidiary.~~.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.02(a).

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“S&P” means Standard & Poor’s~~, a division of The McGraw-Hill Companies, Inc.~~ Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means, with respect to disbursements and payments, immediately available funds in Dollars.

~~“Sanctions Laws and Regulations” means any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Act, the Executive Order, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement.~~

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or, any European Union member state, or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) United States Governmental Authorities (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the United States Department of State and the United States Department of Commerce), (b) the United Nations Security Council, the European Union, any European Union member state or, Her Majesty’s Treasury of the United Kingdom or (c) Canadian Governmental Authorities.

“Sanctions Target” means any target of Sanctions, including: (a) Persons on any list of targets identified or designated pursuant to any Sanctions, (b) Persons, countries, or territories that are the target of any territorial or country-based Sanctions program, (c) Persons that are a target of Sanctions due to their ownership or control by any Sanctions Target(s), or (d) vessels and aircraft that are designated under any Sanctions program.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” shall mean that certain Second Amendment to Amended and Restated Credit Agreement, dated as of September 28, 2016, among the Borrower, the Guarantors party thereto, the Administrative Agent, the Collateral Agent and certain of the Lenders (including each 2016 New Replacement Term B-1 Loan Lender, each 2016 Converting Replacement Term B-1 Loan Lender, each 2016 New Replacement Term B-2 Loan Lender and each 2016 Converting Replacement Term B-2 Loan Lender).

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank and with respect to which, at or prior to the time that such Swap Contract is entered into, the Borrower (or another Loan Party) and the Hedge Bank party thereto (except in the case of the Administrative Agent) shall have delivered written notice to the Administrative Agent that such Swap Contract has been entered into and that it constitutes a “Secured Hedge Agreement” entitled to the benefits of the Collateral Documents, the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect).

“Secured Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Supplemental Administrative Agent and each Supplemental Administrative Agent appointed by the Administrative Agent from time to time pursuant to Section 9.13.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G-1 attached to the Existing Credit Agreement, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement or the Canadian Security Agreement, as applicable.

~~“Senior Notes” means $1,000,000,000 in aggregate principal amount of the Borrower’s 7¾% senior unsecured notes due 2018 (as reduced by any prepayment, redemption or retirement thereof).~~

~~“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of October 21, 2010, providing for the issuance by the Borrower of $800,000,000 aggregate principal amount of its 7¾% senior unsecured notes due 2018, as amended by that certain Supplemental Indenture, dated as of September 27, 2012, providing for the issuance by the Borrower of an additional $200,000,000 aggregate principal amount of its 7¾% senior unsecured notes due 2018, and as otherwise amended, supplemented or modified from time to time.~~

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 7.03, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Similar Business” means any business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the ~~Restatement~~Fourth Amendment Effective Date or any business that is a reasonable extension, development or expansion of any of the foregoing or is similar, reasonably related, incidental or ancillary thereto (including, for avoidance of doubt, any sourcing companies created in connection with any of the foregoing).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(iii)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(iii)(D) substantially in the form of Exhibit O attached hereto.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit P attached hereto, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(iii)(D)(1).

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(iii)(D)(3).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Discount” has the meaning specified in Section 2.05(a)(iii)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(iii)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(iii)(B) substantially in the form of Exhibit K attached hereto.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit L attached hereto, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(iii)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(iii)(B)(3).

~~“Specified Legal Expenses” means all attorneys' and experts' fees and expenses and all other costs and expenses paid or payable in connection with investigating or defending or preparing to investigate or defend any threatened, pending, completed or future claim, demand, action, suit, proceeding, inquiry or investigation (whether civil, criminal, administrative or investigative) arising out of or related to (i) the Borrower’s compensation practices (including option grants) prior to the Closing Date, (ii) any disclosure or alleged lack of disclosure on the part of the Borrower or any of its directors or officers regarding the beneficial ownership of any securities of the Borrower prior to the Closing Date by any such director or officer (or any trust established for the benefit of any such director or officer or any family member thereof), (iii) any transaction prior to the Closing Date involving any securities of the Borrower alleged to have been engaged in by any such Person, (iv) any alleged deficiencies in the Borrower’s financial reporting, internal control over financial reporting or disclosure controls prior to the Closing Date and procedures relating to any of the foregoing, and (v) any alleged bad faith, breach of fiduciary duty or other act or omission on the part of any director or officer of the Borrower relating to any of the foregoing, together in each case with all damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement arising out of or incurred in connection with any of the foregoing (including all amounts paid to or on behalf of other Persons in connection with any of the foregoing pursuant to any indemnification agreements, arrangements or obligations).~~

“Specified Representations” means the representations and warranties set forth in Sections 5.01(a) (with respect to organizational existence only), 5.02 (a), 5.04, 5.13, 5.16, 5.17 and 5.19.

“Specified Transaction” means, with respect to any period, (i) any Investment that results in a Person becoming a Restricted Subsidiary; (ii) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary; (iii) any permitted Acquisition; (iv) any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary; (v) any Investment in, Acquisition of or Disposition of assets constituting a business unit, line of business or division of, or all or substantially all of the assets of, another Person or all or substantially all of the Capital Stock of another Person, in each case, whether by merger, consolidation, amalgamation or otherwise; (vi) any Restricted Payment; (vii) any borrowing of any Incremental Term Loan or any Loan pursuant to a Term Loan Increase; or (viii) any other transaction that by the terms of this Agreement requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis or giving pro forma effect to any such transaction.

~~“Sponsor Management Agreement” means the management agreements between certain of the management companies associated with the Investors and the Borrower, as in effect on the Closing Date and as amended, supplemented, amended and restated, replaced or otherwise modified from time to time after the date hereof, provided, however, that the terms of any such amendment, supplement, amendment and restatement or replacement agreement are not, taken as a whole, less favorable to the Lenders in any material respect than the agreement in effect on the Closing Date.~~

“Springing Maturity Date” has the meaning set forth in the definition of “Maturity Date”.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which includes any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Submitted Amount” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(a)(iii)(C)(1).

“Subordinated Indebtedness” means, with respect to the Obligations, any Indebtedness of the Borrower or any Guarantor which is by its terms subordinated in right of payment to the Obligations (including, in the case of a Guarantor, Obligations of such Guarantor under its Guaranty).

“Subsequent Second Amendment Effective Date” has the meaning specified in the Second Amendment.

“Subsidiary” means, with respect to any Person (a) any corporation, association, unlimited liability company, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and (b) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means, collectively, the Domestic Subsidiary Guarantors and the Canadian Subsidiary Guarantors (if any).

“Subsidiary Guaranty” means, collectively, (a) the Subsidiary Guaranty made by the Domestic Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F-1 attached to the Existing Credit Agreement and (b) each other guaranty and Guaranty Supplement delivered pursuant to Section 6.11.

“Successor Borrower” has the meaning set forth in Section 7.06(a)(i).

“Successor Guarantor” has the meaning set forth in Section 7.06(c)(i)(A).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Supported QFC” has the meaning provided in Section 10.27.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” has the meaning specified in Section 3.01(a).

~~“Term B Commitments” means, as to each Term Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount specified opposite such Lender’s name in Schedule 2.01 hereto under the caption “Term B Loan Commitment” as of the Restatement Effective Date or in the Assignment and Assumption Agreement pursuant to which such Term Lender becomes a party hereto, as applicable, as such commitment may be (a) reduced from time to time pursuant to Section 2.05 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption Agreement, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment. The initial amount of each Term Lender’s Term B Commitment is specified in Schedule 2.01 hereto under the caption “Term Commitment” as of the Restatement Effective Date or, otherwise, in the Assignment and Assumption Agreement, Incremental Amendment, Refinancing Amendment or Extension Amendment, pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Term B Commitments is $1,640,000,000.~~

“Term B Loan” means the term loans made by the Lenders on the Restatement Effective Date to the Borrower pursuant to Section 2.01(a) (as in effect immediately prior to the Fourth Amendment Effective Date).

“Term Loan Increase” has the meaning specified in Section 2.17(a).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).

“Third Amendment” means that certain Third Amendment to Amended and Restated Credit Agreement, dated as of May 23, 2018, by and among the Borrower, the Guarantors party thereto, the various Lenders (including each 2018 New Replacement Term B Loan Lender and each 2018 Converting Replacement Term B Loan Lender) party thereto, the Administrative Agent and the Third Amendment Lead Arrangers.

“Third Amendment Effective Date” has the meaning provided in the Third Amendment.

“Third Amendment Lead Arranger” has the meaning provided in the Third Amendment.

“Threshold Amount” means ~~$75,000,000~~, on any date of determination, the greater of (x) $100,000,000 and (y) 15.5% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period.

“TL Priority Collateral” means all “Term Loan Priority Collateral” as defined in the Intercreditor Agreement.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower or such other Person as may be expressly stated and calculated on a pro forma basis in respect of any test or covenant hereunder.

“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans or all Loans under a given Facility, as applicable.

“Total Revenues” means, at any time, the total revenues of the Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently ended Test Period, calculated on a pro forma basis in respect of any test or covenant hereunder.

“Transaction” means the transactions related to or incidental to, consisting of or in connection with (a) the refinancing of the Existing Credit Agreement and the other transactions contemplated thereby, (b) the making of the Borrowings hereunder on the Restatement Effective Date, (c) the execution and delivery by the Loan Parties of the Loan Documents to which they are a party, (d) the redemption of a portion of the 2016 Senior Subordinated Notes and (e) the payment of the Transaction Expenses.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transaction, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options in connection therewith.

“Transformative Acquisition” means any acquisition by the Borrower or any of its Restricted Subsidiaries of an unrelated third party that ~~is~~ either (a) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition ~~or~~, (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation (as determined by the Borrower acting in good faith) or (c) in connection with which the Borrower upsizes the 2020 Refinancing Term B Loans (including through an increase in the Class of the 2020 Refinancing Term B Loans or through the incurrence of another Class of Loans).

“Transformative Disposition” shall mean a sale or other disposition of assets (or series of sales or other dispositions of assets) (including Equity Interests, and including by way of a merger or consolidation) accounting for greater than or equal to 30% of EBITDA (calculated on a pro forma basis) of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.

“Treasury Capital Stock” has the meaning set forth in Section 7.02(b)(ii)(A).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” has the meaning set forth in Section 4.01(c).

“Unfunded Pension Liability” means, at a point in time, the excess of a Pension Plan’s benefit liabilities, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to applicable laws for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the PBA.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(i)                 any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Borrower;

(ii)               such designation complies with the covenant described under Section 7.02;

(iii)             each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary; and

(iv)              immediately after giving effect to such designation, no Default shall have occurred and be continuing.

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, (I) no Default shall have occurred and be continuing and (II) either (A) the Borrower could satisfy the Fixed Charge Coverage Ratio Incurrence Test, on a pro forma basis taking into account such designation or (B) immediately after giving pro forma effect to such designation, as if such designation had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries would be greater than the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction.

Any such designation by the Borrower shall be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors of the Borrower or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Special Resolution Regimes” has the meaning provided in Section 10.27.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by (b) the sum of all such payments.

“Wholly–Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly–Owned Subsidiaries of such Person or by such Person and one or more Wholly–Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)             The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            (i)           The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)             Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)            The term “including” is by way of example and not limitation. The word “or” is not exclusive.

(iv)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)             In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)            For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

SECTION 1.03. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)                ~~[Reserved].~~Notwithstanding anything in this Agreement to the contrary, unless the Borrower has notified the Administrative Agent in writing that this clause (b) shall not apply with respect to an applicable Test Period on or prior to the delivery of financial statements for such Test Period pursuant to Section 6.01, each provision under this Agreement, shall, in each case, be determined without giving effect to ASC 842 (Leases), except that financial statements delivered pursuant to Section 6.01 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of such delivery).

(c)                The principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with GAAP.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc~~.~~. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later). For purposes of calculating the Consolidated Secured Debt Ratio and Consolidated Total Leverage Ratio, the equivalent in Dollars of any Indebtedness denominated in a currency other than Dollars will reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such other Indebtedness.

SECTION 1.09. Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.10. Pro Forma and Other Calculations.

(a)           Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated Secured Debt Ratio, the Consolidated Total Leverage Ratio, Fixed Charge Coverage Ratio, and compliance with covenants determined by reference to EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.10; provided, however, that notwithstanding anything to the contrary in clauses (b), (c), (d), (e) or (f) of this Section 1.10, when calculating (i) the Consolidated Total Leverage Ratio for purposes of Section 2.05(b)(i) and determining the Required Percentage of Excess Cash Flow or (ii) the Consolidated Secured Debt Ratio for purposes of the definition of “Applicable Rate”, the events described in this Section 1.10 that occurred subsequent to the end of the applicable Excess Cash Flow Period or applicable Relevant Reference Period, respectively, shall not be given pro forma effect.

(b)           For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to EBITDA or Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.10) that have been made (i) during the applicable Relevant Reference Period or (ii) other than as described in the proviso to clause (a) above, subsequent to such Relevant Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio or test, or any such calculation of EBITDA or Total Assets, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Relevant Reference Period (or, in the case of Total Assets, on the last day of the applicable Relevant Reference Period). If since the beginning of any applicable Relevant Reference Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of the Restricted Subsidiaries since the beginning of such Relevant Reference Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.10, then such financial ratio or test (or EBITDA or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.10.

(c)           Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, synergies and operating expense reductions projected by the Borrower in good faith to be realized as a result of specified actions taken or with respect to which substantial steps have been taken or are expected in good faith to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and such that “run-rate” means the full recurring benefit for a period that is associated with any action taken or for which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions), and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests relating to such Specified Transaction (and in respect of any subsequent pro forma calculations in which such Specified Transaction or cost savings, operating expense reductions and synergies are given pro forma effect) and during any applicable subsequent Relevant Reference Period for any subsequent calculation of such financial ratios and tests; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken or substantial steps with respect to such actions are or are expected to be taken no later than eighteen (18) months after the date of such Specified Transaction and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(d)          In the event that (w) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes) or (x) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (i) during the applicable Relevant Reference Period or (ii) subject to clause (a) above, subsequent to the end of the applicable Relevant Reference Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Relevant Reference Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Capital Stock will be given effect as if the same had occurred on the first day of the applicable Relevant Reference Period).

(e)           If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio (or similar ratio) is made had been the applicable rate for the applicable entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined in good faith by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or any applicable Restricted Subsidiary may designate.

(f)            In connection with any action being taken in connection with the consummation of a Limited Condition Transaction, for purposes of:

(i)                determining pro forma compliance with any provision of this Agreement which requires the calculation of any ~~financial ratio or test, including the Consolidated Secured Debt Ratio, the Fixed Charge Coverage Ratio and the Consolidated Total Leverage Ratio; or~~Financial Incurrence Test;

(ii)               testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of EBITDA or Total Assets); or

(iii)              determining the accuracy or compliance of any representation or warranty or the existence of any Default or Event of Default,

in each case under this clause (f), at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be ~~either (x)~~ the date ~~that~~ the definitive agreement or irrevocable notice, as applicable, for such Limited Condition Transaction is entered into or ~~(y) the date that such Limited Condition Transaction is consummated (any such date selected by the Borrower, an~~otherwise effective (the “LCT Test Date”), and if, after giving pro forma effect to the ~~applicable~~ Limited Condition Transaction ~~and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), the~~, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with; provided that (x) the Borrower may, in lieu of calculating any ratio, test or basket for purposes of clause (f)(i) or (f)(ii) above in connection with a Limited Condition Transaction, elect to calculate such ratio, test or basket for purposes of clauses (f)(i) and (f)(ii) above in respect of the last twelve fiscal months of the Borrower for which monthly financial statements are internally available by delivering an LTM Determination Notification) and (y) if financial statements for one or more subsequent fiscal quarters (or, if the Borrower has delivered an LTM Determination Notification, subsequent fiscal months) or fiscal years, as applicable, shall have become available prior to the consummation of the applicable Limited Condition Transaction, the Borrower may elect, in its sole discretion, to re-determine availability under any applicable ratio, test or basket for purposes of clause (f)(i) and (f)(ii) above on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date of such ratio, test or basket for purposes of clause (f)(i) and (f)(ii) above. For the avoidance of doubt, (i) if the Borrower has ~~elected~~made an LCT ~~Test Date that is the date that the definitive agreement for a Limited Condition Transaction is entered into~~Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been satisfied as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA, Consolidated Interest Expense or Total Assets, at or prior to the consummation of the relevant ~~Limited Condition Transaction~~transaction or action, such baskets, tests or ratios will ~~not~~ be deemed not to have failed to have been satisfied as a result of such fluctuations ~~solely for purposes of determining whether the relevant~~and (ii) such ratios, tests or baskets shall not be tested at the time of consummation of such Limited Condition Transaction, unless the Borrower elects in its sole discretion to test such ratio, test or basket on the date such Limited Condition Transaction is ~~permitted to be~~ consummated ~~under this Agreement~~instead of the LCT Test Date. If the Borrower has ~~elected~~made an LCT ~~Test Date that is the date that the definitive agreement for a~~Election for any Limited Condition Transaction ~~is entered into~~, then in connection with any ~~calculation of any ratio, test or basket with respect to any subsequent~~ event or transaction occurring after the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires or date for redemption, repurchase, defeasance, satisfaction and discharge or repayment or otherwise specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction (a “Subsequent Transaction”) in connection with which a ratio, test or basket availability calculation must be made on a pro forma basis or giving pro forma effect to such Subsequent Transaction, for purposes of determining whether such ratio, test or basket availability has been complied with under this Agreement ~~(and whether such Subsequent Transaction is permitted under this Agreement or any Loan Document)~~, any such ratio, test or basket shall be required to be satisfied on a pro forma basis ~~(x)~~ assuming such Limited Condition Transaction and other transactions in connection therewith ~~(including any incurrence of Indebtedness and the use of proceeds thereof)~~ have been consummated ~~and (y) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated~~.

(g)               With respect to (x) any amounts incurred or transactions entered into (or consummated) in reliance on a basket (any such basket, a “Fixed Basket”) of this Agreement (including any revolving loan and, to the extent established or incurred under clause (A) or (B) of “Available Incremental Amount”, Incremental Term Loans and Incremental Equivalent Debt) that does not require compliance with a Financial Incurrence Test (any such amounts, including for the avoidance of doubt, any grower component based on EBITDA or Total Assets, the “Fixed Amounts”), in each case under this clause (x), substantially concurrently with (y) any amounts incurred or transactions entered into (or consummated) in reliance on a basket (any such basket, a “Non-Fixed Basket”) of this Agreement (including Incremental Term Loans and Incremental Equivalent Debt incurred or established under clause (C) of “Available Incremental Amount” that requires compliance with a financial ratio or test (including the Consolidated Total Leverage Ratio, the Consolidated Secured Debt Ratio and the Fixed Charge Coverage Ratio) (any such financial ratio or test, a “Financial Incurrence Test”), it is understood and agreed that the amounts in clause (x) shall be disregarded in the calculation of the Financial Incurrence Test applicable to the amounts in clause (y); provided that, notwithstanding anything else provided herein, any amounts incurred or transactions entered into (or consummated) in reliance on a basket of this Agreement that is expressly limited by a fixed-dollar limitation (including any grower component based on a percentage of EBITDA or Total Assets) and that includes, as a condition to incurring (or consummating) applicable amounts or transactions, in reliance on such basket limited by a fixed-dollar limitation, a requirement of compliance with a Financial Incurrence Test shall constitute a “Fixed Amount” hereunder.

(h)               For purposes of determining compliance with the covenants set forth in Article VII, in the event that any Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment or redemption of Indebtedness (or, in each case of any of the foregoing, any portion thereof) meets the criteria of one, or more than one, of the applicable baskets of the applicable covenant (including within any sub-clauses, sub-categories or sub-items under this Agreement) then permitted pursuant to any clause of subsection of Article VII, as applicable, such transaction (or portion thereof) at any time shall be permitted under one or more of such baskets of such covenant (including within any sub-clauses, sub-categories or sub-items under this Agreement) at the time of such transaction or incurrence thereof or at any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time, and the Borrower may, in its sole discretion, classify and reclassify and, from time to time, later divide, classify or reclassify, such Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment or redemption of Indebtedness (or, in each case of any of the foregoing, any portion thereof) among such applicable baskets of such covenant (including any sub-clauses, sub-categories or sub-items under this Agreement), as applicable, in any manner not expressly prohibited by this Agreement (and, for the avoidance of doubt, will only be required to include such transaction or incurrence in such of the applicable baskets of such covenant (including any sub-clauses, sub-categories or sub-items under this Agreement) as determined by Borrower at such time); provided that, notwithstanding the foregoing (x) all Indebtedness outstanding under the ABL Loan Documents incurred in reliance on Section 7.03(b)(i) will at all times be deemed to be outstanding in reliance on Section 7.03(b)(i), (y) all Indebtedness outstanding under the 2027 Senior Unsecured Notes Indenture on the Fourth Amendment Effective Date will at all times be deemed to be outstanding in reliance on Section 7.03(b)(ii) and (z) all Indebtedness outstanding under the 2027 Senior Secured Notes Indenture on the Fourth Amendment Effective Date will at all times be deemed to be outstanding in reliance on Section 7.03(b)(i).

(i)                 If any Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, Contractual Requirement, prepayment or redemption of Indebtedness or other transaction or action is incurred, issued or consummated in reliance on a Basket measured by reference to a percentage of EBITDA or Total Assets, and any such Lien, Investment, Indebtedness, Disqualified Stock or preferred Capital Stock, disposition or other sale or transfer of assets, Restricted Payment, Affiliate transaction, Contractual Requirement, prepayment or redemption of Indebtedness or other transaction or action would subsequently exceed the applicable percentage of EBITDA or Total Assets, as applicable, under such basket if calculated based on the EBITDA or Total Assets, as applicable, on a later date (including the date of any refinancing), such percentage of EBITDA or Total Assets, as applicable, will be deemed not to be exceeded; provided that, in the case of refinancing any Indebtedness, Disqualified Stock or preferred Capital Stock (and any related Lien) in reliance on this clause (i), the principal amount of such refinancing Indebtedness, Disqualified Stock or preferred Capital Stock does not exceed the aggregate outstanding principal amount, accreted value or liquidation preference of the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, plus the amount of any unused commitments thereunder, plus accrued interest, fees, expenses, defeasance costs and premium (including call and tender premiums), if any, under the refinanced Indebtedness, Disqualified Stock or preferred Capital Stock, plus underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items) in connection with the refinancing of such Indebtedness, Disqualified Stock or preferred Capital Stock and the incurrence or issuance of such refinancing Indebtedness, Disqualified Stock or preferred Capital Stock.

SECTION 1.11. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.12. Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Section 3.03(b) and (c) provide a mechanism for (a) determining an alternative rate of interest if the LIBO Rate is no longer available or in the other circumstances set forth in Section 3.03(b) and (b) modifying this Agreement to give effect to such alternative rate of interest. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans. Subject to the terms and conditions set forth herein, or in the ~~First Amendment, the Second Amendment or the Third~~Fourth Amendment, as applicable:

~~(a)           On the Restatement Effective Date, each Lender severally agrees to make to the Borrower Term B Loans denominated in Dollars in a principal amount equal to such Lender’s Term B Commitment on (and as of) the Restatement Effective Date.~~

~~(b)           On the First Amendment Effective Date, each Lender severally agrees to make to the Borrower Incremental 2014 Term Loans denominated in Dollars in a principal amount equal to such Lender’s Incremental 2014 Term Commitment on (and as of) the First Amendment Effective Date.~~

~~(c)           On the Initial Second Amendment Effective Date, (A) each Lender holding Term B Loans that is a 2016 Converting Replacement Term B-1 Loan Lender severally agrees that, without further action by any party to this Agreement, a portion of such Lender’s Term B Loans equal to such Lender’s Allocated Replacement Term B-1 Loan Conversion Amount shall automatically be converted into a 2016 Converted Replacement Term B-1 Loan to the Borrower in Dollars and in like principal amount, (B) each 2016 New Replacement Term B-1 Loan Lender severally agrees to make a 2016 New Replacement Term B-1 Loan to the Borrower on the Initial Second Amendment Effective Date denominated in Dollars in a principal amount not to exceed its 2016 New Replacement Term B-1 Loan Commitment, (C) each Lender holding Incremental 2014 Term Loans that is a 2016 Converting Replacement Term B-2 Loan Lender severally agrees that, without further action by any party to this Agreement, a portion of such Lender’s Incremental 2014 Term Loans equal to such Lender’s Allocated Replacement Term B-2 Loan Conversion Amount shall automatically be converted into a 2016 Converted Replacement Term B-2 Loan to the Borrower in Dollars and in like principal amount and (D) each 2016 New Replacement Term B-2 Loan Lender severally agrees to make a 2016 New Replacement Term B-2 Loan to the Borrower on the Initial Second Amendment Effective Date denominated in Dollars in a principal amount not to exceed its 2016 New Replacement Term B-2 Loan Commitment. Immediately following the incurrence of the 2016 Replacement Term B-1 Loans and the 2016 Replacement Term B-2 Loans, in each case, on the Initial Second Amendment Effective Date (and the application of the proceeds thereof as provided in Section 4(a)(vi) of the Second Amendment), all such 2016 Replacement Term B-2 Loans shall be converted into 2016 Replacement Term B-1 Loans pursuant to the 2016 Replacement Term Loan Conversion.~~

(a)           [Reserved].

(b)           [Reserved].

(c)           [Reserved].

(d)           [Reserved].

(~~d~~e)         On the ~~Third~~Fourth Amendment Effective Date, (A) each Lender holding ~~2016~~2018 Replacement Term ~~B-1~~B Loans that is a ~~2018~~2020 Converting ~~Replacement~~Refinancing Term B Loan Lender severally agrees that, without further action by any party to this Agreement, a portion of such Lender’s ~~2016~~2018 Replacement Term ~~B-1~~B Loans equal to such Lender’s Allocated ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion Amount shall automatically be converted into a ~~2018~~2020 Converted ~~Replacement~~Refinancing Term B Loan to the Borrower in Dollars and in like principal amount and (B) each ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loan Lender severally agrees to make a ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loan to the Borrower on the ~~Third~~Fourth Amendment Effective Date denominated in Dollars in a principal amount not to exceed its ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loan Commitment.

(~~e~~f)          Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans of a given Class from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s delivery of an irrevocable ~~notice~~Committed Loan Notice to the Administrative Agent~~, which may be given by telephone~~. Each such ~~notice~~Committed Loan Notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or conversion of any Eurocurrency Rate Loans to Base Rate Loans. Each ~~telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery~~Committed Loan Notice must be delivered to the Administrative Agent ~~of a written Committed Loan Notice~~, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof, or such other amount as requested by the Borrower from time to time and agreed to by Administrative Agent in its sole discretion. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or such other amount as requested by the Borrower from time to time and agreed to by Administrative Agent in its sole discretion. Each Committed Loan Notice ~~(whether telephonic or written)~~ shall specify (i) whether the Borrower is requesting a Borrowing (and the applicable Class thereof), a conversion of Loans of a given Class from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(a)               Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans or Commitments, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 (or in any applicable Extension Amendment, Incremental Amendment or Refinancing Amendment) and Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(b)                Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require by written notice to the Borrower that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(c)                The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d)                After giving effect to all Borrowings, all conversions of Loans of a given Class from one Type to the other, and all continuations of Loans of a given Class as the same Type, there shall not be more than eight (8) Interest Periods in effect (or such greater number as may be acceptable to the Administrative Agent); provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(e)                The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(f)                 No conversion of ~~(i)~~ outstanding 2018 Replacement Term B Loans into ~~2016 Converted Replacement Term B-1 Loans pursuant to the 2016 Replacement Term B-1 Loan Conversion, (ii) outstanding Incremental 2014 Term Loans into 2016 Converted Replacement Term B-2 Loans pursuant to the 2016 Replacement Term B-2 Loan Conversion, (iii) outstanding 2016 Replacement Term B-2 Loans into 2016 Replacement Term B-1 Loans pursuant to the 2016 Replacement Term Loan Conversion or (iv) outstanding 2016 Replacement Term B-1 Loans into 2018 Converted Replacement~~2020 Converted Refinancing Term B Loans pursuant to the ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion shall~~, in any case,~~ constitute a voluntary or mandatory payment, prepayment or commitment reduction for purposes of this Agreement.

SECTION 2.03. [RESERVED].

SECTION 2.01. [RESERVED].

SECTION 2.02. Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof; (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (4) any prepayment of ~~Term B Loans made prior to the first anniversary of the Restatement Effective Date in connection with a Repricing Transaction shall be accompanied by the payment of the fee described in Section 2.09(b); (5) any prepayment of Incremental 2014 Term~~2020 Refinancing Term B Loans made on or prior to the six-month anniversary of the ~~First~~Fourth Amendment Effective Date in connection with a Repricing Transaction shall be accompanied by the payment of the fee required by Section 2.09(~~c); (6) any prepayment of 2016 Replacement Term B-1 Loans made on or prior to the six-month anniversary of the Initial Second Amendment Effective Date in connection with a Repricing Transaction shall be accompanied by the payment of the fee required by Section 2.09(d) and (7) any prepayment of 2018 Replacement Term B Loans made on or prior to the six-month anniversary of the Third Amendment Effective Date in connection with a Repricing Transaction shall be accompanied by the payment of the fee required by Section 2.09(e~~b). Each such notice shall specify the date and amount of such prepayment, the Class(es) and Type(s) of Loans to be prepaid (such Class(es) and Type(s) of Loans to be selected by the Borrower) and the manner in which the Borrower elects to have such prepayment applied to scheduled repayments of Loans of a given Class required pursuant to Section 2.07; provided that in the event such notice fails to specify the manner in which the respective prepayment shall be applied to scheduled repayments of such Class of Loans required pursuant to Section 2.07, such prepayment of such Class of Loans shall be applied in direct order of maturity to scheduled repayments thereof required pursuant to Section 2.07. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans of a given Class pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares; provided that, notwithstanding anything to the contrary herein, ~~(x) 2016~~2020 Converted ~~Replacement~~Refinancing Term ~~B-1~~B Loans outstanding on the ~~Initial Second~~Fourth Amendment Effective Date immediately after the ~~2016 Replacement~~2020 Refinancing Term ~~B-1~~B Loan Conversion and immediately prior to the prepayment of 2018 Replacement Term B Loans not subject to the ~~2016 Replacement~~2020 Refinancing Term ~~B-1~~B Loan Conversion with the Net Proceeds of ~~2016~~2020 New ~~Replacement~~Refinancing Term ~~B-1~~B Loans shall not be subject to ratable prepayment on the ~~Initial Second~~Fourth Amendment Effective Date with ~~Term B Loans, (y) 2016 Converted Replacement Term B-2 Loans outstanding on the Initial Second Amendment Effective Date immediately after the 2016 Replacement Term B-2 Loan Conversion and immediately prior to the prepayment of Incremental 2014 Term Loans not subject to the 2016 Replacement Term B-2 Loan Conversion with the Net Proceeds of 2016 New Replacement Term B-2 Loans shall not be subject to ratable prepayment on the Initial Second Amendment Effective Date with Incremental 2014 Term Loans and (z) 2018 Converted Replacement Term B Loans outstanding on the Third Amendment Effective Date immediately after the 2018 Replacement Term B Loan Conversion and immediately prior to the prepayment of 2016 Replacement Term B-1 Loans not subject to the 2018 Replacement Term B Loan Conversion with the Net Proceeds of 2018 New Replacement Term B Loans shall not be subject to ratable prepayment on the Third Amendment Effective Date with 2016 Replacement Term B-1~~2018 Replacement Term B Loans. Notwithstanding anything to the contrary herein, no notice contemplated by this Section 2.05(a) shall be required in connection with any voluntary prepayment of ~~Term B Loans and Incremental 2014 Term Loans contemplated by the Second Amendment or any voluntary prepayment of 2016 Replacement Term B-1~~2018 Replacement Term B Loans contemplated by the ~~Third~~Fourth Amendment.

(ii)       Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the outstanding Loans of a given Class, which refinancing shall not be consummated or shall otherwise be delayed.

(iii)      Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Event of Default has occurred and is continuing and (y) no proceeds of ABL Loans or Incremental Term Loans are used for this purpose, any Company Party may prepay the outstanding Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or any Holdco, the Borrower or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A)      Any Company Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(iii); provided that no Company Party shall initiate any action under this Section 2.05(a)(iii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B)       (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(iii)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Company Party to the Auction Agent) (the “Specified Discount Prepayment Response Date”).

(2)       Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)       If there is at least one (1) Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and tranches of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Term Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)       (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant tranche of Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(iii)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Company Party to the Auction Agent) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2)       The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)       If there is at least one (1) Participating Lender, the relevant Company Party will prepay the respective outstanding Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)       (1) Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Loans the applicable Company Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(iii)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Term Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Company Party to the Auction Agent) (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and tranches of such Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2)       The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party in its sole discretion (the “Acceptable Discount”), if any. If the Company Party elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, then in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)       Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(iii)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)       In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary and documented fees and out-of-pocket expenses from a Company Party in connection therewith.

(F)       If any Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Loans on the Discounted Prepayment Effective Date, without premium or penalty. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 2.05(a)(iii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Term Lenders in accordance with their respective Pro Rata Share or other applicable share hereunder. The aggregate principal amount of the tranches and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G)       To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(iii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Company Party.

(H)      Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(iii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)        Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(iii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(iii) as well as activities of the Auction Agent.

(J)        Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(iii) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

~~(iv)      In connection with the incurrence of 2016 New Replacement Term B-1 Loans pursuant to Section 2.01(c)(B) and the repayment of Term B Loans with the proceeds thereof, the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Borrower shall be obligated to pay to each 2016 Non-Converting Replacement Term B-1 Loan Lender all breakage or other costs of the type referred to in Section 3.05 (if any) incurred or suffered in connection with the repayment of the outstanding Term B Loans of such 2016 Non-Converting Replacement Term B-1 Loan Lender with the proceeds of 2016 New Replacement Term B-1 Loans (it being understood that breakage or other costs of the type referred to in Section 3.05 (if any) shall not be payable to 2016 Converting Replacement Term B-1 Loan Lenders in connection with (x) the 2016 Replacement Term B-1 Loan Conversion or (y) any Term B Loans of such 2016 Converting Replacement Term B-1 Loan Lender which are not subject to the 2016 Replacement Term B-1 Loan Conversion and which are prepaid with the proceeds of the 2016 New Replacement Term B-1 Loans).~~

~~(v)       In connection with the incurrence of 2016 New Replacement Term B-2 Loans pursuant to Section 2.01(c)(D) and the repayment of Incremental 2014 Term Loans with the proceeds thereof, the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Borrower shall be obligated to pay to each 2016 Non-Converting Replacement Term B-2 Loan Lender all breakage or other costs of the type referred to in Section 3.05 (if any) incurred or suffered in connection with the repayment of the outstanding Incremental 2014 Term Loans of such 2016 Non-Converting Replacement Term B-2 Loan Lender with the proceeds of 2016 New Replacement Term B-2 Loans (it being understood that breakage or other costs of the type referred to in Section 3.05 (if any) shall not be payable to 2016 Converting Replacement Term B-2 Loan Lenders in connection with (x) the 2016 Replacement Term B-2 Loan Conversion or (y) any Incremental 2014 Term Loans of such 2016 Converting Replacement Term B-2 Loan Lender which are not subject to the 2016 Replacement Term B-2 Loan Conversion and which are prepaid with the proceeds of the 2016 New Replacement Term B-2 Loans).~~

(~~vi~~iv)   In connection with the incurrence of ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loans pursuant to Section 2.01(~~d~~e)(B) and the repayment of ~~2016~~2018 Replacement Term ~~B-1~~B Loans with the proceeds thereof, the Lenders and the Borrower hereby agree that, notwithstanding anything to the contrary contained in this Agreement, the Borrower shall be obligated to pay to each ~~2018~~2020 Non-Converting ~~Replacement~~Refinancing Term B Loan Lender all breakage or other costs of the type referred to in Section 3.05 (if any) incurred or suffered in connection with the repayment of the outstanding ~~2016 Replacement Term B-1 Loans of such 2018 Non-Converting~~2018 Replacement Term B Loans of such 2020 Non-Converting Refinancing Term B Loan Lender with the proceeds of ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loans (it being understood that breakage or other costs of the type referred to in Section 3.05 (if any) shall not be payable to ~~2018~~2020 Converting ~~Replacement~~Refinancing Term B Loan Lenders in connection with (x) the ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion or (y) any ~~2016~~2018 Replacement Term ~~B-1~~B Loans of such ~~2018~~2020 Converting ~~Replacement~~Refinancing Term B Loan Lender which are not subject to the ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion and which are prepaid with the proceeds of the ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loans).

(b)                ~~(a)~~ Mandatory. (i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to (A) the Required Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements minus (B) the aggregate amount of all voluntary prepayments of Loans (~~excluding prepayments pursuant to Section 2.05(a)(iii)~~with respect to any such prepayments or repurchases below par, with credit given for the actual amount of the cash payment) or other Indebtedness permitted hereunder that is secured on a pari passu basis with the Obligations (with corresponding commitment reductions in the case of any such Indebtedness that is revolving Indebtedness) during such Excess Cash Flow Period to the extent such prepayments are not funded with the proceeds of Indebtedness~~.~~; provided however, that the Borrower may use a portion of such Excess Cash Flow to prepay or repurchase any Other Applicable Indebtedness to the extent the documents governing such Indebtedness require such a prepayment or repurchase thereof with Excess Cash Flow, in each case in an amount not to exceed the lesser of (i) the amount required under the documents governing such Indebtedness and (ii) a pro rata payment amount based on the outstanding principal amounts of such Indebtedness and the Loans.

(ii)               (A) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Proceeds.

(B) If the Borrower incurs or issues any Credit Agreement Refinancing Indebtedness (other than solely by means of extending or renewing then existing Credit Agreement Refinancing Indebtedness of the type described in clause (a), (b) or (c) of the definition thereof without resulting in any Net Proceeds), the Borrower shall prepay an aggregate principal amount of Loans in an amount equal to 100% of the Net Proceeds of such Credit Agreement Refinancing Indebtedness on the date such Credit Agreement Refinancing Indebtedness is incurred or issued. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(b)(ii)(B) if such prepayment would have resulted from the incurrence of issuance of Credit Agreement Refinancing Indebtedness, which incurrence or issuance shall not be consummated or shall otherwise be delayed.

(iii)               The amount of each principal repayment of Loans made as required by this Section 2.05(b) shall be applied pro rata to each Class of Loans (based upon the then outstanding principal amounts of the respective Classes of Loans); provided, that (A) any prepayment of Loans with the Net Proceeds of, or in exchange for, Credit Agreement Refinancing Indebtedness may be applied to the applicable Class or Classes of Refinanced Debt selected by the Borrower, and (B) at the request of the Borrower, in lieu of such application on a pro rata basis among all Classes of Loans, such prepayment may be applied to any Class of Loans so long as the Maturity Date of such Class of Loans (or such Classes of Loans) precedes the Maturity Date of each other Class of Loans then outstanding or, in the event more than one Class of Loans shall have an identical Maturity Date, to such Classes on a pro rata basis. Each prepayment of Loans of a given Class pursuant to this Section 2.05(b) shall be applied in direct order of maturity to scheduled repayments of such Loans required pursuant to Section 2.07 and each such prepayment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(iv)              The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment and shall specify the Class(es) and Type(s) of Loans to be prepaid (such Class(es) and Type(s) of Loans to be selected by the Borrower in accordance with Section 2.05(b)(iii)). The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(c)                ~~(b)~~ Asset Sale/Casualty Event Offer to Purchase. (i) Within 450 days after the receipt of any Net Proceeds of any Asset Sale or Casualty Event in respect of TL Priority Collateral, the Borrower or ~~the applicable~~any Restricted Subsidiary, at its option, may apply cash in an amount equal to the Net Proceeds from such Asset Sale or Casualty Event (A) (~~I) if the assets subject to the respective Asset Sale or Casualty Event constituted TL Priority Collateral (~~x) to make an offer to the Appropriate Lenders to prepay Loans in accordance with the procedures set forth below for an Asset Sale/Casualty Event Offer, with each such prepayment pursuant to this Section 2.05(c) to be applied ratably to each Class of Loans then outstanding; provided that, at the request of the Borrower, in lieu of such application on a pro rata basis among all Classes of Loans, such prepayment may be applied to any Class of Loans so long as the Maturity Date of such Class of Loans (or such Classes of Loans) precedes the Maturity Date of each other Class of Loans then outstanding or, in the event more than one Class of Loans shall have an identical Maturity Date, to such Classes on a pro rata basis, or (y) to prepay, purchase, redeem or permanently reduce (or make an offer to purchase, prepay, redeem or permanently reduce) Permitted First Priority Refinancing Debt, the 2027 Senior Secured Notes, Incremental Equivalent Debt that is secured by a Lien on the Collateral that ranks on a pari passu basis (without regard to control of remedies) with the Obligations or other Indebtedness permitted by Section 7.03 that is secured by a Lien on the Collateral that ranks on a pari passu basis (without regard to control of remedies) with the Obligations (or, in each case, any Indebtedness pursuant to a Permitted Refinancing in respect thereof that is secured by a Lien on the Collateral that ranks on a pari passu basis (without regard to control of remedies) with the Obligations) ~~pursuant to the terms of the documentation governing such Indebtedness~~, in each case under this clause (y), with such Net Proceeds from such Asset Sale or Casualty Event (such ~~Permitted First Priority Refinancing Debt, Incremental Equivalent Debt or other Indebtedness permitted by Section 7.03 that is incurred after the Restatement Effective Date or, in each case, any Indebtedness pursuant to a Permitted Refinancing in respect thereof and secured by a Permitted Lien on a pari passu basis (without regard to control of remedies) with the Obligations (~~Indebtedness set forth under this clause (y), collectively, “Other Applicable Indebtedness”)); provided, however, that in connection with any prepayment, redemption, reduction, repayment or purchase of Indebtedness pursuant to clause (~~I)(~~y), (1) the Borrower or such Restricted Subsidiary shall permanently retire such Indebtedness and, in the case of obligations under revolving credit facilities or other similar Indebtedness, shall correspondingly permanently reduce commitments with respect thereto (other than obligations owed to the Borrower or a Restricted Subsidiary) and (2) the Borrower or such Restricted Subsidiary will equally and ratably reduce the amount of Indebtedness outstanding under this Agreement by, at its option, prepaying Loans in accordance with Section 2.05(a) or making an offer to all Appropriate Lenders to prepay their Loans in accordance with the procedures set forth below for an Asset Sale/Casualty Event Offer~~, or (II) if the assets subject to the respective Asset Sale or Casualty Event constituted ABL Priority Collateral, to repay outstanding ABL Loans as, and to the extent, required by any “cash sweep” provisions in the ABL Credit Agreement, or (B) so long as no Event of Default then exists, to acquire Additional Assets; provided, however, that, if the assets subject to the respective Asset Sale or Casualty Event constituted TL Priority Collateral, any such Additional Assets so acquired shall constitute TL Priority Collateral and concurrently with their acquisition shall be added to the Collateral securing the Secured Obligations in accordance with the provisions of Section 6.11 and the Collateral Documents, and provided, further, that to the extent such Additional Assets constitute the Capital Stock of any Person that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and Section 6.11, the assets of such Person that may be used or useful in a Similar Business are, in accordance with the provisions of Section 6.11 and the Collateral Documents, concurrently with the acquisition added to the Collateral securing the Secured Obligations. Notwithstanding the foregoing, if during such 450-day period~~ (provided that (X) if an offer to purchase, prepay, redeem or permanently reduce any Loan or Other Applicable Indebtedness is made, whether or not accepted by the holders of such Indebtedness, the amount of such offer shall be deemed not to be Net Proceeds for purposes of determining Excess Proceeds following such offer and (Y) if the holder of any Loan or Other Applicable Indebtedness declines the prepayment, redemption or purchase of such Indebtedness owed to it from such Net Proceeds, such declined amount will be deemed not to be Net Proceeds for purposes of determining Excess Proceeds; provided, further, that any such declined amounts under this sub-clause (Y), together with any offered amounts not accepted for purchase pursuant to sub-clause (X) above shall constitute “Declined Amounts”); or (B) to acquire Additional Assets; provided that in the case of this clause (B), a binding commitment or a binding letter of intent will be treated as a permitted application of the Net Proceeds from the date of such commitment or binding letter of intent so long as the Borrower or a Restricted Subsidiary enters into ~~a definitive~~such commitment or binding ~~agreement committing it to apply~~letter of intent with the good faith expectation that such Net Proceeds ~~of any Asset Sale or Casualty Event to acquire Additional Assets pursuant to clause (B) of this Section 2.05(c), then, so long as no Event of Default then exists, such 450-day period will be extended with respect to the amount of Net Proceeds so committed until~~will be applied to satisfy such commitment or binding letter of intent within 180 days of such commitment or binding letter of intent (or, if later, 450 days after the receipt of such Net Proceeds ~~are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement).~~) (an “Acceptable Commitment”) and, in the event that any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, then such Net Proceeds will constitute Excess Proceeds.

(ii)                Any Net Proceeds from the Asset Sale or the Casualty Event, as the case may be, that are not invested or applied as provided and within the time period set forth in Section 2.05(c)(i) will be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $100,000,000, the Borrower shall (x) make an offer within ten (10) Business Days after the date that Excess Proceeds exceed $100,000,000 to all Appropriate Lenders in accordance with the procedures set forth below for an Asset Sale/Casualty Event Offer, to prepay the maximum aggregate principal amount of Loans that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at a prepayment price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment in accordance with the terms contemplated in this Section 2.05(c); and (y) prepay all the Loans of such Lenders properly accepting such offer of prepayment in accordance with such Asset Sale/Casualty Event Offer (subject to the proration provisions set forth in paragraph (v) of this Section 2.05(c)). The Borrower may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale or a Casualty Event, as the case may be, by making an Asset Sale/Casualty Event Offer with respect to such Net Proceeds prior to the expiration of the relevant 450-day period or with respect to Excess Proceeds of $100,000,000 or less.

(iii)               An “Asset Sale/Casualty Event Offer” means a notice delivered to the Administrative Agent (which will promptly furnish such notice to the Appropriate Lenders) stating:

(I)        that an Asset Sale/Casualty Event Offer is being made pursuant to this Section 2.05(c) and that such Lender has the right to require the Borrower to prepay all or a portion of such Lender’s applicable Class(es) of Loans (subject to the proration provisions set forth in paragraph (v) of this Section 2.05(c)) at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment; and

(II)       the prepayment date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed).

(iv)              On the prepayment date, the Borrower (subject to the proration provisions set forth in paragraph (v) of this Section 2.05(c)) shall prepay the applicable Class(es) of Loans of all Appropriate Lenders who accept the Asset Sale/Casualty Event Offer at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment. If at the time of any prepayment pursuant to this Section 2.05(c) there shall be outstanding Borrowings of different Types or Eurocurrency Rate Loans with different Interest Periods, and if some but not all Lenders shall have accepted such Asset Sale/Casualty Event Offer, then the aggregate amount of such prepayment shall be allocated ratably to each outstanding Borrowing that comprises the Loans of the accepting Lenders. All prepayments of Loans under this Section 2.05(c) shall be subject to Section 2.05(d).

(v)                To the extent that the aggregate amount of the Loans accepted pursuant to an Asset Sale/Casualty Event Offer is less than the Excess Proceeds, the Borrower may use any remaining Excess Proceeds, together with any Declined Amounts, for general corporate purposes (any such remaining Excess Proceeds, together with any Declined Amounts, collectively, “Declined Excess Proceeds”), subject to the terms of this Agreement. If the aggregate principal amount of the Loans accepted in an Asset Sale/Casualty Event Offer exceeds the amount of Excess Proceeds, the prepayment shall be applied against such Loans on a pro rata basis based on the principal amount of the Loans tendered for acceptance. Upon completion of any such Asset Sale/Casualty Event Offer, the amount of Excess Proceeds related to such Asset Sale/Casualty Event Offer shall be reset to zero (regardless of whether or not there are any remaining Excess Proceeds upon such completion).

(vi)              Pending the final application of any Net Proceeds pursuant to this Section 2.05(c), the Borrower or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

(vii)              Each prepayment of Loans pursuant to this Section 2.05(c) shall be applied in direct order of maturity to scheduled repayments of Loans required pursuant to Section 2.07.

(d)                ~~(c)~~ Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05.

SECTION 2.03. Termination of Commitments. The ~~Term B Commitments of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Term B Loan pursuant to Section 2.01(a). The Incremental 2014 Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Incremental 2014 Term Loan pursuant to the First Amendment on the First Amendment Effective Date. The 2016 New Replacement Term B-1 Loan~~2020 New Refinancing Term B Loan Commitment of each ~~2016~~2020 New ~~Replacement~~Refinancing Term ~~B-1~~B Loan Lender shall be automatically and permanently reduced to $0 upon the making of such ~~2016~~2020 New ~~Replacement Term B-1 Loan Lender’s 2016 New Replacement Term B-1 Loan pursuant to the Second Amendment on the Initial Second Amendment Effective Date. The 2016 New Replacement Term B-2 Loan Commitment of each 2016 New Replacement Term B-2 Loan Lender shall be automatically and permanently reduced to $0 upon the making of such 2016 New Replacement Term B-2 Loan Lender’s 2016 New Replacement Term B-2 Loan pursuant to the Second Amendment on the Initial Second Amendment Effective Date. The 2018 New Replacement Term B Loan Commitment of each 2018 New Replacement Term B Loan Lender shall be automatically and permanently reduced to $0 upon the making of such 2018 New Replacement~~Refinancing Term B Loan Lender’s ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loan pursuant to the ~~Third~~Fourth Amendment on the ~~Third~~Fourth Amendment Effective Date.

SECTION 2.04. Amortization of Loans.

(a)                The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders holding ~~2018 Replacement~~2020 Refinancing Term B Loans (i) on the last Business Day of each July, October, January and April, an aggregate amount equal to 0.25% of ~~(A)~~ the aggregate initial principal amount of 2020 Refinancing Term B Loans outstanding on the ~~Restatement Effective Date plus (B) the aggregate initial principal amount of Incremental 2014 Term Loans outstanding on the First~~Fourth Amendment Effective Date ~~(as such scheduled amortization amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 or in connection with any Extension as provided in Section 2.16)~~ and (ii) on the Maturity Date for ~~2018 Replacement~~2020 Refinancing Term B Loans, the aggregate principal amount of all such ~~2018 Replacement~~2020 Refinancing Term B Loans outstanding on such date.

(b)               The amount of any such payment set forth in clause (a) above shall be adjusted to account for the addition of any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans to contemplate (i) the reduction in the aggregate principal amount of any Loans that were paid down in connection with the incurrence of such Incremental Term Loans, Extended Term Loans or Refinancing Term Loans, and (ii) any increase to payments to the extent and as required pursuant to the terms of any applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

SECTION 2.05. Interest(a). (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                ~~(a)~~ The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                ~~(b)~~ Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)                ~~(c)~~ All computations of interest hereunder shall be made in accordance with Section 2.10.

(e)                ~~(d)~~ Notwithstanding anything to the contrary contained in the definition of “Interest Period” or elsewhere in this Agreement, (i) each Eurocurrency Borrowing of ~~2016~~2018 Replacement Term ~~B-1~~B Loans existing on the ~~Third~~Fourth Amendment Effective Date immediately prior to the ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion (each, an “Original Eurocurrency Borrowing”), shall, upon the occurrence of the ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion be deemed to be a new Eurocurrency Borrowing of ~~2018 Replacement~~2020 Refinancing Term B Loans for all purposes of this Agreement; (ii) each such newly-deemed Eurocurrency Borrowing of ~~2018 Replacement~~2020 Refinancing Term B Loans shall be subject to the same Interest Period (and Eurocurrency Rate) as the Original Eurocurrency Borrowing to which it relates (as if no new Eurocurrency Borrowing had in fact occurred); (iii) the ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loans shall be initially incurred pursuant to a single Borrowing of Eurocurrency Loans which shall be added to (and thereafter be deemed to constitute a part of) each such newly-deemed Eurocurrency Borrowing of ~~2018 Replacement~~2020 Refinancing Term B Loans described in preceding subclause (i) on a pro rata basis (based on the relative sizes of such newly-deemed Eurocurrency Borrowings of ~~2018 Replacement~~2020 Refinancing Term B Loans), which such Borrowing shall be subject to (x) an Interest Period that commences on the ~~Third~~Fourth Amendment Effective Date and ends on the last day of the Interest Period of the applicable Original Eurocurrency Borrowing to which it is added as contemplated above by this clause (iii) and (y) the same Eurocurrency Rate applicable to the Original Eurocurrency Borrowing to which it is added as contemplated above by this clause (iii); and (iv) in connection with the ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion and the incurrence of ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loans pursuant to Section 2.01(~~d~~e)(B), the Administrative Agent shall (and is hereby authorized to) take all appropriate actions to ensure that all Lenders with outstanding ~~2018 Replacement~~2020 Refinancing Term B Loans (after giving effect to the ~~2018 Replacement~~2020 Refinancing Term B Loan Conversion and the incurrence of ~~2018~~2020 New ~~Replacement~~Refinancing Term B Loans pursuant to Section 2.01(~~d~~e)(B) participate in each newly-deemed Eurocurrency Borrowing of ~~2018 Replacement~~2020 Refinancing Term B Loans based on their respective pro rata shares.

SECTION 2.06. Fees. (a) The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

~~(b)               At the time of the effectiveness of any Repricing Transaction that is consummated on or prior to the first anniversary of the Restatement Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Term B Loans that are either prepaid, refinanced, substituted, replaced or otherwise subjected to a repricing reduction in connection with such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all Term B Loans prepaid, refinanced, substituted or replaced (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all Term B Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.~~

~~(c)       At the time of the effectiveness of any Repricing Transaction that is consummated on or prior to the six-month anniversary of the First Amendment Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Incremental 2014 Term Loans that are either prepaid, refinanced, substituted, replaced, converted or otherwise subjected to a pricing reduction in connection with such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all such Incremental 2014 Term Loans prepaid, refinanced, substituted, replaced or converted in connection with, or otherwise subject to, such Repricing Transaction and (y) in the case of a Repricing Transaction of the type described in clause (b) of the definition thereof, the aggregate principal amount of all such Incremental 2014 Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Transaction.~~

~~(d)       At the time of the effectiveness of any Repricing Transaction that is consummated on or prior to the six-month anniversary of the Initial Second Amendment Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding 2016 Replacement Term B-1 Loans that are either prepaid, refinanced, substituted, replaced, converted or otherwise subjected to a pricing reduction in connection with such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all such 2016 Replacement Term B-1 Loans prepaid, refinanced, substituted, replaced or converted in connection with, or otherwise subject to, such Repricing Transaction and (y) in the case of a Repricing Transaction of the type described in clause (b) of the definition thereof, the aggregate principal amount of all such 2016 Replacement Term B-1 Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Transaction.~~

(~~e~~b)       At the time of the effectiveness of any Repricing Transaction that is consummated on or prior to the six-month anniversary of the ~~Third~~Fourth Amendment Effective Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding ~~2018 Replacement~~2020 Refinancing Term B Loans that are either prepaid, refinanced, substituted, replaced, converted or otherwise subjected to a pricing reduction in connection with such Repricing Transaction (including each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 3.07), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all such ~~2018 Replacement~~2020 Refinancing Term B Loans prepaid, refinanced, substituted, replaced or converted in connection with, or otherwise subject to, such Repricing Transaction and (y) in the case of a Repricing Transaction of the type described in clause (b) of the definition thereof, the aggregate principal amount of all such ~~2018 Replacement~~2020 Refinancing Term B Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Transaction.

SECTION 2.07. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.08. Evidence of Indebtedness. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes payable to such Lender, which shall evidence such Lender’s Loans of the applicable Class or Classes in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(a)                On and after the ~~Initial Second~~Fourth Amendment Effective Date, each ~~2016~~2020 Converting ~~Replacement~~Refinancing Term ~~B-1~~B Loan Lender which holds a promissory note with respect to 2018 Replacement Term B Loans shall be entitled to surrender such promissory note to the Borrower against delivery of a new promissory note with respect to its ~~2016~~2020 Converted ~~Replacement~~Refinancing Term ~~B-1~~B Loans, completed in conformity with this Section 2.11; provided that if any such promissory note is not so surrendered, then from and after the ~~Initial Second~~Fourth Amendment Effective Date, such promissory note shall be deemed to evidence the ~~2016~~2020 Converted ~~Replacement~~Refinancing Term ~~B-1~~B Loans into which the 2018 Replacement Term B Loans theretofore evidenced by such promissory note have been converted pursuant to the ~~2016 Replacement~~2020 Refinancing Term ~~B-1~~B Loan Conversion.

~~(b)                On and after the Initial Second Amendment Effective Date, each 2016 Converting Replacement Term B-2 Loan Lender which holds a promissory note with respect to Incremental 2014 Term Loans shall be entitled to surrender such promissory note to the Borrower against delivery of a new promissory note with respect to its 2016 Converted Replacement Term B-2 Loans, completed in conformity with this Section 2.11; provided that if any such promissory note is not so surrendered, then from and after the Initial Second Amendment Effective Date, such promissory note shall be deemed to evidence the 2016 Converted Replacement Term B-2 Loans into which the Incremental 2014 Term Loans theretofore evidenced by such promissory note have been converted pursuant to the 2016 Replacement Term B-2 Loan Conversion.~~

~~(e)                On and after the Third Amendment Effective Date, each 2018 Converting Replacement Term B Loan Lender which holds a promissory note with respect to 2016 Replacement Term B-1 Loans shall be entitled to surrender such promissory note to the Borrower against delivery of a new promissory note with respect to its 2018 Converted Replacement Term B Loans, completed in conformity with this Section 2.11; provided that if any such promissory note is not so surrendered, then from and after the Third Amendment Effective Date, such promissory note shall be deemed to evidence the 2018 Converted Replacement Term B Loans into which the 2016 Replacement Term B-1 Loans theretofore evidenced by such promissory note have been converted pursuant to the 2018 Replacement Term B Loan Conversion.~~

(b)               ~~(d)~~ Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Sections 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.09. Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. on the relevant date shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(a)                If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)                Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)                 if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Effective Rate from time to time in effect; and

(ii)               if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(c)                If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e)                Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                 Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders ratably in accordance with such Lender’s pro rata share of the Outstanding Amount of all Classes of Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.10. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.11. Provisions Applicable to Canadian Loan Parties. (a) For the purposes of the Interest Act (Canada), to the extent applicable, whenever any interest payable by a Canadian Subsidiary Guarantor is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in such calculation.

(a)                Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable by a Canadian Loan Party under any Loan Document exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to such Loan Document in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of such section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of such Canadian Loan Party, the Administrative Agent and the applicable Lender or Lenders and the amount of such payment or collection will be refunded to such Canadian Loan Party only to the extent of the amount which is greater than the maximum effective annual rate permitted by such laws. For purposes of determining compliance with such section 347, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of this Agreement and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent will be prima facie evidence for the purposes of such determination.

(b)                For the purposes of the Interest Act (Canada), to the extent applicable, the principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

SECTION 2.12. Refinancing Amendments At any time after the ~~Restatement~~Fourth Amendment Effective Date, the Borrower may obtain from any Lender or any Additional Lender Credit Agreement Refinancing Indebtedness in respect of all or any portion of any Class(es) of the Loans then outstanding under this Agreement (which for this purpose will be deemed to include any then outstanding Class(es) of Loans, Extended Term Loans, Refinancing Term Loans or Incremental Term Loans), in the form of Refinancing Term Loans or Refinancing Term Commitments, in each case pursuant to a Refinancing Amendment; provided that, (i) the terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Loan Commitments of any Class shall be as agreed between the Borrower and the applicable Lender or Additional Lender providing such Refinancing Term Commitments, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of Term Loans existing on the closing date of such Credit Agreement Refinancing Indebtedness (~~i)~~the “Refinancing Facility Closing Date”), shall either, at the option of the Borrower, (x) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined by the Borrower) or (y) if not consistent with the terms of the corresponding Class of Term Loans not be materially more restrictive to the Borrower (as determined by the Borrower), when taken as a whole, than the terms of the applicable Class of Term Loans being refinanced or replaced (except (1) covenants or other provisions applicable only to periods after the Maturity Date of the 2020 Refinancing Term B Loans (as of the applicable Refinancing Facility Closing Date) of such Class being refinanced and (2) pricing (as to which any “most-favored nation” provision shall not apply), fees, rate floors, premiums, optional prepayment or redemption terms (which shall be determined by the Borrower)) unless the Lenders under the Term Loans existing on the Refinancing Facility Closing Date, receive the benefit of such more restrictive terms in such Credit Agreement Refinancing Indebtedness, (ii) will rank pari passu in right of payment and of security with the other Loans and Commitments hereunder~~, (ii) have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof,~~ and (iii) except as otherwise provided in Sections 2.05(a)(i), 2.05(b)(iii) and 2.05(c)(i) or as may be agreed to by the Lenders and Additional Lenders providing such Credit Agreement Refinancing Indebtedness in the respective Refinancing Amendment, each Class of Refinancing Term Loans shall be prepaid and repaid (or offered to be repaid in the case of Section 2.05(c)) on a pro rata basis with all voluntary prepayments and mandatory prepayments (other than amortization payments) of the other Classes of Loans ~~and (iv) otherwise be treated hereunder no more favorably, including with respect to covenants and events of default, than the Refinanced Debt; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained~~. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in such Refinancing Amendment and Section 4.02 ~~and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Restatement Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent (including Mortgage amendments) in order to ensure that the Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents~~. Each tranche of Credit Agreement Refinancing Indebtedness incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $50,000,000. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans and/or Refinancing Term Commitments), (ii) provide certain class protection to the Lenders and Additional Lenders providing such Credit Agreement Refinancing Indebtedness with respect to voluntary prepayments and mandatory prepayments, (iii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

SECTION 2.13. Extended Term Loans.

(a)             The Borrower may at any time and from time to time request that all or a portion of the Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall ~~(x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all relevant Lenders) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Loans under~~either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance (as determined in good faith by the Borrower) or (B) if not consistent with the terms of the applicable Existing Term Loan Tranche ~~to which such amended Extended Term Loans relate, except that: (i)~~, shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans of the Existing Term Loan Tranche unless (x) the Lenders of the Term Loans of such applicable Existing Term Loan Tranche receive the benefit of such more restrictive terms or (y) any such provisions only apply after the Maturity Date of the 2020 Refinancing Term B Loans; provided, however, that (1) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization ~~payments~~ of principal of the Term Loans of such Existing Term Loan Tranche~~, to the extent provided in the applicable~~ (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.07 or in the Extension Amendment~~; (ii)~~, as the ~~Effective Yield~~case may be, with respect to the ~~Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Loans of such~~ Existing Term Loan Tranche~~, in each case, to the extent provided in the applicable Extension Amendment ; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have optional prepayment terms (including call protection) as may be agreed by the Borrower and the Lenders thereof; provided, however, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the Maturity Date of any Extended Term Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Loans then outstanding hereunder, (C)~~from which such Extended Term Loans were converted) (it being understood that the Weighted Average Life to Maturity of any Extended Term Loans of a given Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of ~~any other~~the Existing Term Loan Tranche (as originally in effect prior to any amortization or prepayments thereto) ~~and (D) any~~from which such Extended Term Loans ~~(and the Liens securing the same) shall be permitted by the terms of the ABL Credit Agreement and the Intercreditor Agreement (in each case, to the extent the ABL Credit Agreement and the Intercreditor Agreement are then in effect)~~were converted), (2)(A) pricing, fees, optional prepayment or redemption terms shall be determined in good faith by the Borrower and the interest margins and floors with respect to the Extended Term Loans may be higher or lower than the interest margins and floors for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees, premiums or AHYDO payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins and floors contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (3) the Extended Term Loans may participate on a pro rata basis, greater than pro rata basis or less than pro rata basis in any voluntary prepayment of any Class of Term Loans hereunder and may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis, except for prepayments with the proceeds of Credit Agreement Refinancing Indebtedness) in any mandatory prepayments of any Class of Term Loans hereunder, (4) Extended Term Loans may have call protection and redemption terms as may be agreed by the Borrower and the Lenders thereof, (5) no consent shall be required by the Administrative Agent or any of the Lenders. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche converted into Extended Term Loans pursuant to any Extension Request and (6) any such request shall be made by the Borrower to all of the Lenders with Term Loans of the applicable Class on a pro rata basis. Any Extended Term Loans amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased). Each Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $50,000,000 and the Borrower may impose an Extension Minimum Condition with respect to any Extension Request, which may be waived by the Borrower in its sole discretion.

(b)             The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond (or such shorter period as shall be acceptable to the Administrative Agent in any given case), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Loans of any Existing Term Loan Tranche amended (and converted into Extended Term Loans) pursuant to any Extension Request. Any Lender (each, an “Extending Term Lender”) wishing to have all or a portion of its Loans under the Existing Term Loan Tranche subject to such Extension Request amended and converted into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Term Loan Tranche which it has elected to request be amended and converted into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Loans under the Existing Term Loan Tranche subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Loans subject to Extension Elections shall be amended and converted to Extended Term Loans on a pro rata basis based on the aggregate principal amount of Loans included in each such Extension Election.

(c)             Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender providing an Extended Term Loan thereunder which shall be consistent with the provisions set forth in Section 2.16(a) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and such other conditions as may be specified in the applicable Extension Amendment, the Extension Minimum Condition (unless waived by the Borrower) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Restatement Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby (x) agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Loans required pursuant to Section 2.07), (iii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment and (y) consent to the transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of interest, fees or premiums in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Amendment).

(d)             No conversion, amendment or extension of Loans pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(e)             This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

(f)              In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion and extension of Loans under the applicable Existing Term Loan Tranche in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Extension Series into which such other Loans were initially amended, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Amendment described in Section 2.16(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in clause (i), (ii), (iii) and (iv) of the last sentence of Section 2.16(c).

SECTION 2.14. Incremental Borrowings.

(a)             Incremental Term Commitments. The Borrower may at any time or from time to time after the ~~Restatement~~Fourth Amendment Effective Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments which may be of the same Class as any outstanding Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)             Incremental Term Loans. Any Incremental Term Loans (other than Term Loan Increases) made on an Incremental Facility Closing Date shall be designated a separate Incremental Series and Class of Incremental Term Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.17, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Loans and be treated as the same Incremental Series and same Class as any of such Loans.

(c)             Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.17 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Term Commitment, nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Term Commitment) or by any other bank or other financial institution or other institutional lenders (any such other bank, other financial institution or other institutional lenders being called an “Additional Incremental Lender”) (each such existing Lender or Additional Incremental Lender providing such Commitment or Loan, collectively, the “Incremental Term Lenders”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Additional Incremental Lender’s making such Incremental Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Additional Incremental Lender.

(d)             Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Term Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)                 no Event of Default shall exist after giving effect to such Incremental Term Commitments; provided that, with respect to any Incremental Amendment ~~the primary purpose of which is~~ to finance an Acquisition or any other Investment permitted by this Agreement constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person, this clause (i) may be waived or omitted by Incremental Term Lenders holding more than 50% of the aggregate Incremental Term Commitments under such Incremental Amendment;

(ii)               the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the Incremental Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided further that, with respect to any Incremental Amendment ~~the primary purpose of which is~~ to finance an Acquisition or any other Investment permitted by this Agreement constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person, this clause (ii) (other than with respect to the Specified Representations) may be waived or omitted (or the scope or content of any representation and warranty modified) by Incremental Term Lenders holding more than 50% of the aggregate Incremental Term Commitments under such Incremental Amendment; provided further that the accuracy of the Specified Representations may not be waived without the consent of the Required Lenders;

(iii)             each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $25,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence);

(iv)              the aggregate principal amount of the Incremental Term Loans shall not exceed the sum of (A) ~~$750,000,000~~the greater of (x) $650,000,000 and (y) 100% of EBITDA (calculated on a pro forma basis) of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period in the aggregate pursuant to this clause (A) ~~or (B~~minus, the aggregate principal amount of Incremental Equivalent Debt incurred (including any unused commitments obtained) prior to such date in reliance on this clause (A), plus (B) without duplication, the aggregate amount of (w) voluntary prepayments of 2020 Refinancing Term B Loans (including open market purchases of 2020 Refinancing Term B Loans (in the principal amount of the Indebtedness subject thereto) by the Borrower or any of its Restricted Subsidiaries at or below par and payments through Dutch auction procedures (in the principal amount of the Indebtedness subject thereto) and payments of 2020 Refinancing Term B Loans utilizing Section 3.07(c) or any other “yank-a-bank” provision hereunder), (x) permanent commitment reductions in respect of any revolving facility that is secured on a pari passu basis with the Obligations, (y) voluntary prepayments, redemptions and repurchases of Incremental Term Loans, Incremental Equivalent Debt or other permitted Indebtedness (with corresponding commitment reductions in the case of any such revolving Indebtedness) that, in each case, is either secured on a pari passu basis with the Obligations or was incurred in reliance on clause (A) above or this clause (B) (including open market purchases and payments through Dutch auction procedures, in each case, at or below par (in the principal amount of the Indebtedness subject thereto) by the Borrower or any of its Restricted Subsidiaries) and (z) voluntary prepayments, redemptions and repurchases of Refinancing Term Loans or other Credit Agreement Refinancing Indebtedness, the proceeds of which were applied to the prepayment, redemption, repurchase or (in the case of any revolving Indebtedness), commitment reduction, as applicable, of any of the foregoing set forth under clause (w), (x) or (y) above (with corresponding commitment reductions in the case of any such revolving Indebtedness) (including open market purchases and payments through Dutch auction procedures, in each case, at or below par (in the principal amount of the Indebtedness subject thereto) by the Borrower or any of its Restricted Subsidiaries), in the case of each of clauses (w), (x), (y) and (z), except to the extent funded with the proceeds of long term Indebtedness (excluding, for the avoidance of doubt, proceeds of any revolving credit facility and intercompany loans), plus (C) at the Borrower’s option, up to an amount of Incremental Term Loans so long as the Consolidated Secured Debt Ratio is no more than 3.25 to 1.00 as of the last day of the Relevant Reference Period, after giving effect to any such incurrence on a pro forma basis (such amounts under ~~this clause~~clauses (A) ~~and~~, (B) and (C), the “Available Incremental Amount”); provided that any Indebtedness incurred in reliance on clause (A) or (B) may be reclassified, as the Borrower may elect from time to time, as having been incurred under clause (~~B~~C) if the Borrower meets the Consolidated Secured Debt Ratio set forth in clause (~~B~~C) at such time on a pro forma basis); and provided, further, that if amounts incurred under clause (~~B~~C) are incurred substantially concurrently with the incurrence of Indebtedness in reliance on clause (A) or (B) above or the incurrence of any other Indebtedness incurred under a Fixed Basket, the Consolidated Secured Debt Ratio shall be calculated without giving effect to such amounts incurred in reliance on the foregoing clause (A) or (B) or in reliance on a Fixed Basket; and

(v)                (A) to the extent reasonably requested by the Administrative Agent, the receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Restatement Effective Date (conformed as appropriate) (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent) and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Incremental Term Loans are provided with the benefit of the applicable Loan Documents, and (B) to the extent provided in the applicable Incremental Amendment, such other conditions as the Borrower and the Lenders providing such Incremental Term Commitments may agree.

(e)             Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments of any Class shall be as agreed between the Borrower and the applicable Incremental Term Lenders providing such Incremental Term Commitments, and ~~except as otherwise set forth herein, to the extent not identical to the Loans existing on the Incremental Facility Closing Date,~~ shall be consistent with clauses (i) and (ii) below, as applicable~~, and otherwise as reasonably satisfactory to the Administrative Agent (it being understood that covenants and other provisions that are only applicable after the Latest Maturity Date at the time of such Incremental Facility Closing Date shall be as agreed between the Borrower and the applicable Incremental Term Lenders and need not be reasonably satisfactory to the Administrative Agent)~~; provided that in the case of a Term Loan Increase, the terms, provisions and documentation of such Term Loan Increase shall be identical (other than with respect to upfront fees, original issue discount or similar fees and subject to clause (f)) to the applicable Loans being increased, as existing on the Incremental Facility Closing Date. In any event:

(i)                 the Incremental Term Loans:

(A)        shall rank (I) pari passu in right of payment and (II) pari passu or junior in right of security with the Loans (and shall be subject to an Additional Junior Lien Intercreditor Agreement or an Additional First Lien Intercreditor Agreement, as applicable) or be unsecured;

(B)       as of the Incremental Facility Closing Date, shall not have a Maturity Date earlier than the Latest Maturity Date with respect to any Loans as of the Incremental Facility Closing Date;

(C)       subject to clause (e)(i)(B) above, shall have an amortization schedule as determined by the Borrower and the applicable Incremental Term Lenders, provided that, as of the Incremental Facility Closing Date, such Incremental Term Loans shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date of incurrence of such Incremental Term Loans,

(D)       shall have an Applicable Rate subject to clause (e)(ii) below, determined by the Borrower and the applicable Incremental Term Lenders;

(E)       shall have fees determined by the Borrower and the applicable Incremental Term Loan arranger(s);

(F)       may participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of the Loans hereunder and on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis except for prepayments with the proceeds of Credit Agreement Refinancing Indebtedness) in any mandatory repayments or prepayments of principal of the Loans hereunder (or, if junior in right of payment or security, shall be on a junior basis with respect thereto); ~~and~~

(G)       may not be (x) secured by any assets other than Collateral or (y) guaranteed by any Person other than a Guarantor~~.~~; and

(H)       may have terms and provisions that otherwise differ from the terms of the 2020 Refinancing Term B Loans if satisfactory to the Borrower and the lender(s) providing such Incremental Term Loans.

(ii)               the Effective Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Term Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any broadly syndicated Incremental Term Loans made under Incremental Term Commitments and incurred on or prior to the date that is 12 months after the Fourth Amendment Effective Date initially in reliance on clause (C) of the definition of “Available Incremental Amount” (and, for the avoidance of doubt, not through re-classification under such clause (C)), in each case, that are secured by the Collateral on a pari passu basis with the Obligations, the Effective Yield applicable to such Incremental Term Loans shall not be greater than the applicable Effective Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to ~~2018 Replacement~~2020 Refinancing Term B Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency Rate or Base Rate floor) with respect to the ~~2018 Replacement~~2020 Refinancing Term B Loans is increased so as to cause the then applicable Effective Yield under this Agreement on the ~~2018 Replacement~~2020 Refinancing Term B Loans to equal the Effective Yield then applicable to the Incremental Term Loans minus 50 basis points; provided that any increase in the Effective Yield to the ~~2018 Replacement~~2020 Refinancing Term B Loans due to the application or imposition of a Eurocurrency Rate or Base Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) any Eurocurrency Rate or Base Rate floor applicable to the ~~2018 Replacement~~2020 Refinancing Term B Loans.

(f)              Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, (x) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien subordination and associated rights of the applicable Lenders to the extent any Incremental Term Loans are to rank junior in right of security, or (y) at the option of the Borrower in consultation with the Administrative Agent, incorporate terms that would be favorable to existing Lenders of the applicable Class or Classes for the benefit of such existing Lenders of the applicable Class or Classes including, for the avoidance of doubt, any increase in the applicable yield relating to any existing Class of Term Loans to achieve fungibility for U.S. federal income tax purposes with any existing Class of Term Loans. The Borrower will use the proceeds of the Incremental Term Loans, if any, for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans unless it so agrees.

(g)             This Section 2.17 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes. (a) Except as provided in this Section 3.01 or Section 10.15, any and all payments by the Loan Parties to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income or net profits (including branch profits), franchise (and similar) taxes imposed on it in lieu of net income taxes by any jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized, maintains a Lending Office or with which such Agent or such Lender otherwise has a present or former connection (other than any such connection arising solely from such Agent or such Lender having executed, delivered, become party to, received or perfected a security interest hereunder or performed its obligations or received a payment hereunder, enforced, sold or assigned its interest in, any Loan Document), and any U.S. federal withholding taxes imposed pursuant to FATCA, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities with respect thereto being hereinafter referred to as “Taxes”). If any Loan Party shall be required by any Laws to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions and withholdings been made, (ii) such Loan Party shall make such deductions and withholdings, (iii) such Loan Party shall pay the full amount deducted and withheld to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as reasonably possible thereafter), such Loan Party shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If any Loan Party fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, such Loan Party shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(a)                In addition, each Loan Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document other than, for the avoidance of doubt, any excluded taxes or other similar excluded amounts described in Section 3.01(a) above (all such taxes payable pursuant to this Section 3.01(b) hereinafter referred to as “Other Taxes”).

(b)                Subject to Section 10.15, each Loan Party agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides such Loan Party with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor. The obligations of the Loan Parties under this Section 3.01(c) shall be joint and several. Notwithstanding anything to the contrary in this Agreement, the obligations of the Loan Parties under this Section 3.01(c) shall survive the payment in full of principal, interest, fees and any other amounts payable hereunder and the termination of this Agreement.

(c)                No Loan Party shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a Change in Law to the extent such Taxes result from a Change in Law).

(d)                If at the date of the Assignment and Assumption pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date.

(e)                If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to such Loan Party, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that such Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at such Loan Party’s request, provide such Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(f)                 Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided further, that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of any Loan Party or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02. Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.03, if prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(i)                ~~SECTION 3.03. Inability to Determine Rates. If the Required Lenders determine that (i) for any reason~~ the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ~~determining~~ascertaining the Eurocurrency Rate ~~for any requested~~or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period ~~with respect to a proposed Eurocurrency Rate Loan~~;  or

(ii)               ~~(ii)~~the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate ~~for any requested~~or the LIBO Rate, as applicable, for such Interest Period ~~with respect to a proposed Eurocurrency Rate Loan does~~will not adequately and fairly reflect the cost to such Lenders ~~of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.~~(or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Committed Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (B) if any Committed Loan Notice requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower, may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that the Required Lenders have delivered to the Administrative Agent written notice that the Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Transition Start Date.

(c) In connection with the implementation of a Benchmark Replacement, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to Section 3.03(b) or (c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e) Upon the Borrower’s receipt of ~~such~~ notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any ~~pending~~ request for a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency ~~Rate~~ Loans ~~or~~to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans ~~in the amount specified therein~~. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBO Rate will not be used in any determination of the Base Rate.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans. (a) If any Lender reasonably determines that as a result of a Change in Law, in each case after the Restatement Effective Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, (iii) reserve requirements contemplated by Section 3.04(c), and (iv) any taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto that are excluded from the definition of “Taxes” pursuant to Section 3.01(a)), then from time to time within fifteen (15) days after receipt of such demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(a)                If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, in each case after the Restatement Effective Date, regarding capital requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower will pay to such Lender, as the case may be, within fifteen (15) days after demand by such Lender setting forth in reasonable detail the particulars of such reduction, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)                The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice. Notwithstanding anything to the contrary contained above in this clause (c), the Borrower shall not be obligated to pay any additional amounts pursuant to this clause (c) to the extent such amounts are already included in the calculation of the Eurocurrency Rate pursuant to clause (b) of the definition thereof.

(c)                Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor, provided further, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)                If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05. Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding any loss of anticipated profit) actually incurred by it as a result of:

(a)             any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan prior to the last day of the Interest Period for such Loan; or

(b)             any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

SECTION 3.06. Matters Applicable to All Requests for Compensation. ~~(a)~~  (a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)                ~~(a)~~ With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(d) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)                ~~(b)~~ If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)                 to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)               all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)                ~~(c)~~ If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents.

(a)                Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to all of such Lender’s Commitments and outstanding Loans (or, with respect to clause (a)(iii) above, all of its applicable Commitments and outstanding Loans with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver or amendment), and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity reasonably satisfactory to the Borrower and the Administrative Agent in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans and Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, (i) if the Lender to be replaced is a Non-Consenting Lender, the Borrower shall pay to each Non-Consenting Lender, concurrently with the effectiveness of the respective assignment, the fee set forth in Section 2.09(b), ~~Section 2.09(c), Section 2.09(d) or Section 2.09(e), in each case,~~ to the extent applicable and (ii) if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption Agreement reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption Agreement without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(b)                In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders, all adversely affected Lenders or all Lenders in accordance with the terms of Section 10.01 or all affected Lenders, all adversely affected Lenders or all Lenders with respect to a certain Class of Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving a certain Facility, the Required Facility Lenders) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01. Conditions to Making of Term B Loans. The obligation of each Lender to make its Term B Loans hereunder is subject to satisfaction of the following conditions precedent:

(a)                The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)                 executed counterparts of (A) this Agreement and (B) the Guarantor Consent and Reaffirmation;

(ii)               a Note executed by the Borrower in favor of each Lender that has requested a Note at least two (2) Business Days in advance of the Restatement Effective Date;

(iii)             evidence that all documents, actions, recordings and filings (including lien searches and the filing of UCC or PPSA financing statements) that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv)              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Restatement Effective Date and attaching copies of the Organization Documents of each Loan Party, certified by the Secretary of State of its jurisdiction of organization, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, each dated as of a recent date prior to the Restatement Effective Date;

(v)                (a) opinion from Ropes & Gray LLP, counsel to the Loan Parties substantially in the form of Exhibit I attached ~~hereto~~to the Existing Credit Agreement and (b) opinions of local counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent to the extent reasonably requested by the Administrative Agent;

(vi)              a certificate signed by a Responsible Officer of the Borrower certifying that there has been no change, effect, event or occurrence since January 28, 2012, that has had or could reasonably be expected to result in a Material Adverse Effect;

(vii)            a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Restatement Effective Date after giving effect to the Transaction, from the Chief Financial Officer of the Borrower;

(viii)          evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee or as additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named;

(ix)              a copy of the irrevocable notice of redemption being delivered on the Restatement Effective Date in connection with the redemption of approximately $137,000,000 of the 2016 Senior Subordinated Notes pursuant to, and in accordance with the terms of, the 2016 Senior Subordinated Notes Indenture; and

(x)                all accrued but unpaid interest on the Outstanding Term Loans under the Existing Credit Agreement prior to but excluding the Restatement Effective Date shall have been paid in full on the Restatement Effective Date.

(b)                All fees and expenses required to be paid hereunder and invoiced at least three (3) Business Days before the Restatement Effective Date shall have been paid in full in cash.

(c)                The Arrangers and the Lenders shall have received (i) the Audited Financial Statements and the audit report for such financial statements and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended after January 28, 2012 and at least forty-five (45) days before the Restatement Effective Date (collectively, the “Unaudited Financial Statements”), which financial statements described in clauses (i) and (ii) shall be prepared in accordance with GAAP.

(d)                The Arrangers and the Lenders shall have received a certificate from a Responsible Officer of the Borrower certifying compliance with Sections 4.02(a) and (b).

(e)                The Administrative Agent’s shall have received all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and ~~anti-money laundering rules and regulations~~Anti-Money Laundering Laws, including the ~~PATRIOT~~ Act and the Proceeds of Crime Act, that has been requested by the Administrative Agent in writing prior to the Restatement Effective Date.

SECTION 4.02. Conditions to All Credit Extensions.

The obligation of each Lender to honor any request for Borrowing (other than (x) in connection with any Limited Condition Transaction, (y) the Borrowing of any Incremental Term Loan to finance an Acquisition or any other Investment permitted by this Agreement constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person, and~~,~~ (z) for the avoidance of doubt, any conversion or continuation of any Loan pursuant to Section 2.02) is subject to the following conditions precedent:

(a)               The representations and warranties of the Borrower and each other Loan Party contained in Article V shall be true and correct in all material respects on and as of the date of the Borrowing; provided that, to the extent that such representations and warranties described in this clause (a) specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that, any representation and warranty described in this clause (a) that is qualified as to “materiality,” “Material Adverse Effect”, or similar language shall be true and correct in all respects on such respective dates.

(b)               No Default shall exist, or would result from the proposed Borrowing or from the application of the proceeds therefrom.

(c)               The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing (to the extent such concept exists under applicable Law) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite organizational power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) (x) any indenture, mortgage, deed of trust or loan agreement evidencing Indebtedness in an aggregate principal amount in excess of the Threshold Amount or (y) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority ~~or any other Person~~ is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the ~~Transaction~~Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and an implied covenant of good faith and fair dealing.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a)             The ~~Audited Financial Statements and the Unaudited Financial Statements~~(x) audited consolidated balance sheets of the Borrower and its Subsidiaries as of each of February 1, 2020, February 2, 2019 and February 3, 2018, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries for the fiscal years ended February 1, 2020, February 2, 2019 and February 3, 2018 and (y) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the fiscal quarters ended May 2, 2020 and August 1, 2020, fairly present in all material respects the financial position of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP ~~consistently applied throughout the periods covered thereby~~, except as otherwise expressly noted therein or in Schedule 5.05 hereto.

(b)             Since ~~January 28~~February 1, ~~2012~~2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)             ~~The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries delivered to the Administrative Agent prior to the Restatement Effective Date in connection with the Transaction have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.~~[Reserved.]

(d)             As of the ~~Restatement~~Fourth Amendment Effective Date, neither the Borrower nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) such liabilities as are set forth in the financial statements described in clause (a) of this Section 5.05, (ii) obligations arising under this Agreement, the ABL Loan Documents, the 2027 Senior Unsecured Notes Indenture and the ~~2016~~2027 Senior ~~Subordinated~~Secured Notes Indenture and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. No Default. Neither the Borrower nor any Restricted Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except (i) for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (ii) for Liens permitted by Section 7.01 and (iii) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. Environmental Compliance. ~~(a)~~  (a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                ~~(a)~~ Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state, provincial or local list or is adjacent to any such property; (ii) to the knowledge of the Loan Parties or any of their Restricted Subsidiaries, there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) to the knowledge of the Loan Parties or any of their Restricted Subsidiaries, there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location.

(c)                ~~(b)~~ The properties owned, leased or operated by the Borrower and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)                ~~(c)~~ Neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)                ~~(d)~~ All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)                 ~~(e)~~ Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.10. Taxes. Except as set forth in Schedule 5.10 or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and its Subsidiaries have filed all Federal, state, provincial and other material tax returns and reports required to be filed, and have paid all material Federal, state, provincial and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance. ~~(a)~~  (a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code, the PBA and other Federal, state or provincial Laws.

(b)                ~~(a)~~ (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) ~~no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii)~~ neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (~~iv~~iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (~~v~~iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)                ~~(b)~~ Each Canadian Subsidiary is in compliance with the requirements of the PBA and other federal, provincial or state laws with respect to each Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Pension Plan. No Canadian Subsidiary has any withdrawal liability in connection with a Pension Plan which could reasonably be expected to result in a Material Adverse Effect. No Pension Event has occurred which could reasonably be expected to result in a Material Adverse Effect. No lien has arisen, choate or inchoate, in respect of a Canadian Subsidiary or its property in connection with any Pension Plan (save for contribution amounts not yet due), except such liens as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.12. Subsidiaries; Equity Interests. As of the ~~Restatement~~Fourth Amendment Effective Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in their respective Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents ~~and~~, the ABL Collateral Documents and the 2027 Senior Secured Notes Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.04. As of the ~~Restatement~~Fourth Amendment Effective Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary the Equity Interests of which are required to be pledged on the ~~Restatement~~Fourth Amendment Effective Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13. Margin Regulations; Investment Company Act. (i) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U. The value of the margin stock (within the meaning of Regulation U) owned by the Borrower and its Subsidiaries at any time the extensions of credit hereunder constitute “purpose” credit (within the meaning of Regulation U) does not exceed 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole.

(ii)       None of the Borrower or any Subsidiary Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement ~~or delivered hereunder or any other Loan Document~~ (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, rights of privacy and publicity and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The operation of the businesses of any Loan Party or Restricted Subsidiary as currently conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person except for such infringements, misuses, misappropriations or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the ~~Restatement~~Fourth Amendment Effective Date after giving effect to the ~~Transaction~~Fourth Amendment Transactions, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17. [Reserved].

SECTION 5.17. Subordination of Junior Financing~~. The Obligations are “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, the 2020 Senior Subordinated Notes Indenture and under any other Junior Financing Documentation. The Obligations are “Designated Senior Indebtedness” under and as defined in the 2020 Senior Subordinated Notes Indenture.~~

ARTICLE VI ~~Labor Matters~~

Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each of the Borrower or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any of the Borrower or its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

~~SECTION 5.19. Anti-Terrorism Laws; OFAC~~

~~Anti-Terrorism Laws. Except as could not reasonably be expected to result in a Material Adverse Effect, to the extent applicable, the Borrower and each of its Subsidiaries is in compliance, in all material respects, with the Sanctions Laws and Regulations.~~

~~(b) OFAC. Except as could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, manager, officer, agent or employee of the Borrower or any of its Subsidiaries (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.~~

SECTION 6.01. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Patriot Act.(a) No part of the proceeds of the Loans will be used by Holdco, any Loan Party or any Subsidiary of the Borrower, directly or, to the knowledge of the Loan Parties, indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws; (ii) in violation of Anti-Money Laundering Laws, or (iii) for financing the activities of any Person currently subject to any Sanctions or in any Sanctioned Country or otherwise in any manner that would result in violation of Sanctions or Anti-Corruption Laws by any Lender or any other party to any Loan Document.

(b)            The Borrower has implemented and maintains in effect procedures designed to promote compliance by the Borrower and its directors, officers, employees, and agents with Anti-Corruption Laws of the United States and Sanctions imposed, administered or enforced by the United States Governmental Authorities. None of Holdco, any Loan Party or any Subsidiary of the Borrower, nor, to the knowledge of the Loan Parties, any director, officer or employee of Holdco, any Loan Party or any Subsidiary of the Borrower, is a Sanctions Target. To the knowledge of the Loan Parties, no agent of Holdco, any Loan Party or any Subsidiary of the Borrower is a Sanctioned Person.

(c)            To the extent applicable, Holdco, any Loan Party or any Subsidiary of the Borrower, directly and, to the knowledge of the Loan Parties, each director, officer and employee of Holdco, any Loan Party or any Subsidiary of the Borrower is in compliance (i) with all Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws. To the extent applicable, to the knowledge of the Loan Parties, each agent of Holdco, any Loan Party or any Subsidiary of the Borrower is in compliance (i) with all Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws.

SECTION 6.02. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE VII

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to then unasserted claims), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 7.01. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            within ninety (90) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending January 28, 2013, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of the impending maturity of any Indebtedness, including the Loans hereunder, the ABL Loans, the 2027 Senior Unsecured Notes or the ~~2020~~2027 Senior ~~Subordinated~~Secured Notes);

(b)           within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial position, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;

~~(c) no later than ninety (90) days after the end of each fiscal year of the Borrower beginning with the fiscal year ending January 27, 2014, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed by the Borrower to be reasonable and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and~~

(c)             [Reserved]; and

(d)             simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any ~~direct or indirect parent~~Parent Company of the Borrower or (B) the Borrower’s (or any ~~direct or indirect parent~~Parent Company thereof) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of clauses (A) and (B), (i) to the extent such information relates to a ~~direct or indirect parent~~Parent Company of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent of the Borrower, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young, LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of the impending maturity of any Indebtedness, including the Loans hereunder, the ABL Loans, the 2027 Senior Unsecured Notes or the ~~2020~~2027 Senior ~~Subordinated~~Secured Notes).

SECTION 7.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

~~(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements (which certificate may be limited to the extent required by accounting rules or guidelines);~~

(a)             [reserved];

(b)             no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)             promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)             promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the 2027 Senior Unsecured Notes Indenture, the ~~2020~~2027 Senior ~~Subordinated~~Secured Notes Indenture or any other Indebtedness in a principal amount greater than the Threshold Amount (but excluding material statements or material reports relating to the “borrowing base” or the determination thereof (including appraisals and collateral audits) furnished to any ABL Lender) and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)             together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the ~~Restatement~~Fourth Amendment Effective Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment or offer to purchase under Section 2.05(b) or (c) and (iii) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (or confirming that there has been no change in such information since the ~~Restatement~~Fourth Amendment Effective Date or the date of the last such update);

(f)              ~~promptly, a copy of any final “management letter” received from the Borrower’s independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Administrative Agent upon the request of the Borrower;~~[reserved];

(g)             promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act;

(h)             [reserved]; and

(i)              promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. For purposes of this Section 6.02, paper copies shall include copies delivered by facsimile transmission or electronically (such as “tif”, “pdf” or similar file formats delivered by email).

SECTION 7.03. Notices. ~~(a)~~  (a) Promptly after obtaining knowledge thereof, notify the Administrative Agent of:

(i)                 the occurrence of any Default;

(ii)               any loss, damage, or destruction to the Collateral in the amount of $~~20,000,000~~50,000,000 or more, whether or not covered by insurance; and

(iii)             any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (A) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (B) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary and any Governmental Authority, (C) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Restricted Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (D) the occurrence of any ERISA Event or any Pension Event;

(b)                Furnish contemporaneously to the Administrative Agent, a copy of any notice sent to the administrative agent or collateral agent under Sections 5.02(g) and 5.03(a) of the ABL Credit Agreement, if such notice is not otherwise required to be delivered hereunder.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a)(i), (ii) or (iii) or 6.03(b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 7.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its material obligations and liabilities in respect of material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except in each case, (a) to the extent the failure to pay or discharge the same, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) that are being contested in good faith and by proper actions if it has maintained adequate reserves with respect thereto in accordance with GAAP.

SECTION 7.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.01 or 7.06 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.01 or 7.06.

SECTION 7.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 7.07. Maintenance of Insurance. ~~(a)~~  (a) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. The Loan Parties shall furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

(b)                ~~(a)~~ Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Secured Parties (in their capacity as such), or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Restatement Effective Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Secured Parties. Commercial general liability policies shall be endorsed to name the Administrative Agent as an additional insured. The Loan Parties shall use commercially reasonable efforts to obtain endorsements to each such casualty or liability policy referred to in this Section 6.07(b) providing that it shall not be canceled, modified in any manner that would cause this Section 6.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent. The Borrower shall deliver to the Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c)                ~~(b)~~ The Agents acknowledge that the insurance policies described on Schedule 6.07 are satisfactory to them as of the ~~Restatement~~Fourth Amendment Effective Date and are in compliance with the provisions of this Section 6.07.

SECTION 7.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws (including, but not limited to, ~~the Act~~Anti-Corruption Laws and Anti-Money Laundering Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 7.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and permit financial statements to be prepared in conformity with GAAP ~~consistently applied~~ shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 7.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and (subject to customary access agreements) independent public accountants all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 7.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)                (x) upon the formation or acquisition of any new direct or indirect Wholly Owned Subsidiary that is a Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party or the designation of any “Unrestricted Subsidiary” as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary”, to the extent such Subsidiary is (or will become) a Domestic Subsidiary and a Wholly-Owned Subsidiary (other than an Excluded Subsidiary) or (y) the formation of Holdco:

(i)                 in the case of any such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor under the Collateral and Guaranty Requirement, within thirty (30) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A) cause each such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the real properties owned by such Restricted Subsidiary that have a Fair Market Value in excess of $10,000,000 in detail reasonably satisfactory to the Administrative Agent;

(B) cause (x) each such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Guaranty Supplements, Mortgages with respect to the owned real properties which are identified to the Administrative Agent pursuant to Section 6.11(a)(i)(A), Security Agreement Supplements, a counterpart of the Intercompany Note, a counterpart of the Intercreditor Agreement and other guaranties, security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, where applicable, with the Mortgages, Security Agreement, Canadian Security Agreement, relevant Guaranty and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such Restricted Subsidiary that is required (or has elected) to be a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, where applicable, with the Security Agreements and Canadian Security Agreement as in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) (x) cause each such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required (or has elected) to be a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D) take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required (or has elected) to become a Subsidiary Guarantor pursuant to the Collateral and Guaranty Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements or PPSA registration statements or recordations and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and an applied covenant of good faith and fair dealing,

(ii)               in the case of Holdco, within thirty (30) days after such formation, cause Holdco to enter into the Holdco Guaranty and cause Holdco to take all such actions contemplated by subclauses (A), (B), (C) and (D) of Section 6.11(a)(i) above as if Holdco were a “Restricted Subsidiary” and a “direct or indirect parent of a Restricted Subsidiary”,

(iii)             within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iv)              as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent any existing title reports, surveys or environmental assessment reports with respect to each parcel of real property that is owned by such Restricted Subsidiary and has a Fair Market Value in excess of $10,000,000.

(b)                After the Closing Date, concurrently with (x) the acquisition of any material personal property by any Loan Party or (y) the acquisition of any owned real property by any Loan Party with a Fair Market Value in excess of $10,000,000 if such personal property or owned real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to real property.

(c)                If, at any time and from time to time after the Closing Date, any Domestic Subsidiary ceases to constitute an Immaterial Subsidiary in accordance with the definition of “Immaterial Subsidiary”, then the Borrower shall cause such Subsidiary to become an additional Loan Party and take all the actions contemplated by Section 6.11(a) as if such Subsidiary were a newly-formed Domestic Subsidiary of the Borrower.

(d)                If, at any time after the Closing Date, any Restricted Subsidiary becomes an obligee or obligor of any intercompany Indebtedness, then the Borrower shall cause such Restricted Subsidiary to authorize, execute and deliver a counterpart of the Intercompany Note.

(e)                Use commercially reasonable efforts to obtain a Collateral Access Agreement from any Person from whom a Loan Party enters into a lease after the Closing Date for a warehouse or distribution center prior to entering into such lease, to the extent required by the ABL Collateral Agent pursuant to the terms of ABL Credit Agreement.

SECTION 7.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 7.13. Further Assurances and Post-Closing Conditions. ~~(a)~~  (a) Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)                ~~(a)~~ In the case of any real property referred to in Section 6.11(a)(i)(A) or 6.11(b), provide the Administrative Agent with Mortgages with respect to such owned real property within thirty (30) days (or such longer period as shall be acceptable to the Administrative Agent in any given case) of the acquisition of such real property, in each case together with:

(i)                 evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent or the Collateral Agent (as appropriate) for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)               fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.04, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii)             opinions of local counsel for the Loan Parties in states in which such real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv)              to the extent required by applicable law, flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map; and

(v)                such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages have been taken.

SECTION 7.14. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply (i) with all applicable Sanctions, and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws. The Borrower shall implement and maintain in effect procedures designed to promote compliance by the Borrower and its directors, officers, employees, and agents with Anti-Corruption Laws of the United States and Sanctions imposed, administered or enforced by the United States Governmental Authorities.

~~SECTION 6.14. [Reserved].~~

ARTICLE VIII~~Pension Plans~~

Pension Plans. Each Loan Party and its ERISA Affiliates shall cause each of its Pension Plans to be duly qualified and administered in all respects in compliance with, as applicable, the PBA and all Laws (including regulations, orders and directives), and the terms of the Pension Plans and any agreements relating thereto, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each of its ~~Subsidiaries~~ERISA Affiliates shall ensure that it, except where failure to do so ~~would~~could not reasonably be expected to have a Material Adverse Effect, (a) has no Unfunded Pension Liability in respect of any Pension Plan, including any Pension Plan to be established and administered by it or them; and (b) does not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan ~~that could reasonably be expected to result in liability~~.

SECTION 8.01. Maintenance of Rating The Borrower shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of the Loans from each of S&P and Moody’s.

~~SECTION 6.17. Redemption of 2016 Senior Subordinated Notes~~

~~Within thirty (30) days following the Restatement Effective Date, Borrower shall redeem 2016 Senior Subordinated Notes in an aggregate principal amount of approximately $137,000,000 pursuant to, and in accordance with the terms of, the notice of redemption delivered to the Administrative Agent under Section 4.01(a)(ix) of this Agreement and the 2016 Senior Subordinated Notes Indenture.~~

ARTICLE IX

Negative Covenants

~~So~~From and after the Fourth Amendment Effective Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied (other than contingent indemnity obligations with respect to then unasserted claims):

SECTION 9.01. Asset Sales. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to consummate an Asset Sale, unless:

(a)             the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(b)             except in the case of a Permitted Asset Swap, at least ~~75~~75.0% of the consideration therefor received by the Borrower or ~~such~~a Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of (i) any liabilities (as shown on the Borrower’s or ~~such~~any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or a Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or ~~such~~any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are (A) assumed by the transferee of any such assets ~~and for which~~(or a third party in connection with such transfer) or (B) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower ~~and all of its~~or a Restricted ~~Subsidiaries have been validly released by all creditors in writing,~~Subsidiary (other than any Restricted Subsidiary subject to such Asset Sale)); (ii) any securities, notes or other obligations or assets received by the Borrower or ~~such~~a Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Borrower or ~~such~~a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale~~, and~~; (iii) any Designated ~~Non-cash~~Non-Cash Consideration received by the Borrower or ~~such~~a Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated ~~Non-cash~~Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed ~~7.5~~10% of Total Assets at the time of the receipt of such Designated ~~Non-cash~~Non-Cash Consideration, with the Fair Market Value of each item of Designated ~~Non-cash~~Non-Cash Consideration being measured, at the Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to subsequent changes in value~~,~~; (iv) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrower or a Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; and (v) any Investment, Capital Stock, assets, property or capital or Additional Assets shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose; and

(c)             an amount equal to 100% of the Net Proceeds of such Asset Sale are applied in accordance with the requirements of (and to the extent required by) Section 2.05(c).

SECTION 9.02. Limitation on Restricted Payments. (a) The Borrower shall not, nor shall permit any of its Restricted Subsidiaries to, directly or indirectly, (w) declare or pay any dividend or ~~make~~ any ~~payment having the effect thereof or any~~ distribution on account of the Borrower’s, or any Restricted Subsidiary’s, Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, (x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any ~~direct or indirect parent~~Parent Company of the Borrower, including in connection with any merger, amalgamation or consolidation, (y) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than: (A) Indebtedness permitted under Section 7.03(b)(vii) or (viii), except to the extent prohibited by the subordination provisions contained in any Intercompany Note or (B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition, or (z) make any Restricted Investment (all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless at the time of such Restricted Payment:

(i)                 no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(ii)               immediately after giving effect to such transaction on a pro forma basis, the Borrower could satisfy the Fixed Charge Coverage Ratio Incurrence Test; and

(iii)             such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the ~~Restatement~~Fourth Amendment Effective Date (including Restricted Payments permitted by Sections 7.02(b)(i)~~,~~ and 7.02(b)(vi)(C~~), (ix) and (xiv~~), but excluding all other Restricted Payments permitted by Section 7.02(b)), is less than the sum of (without duplication):

(A)       50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) beginning ~~October 28, 2012~~May 5, 2019 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(B)       100% of the aggregate net cash proceeds and the Fair Market Value, as determined in good faith by the Borrower, of marketable securities or other property received by the Borrower since immediately after the ~~Closing~~Fourth Amendment Effective Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 7.03(b)(xii)(A)) from the issue or sale of:

(I) (1) Equity Interests of the Borrower, including Treasury Capital Stock, but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of:

(x)       Equity Interests to members of management, directors or consultants of the Borrower, any ~~direct or indirect parent company~~Parent Company of the Borrower and the Borrower’s Subsidiaries after the ~~Closing~~Fourth Amendment Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.02(b)(iv); and

(y)       Designated Preferred Stock; and

(2)       to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of the Borrower’s ~~direct or indirect parent companies~~Parent Companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.02(b)(iv)); or

(II)       debt securities of the Borrower that have been converted into or exchanged for Equity Interests of the Borrower;

provided, however, that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C)       100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Borrower following the ~~Closing~~Fourth Amendment Effective Date (other than (y) by a Restricted Subsidiary and (z) from any Excluded Contributions); plus

(D)       100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by means of:

(I)       the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Borrower or its Restricted Subsidiaries, in each case after the ~~Closing~~Fourth Amendment Effective Date; or

(II)       the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 7.02(b)(vii) or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the ~~Closing~~Fourth Amendment Effective Date; plus

(E)       in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the ~~Closing~~Fourth Amendment Effective Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary (or the assets transferred), or if such Fair Market Value may exceed $125,000,000, as determined in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to Section 7.02(b)(vii) or to the extent such Investment constituted a Permitted Investment~~.~~, plus

(F)       100.00% of the aggregate amount of Declined Excess Proceeds.

(b)                The provisions of Section 7.02(a) will not prohibit:

(i)                 the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii)               (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) of the Borrower or any Equity Interests of any ~~direct or indirect parent company~~Parent Company of the Borrower or any Subordinated Indebtedness of the Borrower or a Restricted Subsidiary, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any ~~direct or indirect parent company of the~~Parent Company of the Borrower to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock, and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under sub-clause (vi) of this Section 7.02(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any ~~direct or indirect parent company~~Parent Company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)             the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with Section 7.03 so long as (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired and any reasonable fees and expenses incurred in connection with such redemption, repurchase, exchange, acquisition or retirement and the issuance of such new Indebtedness, (B) such new Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so repurchased, exchanged, redeemed, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired, and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, exchanged, acquired or retired;

(iv)              a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any of its ~~direct or indirect parent companies~~Parent Companies held by any future, present or former employee, director or consultant of the Borrower, any of its Subsidiaries or any of its ~~direct or indirect parent companies~~Parent Companies, or any of their respective ~~estates, spouses or former spouses~~Immediate Family Members, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any ~~direct or indirect parent company~~Parent Company in connection with any such repurchase, retirement or other acquisition or retirement); provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year ~~$30,000,000 (which shall increase to $60,000,000 subsequent to the consummation of an underwritten public Equity Offering by the Borrower or any direct or indirect parent company of the Borrower)~~the greater of (x) $60,000,000 and (y) 9.00% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of ~~$60,000,000 in any calendar year (which shall increase to $120,000,000 subsequent to the consummation of an underwritten public Equity Offering by the Borrower or any direct or indirect parent company of the Borrower);~~the greater of (x) $120,000,000 and (y) 18.00% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period; provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Equity Interests of any of the Borrower’s ~~direct or indirect parent companies~~Parent Companies, in each case to members of management, directors or consultants of the Borrower, any of its Subsidiaries or any of its ~~direct or indirect parent companies~~Parent Companies that occurs after the ~~Closing~~Fourth Amendment Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.02(a)(iii), plus, in respect of any sale of Equity Interests in connection with an exercise of stock options, an amount equal to the amount required to be withheld by the Borrower or any of its ~~direct or indirect parent companies~~Parent Companies in connection with such exercise under applicable law to the extent such amount is repaid to the Borrower or its ~~direct or indirect parent company~~Parent Company, as applicable, constituted a Restricted Payment and has not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.02(a)(iii), plus (B) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the ~~Closing~~Fourth Amendment Effective Date, less (C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv); and provided further, that cancellation of Indebtedness owing to the Borrower from employees, directors or consultants of the Borrower, any of the Borrower’s ~~direct or indirect parent companies~~Parent Companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any of its ~~direct or indirect parent companies~~Parent Companies will not be deemed to constitute a Restricted Payment for purposes of this Section 7.02 or any other provision of this Agreement;

(v)                the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries issued in accordance with Section 7.03 to the extent such dividends are included in the definition of “Fixed Charges”;

(vi)              (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the ~~Closing~~Fourth Amendment Effective Date, (B) the declaration and payment of dividends to a ~~direct or indirect parent company~~Parent Company of the Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the ~~Closing~~Fourth Amendment Effective Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock, or (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.02(b)(ii); provided, however, in the case of each of Sections 7.02(b)(vi)(A), (B) and (C), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii)            Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities, not to exceed the greater of (x) $100,000,000 and (y) 15.5% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that immediately after giving effect to such Investment, no Event of Default shall have occurred and be continuing;

(viii)          repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(ix)              the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any ~~direct or indirect parent entity~~Parent Company to fund a payment of dividends on such entity’s common stock)~~, following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parent companies after the Closing Date,~~ of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower in or from any public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(x)                Restricted Payments that are made with Excluded Contributions;

(xi)              other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi) that are at the time outstanding, without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash or marketable securities, not to exceed ~~$100,000,000~~the greater of (x) $200,000,000 and (y) 31% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xii)            distributions or payments of Receivables Fees;

(xiii)          ~~any Restricted Payment used to fund the Closing Date Transaction and the fees and expenses related thereto or owed to Affiliates, in each case with respect to any Restricted Payment to or owed to an Affiliate to the extent permitted by the covenant described under Section 7.07;~~[reserved];

(xiv)          the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to a “change of control” offer to purchase or provisions similar to those described under Section 2.05(c); provided that, prior to such repurchase, redemption or other acquisition, the Borrower (or a third party to the extent permitted by this Agreement) shall have (x) in the case of a “change of control”, repaid in full all then outstanding Loans or (y) in the case of an asset sale, made an Asset Sale/Casualty Event Offer with respect to the outstanding Loans of the applicable Class and repaid all such Loans validly tendered for prepayment and not withdrawn in connection with such Asset Sale/Casualty Event Offer;

(xv)            the declaration and payment of dividends or distributions by the Borrower to, or the making of loans to, any ~~direct or indirect parent company~~Parent Company in amounts required for any ~~direct or indirect parent companies~~Parent Companies to pay, in each case without duplication,

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) federal, state, provincial and local income taxes, to the extent such income taxes are attributable to the income of the Borrower and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the excess (if any) of (I) the amount that the Borrower and its Restricted Subsidiaries would be required to pay in respect of federal, state provincial, municipal and local income taxes for such fiscal year were the Borrower, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company over (II) the aggregate federal, state, provincial, municipal and local income taxes paid by the Borrower and its Restricted Subsidiaries;

(C) customary salary, bonus and other benefits payable to officers and employees of any ~~direct or indirect parent company~~Parent Company of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any ~~direct or indirect parent company~~Parent Company of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries; and

(E) fees and expenses other than to Affiliates of the Borrower related to any unsuccessful equity or debt offering of such parent company;

(xvi)          the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

(xvii)        cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Borrower or any ~~direct or indirect parent company~~Parent Company of the Borrower; provided, that any such cash payment shall not be for the purpose of evading the limitation of this covenant;

(xviii)      the payment of dividends and other distributions in an amount equal to any reduction in taxes actually realized by the Borrower and its Restricted Subsidiaries in the form of refunds or credits or from deductions when applied to offset income or gain as a direct result of (I) transaction fees and expenses, or (II) commitment and other financing fees ~~or (III) severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payout of stock options or bonuses, in each case in connection with the Closing Date Transaction~~;

(xix)          ~~Restricted Payments made in connection with the redemption, repurchase, defeasance or other acquisition for value of the 2016 Senior Subordinated Notes, so long as no Event of Default then exists or would result therefrom~~[Reserved]; and

(xx)            Restricted Payments so long as (x) no Event of Default shall have occurred and be continuing and (y) immediately after giving pro forma effect to such Restricted Payment(s) and the application of proceeds therefrom, the Consolidated Total Leverage Ratio is less than or equal to 3.75 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment under clause (w), (x) or (y) of the definition thereof that is permitted under Sections 7.02(b)(xi), (xvi) and (xviii), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)                The Borrower shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 7.02(a) or under Sections 7.02(b)(vii), (x), (xi), (xvi) or (xx), or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary”.

SECTION 9.03. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. ~~(a)~~  (a)       The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if ~~(i) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence or issuance and (ii)~~ the Fixed Charge Coverage Ratio on a consolidated basis for the Borrower and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed ~~$250,000,000 million~~the greater of (x) $300,000,000 and (y) 47% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period at any one time outstanding.

(b)                ~~(a)~~ The limitations set forth in Section 7.03(a) shall not apply to any of the following items (collectively with the Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock permitted pursuant to Section 7.03(a), “Permitted Debt”):

(i)                 (x) Indebtedness incurred pursuant to the ABL Loan Documents by the Borrower or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (x) and then outstanding does not exceed the greater of (A) $1,200,000,000 less ~~up to $150,000,000 in~~ the aggregate ~~of all principal payments with respect to such Indebtedness made following the Closing Date pursuant to Section 2.05(c)(i) (provided that commitments are correspondingly reduced in connection therewith) less the aggregate~~ principal amount of outstanding obligations under or in respect of Receivables Facilities less the aggregate face amount of outstanding commercial letters of credit issued under any Commercial Letter of Credit Facility and (B) ~~(i) 90.0% of the eligible credit card and debit card receivables of the Borrower and its Restricted Subsidiaries plus (ii) 90% of the net appraised orderly liquidation value of the eligible inventory of the Borrower and its Restricted Subsidiaries and~~the Borrowing Base as of, at the option of the Borrower at any time and from time to time, the date of execution of the documentation governing such Indebtedness or the date of the incurrence of such Indebtedness or, in the case of any Limited Condition Transaction, the date of execution of the commitment letter in respect of such Indebtedness and measured on a pro forma basis after giving effect to any increase in the Borrowing Base that will result from such acquisition, (y) Indebtedness incurred pursuant to the Loan Documents by the Borrower or any Restricted Subsidiary (including any Indebtedness incurred pursuant to Sections 2.15, 2.16 and 2.17) and (z) (A) Indebtedness in respect of the 2027 Senior Secured Notes in an aggregate principal amount under this clause (z) not to exceed $375,000,000 at any one time outstanding and (B) any Permitted Refinancing thereof;

~~(ii) the incurrence by the Borrower or any Subsidiary Guarantor of Indebtedness represented by (a) the Senior Notes issued prior to the Restatement Effective Date that are outstanding as of the Restatement Date (including any guarantees thereof) and the exchange notes and related guarantees issued in exchange for the Senior Notes (other than any Additional Notes (as defined in the Senior Notes Indenture) issued after the Restatement Effective Date) and (b) the 2016 Senior Subordinated Notes issued prior to the Restatement Effective Date (including any guarantees thereof) and the exchange notes and related guarantees issued in exchange for the 2016 Senior Subordinated Notes (other than any Additional Notes (as defined in the 2016 Senior Subordinated Notes Indenture));~~

(ii)               (A) Indebtedness in respect of the 2027 Senior Unsecured Notes in an aggregate principal amount under this clause (ii) not to exceed $500,000,000 at any one time outstanding and (B) any Permitted Refinancing thereof;

(iii)             Indebtedness existing on the ~~Restatement~~Fourth Amendment Effective Date and set forth in Schedule 7.03 (other than Indebtedness described in clauses (i) and (ii) above of this Section 7.03);

(iv)              (x) Indebtedness (including ~~Capitalized~~Finance Lease Obligations) incurred, or Disqualified Stock and Preferred Stock issued, by the Borrower or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (y) any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refund, refinance or replace any other Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (iv); provided that the aggregate amount of Indebtedness incurred and Disqualified Stock and Preferred Stock issued pursuant to clauses (x) and (y) of this clause (iv) does not exceed the greater of (A) $~~125,000,000~~200,000,000 and (B) ~~6.50~~31% of ~~Total Assets~~EBITDA (calculated on a pro forma basis), at any one time outstanding;

(v)                Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(vi)              Indebtedness arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(A) such Indebtedness is not reflected on the balance sheet of the Borrower or any of its Restricted Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi)(A)); and

(B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(vii)            Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Obligations; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii)          Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Guaranty; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (viii);

(ix)              shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (ix);

(x)                (x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk and (y) Indebtedness in respect of any Bank Products or Cash Management Services provided by any Lender or any ABL Lender or any affiliate of any such lender (or any Person that was a Lender, an ABL Lender or an affiliate of any such lender at the time the applicable agreement pursuant to which such Bank Products or Cash Management Services are provided was entered into);

(xi)              obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees or obligations in respect of letters of credit related thereto provided by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xii)            (A) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Borrower since immediately after the ~~Closing~~Fourth Amendment Effective Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with clauses (iii)(B) and (iii)(C) of Section 7.02(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses ~~(or the corresponding clauses of the Existing Credit Agreement prior to the Restatement Effective Date)~~ to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 7.02(b) hereof ~~(or the corresponding section of the Existing Credit Agreement prior to the Restatement Effective Date)~~ or to make Permitted Investments since the ~~Closing~~Fourth Amendment Effective Date (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (B) Indebtedness or Disqualified Stock of the Borrower and Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (~~xii~~B), does not at any one time outstanding exceed ~~$200,000,000~~the greater of (x) $325,000,000 and (y) 50% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period;

(xiii)          the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness or issuance by the Borrower or any Restricted Subsidiary of Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under Sections 7.03(a) and 7.03(b) (~~ii) and (~~iii) above, this clause (xiii) and Section 7.03(b)(xiv) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness incurred or Disqualified Stock or Preferred Stock issued to pay premiums (including tender premiums)~~, defeasance costs~~ thereon plus other amounts paid (including original issue discount and upfront fees), and fees and expenses reasonably incurred in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced (as originally in effect prior to any scheduled amortization or prepayments thereto), (B) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Obligations or the Guaranty of any Subsidiary Guarantor, such Refinancing Indebtedness is subordinated or pari passu to the Obligations or such Guaranty, as the case may be, at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and (C) shall not include (I) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower, (II) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor, or (III) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary, and provided further, that subclause (A) of this clause (xiii) will not apply to any refunding or refinancing of any Indebtedness outstanding under the ABL Credit Agreement;

(xiv)          Indebtedness, Disqualified Stock or Preferred Stock of (x) the Borrower or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into or amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement; provided that after giving effect to such acquisition, merger, amalgamation or consolidation, either (A) the Borrower could satisfy the Fixed Charge Coverage Ratio Incurrence Test, or (B) the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries is greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(xv)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xvi)          Indebtedness of the Borrower or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the ABL Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(xvii)        (A) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of this Agreement or (B) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower permitted to be incurred under the terms of this Agreement; provided that such guarantee is incurred in accordance with Section 7.09;

(xviii)      Indebtedness of ~~Foreign~~Restricted Subsidiaries of the Borrower that are not Guarantors incurred not to exceed, together with any other Indebtedness incurred under this clause (xviii), at any time outstanding the greater of (x) $~~125,000,000~~300,000,000 and (y) ~~6.50~~47% of ~~Total Assets~~EBITDA (calculated on a pro forma basis);

(xix)          (A) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition, and (B) Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (xix), in each case in an aggregate principal amount not to exceed, together with all other Indebtedness, Disqualified Stock and/or Preferred Stock issued under this clause (xix), the greater of (x) $150,000,000 and (y) 25.00% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period in the aggregate at any one time outstanding; provided that any Indebtedness incurred pursuant to preceding clause (B) shall satisfy the requirements of “Refinancing Indebtedness” set forth in the proviso appearing in Section 7.03(b)(xiii) to the same extent as if such proviso were set forth in its entirety in this clause (xix);

(xx)            Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(xxi)          Indebtedness consisting of Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to current or former officers, directors, employees and consultants thereof, their respective ~~estates, spouses or former spouses~~Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any ~~direct or indirect parent company~~Parent Company of the Borrower to the extent described in Section 7.02(b)(iv);

(xxii)        (A) Indebtedness of the Borrower ~~(other than loans to the extent secured on a pari passu basis with the 2018 Replacement Term B Loans)~~, which Indebtedness (I) may rank pari passu or junior in right of security with the Obligations or be unsecured and (II) shall be pari passu or junior in right of payment to the Obligations, that is incurred or issued or made in lieu of Incremental Term Commitments (the “Incremental Equivalent Debt”); provided that (1) the aggregate principal amount of all Incremental Equivalent Debt issued pursuant to this Section 7.03(b)(xxii) shall not, together with any Incremental Term Commitments, exceed the Available Incremental Amount (and, prior to the incurrence of such Incremental Equivalent Debt, the Borrower shall notify the Administrative Agent in writing whether such Incremental Equivalent Debt is being incurred under Section ~~2.17(d)(iv)(A) or Section 2.17(d)(iv)(B)), (2) no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence~~clause (A), (B) or (C) of “Available Incremental Amount”); (2) [reserved], (3) as of the date of determination, such Incremental Equivalent Debt shall not mature earlier than the Latest Maturity Date with respect to the Loans at the time of incurrence of such Indebtedness~~,~~; (4) the documentation with respect to any such Incremental Equivalent Debt ~~contains no~~shall not provide for any mandatory ~~prepayment, repurchase or~~repayment (except scheduled principal amortization payments), redemption ~~provisions~~or sinking fund payment obligations prior to the Latest Maturity Date ~~with respect to the Loans then in effect except with respect to~~, as determined at the time of issuance or incurrence of the Incremental Equivalent Debt (other than, in each case, customary offers or obligations to repurchase, redeem or repay upon a change of control, asset sale ~~and event of loss or other mandatory offers to purchase or mandatory prepayments and~~, casualty or condemnation event or similar events; AHYDO payments; customary acceleration rights after an event of default ~~that are customary for financings of this type, (5) such~~; solely with respect to any Incremental Equivalent Debt ~~may participate~~secured by a Lien ranking junior to the Obligations, any payment obligations solely with respect to prepayment amounts declined by any Lender under this Agreement and/or any lender(s) in respect of any other obligations secured by a Lien on the Collateral ranking pari passu with the Obligations or that constitute a customary prepayment provision with respect to Refinancing Indebtedness in connection with such prepayment in accordance with this Agreement; and solely with respect to any Incremental Equivalent Debt secured by a Lien on the Collateral ranking pari passu to the Liens securing the Obligations (but without regard to control of remedies), any payment obligations that will also be applied to the 2020 Refinancing Term B Loans hereunder on a pro rata ~~basis or less than pro rata basis (but not on a~~or greater than pro rata basis~~) in any voluntary repayments or prepayments of principal of the Loans hereunder and on a pro rata basis or less than a pro rata basis (but not on a greater than pro rata basis) in any mandatory repayments or prepayments of principal of the Loans hereunder (or, if junior in right of payment or security, shall be on a junior basis with respect thereto),~~ or that constitute a customary prepayment provision with respect to Refinancing Indebtedness); (5) [reserved]; (6) such Incremental Equivalent Debt shall not be subject to any guarantee by any Person other than a Loan Party~~,~~; (7) such Incremental Equivalent Debt shall not be secured by any Lien on any asset of the Borrower, Holdco or any Restricted Subsidiary other than any asset constituting Collateral~~,~~; (8) if secured, the security agreements relating to such Incremental Equivalent Debt shall be substantially the same as the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent)~~,~~; (9) if such Incremental Equivalent Debt is (x) secured on a pari passu basis with the Obligations, then such Incremental Equivalent Debt shall be subject to an Additional First Lien Intercreditor Agreement or (y) secured on a junior basis to the Obligations, then such Incremental Equivalent Debt shall be subject to an Additional Junior Lien Intercreditor Agreement~~,~~; (10) if such Incremental Equivalent Debt is junior in right of payment, then such Incremental Equivalent Debt shall be subject to subordination terms reasonably acceptable to the Administrative Agent~~,~~; (11) as of the date such Incremental Equivalent Debt is incurred, such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans (as originally in effect prior to any scheduled amortization or prepayments thereto) on the date such Incremental Equivalent Debt is incurred ~~and~~; (12) if such Incremental Equivalent Debt is in the form of broadly syndicated term loans secured by the Collateral on a pari passu basis with the Obligations, then such Incremental Equivalent Debt shall be subject to the “most favored nation” provisions under Section 2.17(e)(ii) (including any exceptions specified therein) and (13) the documentation with respect to any Incremental Equivalent Debt shall contain terms and conditions (other than with respect to pricing, fees, premiums and optional prepayment or redemption terms) not materially more restrictive (taken as a whole) in respect of the Borrower and the Restricted Subsidiaries than those set forth in this Agreement (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness); provided, however, that such Incremental Equivalent Debt may be incurred in the form of a customary “bridge” or other interim credit facility intended to be refinanced or replaced with long-term indebtedness which does not satisfy the requirements of clauses (3), (4), (11) and (~~12~~13) above so long as, subject to customary conditions, it would either be automatically converted into or required to be exchanged for permanent financing which satisfies the requirements of clauses (3), (4), (11) and (~~12~~13) above and (B) any Permitted Refinancing of any of the foregoing;

(xxiii) (A) Permitted First Priority Refinancing Debt and any Permitted Refinancing thereof and (B) Permitted Junior Priority Refinancing Debt and any Permitted Refinancing thereof; and

(xxiv)       Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof.

(c)           [reserved].

~~(b) For purposes of determining compliance with this covenant:~~

~~(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 7.03(a) and Sections 7.03(b)(i) above, 7.03(b)(iv) through (xxi) above, 7.03(b)(xxiii) above and 7.03(b)(xxiv) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the ABL Loan Documents and the Loan Documents on the Restatement Effective Date will at all times be deemed to be outstanding in reliance on Section 7.03(b)(i~~); and

~~(ii) at the time of incurrence, the Borrower will be entitled (subject to the proviso in preceding subclause (i)) to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 7.03(a) and Sections 7.03(b)(i) above, 7.03(b)(iv) through (xxi) above, 7.03(b)(xxiii) above and 7.03(b)(xxiv) above.~~

(d)                ~~(c)~~ The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.03.

(e)                ~~(d)~~ For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f)                 ~~(e)~~ The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 9.04. Liens. The Borrower will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness, on any asset or property of the Borrower or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens.

SECTION 9.05. [RESERVED].

SECTION 9.06. Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets. (a) The Borrower may not consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)                 the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of the United States, any state thereof or the District of Columbia (or any territory thereof) (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”);

(ii)               the Successor Borrower, if other than the Borrower, expressly assumes all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to supplements to the Loan Documents or other documents or instruments, in each case in a form reasonably satisfactory to the Administrative Agent;

(iii)             immediately after such transaction, no Default exists;

(iv)              immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, either (1) the Successor Borrower could satisfy the Fixed Charge Coverage Ratio Incurrence Test or (2) the Fixed Charge Coverage Ratio for the Successor Borrower would be greater than the Fixed Charge Coverage Ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction;

(v)                each Restricted Subsidiary that is a Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case Section 7.06(c)(i)(B) shall apply, shall have by supplement to the Loan Documents confirmed that its Guaranty shall apply to such Person’s obligations under the Loan Documents and the Loans; and

(vi)              the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplements to the Loan Documents, if any, comply with this Agreement and the other Loan Documents.

(b)                The Successor Borrower will succeed to, and be substituted for the Borrower, as the case may be, under this Agreement and the other Loan Documents. ~~The foregoing clauses (iii), (iv), (v) and (vi) of Section 7.06(a) shall not apply to the merger contemplated by the Recapitalization Agreement.~~ Notwithstanding Section 7.06(a)(iii) and (iv), (i) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower, and (ii) the Borrower may merge with an Affiliate of the Borrower, as the case may be, solely for the purpose of reincorporating the Borrower in a State of the United States, so long as the amount of Indebtedness of the Borrower and its Restricted Subsidiaries is not increased thereby.

(c)                No Guarantor will, and the Borrower will not permit any Guarantor ~~(other than the Borrower)~~ to, consolidate, merge or amalgamate with or into or wind up into (whether or not the Borrower or a Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i)                 (A) such Guarantor is the surviving ~~corporation~~Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof or the District of Columbia or any territory thereof or, in the case of a Canadian Subsidiary Guarantor, a province or territory of Canada (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B) the Successor Guarantor, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Guaranty and the other Loan Documents pursuant to a joinder agreement and/or supplements to the Loan Documents or other documents or instruments, in each case in a form reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default exists;

(D) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such joinder agreement, supplements and/or other documents or instruments, if any, comply with this Agreement and the other Loan Documents; and

(E) if a consolidation, merger or amalgamation includes any Canadian Subsidiary and such Canadian Subsidiary is not the surviving entity, such transaction shall be on terms conditions reasonably satisfactory to the Administrative Agent (whose consent shall not be unreasonably withheld); or

(ii)               the transaction is made in compliance with Section 7.01.

(d)                In the case of Section 7.06(c)(i), the Successor Guarantor will succeed to, and be substituted for, such Guarantor under such Guarantor’s Guaranty and the other Loan Documents. Notwithstanding the foregoing, any ~~Subsidiary~~ Guarantor may merge or amalgamate into or with or wind up into or transfer all or part of its properties and assets to another ~~Subsidiary~~ Guarantor or the Borrower.

SECTION 9.07. Transactions with Affiliates. ~~(a)~~  (a)     The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of ~~$10,000,000~~the greater of (x) $25,000,000 and (y) 4.0% of EBITDA (calculated on a pro forma basis) of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period, unless: (i) such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis, and (ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $~~30,000,000~~75,000,000, a resolution adopted by the majority of the Board of Directors of the Borrower approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above.

(b)                ~~(a)~~ The limitations set forth in Section 7.07(a) will not apply to the following:

(i)                 transactions between or among the Borrower or any of its Restricted Subsidiaries;

(ii)               Restricted Payments permitted by the provisions of Section 7.02 and Investments constituting “Permitted Investments”;

(iii)             the payment of ~~management, consulting, monitoring and advisory fees and termination fees and related indemnities and expenses pursuant to the Sponsor Management Agreement;~~indemnification and similar amounts to, and reimbursement of expenses to, the Investors and their officers, directors and employees, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors of the Borrower;

(iv)              the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided on behalf of, officers, directors, employees or consultants of Borrower, any of its ~~direct or indirect parent companies~~Parent Companies or any of its Restricted Subsidiaries;

(v)                transactions in which the Borrower or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi)              any agreement as in effect as of the ~~Restatement~~Fourth Amendment Effective Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the ~~Restatement~~Fourth Amendment Effective Date);

(vii)            the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the ~~Restatement~~Fourth Amendment Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the ~~Restatement~~Fourth Amendment Effective Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Lenders when taken as a whole as compared to the original agreement in effect on the ~~Restatement~~Fourth Amendment Effective Date;

(viii)          ~~the Transaction and the payment of all fees and expenses related to the Transaction, including Transaction Expenses;~~transactions permitted by, and complying with, the provisions in Section 7.06 solely for the purpose of (a) forming a holding company or (b) reincorporating the Borrower in a new jurisdiction;

(ix)              transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(x)                the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any ~~direct or indirect parent~~Parent Company of the Borrower or to any Permitted Holder or to any director, officer, employee or consultant of the Borrower, any Subsidiary or any ~~direct or indirect parent~~Parent Company of the Borrower;

(xi)              sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(xii)            payments by the Borrower or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Borrower in good faith or which are otherwise permitted by this Agreement;

(xiii)          payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its ~~direct or indirect parent companies~~Parent Companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Borrower in good faith; ~~and~~

(xiv)          investments by the Investors in securities of the Borrower or any of its Restricted Subsidiaries, so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities~~.~~;

(xv)           payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(xvi)         (a) transactions with a Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary) solely because the Borrower or any Restricted Subsidiary owns Equity Interests in, or otherwise controls, such Person and (b) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Borrower, any Restricted Subsidiary or any Parent Company;

(xvii)        (a) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (b) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Issuer or a Parent Company; and

(xviii)      payments on the 2027 Senior Secured Notes in accordance with the 2027 Senior Secured Notes Indenture, payments on the 2027 Senior Unsecured Notes in accordance with the 2027 Senior Unsecured Notes Indenture, payments of the Obligations, payments of obligations under the ABL Credit Agreement and payments in respect of obligations under other Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Subsidiaries held by Affiliates.

SECTION 9.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(x)       (A) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries that are Guarantors on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (B) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries that are Guarantors;

(y)       make loans or advances to the Borrower or any of its Restricted Subsidiaries that are Guarantors; or

(z)              sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries that are Guarantors,

provided that the foregoing limitations shall not apply (in each case) to such encumbrances or restrictions existing under or by reason of:

(i)               contractual encumbrances or restrictions in effect on the ~~Restatement~~Fourth Amendment Effective Date, including pursuant to the 2027 Senior Unsecured Notes Indenture, the ~~2016~~2027 Senior ~~Subordinated~~Secured Notes Indenture and the ABL Loan Documents;

(ii)              the Loan Documents;

(iii)             purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (z) of this Section 7.08 above on the property so acquired;

(iv)            applicable law or any applicable rule, regulation or order;

(v)             any agreement or other instrument of a Person acquired by the Borrower or any of its Restricted Subsidiaries, or of an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, in existence at the time of such acquisition or re-designation as a Restricted Subsidiary, as the case may be (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired or designated and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries;

(vi)            contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii)           Secured Indebtedness otherwise permitted to be incurred pursuant to Section 7.03 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(viii)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix)             other Indebtedness, Disqualified Stock or Preferred Stock of ~~Foreign~~Restricted Subsidiaries that are not Guarantors permitted to be incurred or issued subsequent to the ~~Closing~~Fourth Amendment Effective Date pursuant to the provisions of Section 7.03;

(x)              customary provisions in any joint venture agreement and other similar agreement relating solely to such joint venture;

(xi)             customary provisions contained in leases, subleases, licenses or sublicenses and other agreements, in each case, entered into in the ordinary course of business;

(xii)           any encumbrances or restrictions of the type referred to in clauses (x), (y) and (z) of this Section 7.08 above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrances and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(xiii)           any other agreement governing Indebtedness entered into after the ~~Restatement~~Fourth Amendment Effective Date that contains encumbrances and other restrictions that (x) are, in the good faith judgment of the Borrower, no more restrictive in any material respect taken as a whole with respect to any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the ~~Restatement~~Fourth Amendment Effective Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the ~~Restatement~~Fourth Amendment Effective Date or (y) will not materially impair the Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower; and

(xiv)           restrictions created in connection with any Receivables Facility that, in the good faith determination of the Borrower are necessary or advisable to effect such Receivables Facility.

SECTION 9.09. Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Borrower will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Borrower or any other Subsidiary Guarantor unless:

(a)             such Restricted Subsidiary within 30 days executes and delivers a joinder agreement for the relevant Guaranty, except that with respect to a guarantee of Indebtedness of the Borrower or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Obligations (including such Subsidiary Guarantor’s Guaranty), any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the relevant Guaranty substantially to the same extent as such Indebtedness is subordinated to the Obligations;

(b)             such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guaranty; and

(c)             such Restricted Subsidiary shall deliver to the Administrative Agent an Opinion of Counsel to the effect that:

(i)                 such Guaranty has been duly executed and authorized; and

(ii)               such Guaranty constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this Section 7.09 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

SECTION 9.10. Change in Nature of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the ~~Restatement~~Fourth Amendment Effective Date or any business reasonably related or ancillary thereto or a reasonable extension thereof.

SECTION 9.11. [RESERVED].

SECTION 9.12. Use of Proceeds. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, use the proceeds of ~~the~~a Borrowing of 2020 New Refinancing Term B Loans on the ~~Restatement Effective Date, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, use the proceeds of the Borrowing of Incremental 2014 Term Loans on the First Amendment Effective Date, whether directly or indirectly, for any purpose other than to finance (i) the satisfaction and discharge of the outstanding Senior Notes (and related obligations), including premium and accrued and unpaid interest thereon to, but not including, the applicable redemption date, pursuant to, and in accordance with the terms of, the Senior Notes Indenture as contemplated by Section 5(viii) of Part II of the First Amendment, and (ii) fees and expenses incurred in connection with the First Amendment and the incurrence of the Incremental 2014 Term Loans; provided, that any excess proceeds of the Borrowing of Incremental 2014 Term Loans on the First Amendment Effective Date not required for the purposes described in clauses (i) and (ii) may be used for any purpose not prohibited by this Agreement. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, use the proceeds of a Borrowing of 2016 New Replacement Term B-1 Loans on the Initial Second~~Fourth Amendment Effective Date, whether directly or indirectly, for any purpose other than the repayment of principal on the 2018 Replacement Term B Loans not subject to the ~~2016 Replacement Term B-1 Loan Conversion and the payment of accrued but unpaid interest on all Term B Loans (with such repayment of principal to be applied as provided in Section 2.05(a)(i)), and the payment of fees and expenses incurred in connection with the Second Amendment and the incurrence of the 2016 Replacement Term B-1 Loans (including pursuant to the 2016 Replacement Term B-1 Loan Conversion and the 2016 Replacement Term Loan Conversion). The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, use the proceeds of a Borrowing of 2016 New Replacement Term B-2 Loans on the Initial Second Amendment Effective Date, whether directly or indirectly, for any purpose other than the repayment of principal on the Incremental 2014 Term Loans not subject to the 2016 Replacement Term B-2 Loan Conversion and the payment of accrued but unpaid interest on all Incremental 2014 Term Loans (with such repayment of principal to be applied as provided in Section 2.05(a)(i)), and the payment of fees and expenses incurred in connection with the Second Amendment, the incurrence of the 2016 Replacement Term B-2 Loans (including pursuant to the 2016 Replacement Term B-2 Loan Conversion) and the incurrence of the 2016 Replacement Term B-1 Loans (including pursuant to the 2016 Replacement Term Loan Conversion). The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, use the proceeds of a Borrowing of 2018 New Replacement Term B Loans on the Third Amendment Effective Date, whether directly or indirectly, for any purpose other than the repayment of principal on the 2016 Replacement Term B-1 Loans not subject to the 2018 Replacement~~2020 Refinancing Term B Loan Conversion.

SECTION 9.13. Accounting Changes. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, make any change in its fiscal year~~, fiscal quarter or fiscal month~~; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year~~, fiscal quarter or fiscal month~~ to any other fiscal year~~, fiscal quarter or fiscal month, as the case may be,~~ reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year~~, fiscal quarter or fiscal month, as the case may be~~.

SECTION 7.14. Amendments of Indebtedness, Etc. ~~(a) Without the consent of the Required Lenders, the Borrower will not amend, modify or alter (i) the subordination provisions of the 2020 Senior Subordinated Notes Indenture and any other Junior Financing Documentation (and the component definitions as used therein), or (ii) any other term or condition of the 2020 Senior Subordinated Notes Indenture and any other Junior Financing Documentation, in the case of this clause (ii), in a manner materially adverse to the interests of the Lenders.~~

~~(a) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, designate any Indebtedness (or related interest obligations) as “Designated Senior Indebtedness” (as defined in the 2020 Senior Subordinated Notes Indenture) or any similar term (as defined in any Junior Financing Documentation), in each case, except for Obligations of the type described in clause (x) of the definition of “Obligations” and ABL Loans (and related obligations).~~

ARTICLE X

Events Of Default and Remedies

SECTION 10.01. Events of Default. Any of the following shall constitute an Event of Default:

(a)             Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)             Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a)(i) or 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c)             Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d)             Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)             Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that, any such failure or the occurrence of any such other event referred to in sub-clauses (i) and (ii) relating to Indebtedness under the ABL Credit Agreement shall constitute an Event of Default under this Section 8.01(e) only after the earliest to occur of (x) expiration of a 60-day period following the commencement of such failure or the date of such occurrence, (y) any acceleration of the ABL Obligations (as defined in the Intercreditor Agreement) or (z) the commencement of the Exercise of Any Secured Creditor Remedies (as defined in the Intercreditor Agreement) by the ABL Collateral Agent or any ABL Lender as a result of such failure or occurrence; provided further, that preceding sub-clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)              Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law (or any Canadian Subsidiary Guarantor institutes or consents to the institution of any proposal or notice of intent to file a proposal), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, monitor, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)             Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or

(h)             Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of forty-five (45) consecutive days; or

(i)              (A) ERISA. (i) An ERISA Event occurs ~~with respect to a Pension Plan or Multiemployer Plan~~ which has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan ~~in an aggregate amount~~ which could reasonably be expected to result in a Material Adverse Effect; or

(B) Pension Plans. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) a Pension Event shall occur which, in Collateral ~~Agent's~~Agent’s determination, constitutes grounds for the termination under any Laws, of any Pension Plan or (ii) the appointment by the appropriate Governmental Authority of a trustee for any Pension Plan, or (iii) if any Pension Plan shall be terminated or any such trustee shall be requested or appointed, or (iv) if a Loan Party is in default with respect to payments to a Pension Plan resulting from their complete or partial withdrawal from such Pension Plan or (v) any event that may reasonably be expected to have a Material Adverse Effect or any Lien arises (save for contribution amounts not yet due) in connection with any Pension Plan.

(j)              Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.01 or 7.06) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or any Lien created under any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k)             Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 of the Existing Credit Agreement or Sections 4.01 or 6.11 of this Agreement, or otherwise pursuant to any Loan Document, shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 7.01 or 7.06) cease to create a valid and perfected lien, with the priority required by the Collateral Documents, the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect) (or other security purported to be created on the applicable Collateral), on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.04, except to the extent that any such loss of perfection or priority results from (i) the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates or notes actually delivered to it representing securities or instruments pledged under the Collateral Documents, (ii) to file Uniform Commercial Code or PPSA continuation statements in the applicable filing offices properly notified by the relevant Loan Party and (iii) any other failure of the Administrative Agent or the Collateral Agent to maintain perfection in circumstances where such failure does not result from the breach or non-compliance by a Loan Party with the Loan Documents, and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)              Change of Control. A Change of Control shall occur~~; or~~.

~~(m) Junior Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Indebtedness, if applicable.~~

SECTION 10.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)                 declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)               declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)             exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law, subject to the terms of the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect) and the Additional Junior Lien Intercreditor Agreement (if then in effect);

provided that upon the occurrence of an Event of Default under Section 8.01(f) with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 10.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under Section 8.01(f) ~~or~~, (g) or (h), any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a value in excess of 5.0% of Total Assets and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5.0% of Total Revenues (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 10.04. Application of Funds. Subject in all respects to the provisions of the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect) and the Additional Junior Lien Intercreditor Agreement (if then in effect), after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each of the Administrative Agent and the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Sections 10.04 and 10.05 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and the termination value under Secured Hedge Agreements, ratably among the Lenders and the other Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE XI

Administrative Agent and Other Agents

SECTION 11.01. Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                ~~(a)~~ The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing (subject to the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect)) any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.02. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 11.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 11.04. Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                ~~(a)~~ For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

SECTION 11.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 11.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 11.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 11.08. Agents in their Individual Capacities. The Person serving as the Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the the Person serving as the Administrative Agent were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, the Person serving as the Administrative Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Person serving as the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, the Person serving as the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though such Person were not the Administrative Agent, and the terms “Lender” and “Lenders” include such Person in its individual capacity.

SECTION 11.09. Successor Agents. The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 11.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)             to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)             to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.11. Collateral and Guaranty Matters. The Lenders irrevocably agree, subject to the terms of the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement (if then in effect), and the Additional Junior Lien Intercreditor Agreement (if then in effect):

(a)             that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any other Subsidiary Guarantor, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) as required pursuant to the terms of the Intercreditor Agreement;

(b)             to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.04 to the extent required by law or the terms of this Agreement (other than Liens securing the 2027 Senior Secured Notes, Permitted First Priority Refinancing Debt, Additional First Lien Indebtedness, Permitted Junior Priority Refinancing Debt or any Additional Junior Lien Indebtedness); and

(c)             that any Restricted Subsidiary that is a Subsidiary Guarantor shall be automatically released from its obligations under its Guaranty ~~(i)~~ if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder (including as a result of a Restricted Subsidiary that is a Subsidiary Guarantor being redesignated as an Unrestricted Subsidiary); provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of the 2027 Senior Unsecured Notes, the ~~2020~~2027 Senior ~~Subordinated~~Secured Notes, any Subordinated Indebtedness, the ABL Credit Agreement, any Credit Agreement Refinancing Indebtedness (other than Refinancing Term Loans), any Incremental Equivalent Debt or any other Indebtedness (other than Loans) in excess of the Threshold Amount (and Permitted Refinancings in respect of the foregoing) ~~or (ii) in connection with any Permitted Foreign Restructuring~~.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required under Section 10.01) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under its Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under its Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 11.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “co-documentation agent”, “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 11.13. Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually, as a “Supplemental Administrative Agent” and collectively, as “Supplemental Administrative Agents”).

(a)                In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(b)                Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 11.14. Solidary Interests/Quebec Liens (Hypothecs). Without limiting the generality of the foregoing, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec, between each Secured Party, taken individually, on the one hand, and the Administrative Agent, on the other hand, the Borrower, the Guarantors and each such Secured Party acknowledge and agree with the Administrative Agent that such Secured Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of the Borrower and the Guarantors in respect of all Obligations, present and future, owed by the Borrowers or the Guarantors to each such Secured Party and the Administrative Agent (collectively, the “Solidary Claim”). Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, the Borrower and the Guarantors are irrevocably bound towards the Administrative Agent and each Secured Party in respect of the entire Solidary Claim of the Administrative Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Secured Party and the right to give full acquittance for it. Accordingly, without limiting the generality of the foregoing, the Administrative Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of all Obligations, present and future, owed by the Borrower or the Guarantors to the Administrative Agent and to the Secured Parties or any of them and the right to give a full acquittance for same. For greater certainty, the foregoing provisions of this paragraph, and the rights of the Secured Parties, shall at all times be subject to the provisions of this Agreement. In addition, and without limiting any of the foregoing, for the purposes of holding any security granted by any Loan Party pursuant to the laws of the Province of Quebec to secure payment of any bond issued by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the person holding the power of attorney (i.e. “fondé de pouvoir”) (in such capacity, the “Attorney”) of the Secured Parties as contemplated under Article 2692 of the Civil Code, and to enter into, to take and to hold on its behalf, and for its benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any hypothec. Moreover, without prejudice to such appointment and authorization to act as the person holding the power of attorney as aforesaid, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Secured Parties to hold and be the sole registered holder of any bond which may be issued under any hypothec, the whole notwithstanding Section 32 of An Act respecting the special powers of legal persons (Quebec) or any other applicable law, and to execute all related documents. Each of the Attorney and the Custodian shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney and the Custodian (as applicable) pursuant to any hypothec, bond, pledge, applicable laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, and (c) be entitled to delegate from time to time any of its powers or duties under any hypothec, bond, or pledge on such terms and conditions as it may determine from time to time. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed: (i) the Attorney as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity, and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Custodian in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Article IX shall also constitute the substitution of the Attorney and the Custodian.

SECTION 11.15. Certain ERISA Matters. .. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans ~~in connection with~~with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans ~~or~~, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans~~,~~ , the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administrati on of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has ~~not~~ provided another representation, warranty and covenant ~~as provided in~~in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

~~(i) none of~~ the Administrative Agent or any of ~~their respective~~its Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related ~~to~~ hereto or thereto)~~,~~.

~~(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),~~

~~(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),~~

~~(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and~~

~~(v) no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.~~

~~(c) The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.~~

ARTICLE XII

Miscellaneous

SECTION 12.01. Amendments, Etc. Except as otherwise set forth in this Agreement, and subject to Section 3.03(b) and (c), no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (g) (to the extent permitted by Section 2.17) below, which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities and other than with respect to any amendment, modification or waiver contemplated in clauses (a), (b) and (c) below, which, in each case, shall only require the consent of the Lenders expressly set forth therein and not Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a)             extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default or mandatory prepayment or offer to purchase of the Loans shall not constitute an extension or increase of any Commitment of any Lender);

(b)             postpone any date scheduled for (excluding any extension, amendment or waiver of the Springing Maturity Date or the financial definitions used therein), or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment or offer to purchase of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)             reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the first “provided further” of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of Consolidated Secured Debt Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)             change any provision of this Section 10.01, the definition of “Required Lenders”, “Required Facility Lenders”, or “Pro Rata Share” or Section 2.12(a) and (g), 2.13 or 8.04 without the written consent of each Lender directly and adversely affected thereby;

(e)             other than in connection with a transaction permitted under Section 7.01 or 7.06, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)              other than in connection with a transaction permitted under Section 7.01 or 7.06, release all or substantially all of the aggregate value of the Guaranties, without the written consent of each Lender; or

(g)             amend, waive or otherwise modify any term or provision which directly affects Lenders of one or more Series of Incremental Term Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Series of Incremental Term Loans (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.17, the waivers described in this clause (g) shall only require the consent of the Required Facility Lenders under such applicable Series of Incremental Term Loans and shall not require the consent of the Required Lenders;

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document (including in its capacity as Collateral Agent) and (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Any such waiver and any such amendment, modification or supplement in accordance with the terms of this Section 10.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Agents and all future holders of the Loans and the Commitments. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

No Lender consent is required to effect any amendment, modification, joinder or supplement to the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement (a) that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, secured Incremental Equivalent Debt or other secured Indebtedness permitted to be incurred under Section 7.03 (or a Senior Representative with respect thereto) as parties thereto~~, as expressly contemplated by the terms of the Intercreditor Agreement, such Additional First Lien Intercreditor Agreement, such Additional Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable~~ (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Borrower, are required to effectuate the foregoing ~~and~~; provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders (taken as a whole) or (b) to the extent not in conflict with, and permitted by, this Agreement, any amendment, modification, joinder or supplement thereto that is expressly contemplated by the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. In addition, no Lender consent is required for the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement, the Additional First Lien Intercreditor Agreement, the Additional Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted by this Agreement.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Loans of a given Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing. Notwithstanding anything to the contrary contained in this Section 10.01, the Borrower and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Borrower and the Administrative Agent to effect the provisions of this paragraph.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by any Guarantor in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities or defects as set forth in the paragraph below or (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

If the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 12.02. Notices and Other Communications; Facsimile Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)              if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)               Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile, ..pdf or other electronic imaging means. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)               Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices ~~(including telephonic Committed Loan Notices)~~ purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct (as determined by the final non-appealable judgment of a court of competent jurisdiction). All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 12.03. No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 12.04. Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Co-Documentation Agents and the Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred (promptly following written demand therefor, together with reasonable backup documentation supporting such reimbursement request to the extent such backup documentation is requested by the Borrower) in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Simpson Thacher & Bartlett LLP, as counsel to the Agents ~~on and after the Third Amendment Effective Date, and White & Case LLP, as counsel to the Agents on and prior to the Third Amendment Effective Date, and, for the avoidance of doubt, all Attorney Costs of each of the foregoing in connection with the Third Amendment~~, and local counsel in any other relevant jurisdiction (but excluding all other Attorney Costs), and (b) to pay or reimburse the Administrative Agent, the Collateral Agent, the Co-Documentation Agents, the Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs, which shall be limited to Attorney Costs of Simpson Thacher & Bartlett LLP, as counsel to the Agents ~~on and after the Third Amendment Effective Date~~ and the Third Amendment Left Lead Arranger (as defined in the Engagement Letter (as defined in the Third Amendment)), ~~and White & Case LLP, as counsel to the Agents on and prior to the Third Amendment Effective Date, and, for the avoidance of doubt, all Attorney Costs of each of the foregoing in connection with the Third Amendment, as applicable,~~ the Attorney Costs of a single law firm acting as counsel to the other Agents and the Lenders taken as a whole (and, if necessary, one firm of local counsel to the Administrative Agent and one firm of local counsel to the other Agents and the Lenders taken as a whole in any relevant jurisdiction and, solely in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected persons taken as a whole)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. This Section 10.04 shall not apply to Indemnified Taxes or ~~Excluded Taxes~~any excluded taxes or other similar excluded amounts described in Section 3.01(a), which, in each case, shall be governed by Section 3.01. This Section 10.04 also shall not apply to taxes covered by Section 3.04.

SECTION 12.05. Limitation of Liability; Indemnification by the Borrower. (a) No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for damages resulting from the gross negligence, bad faith or willful misconduct of any such Indemnitee (as determined by the final non-appealable judgment of a court of competent jurisdiction)), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Fourth Amendment Effective Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party).

(b)             ~~SECTION 10.05. Indemnification by the Borrower.~~ Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of Simpson Thacher & Bartlett LLP, as counsel to the Agents ~~on and after the Third Amendment Effective Date~~ and the Third Amendment Left Lead Arranger (as defined in the Engagement Letter (as defined in the Third Amendment))~~, and White & Case LLP, as counsel to the Agents on and prior to the Third Amendment Effective Date, and, for the avoidance of doubt, all Attorney Costs of each of the foregoing in connection with the Third Amendment, as applicable~~, and one counsel to all other Indemnitees taken as a whole and, if reasonably necessary, one firm of local counsel to the Administrative Agent and one firm of local counsel to all other Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever (other than Taxes and Other Taxes, which are governed by Sections 3.01 and 10.15 herein) which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, and (y) resulted from a breach by such Indemnitee of its obligations to a Loan Party~~. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for damages resulting from the gross negligence, bad faith or willful misconduct of any such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party~~(in each case, as determined by the final non-appealable judgment of a court of competent jurisdiction). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 12.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 12.07. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as expressly permitted by Sections 7.06(a) and (b)) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee and in the case of any Assignee that is, after the formation thereof, Holdco, the Borrower or any of its Subsidiaries, in accordance with Section 10.07(j), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) and (h) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)              ~~(a)~~  (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to Disqualified Institutions and Defaulting Lenders) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)       the Borrower, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 15 Business Days after having received notice thereof; and provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) (in the case of (f) or (g), solely with respect to ~~any Loan Party~~the Borrower) has occurred and is continuing, an assignment to any Assignee; and

(B)        the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) of all or a portion of the Loans pursuant to Section 10.07(j) or (iii) to an Agent or an Affiliate of an Agent.

(ii)               Assignments shall be subject to the following additional conditions:

(A)       except in the case of an assignment to a Lender or an Affiliate of a Lender or Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) (in the case of (f) or (g), solely with respect to ~~any Loan Party~~the Borrower) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)        the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided that only one such fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds; and

(C)        the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes of Loans or Commitments on a non-pro rata basis.

Notwithstanding the foregoing, no such assignment shall be made to a natural Person, Excluded Affiliate, Disqualified Institution or Defaulting Lender. For the avoidance of doubt, the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the list of Persons who are Disqualified Institutions (or any provisions relating thereto) at any time, except to the extent arising or resulting from the willful misconduct, bad faith or gross negligence of the Administrative Agent as determined by a final non appealable judgment of a court of competent jurisdiction; provided that the list of Disqualified Institutions may be made available to any Lender upon request (provided that such Lender agrees to keep such list confidential in accordance with the terms of this Agreement). Any assignment to a Disqualified Institution in violation of this Section 10.7 shall not be void, but the provisions of Section 10.7(l) shall apply.

(c)            ~~(b)~~ Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)            ~~(c)~~ The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsection (j) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Loans are intended to be treated as registered obligations for U.S. federal income tax purposes and this Section 10.07 shall be construed so that the they are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Section 5f.103-1(c) of the United States Treasury Regulation and any other related regulations (or any successor provisions of the Code or such regulations).

(e)             ~~(d)~~ Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, Excluded Affiliate, Disqualified Institution or Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly and adversely affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a ~~Participant's~~Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except (i) that the portion of the Participant Register relating to a Participant shall be made available to the Borrower and Administrative Agent to the extent the benefits of this Agreement are claimed with respect to such Participant (including under Section 3.01, 3.04 and 3.05), or (ii) otherwise to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations and any other related regulations (or any successor provisions of the Code or such regulations). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)              ~~(e)~~ A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(g)             ~~(f)~~ Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)             ~~(g)~~ Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (unless waived or reduced by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)              ~~(h)~~ Notwithstanding anything to the contrary contained herein, (1) any Lender, without the consent of the Borrower or the Administrative Agent, may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund, without the consent of the Borrower or the Administrative Agent, may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)              ~~(i)~~ Any Lender may, so long as no Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to, after the formation thereof, Holdco, or the Borrower or any of their ~~Restricted~~ Subsidiaries through open market purchases or Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(iii); provided, that:

(i)                 (x) if the assignee is, after the formation thereof, Holdco, or a ~~Restricted~~ Subsidiary of Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (A) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (B) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Loans then held by the Borrower and (C) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register; provided that, in the case of each of clause (x) and clause (y) above, such assignee does not use the proceeds of any ABL Loans or Incremental Term Loans to acquire such Loans; and

(ii)               ~~each Person that purchases any Loans pursuant to this subsection (j) shall represent and warrant to the selling Lender that it does not possess~~in connection with each assignment pursuant to this Section 10.07(j), none of Holdings, the Borrower or any Subsidiary purchasing any Lender’s Term Loans shall be required to make a representation that it is not in possession of material non-public information with respect to Holdings, the Borrower and its Subsidiaries or ~~the~~their respective securities ~~of any of them that has not been disclosed to the Term Lenders generally (other than Term Lenders who elect not to receive such information) or shall make a statement that such representation cannot be made.~~, and all parties to such transaction may render customary “big boy” letters to each other (or to the Auction Agent, if applicable).

(k)             ~~(j)~~ The aggregate outstanding principal amount of the Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), by Holdco (after the formation thereof), the Borrower or their Subsidiaries pursuant to Section 10.07(j) and each principal repayment installment with respect to the Loans of such Class pursuant to Section 2.07 shall be reduced pro rata by the par value of the aggregate principal amount of Loans so purchased or contributed (and subsequently cancelled).

(l)          (i)                If any assignment or participation is made to any Disqualified Institution in violation of this Section 10.07, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) purchase or prepay such Term Loan by paying the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lowest of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(ii)                Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions will not (i) be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings, (ii) be entitled to any expense reimbursement or indemnification under the Loan Documents, and nothing in the Loan Documents shall restrict the rights and remedies of the Loan Parties against such Disqualified Institution, (iii) receive any information or reporting provided by the Borrower, the Administrative Agent or any other Lender, (iv) attend or participate in meetings attended by the Lenders and the Administrative Agent or (v) access any electronic site established for Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders.

SECTION 12.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08~~; provided that, in the case of information received from a Loan Party after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.~~.

SECTION 12.09. Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties ~~and their Subsidiaries~~ against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

SECTION 12.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 12.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery ~~by telecopier, .pdf or other electronic imaging means~~ of an executed counterpart of a signature page to (x) this Agreement ~~and each~~, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of ~~an original~~a manually executed counterpart of this Agreement ~~and~~, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. The Agents may also require that any such documents and signatures delivered by telecopier, .pdf or other electronic imaging means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier, .pdf or other electronic imaging means.

SECTION 12.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 12.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements or contingent indemnification obligations, in any such case, not then due and payable).

SECTION 12.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 12.15. Tax Forms. (a) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the ~~Restatement~~Fourth Amendment Effective Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or W-8BEN-E, as applicable, or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 881(c)(3) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete (including, without limitation, by operation of law), (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. In the event that a payment will be made to a Lender or Agent under the Canadian Guarantee, such Lender or Agent agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender or Agent), if requested by a Loan Party, to deliver such other information prescribed by applicable laws or reasonably requested by the Loan Party as will enable such Loan Party to determine whether such Lender or Agent is subject to Canadian withholding tax, is entitled to an exemption from Canadian withholding tax or is eligible for a reduced rate of Canadian withholding tax; provided, however, that nothing in this Section 10.15(a) shall require a Lender or Agent to disclose any confidential information (including, without limitation, its tax returns or its calculations).

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(b)                ~~(a)~~ Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(c)                ~~(b)~~ Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 (or any successor form) on or prior to the ~~Restatement~~Fourth Amendment Effective Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax.

(d)               ~~(c)~~ If a payment made to any Lender would be subject to U.S. federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Administrative Agent and Borrower any documentation under any requirement of Law or reasonably requested by the Administrative Agent and the Borrower sufficient for the Administrative Agent and the Borrower to comply with their respective obligations under FATCA and to determine whether such Lender has complied with such applicable reporting requirements.

(e)               ~~(d)~~ Notwithstanding anything to the contrary in this Agreement, no Loan Party shall be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Lender to the extent Taxes would not be due but for the failure of such Lender to satisfy the foregoing provisions of this Section 10.15 or (B) any Lender to the extent such amounts are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent such Lender’s assignor (if any) was entitled, at the time of the assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 3.01 of this Agreement; provided that (i) if such Lender shall have satisfied the requirement of this Section 10.15 on the date required in this Section 10.15, nothing in this Section 10.15 shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15 shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 10.15(b) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(f)                 ~~(e)~~ The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

SECTION 12.16. GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

(b)               ~~(a)~~ ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION, IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 12.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 12.18. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders, except as permitted by Section 7.06.

SECTION 12.19. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 12.20. USA PATRIOT Act; Canadian Anti-Money Laundering Legislation.

(a)           Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

(b)           Each Loan Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender or any Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(c)           If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of the Loan Parties for the purposes of applicable AML Legislation, then the Administrative Agent:

(i)	shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(ii)	shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that neither the Administrative Agent nor any other Agent has any obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

SECTION 12.21. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”) be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under ~~Applicable~~applicable Law).

SECTION 12.22. Other Liens on Collateral; Terms of Intercreditor Agreement; Etc.. (i) THE LOAN PARTIES, THE AGENTS, THE LENDERS AND THE OTHER PARTIES HERETO ACKNOWLEDGE THAT THE EXERCISE OF CERTAIN OF THE AGENTS’ RIGHTS AND REMEDIES HEREUNDER MAY BE SUBJECT TO, AND RESTRICTED BY, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT, THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT AND/OR ANY OTHER INTERCREDITOR AGREEMENT (IF ANY) ENTERED INTO PURSUANT TO THE TERMS HEREOF. EXCEPT AS SPECIFIED HEREIN, NOTHING CONTAINED IN THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT OR THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT (OR ANY SUCH OTHER INTERCREDITOR AGREEMENT) SHALL BE DEEMED TO MODIFY ANY OF THE PROVISIONS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL REMAIN IN FULL FORCE AND EFFECT. EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS WERE CREATED ON THE COLLATERAL PURSUANT TO THE ABL CREDIT AGREEMENT AND THE ABL LOAN DOCUMENTS, WHICH LIENS (x) TO THE EXTENT CREATED WITH RESPECT TO ABL PRIORITY COLLATERAL, SHALL BE SENIOR TO THE LIENS CREATED UNDER THIS AGREEMENT AND THE RELATED LOAN DOCUMENTS (WITH THE LIENS SO CREATED HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS ON ABL PRIORITY COLLATERAL BEING SUBORDINATED TO SUCH LIENS PURSUANT TO THE TERMS OF THE INTERCREDITOR AGREEMENT) AND (y) TO THE EXTENT CREATED WITH RESPECT TO TL PRIORITY COLLATERAL, are JUNIOR to the Liens created under this Agreement and the related Loan Documents. THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT OR THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT (AND ANY SUCH OTHER INTERCREDITOR AGREEMENT) ALSO HAVE OR MAY HAVE OTHER PROVISIONS WHICH ARE BINDING UPON THE LENDERS AND THE HEDGE BANKS PURSUANT TO THIS AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF SECTION 7.17 OF THE INTERCREDITOR AGREEMENT OR ANY COMPARABLE PROVISION OF ANY ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT OR ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT (OR ANY SUCH OTHER INTERCREDITOR AGREEMENT), IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE LOAN DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

(ii)       EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT AND THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENTS ON BEHALF OF SUCH LENDER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT, THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENTS, AS THE CASE MAY BE.

(iii)       THE PROVISIONS OF THIS SECTION 10.22 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT, THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENTS. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT OR THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENTS TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH OF THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT, THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT AND SUCH OTHER INTERCREDITOR AGREEMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT (AND NONE OF ITS AFFILIATES) MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT, THE ADDITIONAL FIRST LIEN INTERCREDITOR AGREEMENT, THE ADDITIONAL JUNIOR LIEN INTERCREDITOR AGREEMENT OR SUCH OTHER INTERCREDITOR AGREEMENTS.

SECTION 12.23. Effect of the Amendment and Restatement of the Existing Credit Agreement; Amendments to Security Agreement on the Subsequent Second Amendment Effective Date.

(a)            Effect of the Amendment and Restatement of the Existing Credit Agreement. On the Restatement Effective Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) the Term B Loan made on the Restatement Effective Date shall, in part, constitute a Refinancing Term Loan with respect to the Outstanding Term Loans and that this Agreement shall constitute a Refinancing Amendment entered into under Section 2.15 of the Existing Credit Agreement (such refinancing transaction, the “Effective Date Refinancing”), (ii) the amendments related to such Refinancing Term Loan shall be effective concurrently with the making of such Refinancing Term Loans, (iii) the Term B Loan, to the extent in excess of the amount necessary to refinance the Outstanding Term Loans pursuant to Section 2.15 of the Existing Credit Agreement (such excess portion of the Term B Loan, the “Increased Loan”), and the amendments reflecting such Increased Loan or otherwise amending the Existing Credit Agreement, shall be made (and shall be effective) subject to consummation of the Effective Date Refinancing and (iv) except to the extent refinanced or increased as set forth in clause (i) and (iii) above, the “Obligations” outstanding under the Existing Credit Agreement are in all respects continuing (as amended and restated hereby) with the terms thereof being modified solely as provided in this Agreement.

(b)           Amendments to Security Agreement on Subsequent Second Amendment Effective Date. Section 2.03(c) of the Security Agreement is hereby deleted and replaced in its entirety with the following:

“(c)           except for the security interests granted hereunder and security interests granted to the ABL Agent, each of the Grantors (i) is and, subject to any transfers made, and Liens granted, in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantors, (ii) as of the Subsequent Second Amendment Effective Date, holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and the ABL Collateral Documents (as defined in the Intercreditor Agreement) and (B) nonconsensual Liens expressly permitted pursuant to Section 7.04 of the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Collateral Documents and the ABL Collateral Documents (as defined in the Intercreditor Agreement) and (B) other Liens expressly permitted pursuant to Section 7.04 of the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens expressly permitted pursuant to this Section 2.03(c)), however, arising, of all Persons whomsoever;”

SECTION 12.24. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower and has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agents, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 12.25. Acknowledgement and Consent to Bail-In of EEAAffected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b)                the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)               a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)             the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~any EEA~~the applicable Resolution Authority.

SECTION 12.26. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.26 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.26, or otherwise under the Guaranty or this Agreement in respect of the Obligations, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations and termination of the Aggregate Commitments. Each Qualified ECP Guarantor intends that this Section 10.26 constitute, and this Section 10.26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 12.27. Acknowledgement Regarding Any Supported QFCs. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

3

ANNEX B

EXHIBITS A, D and E TO

THE AMENDED CREDIT AGREEMENT

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

JPM Loan & Agency Services

10 S. Dearborn St

Chicago, IL 60603

Attention: Pastell Jenkins

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of January 28, 2013 (as amended, supplemented, restated and/or otherwise modified from time to time, the “Credit Agreement”), among Michaels Stores, Inc., (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):

─	A Borrowing of new Loans

─	A conversion of Loans from one Type to the other

─	A continuation of Eurocurrency Rate Loans

to be made on the terms set forth below:

(A)	Date of Borrowing,
conversion or continuation
(which is a Business Day)
(B)	Principal amount[1]
(C)	Type of Loan[2]
(D)	Interest Period[3]

1 Eurocurrency Rate Loans shall be in a principle amount of $2,500,000 or a whole multiple of $500,000 in excess thereof. Base Rate Loans shall be in a principle amount of $500,000 or a whole multiple of $100,000 in excess thereof.

[2]	Specify Eurocurrency Rate or Base Rate.

[3]	Applicable for Eurocurrency Rate/Loans only.

[The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.]4

MICHAELS STORES, INC.

By:
Name:
Title:

4 Insert bracketed language if the Borrower is requesting a Borrowing of new Loans (other than in connection with any Limited Condition Transaction or the Borrowing of any Incremental Term Loan to finance an Acquisition or any other Investment permitted by this Agreement constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person).

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE5

Reference is made to the Amended and Restated Credit Agreement dated as of January 28, 2013 (as amended, supplemented, restated and/or otherwise modified from time to time, the “Credit Agreement”), among Michaels Stores, Inc., (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Sections 6.01(a), 6.01(b) and 6.02(b) of the Credit Agreement, the undersigned, in [his/her] capacity as a Responsible Officer of the Borrower, certifies as follows:

1.	[Attached hereto as Exhibit [__] is the consolidated balance sheet of the Borrower and its Subsidiaries as of [_____], 20[ ] and related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of [________], prepared in accordance with generally accepted auditing standards in the United States and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of the impending maturity of any Indebtedness, including the Loans under the Credit Agreement, the ABL Loans, the 2027 Senior Unsecured Notes or the 2027 Senior Secured Notes).][6]

2.	[Attached hereto as Exhibit [__] is the consolidated balance sheet of the Borrower and its Subsidiaries as of [__] and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. These present fairly in all material respects the financial position, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.][7]

5  To be delivered within five (5) days after the delivery of the annual financial statements of the Borrower and its Subsidiaries in accordance with Section 6.01(a) of the Credit Agreement or the quarterly financial statements of the Borrower and its Subsidiaries in accordance with Section 6.01(b) of the Credit Agreement.

6 Within ninety (90) days after the end of each fiscal year of the Borrower.

7  Within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower.

Exhibit D

3.	To my knowledge, except as otherwise disclosed to the Administrative Agent in writing pursuant to the Credit Agreement, at no time during the period between [__] and [__] (the “Certificate Period”) did a Default or an Event of Default exist. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.]

4.	Attached hereto as Exhibit [__] is a reasonably detailed calculation of the Consolidated Secured Debt Ratio (with adjustments consistent with the definition of Consolidated Secured Debt Ratio), as of the last day of the Certificate Period.

5.	[Attached hereto as Exhibit [__] is a report setting forth the information required by Section 3.03(c) of the Security Agreement][There has been no change in the information required by Section 3.03(c) of the Security Agreement since the [Fourth Amendment Effective Date][date of the last Compliance Certificate]].

6.	[Attached hereto as Exhibit [__] is a description of each event, condition or circumstance during the last fiscal quarter covered by this Compliance Certificate requiring a mandatory prepayment or offer to purchase under Section 2.05(b) or (c) of the Credit Agreement][During the last fiscal quarter covered by this Compliance Certificate, there has been no event, condition or circumstance requiring a mandatory prepayment or offer to purchase under Section 2.05(b) or (c) of the Credit Agreement].

7.	[Attached hereto as Exhibit [__] is a list of each Subsidiary of the Borrower identifying each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date hereof][There has been no change in Restricted Subsidiaries and Unrestricted Subsidiaries since the [Fourth Amendment Effective Date] [the date of the last Compliance Certificate]].

Exhibit D

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this ____ day of _____________.

Michaels Stores, Inc.

By:
Name:
Title:

Exhibit D

[Exhibit __]

[Consolidated Balance Sheet of the Borrower and its Subsidiaries as of [______], 20[__]]

Exhibit D

[Exhibit __]

[Consolidated Balance Sheet of the Borrower and its Subsidiaries as of [__]]

Exhibit D

[Exhibit __]

Calculation of Consolidated Secured Debt Ratio

Schedule 2

To Exhibit D

[Exhibit __]

[Information Required by Section 3.03(c) of the Security Agreement]

Schedule 2

To Exhibit D

[Exhibit __]

[Mandatory Prepayment Events]

Schedule 2

To Exhibit D

[Exhibit __]

[Subsidiaries]

Exhibit E

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Amended and Restated Credit Agreement, dated as of January 28, 2013 (as amended, supplemented, restated and/or otherwise modified from time to time, the “Credit Agreement”), among Michaels Stores, Inc., the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.     Assignor (the “Assignor”):

2.     Assignee (the “Assignee”):

i.      Assignee is an Affiliate of: [Name of Lender]

ii.    Assignee is an Approved Fund of: [Name of Lender]

3.     Borrower:

4.     Administrative Agent:

5.     Assigned Interest:

Exhibit E

Facility	Aggregate Amount of	Amount of	Percentage Assigned
Assigned	Commitment/Loans of	Commitment/Loans	of Commitment/
	all Lenders	Assigned	Loans[8]
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties, their respective Affiliates and the respective directors, officers, employees, agents and advisors of any of the foregoing, or any of their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

By:
Name:
Title:

8 Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit E

[Consented to and][9] Accepted:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By:
Name:
Title:

Consented to:

MICHAELS STORES, INC.

By:
Name:
Title:][10]

9    No consent of the Administrative Agent shall be required for (i) an assignment to an Agent or an Affiliate of an Agent or (ii) an assignment of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

10    No consent of the Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, (2) if the Borrower has not objected to such assignment within 15 Business Days after having received notice thereof in accordance with Section 10.07(b)(i)(A) or (3) if an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement (in the case of clause (f) or (g), solely with respect to the Borrower) has occurred and is continuing.

CREDIT AGREEMENT11

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent, the Assignor or any other Lender or any of their respective Related Parties (as defined below), and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender. For purposes of this Section “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

11 Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Amended and Restated Credit Agreement dated of January 28, 2013 (as amended, supplemented, restated and/or otherwise modified from time to time, the “Credit Agreement”), among Michaels Stores, Inc. the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent.

Exhibit E

1.2,

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

ANNEX C

FORM OF AMENDED AND RESTATED INTERCREDITOR AGREEMENT

[See attached]

Execution Version

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

by and between

WELLS FARGO BANK, NATIONAL ASSOCIATION

as ABL Agent,

and

JPMORGAN CHASE BANK, N.A.,

as Original Term Agent

Dated as of October 31, 2006,

as amended and restated as of October 1, 2020

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ii

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

THIS AMENDED AND RESTATED INTERCREDITOR AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of October 1, 2020 among (x) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”) for (i) the financial institutions, lenders and investors party from time to time to the ABL Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “ABL Lenders”) and (ii) any ABL Bank Product Affiliates and ABL Cash Management Affiliates (each as defined below) (such ABL Bank Product Affiliates and ABL Cash Management Affiliates, together with the ABL Agent and the ABL Lenders, the “ABL Secured Parties”), (y) JPMORGAN CHASE BANK, N.A. in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Original Term Agent”) for (i) the financial institutions, lenders and investors party from time to time to the Term Credit Agreement referred to below (such financial institutions, lenders and investors, together with their respective successors, assigns and transferees, the “Original Term Lenders”), and (ii) any Term Hedging Affiliates (as defined below) (such Term Hedging Affiliates, together with the Original Term Agent, the Original Term Lenders and any other secured parties under the Term Credit Agreement, the “Original Term Secured Parties”) and (z) on and after the date hereof, each Term Class Debt Representative for the applicable Term Class Debt Parties (such Term Class Debt Parties, together with their respective successors, assigns and transferees, and the Original Term Lenders, the “Term Lenders”) party from time to time to the applicable Additional Term Debt Agreement (as defined below) (the Original Term Secured Parties and any such Term Class Debt Parties and any other secured parties under any Term Credit Agreement or any Additional Term Debt Agreement, collectively, the “Term Secured Parties”).

RECITALS

A.                Pursuant to that certain Third Amended and Restated Credit Agreement dated as of May 27, 2016 by and among Michaels Stores, Inc., Aaron Brothers, Inc., Michael Stores Procurement Company, Inc., and Artistree, Inc., the ABL Lenders and the ABL Agent (as amended as of August 30, 2019 and as such agreement may have been or may in the future be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”), the ABL Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.                 Pursuant to that certain Amended and Restated Guarantee Agreement dated as of September 17, 2012 (as supplemented as of August 21, 2013 and as of March 25, 2016 and as the same may have been or may in the future be amended, supplemented, restated and/or otherwise modified, collectively, the “ABL Guaranty”) by the ABL Guarantors (as hereinafter defined) in favor of the ABL Secured Parties, the ABL Guarantors have agreed to guarantee, inter alia, the payment and performance of the obligations under the ABL Documents (as hereinafter defined).

C.                 As a condition to the effectiveness of the ABL Credit Agreement and to secure the obligations of the ABL Borrowers and the ABL Guarantors (the ABL Borrowers, the ABL Guarantors and each other direct or indirect subsidiary or parent of the ABL Borrowers or any of their affiliates that is now or hereafter becomes a party to any ABL Document, collectively, the “ABL Credit Parties”) under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.                Pursuant to that certain Amended and Restated Credit Agreement dated as of January 28, 2013 by and among Michaels Stores, Inc. (the “Term Borrower” or “Company”), the Original Term Lenders and the Original Term Agent (as amended as of June 10, 2014, as further amended as of September 28, 2016, as further amended as of May 23, 2018, as further amended as of the date hereof and as such agreement may be amended, supplemented, restated or otherwise modified from time to time, the “Term Credit Agreement”), the Original Term Lenders have agreed to make certain loans to the Term Borrower.

E.                 Pursuant to certain guaranties dated as of (i) October 31, 2006 (as supplemented as of March 25, 2016 and as the same has been and may in the future be amended, supplemented, restated and/or otherwise modified, the “Subsidiary Term Guaranty”) and (ii) August 21, 2013 (as the same has been and may in the future be amended, supplemented, restated and/or otherwise modified, the “Holdco Term Guaranty” and, together with the Subsidiary Term Guaranty, collectively, the “Term Guaranty”) by the Term Guarantors (as hereinafter defined) in favor of the Original Term Secured Parties, the Term Guarantors have agreed to guarantee, inter alia, the payment and performance of the obligations under the Original Term Documents (as hereinafter defined).

F.                  As a condition to the effectiveness of the Term Credit Agreement and to secure the obligations of the Term Borrower and the Term Guarantors (the Term Borrower, the Term Guarantors and each other direct or indirect subsidiary or parent of the Term Borrower or any of its affiliates that is now or hereafter becomes a party to any Term Document, collectively, the “Term Credit Parties”) under and in connection with the Original Term Documents, the Term Credit Parties have granted to the Original Term Agent (for the benefit of the Original Term Secured Parties) Liens on the Collateral.

G.                Pursuant to this Agreement, the Company may, from time to time, designate certain additional Indebtedness of the Company as “Additional Term Debt” by complying with the procedures set forth in Section 7.19 hereof, and the holders of such Additional Term Debt shall thereafter constitute “Term Secured Parties,” and any Term Class Debt Representative for any such Term Secured Parties shall thereafter constitute a “Term Agent,” for all purposes under this agreement.

H.                Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Original Term Agent (on behalf of the Original Term Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Term Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

I.                    The ABL Agent and the Original Term Agent are parties to that certain Intercreditor Agreement, dated as of October 31, 2006 (including all supplements, ratifications, acknowledgements and updates thereto and as amended, supplemented, restated and/or otherwise modified through but not including the date hereof, the “Original Intercreditor Agreement”).

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The parties hereto wish to amend and restate the Original Agreement in its entirety in the form of this Agreement.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Financial Assets, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2 Other Definitions. Subject to Section 1.1, as used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” shall have the meaning assigned to that term in the introduction to this Agreement and shall include any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Bank Products Affiliate” shall mean any ABL Lender or any Affiliate of any ABL Lender that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, together with their respective successors, assigns and transferees (even if such ABL Lender subsequently ceases to be a lender under the ABL Credit Agreement for any reason).

“ABL Borrowers” shall mean the borrowers from time to time party to the ABL Credit Agreement.

“ABL Cash Management Affiliate” shall mean any ABL Lender or any Affiliate of an ABL Lender that provides Cash Management Services to any of the ABL Credit Parties with the obligations of such ABL Credit Parties thereunder being secured by one or more ABL Collateral Documents, together with their respective successors, assigns and transferees (even if such ABL Lender subsequently ceases to be a lender under the ABL Credit Agreement for any reason).

“ABL Collateral Documents” shall mean all “Security Documents” as defined in the ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with the ABL Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“ABL Credit Agreement” shall have the meaning assigned to such term in the recitals to this Agreement and shall include any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the ABL Obligations, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

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“ABL Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“ABL Documents” shall mean the ABL Credit Agreement, the ABL Guaranty, the ABL Collateral Documents, all Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, all Cash Management Services Agreements between any ABL Credit Party and any ABL Cash Management Affiliate, those other ancillary agreements as to which any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent or any other ABL Secured Party, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“ABL Guarantors” shall mean the collective reference to (i) the Parent and each direct or indirect Subsidiary of the Parent other than any Excluded Subsidiary (but including any direct or indirect Canadian Subsidiary of Michaels Stores, Inc. which becomes an ABL Guarantor), and (ii) any other Person who becomes a guarantor under any ABL Guaranty.

“ABL Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any further guaranty made by an ABL Guarantor guaranteeing, inter alia, the payment and performance of the ABL Obligations.

“ABL Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” under any ABL Credit Agreement.

“ABL Obligations” shall mean all obligations of every nature of each ABL Credit Party from time to time owed to the ABL Secured Parties, or any of them, under any ABL Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Swap Contracts, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Priority Collateral” shall mean all Collateral (other than Shared Collateral) consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws), would be ABL Priority Collateral):

(1)               all Accounts, other than Accounts which constitute identifiable proceeds of Term Priority Collateral;

(2)               all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), other than Chattel Paper which constitutes identifiable proceeds of Term Priority Collateral;

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(3)               (x) all Deposit Accounts (other than Term Loan Priority Accounts) and money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein, and (y) Securities Accounts (other than Term Loan Priority Accounts), Security Entitlements and Securities credited to such a Securities Account, and, in each case, all cash, checks and other property held therein or credited thereto; provided, however, that to the extent that identifiable proceeds of Term Priority Collateral are deposited in any such Deposit Accounts or Securities Accounts, such identifiable proceeds shall be treated as Term Priority Collateral;

(4)               all Inventory;

(5)               to the extent relating to, evidencing or governing any of the items referred to in the preceding clauses (1) through (4) constituting ABL Priority Collateral, all Documents, General Intangibles (other than any Intellectual Property), Instruments (including Promissory Notes) and Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Term Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)  to the extent relating to any of the items referred to in the preceding clauses (1) through (5) constituting ABL Priority Collateral, all Supporting Obligations and Letter-of-Credit Rights; provided that to the extent any of the foregoing also relates to Term Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (5) shall be included in the ABL Priority Collateral;

(7)               all books and Records relating to the items referred to in the preceding clauses (1) through (6) constituting ABL Priority Collateral (including all books, databases, customer lists, engineer drawings, and Records, whether tangible or electronic, which contain any information relating to any of the items referred to in the preceding clauses (1) through (6)); and

(8)               all collateral security and guarantees with respect to any of the foregoing and all cash, Money, insurance proceeds, Instruments, Securities, Financial Assets and Deposit Accounts received as proceeds of any of the foregoing (such proceeds, “ABL Priority Proceeds”); provided, however, that no proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” shall have the meaning to that term in the introduction to this Agreement.

“Additional Term Debt” shall mean any Indebtedness (other than any Indebtedness incurred under any Term Credit Agreement) of any Term Credit Party (including the guarantees thereof by any Term Credit Party) that:

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(1) is permitted to be (x) incurred and guaranteed and (y) secured by a Lien on the Collateral ranking (I) pari passu with, or junior to, the Lien on the Term Priority Collateral securing the Term Obligations then outstanding and (II) junior to the Lien on the ABL Priority Collateral securing the ABL Obligations then outstanding, in each case by:

(a)  prior to the Discharge of ABL Obligations, any negative covenants restricting Indebtedness and Liens contained in the ABL Credit Agreement then in effect; and

(b)  prior to the Discharge of Term Obligations, any negative covenants restricting Indebtedness and Liens contained in any Term Credit Agreement and any Additional Term Debt Agreement, as applicable, then in effect; and

(2) is designated as “Term Obligations” by the Company pursuant to the officer’s certificate delivered under, and in compliance with the procedures described in, Section 7.19 and the representative or agent for the holders of such Indebtedness shall have (x) become a party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 7.19 hereof and (y) become a party to the Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.12 thereof.

“Additional Term Debt Agreement” shall mean (a) any agreement, instrument and document executed and delivered by any Term Credit Party under which any Additional Term Debt is or may be incurred or issued, including without limitation any credit agreement, loan agreement, indenture or other financing agreement, in each case as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, and (b) any one or more agreements, indentures or facilities entered into by any Term Credit Party extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Obligations or facilities under any Additional Term Debt Agreement, whether by the same or any other agent, trustee, lender, group of lenders, creditor or group of creditors and whether or not increasing the amount of any Indebtedness that may be incurred or issued thereunder, to the extent permitted by the provisions of the ABL Documents and the then extant Term Documents.

“Affiliate” shall mean, with respect to a specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified.

“Agent(s)” means individually the ABL Agent or a Term Agent and collectively means both the ABL Agent and the Term Agents.

“Agreement” shall have the meaning assigned to that term in the introduction to this Agreement.

“Bank Products” shall have the meaning provided in the ABL Credit Agreement.

“Bank Products Agreement” shall mean any agreement pursuant to which an ABL Bank Products Affiliate agrees to provide Bank Products.

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“Bankruptcy Code” shall mean Title 11 of the United States Code , as now or hereafter in effect or any successor thereto.

“Borrower” shall mean any of the ABL Borrowers and the Term Borrower.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to remain closed (or are in fact closed).

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting capital stock, and, as to any Person that is not a corporation or an individual, the membership or other ownership interests in such Person, including the right to share in profits and losses, the right to receive distributions of cash and other property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise Control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Cash Management Services” shall have the meaning provided in the ABL Credit Agreement.

“Cash Management Services Agreement” shall mean any agreement pursuant to which an ABL Cash Management Affiliate agrees to provide Cash Management Services.

“Collateral” shall mean all Property now owned or hereafter acquired by any Borrower or any Guarantor in or upon which a Lien is granted or purported to be granted to the ABL Agent or any Term Agent under any of the ABL Collateral Documents or any of the Term Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.

“Company” shall have the meaning assigned to that term in the recitals to this Agreement.

“Control” shall mean the possession, directly or indirectly, of the power (a) to vote 50% or more of the securities having ordinary voting power for the election of directors (or any similar governing body) of a Person, or (b) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Control Collateral” shall mean any Collateral consisting of any Certificated Security (as defined in Section 8-102 of the Uniform Commercial Code), Investment Property, Deposit Account, Instruments and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.

“Controlling Term Agent” means (i) so long as no Additional Term Debt is outstanding, the Original Term Agent, and (ii) thereafter, the Controlling Collateral Agent, as defined in the Pari Passu Intercreditor Agreement and designated in a notice to the Borrower and the ABL Agent; provided, however, that the failure to give such notice shall not affect the validity of this definition and the rights related thereto.

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“Copyright Licenses” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Credit Party or that such Credit Party otherwise has the right to license, or granting any right to any Credit Party under any Copyright now or hereafter owned by any third party, and all rights of such Credit Party under any such agreement.

“Copyrights” shall mean all of the following now owned or hereafter acquired by or assigned to any Credit Party: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule IV to the Security Agreements from the Credit Parties in favor of the ABL Agent and the applicable Term Agent, respectively, and all (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Documents” shall mean the ABL Documents and the Term Documents.

“Credit Parties” shall mean the ABL Credit Parties and the Term Credit Parties.

“Debtor Relief Laws” shall mean the Bankruptcy Code and for Canadian purposes, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditor Arrangement Act (Canada) and the Winding-up Act (Canada), each as now or hereafter in effect or any successor thereto, as well as all other liquidation, conservatorship, bankruptcy, assignment for benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States federal or state law or of any applicable foreign law from time to time in effect affecting the rights of creditors generally.

“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“Discharge of ABL Obligations” shall mean (a) the payment in full in cash of all outstanding ABL Obligations excluding contingent indemnity obligations with respect to then unasserted claims but including, with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), the cancellation of such letters of credit or the delivery or provision of money or backstop letters of credit in respect thereof in compliance with the terms of any ABL Credit Agreement (which shall not exceed an amount equal to 101.5% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all commitments to extend credit under the ABL Documents.

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“Discharge of Term Obligations” shall mean the payment in full in cash of all outstanding Term Obligations (other than contingent indemnity obligations with respect to then unasserted claims).

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Credit Party now or hereafter has any right, title or interest.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Enforcement Notice” shall mean a written notice delivered by either the ABL Agent or the Controlling Term Agent to the other announcing that an Enforcement Period has commenced.

“Enforcement Period” shall mean the period of time following the receipt by either the ABL Agent or the Controlling Term Agent of an Enforcement Notice from the other and continuing until the earliest of (a) in case of an Enforcement Period commenced by the Controlling Term Agent, the Discharge of Term Obligations, (b) in the case of an Enforcement Period commenced by the ABL Agent, the Discharge of ABL Obligations, or (c) the ABL Agent or the Controlling Term Agent (as applicable) terminate, or agree in writing to terminate, the Enforcement Period.

“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the Uniform Commercial Code, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools, and vehicles now or hereafter owned by any Credit Party in each case, regardless of whether characterized as equipment under the Uniform Commercial Code (but excluding any such items which constitute Inventory), and (y) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” shall mean an Event of Default as defined in the ABL Credit Agreement, any Term Credit Agreement or any Additional Term Debt Agreement, as applicable.

“Exercise of Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean, except as otherwise provided in the final sentence of this definition:

(a)               the taking by any Secured Party of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code or under the provisions of the PPSA or other applicable law;

(b)               the exercise by any Secured Party of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;

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(c)                the taking of any action by any Secured Party or the exercise of any right or remedy by any Secured Party in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)               the appointment on the application of a Secured Party, of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)               the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale conducted by a Secured Party or any other means at the direction of a Secured Party permissible under applicable law;

(f)                the exercise of any other right of a secured creditor under Part 6 of Article 9  of the Uniform Commercial Code or under provisions of similar effect under the PPSA or other applicable law; and

(g)               the exercise by a Secured Party of any voting rights relating to any Capital Stock included in the Collateral.

For the avoidance of doubt, none of the following shall be deemed to constitute an Exercise of Any Secured Creditor Remedies or an Exercise of Secured Creditor Remedies: (i) the filing of a proof of claim in any Insolvency Proceeding or seeking adequate protection, (ii) the exercise of rights by the ABL Agent upon the occurrence of a Cash Dominion Event (as defined in the ABL Credit Agreement), including, without limitation, the notification of account debtors, depository institutions or any other Person to deliver proceeds of Collateral to the ABL Agent, (iii) the consent by the ABL Agent to a store closing sale, going out of business sale or other disposition by any Credit Party of any of the ABL Priority Collateral, (iv) the consent by the Controlling Term Agent to disposition by any Credit Party of any Term Priority Collateral, (v) the reduction of advance rates or sub-limits by the ABL Agent and the ABL Lenders, or (vi) the imposition of Reserves (as defined in the ABL Credit Agreement) by the ABL Agent.

“Financing Lease” shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP (as defined in the ABL Credit Agreement as in effect on the date hereof, but subject to Section 1.03(e) of the ABL Credit Agreement) to be capitalized on a balance sheet of the lessee.

“Foreign Subsidiary” shall mean any Subsidiary of the Parent that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, or any of its territories or possessions, provided, that the term “Foreign Subsidiary” shall not include any such Subsidiary which is a Guarantor.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” shall mean any of the ABL Guarantors or Term Guarantors.

“Indebtedness” shall mean (i) all obligations of a Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (ii) the maximum amount (after giving effect to any prior drawings which may have been reimbursed or reductions) of all letters of credit, bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person; (iii) obligations of such Person under any Swap Contract or hedge agreement; (iv) indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, and (v) any guarantees of the foregoing.

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“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under any Debtor Relief Laws.

“Intellectual Property” shall mean all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Credit Party, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Trade Secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information, including but not limited to Domain Names, and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Lender(s)” means individually, the ABL Lenders or the Term Lenders and collectively means all of the ABL Lenders and the Term Lenders.

“License” means any Patent License, Trade Secret License, Trademark License, Copyright License or other license or sublicense agreement to which any Credit Party is a party.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any Financing Lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Lien Priority” shall mean with respect to any Lien of the ABL Secured Parties or the Term Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Original Term Agent” shall have the meaning assigned to that term in the recitals to this Agreement.

“Original Term Documents” shall mean the Term Credit Agreement, the Original Term Guaranty, the Term Collateral Documents relating to any Term Credit Agreement, any Term Hedging Agreements between any Term Credit Party and any Term Hedging Affiliate, those other ancillary agreements as to which any Original Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the Original Term Agent, in connection with any of the foregoing or any Term Credit Agreement, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

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“Original Term Guaranty” shall have the meaning assigned to that term in the recitals to this Agreement and shall also include any other guaranty made by a Term Guarantor guaranteeing, inter alia, the payment and performance of any Term Obligations under any Original Term Document.

“Original Term Lenders” shall have the meaning assigned to that term in the recitals to this Agreement.

“Original Term Secured Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“Parent” shall mean Holdco (as such term is defined in the ABL Credit Agreement.

“Pari Passu Intercreditor Agreement” shall mean the Pari Passu Intercreditor Agreement, dated as of the date hereof, by and among the Term Credit Parties, JPMorgan Chase Bank, N.A., as Collateral Agent for the Credit Agreement Secured Parties (as defined therein) and U.S. Bank National Association, as the Initial Additional Authorized Representative and Initial Additional Pari Collateral Agent (each as defined therein), as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Party” shall mean the ABL Agent or any Term Agent, and “Parties” shall mean both the ABL Agent and the Term Agents.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Credit Party or that any Credit Party otherwise has the right to license, is in existence, or granting to any Credit Party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Credit Party under any such agreement.

“Patents” shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule IV to the Security Agreements from the Credit Parties in favor of the ABL Agent and the applicable Term Agent, respectively, and (b)(i) rights and privileges arising under applicable law with respect to such Credit Party’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

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“Person” shall mean an individual, partnership, corporation, limited liability company, unlimited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PPSA” shall mean the Personal Property Security Act of Ontario (or any successor thereto) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Priority Collateral” shall mean the ABL Priority Collateral or the Term Priority Collateral, as applicable.

“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, and (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected, or disposed of, whether voluntarily or involuntarily.

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata” shall mean with respect to the ABL Secured Parties and the Term Secured Parties, the percentage obtained by dividing (i) the aggregate amount of the then outstanding ABL Obligations plus any then unused commitments therefor or Term Obligations, as applicable, by (ii) the sum of the ABL Obligations plus any then unused commitments therefor and the Term Obligations provided, however, that if any such commitment of an ABL Lender has been terminated, then in calculating “Pro Rata” the unused commitments of the ABL Lender shall not be included.

“Real Property” shall mean any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Secured Parties” shall mean the ABL Secured Parties and the Term Secured Parties.

“Security” shall mean any “security” as such term is defined in Article 8 of the Uniform Commercial Code, any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

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“Shared Collateral” means all amounts paid by the holder of Subordinated Indebtedness to any Party pursuant to the subordination provisions of the instruments, documents and agreements evidencing such Subordinated Indebtedness.

“Subordinated Indebtedness” shall mean Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the ABL Obligations and the Term Obligations on terms reasonably acceptable to the Agents.

“Subsidiary” shall mean with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which Capital Stock representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Contract” has the meaning set forth in the ABL Credit Agreement.

“Term Agent” shall mean any of (a) the Original Term Agent and any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent” or “Collateral Agent” under any Term Credit Agreement and (b) any Term Class Debt Representative and any successor thereto as well as any Person designated as the “Agent”, “Administrative Agent”, “Collateral Agent”, “Trustee”, “Collateral Trustee” or similar term under any Additional Term Debt Agreement.

“Term Borrower” shall have the meaning assigned to that term in the introduction to this Agreement.

“Term Class Debt” shall have the meaning set forth in Section 7.19.

“Term Class Debt Parties” shall have the meaning set forth in Section 7.19.

“Term Class Debt Representative” shall have the meaning set forth in Section 7.19.

“Term Collateral Documents” shall mean all “Collateral Documents” or similar term as defined in any Term Credit Agreement or Additional Term Debt Agreement, as applicable, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Term Credit Agreement or any Additional Term Debt Agreement, as applicable, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Term Credit Agreement” shall have the meaning assigned to that term in the recitals to this Agreement and, unless the Borrower determines in its sole discretion that any such other agreement shall constitute an Additional Term Debt Agreement, shall include any other agreement extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Term Obligations in respect of any Term Credit Agreement, whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

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“Term Credit Parties” shall have the meaning assigned to that term in the recitals to this Agreement.

“Term Documents” shall mean any Term Credit Agreement, any Additional Term Debt Agreement, any Term Guaranty, any Term Collateral Documents, any Term Hedging Agreements between any Term Credit Party and any Term Hedging Affiliate, those other ancillary agreements as to which any Term Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the relevant Term Agent or any other Term Secured Party, in connection with any of the foregoing or any Term Credit Agreement or any Additional Term Debt Agreement, as applicable, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Term Guarantors” shall mean the collective reference to (i) the Parent and each Subsidiary of the Parent, other than any Excluded Subsidiary (but including any direct or indirect Canadian Subsidiary of Michaels Stores, Inc. which becomes a Term Guarantor), and (ii) any other Person who becomes a guarantor under any Term Guaranty (including any “Guarantors” as defined in any Additional Term Debt Agreement).

“Term Guaranty” shall mean the Original Term Guaranty and any other guaranty made by a Term Guarantor guaranteeing, inter alia, the payment and performance of any Term Obligations.

“Term Hedging Affiliate” shall mean any Original Term Lender or any affiliate of any Original Term Lender that has entered into a Term Hedging Agreement with a Term Credit Party with the obligations of such Term Credit Party thereunder being secured by one or more Term Collateral Documents, together with their respective successors, assigns and transferees (even if such Original Term Lender subsequently ceases to be a lender under the Term Credit Agreement for any reason).

“Term Hedging Agreement” means any “Secured Hedge Agreement” as defined in the Term Credit Agreement.

“Term Lenders” shall have the meaning assigned to that term in the introduction to this Agreement, as well as any Person designated as a “Lender” or similar term under any Term Credit Agreement or any Additional Term Debt Agreement.

“Term Loan Priority Accounts” means any Deposit Accounts or Securities Accounts that are intended to solely contain identifiable proceeds of the Term Priority Collateral (it being understood that any property in such Deposit Accounts or Securities Accounts which is not identifiable proceeds of Term Priority Collateral shall not be Term Priority Collateral solely by virtue of being on deposit in any such Deposit Account or Securities Account).

“Term Obligations” shall mean all obligations of every nature of each Term Credit Party from time to time owed to the Term Secured Parties or any of them, under any Term Document, including, without limitation, all “Obligations” or similar term as defined in any Term Credit Agreement or any Additional Debt Agreement, as applicable, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Term Credit Party, would have accrued on any Term Obligation, whether or not a claim is allowed against such Term Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Term Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Term Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

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“Term Priority Collateral” shall mean all Collateral other than ABL Priority Collateral and Shared Collateral consisting of the following (including for the avoidance of doubt, any such assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Term Priority Collateral):

(1)           all Equipment, Fixtures, Real Property, Intellectual Property and Investment Property (other than any Investment Property described in clauses 3(y) and 8 of the definition of ABL Priority Collateral);

(2)           except to the extent constituting ABL Priority Collateral, all Instruments, Commercial Tort Claims, Documents and General Intangibles,

(3)           all other Collateral, other than the ABL Priority Collateral (including ABL Priority Proceeds) and Shared Collateral, and

(4)           all collateral security and guarantees with respect to the foregoing, and all cash, Money, insurance proceeds, Instruments, Securities, Financial Assets and Deposit Accounts received as proceeds of any Collateral, other than the Shared Collateral and the ABL Priority Collateral (including ABL Priority Proceeds) (such proceeds, “Term Priority Proceeds”).

“Term Recovery” shall have the meaning set forth in Section 5.3(b).

“Term Secured Parties” shall have the meaning assigned to that term in the introduction to this Agreement.

“Trade Secret Licenses” shall mean any and all agreements, whether written or oral, providing for the grant by or to any Credit Party of any right in or to Trade Secrets, to the extent that a grant of a security interest in such Trade Secret License is not prohibited by applicable law or the applicable Trade Secret License.

“Trade Secrets” shall mean with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States and foreign trade secrets, including know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (a) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses, non disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (b) the right to sue or otherwise recover for past, present or future misappropriations thereof.

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“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Credit Party or that any Credit Party otherwise has the right to license, or granting to any Credit Party any right to use any Trademark now or hereafter owned by any third party, and all rights of any Credit Party under any such agreement.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Credit Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted, acquired or assigned to, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule IV to the Security Agreements from the Credit Parties in favor of the ABL Agent and the applicable Term Agent, respectively, and (b) any and all (i) rights and privileges arising under applicable law with respect to such Credit Party’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that, to the extent that personal property security laws as enacted and in effect in any foreign jurisdiction (including, without limitation, the PPSA) contains and is used to define terms which are defined in the Uniform Commercial Code and mentioned in Section 1.1 hereof, and such term is defined differently in such foreign personal property security laws, the definition of such term contained in the Uniform Commercial Code shall govern to the extent of any conflict or inconsistency; and provided further that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Use Period” means the period commencing on the date that the ABL Agent (or an ABL Credit Party acting with the consent of the ABL Agent) commences the liquidation and sale of the ABL Priority Collateral in a manner as provided in Section 3.6 (having theretofore furnished the Controlling Term Agent with an Enforcement Notice) and ending 180 days thereafter. If any stay or other order that prohibits any of the ABL Agent, the other ABL Secured Parties or any ABL Credit Party (with the consent of the ABL Agent) from commencing and continuing to Exercise Any Secured Creditor Remedies or to liquidate and sell the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order and the Use Period shall be so extended.

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“Wells Fargo” shall have the meaning assigned to that term in the introduction to this Agreement.

Section 1.3           Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting and shall be deemed to be followed by the phrase “without limitation,” and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, restatements, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

LIEN PRIORITY

Section 2.1           Priority of Liens.

(a)           Subject to the provisos in subclauses (b) and (c) of Section 4.1, notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Secured Parties in respect of all or any portion of the Collateral or of any Liens granted to any Term Secured Parties in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent or any Term Agent (or ABL Secured Parties or any Term Secured Parties) in any Collateral, (iii) any provision of the Uniform Commercial Code, the PPSA, Debtor Relief Laws or any other applicable law, or of any ABL Documents or any Term Documents, (iv) whether the ABL Agent or any Term Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the date on which the ABL Obligations or any Term Obligations are advanced or made available to the Credit Parties, (vi) the fact that any such Liens in favor of the ABL Agent or the ABL Lenders or any Term Agent or any Term Lenders securing any of the ABL Obligations or Term Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the Term Obligations or the ABL Obligations, respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed, or (vii) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, and each of the Term Agents, on behalf of itself and the Term Secured Parties represented by it, hereby agree that:

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(1)           any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)          any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to all Liens granted to any Term Agent or any Term Secured Party in the ABL Priority Collateral to secure all or any portion of the Term Obligations;

(3)          any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be junior and subordinate to all Liens granted to any Term Agent and any Term Secured Parties in the Term Priority Collateral to secure all or any portion of the Term Obligations; and

(4)          any Lien in respect of all or any portion of the Term Priority Collateral now or hereafter held by or on behalf of any Term Agent or any Term Secured Party that secures all or any portion of the Term Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Term Priority Collateral to secure all or any portion of the ABL Obligations.

(b)          Notwithstanding any failure by any ABL Secured Party or Term Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties or the Term Secured Parties but, for the avoidance of doubt, subject to the provisos in subclauses (b) and (c) of Section 4.1, the priority and rights as between the ABL Secured Parties and the Term Secured Parties with respect to the Collateral shall be as set forth herein.

(c)           The Parties agree that their respective rights in the Shared Collateral are of equal priority. Any amounts received on account of the Shared Collateral shall be distributed as provided in Section 4.1(d).

(d)           Each Term Agent, for and on behalf of itself and the Term Secured Parties represented by it, acknowledges and agrees that, prior hereto and concurrently herewith, the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been, or may be, granted Liens upon all of the Collateral in which each Term Agent has been granted Liens and each Term Agent hereby consents thereto. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that, prior hereto and concurrently herewith, each Term Agent, for the benefit of itself and the Term Secured Parties represented by it, has been, or may be, granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto. The subordination of Liens by the Term Agents and the ABL Agent in favor of one another as set forth herein shall not be deemed to subordinate any Term Agent’s Liens or the ABL Agent’s Liens to the Liens of any other Person nor be affected by the subordination of such Liens to any other Lien.

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Section 2.2           Waiver of Right to Contest Liens.

(a)           Each Term Agent, for and on behalf of itself and the Term Secured Parties represented by it, agrees that it and the Term Secured Parties represented by it shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Each Term Agent, for itself and on behalf of the Term Secured Parties represented by it, agrees that neither it nor any Term Secured Parties represented by it will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Each Term Agent, for itself and on behalf of the relevant Term Secured Parties represented by it, hereby waives any and all rights it or the Term Secured Parties represented by it may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Lender seeks to enforce its Liens in any ABL Priority Collateral. The foregoing shall not be construed to prohibit any Term Agent from enforcing the provisions of this Agreement.

(b)           The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability, or perfection of the Liens of any Term Agent or any Term Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Term Agent or any Term Secured Party under any Term Documents with respect to the Term Priority Collateral. The ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Term Agent or any Term Secured Party seeks to enforce its Liens in any Term Priority Collateral. The foregoing shall not be construed to prohibit the ABL Agent from enforcing the provisions of this Agreement.

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Section 2.3           Remedies Standstill.

(a)           Each Term Agent, on behalf of itself and the Term Secured Parties represented by it, agrees that, from the date hereof until the date upon which the Discharge of ABL Obligations shall have occurred, no Term Agent nor any Term Secured Party will Exercise Any Secured Creditor Remedies with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent, and will not take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by any Term Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly (but in no event later than five Business Days after receipt) remitted to the ABL Agent. From and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the Controlling Term Agent on behalf of the Term Secured Parties may Exercise Any Secured Creditor Remedies under any Term Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Controlling Term Agent or the Term Secured Parties is at all times subject to the provisions of this Agreement.

(b)          The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, from the date hereof until the date upon which the Discharge of Term Obligations shall have occurred, neither the ABL Agent nor any ABL Secured Party will Exercise Any Secured Creditor Remedies with respect to the Term Priority Collateral without the written consent of the Controlling Term Agent, and will not take, receive or accept any Proceeds of the Term Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Term Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly (but in no event later than five Business Days after receipt) remitted to the Controlling Term Agent. From and after the date upon which the Discharge of Term Obligations shall have occurred (or prior thereto upon obtaining the written consent of the Controlling Term Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Term Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or the ABL Secured Parties is at all times subject to the provisions of this Agreement.

(c)           Notwithstanding the provisions of Sections 2.3(a), 2.3(b) or any other provision of this Agreement, nothing contained herein shall be construed to prevent any Agent or any Secured Party from (i) filing a claim or statement of interest with respect to the ABL Obligations or Term Obligations owed to it in any Insolvency Proceeding commenced by or against any Credit Party, (ii) taking any action (not adverse to the priority status of the Liens of the other Agent or other Secured Parties on the Collateral in which such other Agent or other Secured Party has a priority Lien or the rights of the other Agents or any of the other Secured Parties to Exercise Any Secured Creditor Remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce its Lien) on any Collateral, (iii) filing any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Agent or Secured Party, (iv) filing any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Credit Parties arising under any Insolvency Proceeding or applicable non-bankruptcy law, (v) voting on any plan of reorganization or file any proof of claim in any Insolvency Proceeding of any Credit Party, or (vi) objecting to the proposed retention of Collateral by any other Agent or any other Secured Party in full or partial satisfaction of any ABL Obligations or Term Obligations due to such other Agent or Secured Party, in each case (i) through (vi) above to the extent not inconsistent with the terms of this Agreement.

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Section 2.4           Exercise of Rights.

(a)           No Other Restrictions. Except as expressly set forth in this Agreement, each Term Secured Party and each ABL Secured Party shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement. The ABL Agent may enforce the provisions of the ABL Documents, each Term Agent may enforce the provisions of the relevant Term Documents and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement, mandatory provisions of applicable law and, as between the Term Agents only, the terms of any intercreditor agreement between the Term Agents; provided, however, that each of the ABL Agent and the Controlling Term Agent agrees to provide to the other (x) an Enforcement Notice prior to the commencement of an Exercise Any Secured Creditor Remedies and (y) copies of any notices that it is required under applicable law to deliver to any Borrower or any Guarantor; provided further, however, that the ABL Agent’s failure to provide any such copies to any of the Term Agents (but not the Enforcement Notice) shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents and the Controlling Term Agent’s failure to provide any such copies to the ABL Agent (but not the Enforcement Notice) shall not impair any Term Agent’s rights hereunder or under any of the Term Documents. Each of the Term Agents, each Term Secured Party, the ABL Agent and each ABL Secured Party agrees (i) that it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, in the case of each Term Agent and each Term Secured Party, against either the ABL Agent or any other ABL Secured Party, and in the case of the ABL Agent and each other ABL Secured Party, against any Term Agent or any other Term Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral which is consistent with the terms of this Agreement, and none of such Parties shall be liable for any such action taken or omitted to be taken, or (ii) it will not be a petitioning creditor or otherwise assist in the filing of an involuntary Insolvency Proceeding.

(b)           Release of Liens.

(i)            In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by the ABL Agent or with the consent of the ABL Agent (other than in connection with a refinancing as described in Section 5.2(c)), or (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c)), so long as such sale, transfer or other disposition is then permitted by the ABL Documents or consented to by the requisite ABL Lenders, irrespective of whether an Event of Default has occurred, each Term Agent agrees, on behalf of itself and the Term Secured Parties represented by it that such sale, transfer or other disposition will be free and clear of the Liens on such ABL Priority Collateral securing the Term Obligations, and each of the Term Agents’ and the Term Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the ABL Secured Parties’ Liens on such ABL Priority Collateral. In furtherance of, and subject to, the foregoing, each Term Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the ABL Agent in connection therewith. Each Term Agent hereby appoints the ABL Agent and any officer or duly authorized person of the ABL Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Term Agent and in the name of such Term Agent or in the ABL Agent’s own name, from time to time, in the ABL Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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(ii)          In the event of (A) any private or public sale of all or any portion of the Term Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the Controlling Term Agent (other than in connection with a refinancing as described in Section 5.2(c)), or (B) any sale, transfer or other disposition of all or any portion of the Term Priority Collateral (other than in connection with a refinancing as described in Section 5.2(c)), so long as such sale, transfer or other disposition is then permitted by the Term Documents or consented to by the requisite Term Lenders, irrespective of whether an Event of Default has occurred, the ABL Agent agrees, on behalf of itself and the ABL Lenders, that such sale, transfer or disposition will be free and clear of the Liens on such Term Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Term Priority Collateral so sold, transferred, or disposed shall terminate and be automatically released without further action concurrently with, and to the same extent as, the release of the Term Secured Parties’ Liens on such Term Priority Collateral. In furtherance of, and subject to, the foregoing, the ABL Agent agrees that it will promptly execute any and all Lien releases or other documents reasonably requested by the Controlling Term Agent in connection therewith. The ABL Agent hereby appoints the Controlling Term Agent and any officer or duly authorized person of the Controlling Term Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the ABL Agent and in the name of the ABL Agent or in the Controlling Term Agent’s own name, from time to time, in the Controlling Term Agent’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5           No New Liens. (a) Until the date upon which the Discharge of ABL Obligations shall have occurred, the parties hereto agree that no Term Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents. If any Term Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any Term Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, then the Controlling Term Agent (or the relevant Term Secured Party) shall, without the need for any further consent of any other Term Secured Party, any Term Borrower or any Term Guarantor and notwithstanding anything to the contrary in any other Term Document, be deemed to also hold and have held such Lien as agent or bailee for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien.

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(b)          Until the date upon which the Discharge of Term Obligations shall have occurred, the parties hereto agree that no ABL Secured Party shall acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Agents under the Term Documents. If any ABL Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the Term Agents under the Term Documents, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party, any ABL Borrower or any ABL Guarantor and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien as agent or bailee for the benefit of each Term Agent as security for the applicable Term Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Term Agent in writing of the existence of such Lien.

Section 2.6           Waiver of Marshalling.

(a)           Until the Discharge of ABL Obligations, each Term Agent, on behalf of itself and the Term Secured Parties represented by it, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

(b)           Until the Discharge of Term Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Term Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

ACTIONS OF THE PARTIES

Section 3.1           Certain Actions Permitted. Each Term Agent and the ABL Agent may make such demands or file such claims in respect of the Term Obligations or the ABL Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time. Nothing in this Agreement shall prohibit the receipt by any Term Agent or any Term Secured Party of the required payments of interest, principal and other amounts owed in respect of the Term Obligations so long as such receipt is not the direct or indirect result of the exercise by such Term Agent or any Term Secured Party of rights or remedies as a secured creditor (including set-off) with respect to ABL Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall prohibit the receipt by the ABL Agent or any ABL Secured Party of the required payments of interest, principal and other amounts owed in respect of the ABL Obligations so long as such receipt is not the direct or indirect result of the exercise by the ABL Agent or any ABL Secured Party of rights or remedies as a secured creditor (including set-off) with respect to Term Priority Collateral or enforcement in contravention of this Agreement of any Lien held by any of them.

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Section 3.2           Agent for Perfection. The ABL Agent, for and on behalf of itself and each ABL Secured Party, and the Controlling Term Agent, for and on behalf of itself and each Term Secured Party, as applicable, each agree to hold all Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as agent for the other solely for the purpose of perfecting the security interest granted to each in such Collateral, subject to the terms and conditions of this Section 3.2. In furtherance of the foregoing, the Credit Parties hereby grant a security interest in the Deposit Accounts constituting Collateral to the ABL Agent for the benefit of the Term Secured Parties. Each of the Original Term Agent and each Term Class Debt Representative hereby appoints (or, by execution of a joinder agreement pursuant to Section 7.19(a), shall be deemed to have appointed) the ABL Agent as non-fiduciary agent for purposes of perfecting the security interest in the Deposit Accounts constituting Collateral and the ABL Agent hereby accepts any such appointment and hereby agrees to act as non-fiduciary agent for purposes of perfecting such Deposit Accounts. None of the ABL Agent, the ABL Secured Parties, the Term Agents, or the Term Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent and the Controlling Term Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral as agent for the other Party for purposes of perfecting the Lien held by the Controlling Term Agent or the ABL Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the Term Secured Parties or any other Person. Without limiting the generality of the foregoing, the ABL Secured Parties shall not be obligated to see to the application of any Proceeds of the Term Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof. The Term Agents are not and shall not be deemed to be fiduciaries of any kind for the ABL Secured Parties or any other Person. Without limiting the generality of the foregoing, the Term Secured Parties shall not be obligated to see to the application of any Proceeds of the ABL Priority Collateral deposited into any Deposit Account or be answerable in any way for the misapplication thereof.

(b)          In the event that the Discharge of Term Obligations occurs and (x) the applicable Credit Party shall not have delivered control agreements or other third-party documents in respect of any Deposit Account required to be pledged in accordance with the terms of the security documents relating to any Additional Term Debt and subject to the terms of this Agreement and (y) the Original Term Agent or any applicable agent or representative with respect to any other Additional Term Debt shall be a party to any control agreements or other third-party agreements with respect to such Deposit Account, such agent or representative shall act as gratuitous bailee for the benefit of the then Controlling Term Agent with respect to such control agreements or third-party documents until such time as such Grantor shall have delivered control agreements or other third-party documents to which the then Controlling Term Agent is a party for the benefit of the holders of the Additional Term Debt.

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Section 3.3           Sharing of Information and Access. In the event that the ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents or otherwise, receive possession or control of any books and records of any Term Credit Party which contain information identifying or pertaining to the Term Priority Collateral, the ABL Agent shall, upon request from the Controlling Term Agent and as promptly as practicable thereafter, either make available to the Controlling Term Agent such books and records for inspection and duplication or provide to the Controlling Term Agent copies thereof. In the event that any Term Agent shall, in the exercise of its rights under any of the Term Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party which contain information identifying or pertaining to any of the ABL Priority Collateral, such Term Agent shall, upon request from the ABL Agent and as promptly as practicable thereafter, either make available to the ABL Agent such books and records for inspection and duplication or provide the ABL Agent copies thereof.

Section 3.4           Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The ABL Agent and the Term Agents shall each be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral. The ABL Agent shall have the sole and exclusive right, as against the Term Agents, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The Controlling Term Agent shall have the sole and exclusive right, as against the ABL Agent, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Term Priority Collateral. If any insurance claim includes both ABL Priority Collateral and Term Priority Collateral, the insurer will not settle such claim separately with respect to ABL Priority Collateral and Term Priority Collateral, and if the Parties are unable after negotiating in good faith to agree on the settlement for such claim, either Party may apply to a court of competent jurisdiction to make a determination as to the settlement of such claim, and the court’s determination shall be binding upon the Parties. All proceeds of such insurance shall be remitted to the ABL Agent or the Controlling Term Agent, as the case may be, and each Term Agent and the ABL Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1 hereof.

Section 3.5           No Additional Rights For the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party or Term Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party or Term Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any ABL Secured Party or Term Secured Party.

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Section 3.6           Inspection and Access Rights. (a) Without limiting any rights the ABL Agent or any other ABL Secured Party may otherwise have under applicable law or by agreement, in the event of any liquidation of the ABL Priority Collateral (or any other Exercise of Any Secured Creditor Remedies by the ABL Agent) and whether or not any Term Agent or any other Term Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies of any Term Agent, the ABL Agent or any other Person (including any ABL Credit Party) acting with the consent, or on behalf, of the ABL Agent, shall have the right (a) during normal business hours on any Business Day, to access ABL Priority Collateral that (i) is stored or located in or on, (ii) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (iii) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Term Priority Collateral, and (b) during the Use Period, shall have the right to use the Term Priority Collateral (including, without limitation, Equipment, Fixtures, Intellectual Property, General Intangibles and Real Property), each of the foregoing in order to assemble, inspect, copy or download information stored on, take actions to perfect its Lien on, complete a production run of Inventory involving, take possession of, move, prepare and advertise for sale, sell (by public auction, private sale or a “store closing”, “going out of business” or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in the any ABL Credit Party’s business), store or otherwise deal with the ABL Priority Collateral, in each case without notice to, the involvement of or interference by any Term Secured Party or liability to any Term Secured Party. In the event that any ABL Secured Party has commenced and is continuing the Exercise of Any Secured Creditor Remedies with respect to any ABL Priority Collateral or any other sale or liquidation of the ABL Priority Collateral has been commenced by an ABL Credit Party (with the consent of the ABL Agent), the Term Agents may not sell, assign or otherwise transfer the related Term Priority Collateral prior to the expiration of the Use Period, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.6.

(b)           During the period of actual occupation, use and/or control by the ABL Secured Parties and/or the ABL Agent (or their respective employees, agents, advisers and representatives) of any Term Priority Collateral, the ABL Secured Parties and the ABL Agent shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Term Priority Collateral resulting from such occupancy, use or control, and to leave such Term Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Secured Parties or the ABL Agent have any liability to the Term Secured Parties and/or to the Term Agents pursuant to this Section 3.6 as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Term Priority Collateral existing prior to the date of the exercise by the ABL Secured Parties (or the ABL Agent, as the case may be) of their rights under Section 3.6 and the ABL Secured Parties shall have no duty or liability to maintain the Term Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Secured Parties, or for any diminution in the value of the Term Priority Collateral that results from ordinary wear and tear resulting from the use of the Term Priority Collateral by the ABL Secured Parties in the manner and for the time periods specified under this Section 3.6. Without limiting the rights granted in this Section 3.6, the ABL Secured Parties and the ABL Agent shall cooperate with the Controlling Term Agent in connection with any efforts made by the Controlling Term Agent on behalf of the Term Secured Parties to sell the Term Priority Collateral.

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(c)           The ABL Agent and the ABL Secured Parties shall not be obligated to pay any amounts to the Term Agents or the Term Secured Parties (or any person claiming by, through or under the Term Secured Parties, including any purchaser of the Term Priority Collateral) or to the ABL Credit Parties, for or in respect of the use by the ABL Agent and the ABL Secured Parties of the Term Priority Collateral.

(d)           The ABL Secured Parties shall (i) use the Term Priority Collateral in accordance with applicable law; (ii) insure for damage to property and liability to persons, including property and liability insurance for the benefit of the Term Secured Parties; and (iii) indemnify the Term Secured Parties from any claim, loss, damage, cost or liability arising from the ABL Secured Parties’ use of the Term Priority Collateral (except for those arising from the gross negligence or willful misconduct of any Term Secured Party).

(e)           The Term Agents and the other Term Secured Parties shall use commercially reasonable efforts to not hinder or obstruct the ABL Agent and the other ABL Secured Parties from exercising the rights described in Section 3.6(a) hereof.

(f)           Subject to the terms hereof, the Controlling Term Agent may advertise and conduct public auctions or private sales of the Term Priority Collateral without notice (except as required by applicable law) to any ABL Secured Party, the involvement of or interference by any ABL Secured Party or liability to any ABL Secured Party as long as, in the case of an actual sale, the respective purchaser assumes and agrees to the obligations of the Term Agents and the Term Secured Parties under this Section 3.6.

Section 3.7           Tracing of and Priorities in Proceeds. The ABL Agent, for itself and on behalf of the ABL Secured Parties, and each Term Agent, for itself and on behalf of the Term Secured Parties represented by it, further agree that prior to an issuance of any notice of Exercise of Any Secured Creditor Remedies by such Secured Party (unless a bankruptcy or insolvency Event of Default then exists), any proceeds of Collateral, whether or not deposited under control agreements, which are used by any Credit Party to acquire other property which is Collateral shall not (solely as between the Agents and the Secured Parties) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired.

Section 3.8           Payments Over.

(a)           So long as the Discharge of Term Obligations has not occurred, any Term Priority Collateral or Proceeds thereof not constituting ABL Priority Collateral received by the ABL Agent or any other ABL Secured Party in connection with the exercise of any right or remedy (including set off) relating to the Term Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the Controlling Term Agent for the benefit of the Term Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The Controlling Term Agent is hereby authorized to make any such endorsements as agent for the ABL Agent or any such other ABL Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

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(b)          So long as the Discharge of ABL Obligations has not occurred, any ABL Priority Collateral or Proceeds thereof not constituting Term Priority Collateral received by any Term Agent or any Term Secured Parties in connection with the exercise of any right or remedy (including set off) relating to the ABL Priority Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The ABL Agent is hereby authorized to make any such endorsements as agent for any such Term Agent or any such Term Secured Parties. This authorization is coupled with an interest and is irrevocable until such time as this Agreement is terminated in accordance with its terms.

ARTICLE 4

APPLICATION OF PROCEEDS

Section 4.1            Application of Proceeds.

(a)           Revolving Nature of ABL Obligations. Each Term Agent, for and on behalf of itself and the Term Secured Parties represented by it, expressly acknowledges and agrees that (i) the ABL Credit Agreement includes a revolving commitment, that in the ordinary course of business the ABL Agent and the ABL Lenders will apply payments and make advances thereunder, and that no application of any Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition by the ABL Credit Parties under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of the ABL Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Term Secured Parties and without affecting the provisions hereof; and (iii) all Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) or any Term Agent (or any Term Secured Party) commences the Exercise of Any Secured Creditor Remedies, all amounts received by the ABL Agent or any ABL Lender shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the ABL Obligations or the Term Obligations, or any portion thereof.

(b)          Application of Proceeds of ABL Priority Collateral. The ABL Agent and each of the Term Agents hereby agree that all ABL Priority Collateral, ABL Priority Proceeds and all other Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the ABL Priority Collateral shall be applied,

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first, to the payment of costs and expenses of the ABL Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the ABL Obligations in accordance with the ABL Documents until the Discharge of ABL Obligations shall have occurred,

third, to the payment of the Term Obligations, and

fourth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct.

provided that if in connection with an Insolvency Proceeding, the Lien granted in favor of the ABL Agent or the ABL Secured Parties in respect of such ABL Priority Collateral has been voided, avoided, subordinated, or otherwise invalidated by a court of competent jurisdiction and the provisions of Section 5.3 would not be effective, the proceeds received with respect to the ABL Priority Collateral subject to avoidance, subordination or invalidation shall be applied, to the extent permitted under applicable law, to the payment of the Term Obligations in accordance with the Term Documents until Discharge of Term Obligations shall have occurred.

(c)           Application of Proceeds of Term Priority Collateral. The ABL Agent and each of the Term Agents hereby agree that all Term Priority Collateral, Term Priority Proceeds and all other Proceeds thereof, received by either of them in connection with any Exercise of Secured Creditor Remedies with respect to the Term Priority Collateral shall be applied, first, to the payment of costs and expenses of the Controlling Term Agent in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of the Term Obligations in accordance with the Term Documents until the Discharge of Term Obligations shall have occurred,

third, to the payment of the ABL Obligations; and

fourth, the balance, if any, to the Credit Parties or as a court of competent jurisdiction may direct.

provided that if in connection with an Insolvency Proceeding, the Lien granted in favor of any Term Agent or any Term Secured Parties in respect of such Term Priority Collateral has been voided, avoided, subordinated, or otherwise invalidated by a court of competent jurisdiction with respect to all such Term Agents and Term Secured Parties and the provisions of Section 5.3 would not be effective, the proceeds received with respect to the Term Priority Collateral subject to avoidance, subordination or invalidation shall be applied, to the extent permitted under applicable law, to the payment of the ABL Obligations in accordance with the ABL Documents until Discharge of ABL Obligations shall have occurred.

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(d)          Application of Proceeds of Shared Collateral. The ABL Agent and each of the Term Agents hereby agree that all Shared Collateral and all Proceeds thereof, received by any of them shall be applied, first, to the payment of costs and expenses of the Agents in connection with the enforcement and realization upon such Shared Collateral, and second, to the payment of the Term Obligations and the ABL Obligations

Pro Rata.

(e)          Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, the ABL Agent shall have no obligation or liability to any Term Agent or to any Term Secured Party, and no Term Agent shall have any obligation or liability to the ABL Agent or any ABL Secured Party, regarding the adequacy of any Proceeds or for any action or omission, except solely for an action or omission that breaches the express obligations undertaken by such Party under the terms of this Agreement. Notwithstanding anything to the contrary herein contained, none of the Parties hereto waives any claim that it may have against a Secured Party on the grounds that any sale, transfer or other disposition by the Secured Party was not commercially reasonable in every respect as required by the Uniform Commercial Code or the PPSA, as applicable.

(f)            Turnover of Collateral After Discharge. Upon the Discharge of ABL Obligations, the ABL Agent shall deliver to the Controlling Term Agent or shall execute such documents as the Controlling Term Agent may reasonably request (at the expense of the Term Borrower) to enable the Controlling Term Agent to have control over any Control Collateral still in the ABL Agent’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Upon the Discharge of Term Obligations, each Term Agent shall deliver to the ABL Agent or shall execute such documents as the ABL Agent may reasonably request (at the expense of the ABL Borrowers) to enable the ABL Agent to have control over any Control Collateral still in such Term Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

Section 4.2           Specific Performance. Each of the ABL Agent and each of the Term Agents is hereby authorized to demand specific performance of this Agreement, whether or not any Borrower or any Guarantor shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and each of the Term Agents, for and on behalf of itself and the Term Secured Parties represented by it, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

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ARTICLE 5

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1            Notice of Acceptance and Other Waivers.

(a)           All ABL Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and each Term Agent, on behalf of itself and the Term Secured Parties represented by it, hereby waives notice of acceptance, or proof of reliance by the ABL Agent or any ABL Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All Term Obligations at any time made or incurred by any Borrower or any Guarantor shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, hereby waives notice of acceptance, or proof of reliance, by any Term Agent or any Term Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Term Obligations.

(b)           None of the ABL Agent, any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Term Credit Agreement, any Additional Term Debt Agreement or any other Term Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Term Agent or any Term Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Term Agent or any of the Term Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Term Agent, on behalf of itself and the Term Secured Parties represented by it, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

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(c)           No Term Agent, or any Term Secured Party or any of their respective Affiliates, directors, officers, employees, or agents shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Term Agent or any Term Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Term Credit Agreement, any Additional Term Debt Agreement or any of the other Term Documents, whether any Term Agent or any Term Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Term Agent or any Term Secured Party otherwise should exercise any of its contractual rights or remedies under any of the Term Documents (subject to the express terms and conditions hereof), neither any Term Agent nor any Term Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The Term Agents and the Term Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the applicable Term Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the Term Agents or the Term Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the applicable Term Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2           Modifications to ABL Documents and Term Documents.

(a)           Each Term Agent, on behalf of itself and the Term Secured Parties represented by it, hereby agrees that, without affecting the obligations of the Term Agents and the Term Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to any Term Agent or any Term Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any Term Agent or any Term Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

(i)         change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)        subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

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(iv)       release its Lien on any Collateral or other Property;

(v)        exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)       subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)      otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)           The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the Term Agents and the Term Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Term Documents in any manner whatsoever (other than in a manner which would contravene the provisions of this Agreement), including, without limitation, to:

(i)         change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Term Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Term Obligations or any of the Term Documents;

(ii)        subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Term Obligations, and in connection therewith to enter into any additional Term Documents;

(iii)       amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guaranty or other obligations of any Person obligated in any manner under or in respect of any of the Term Obligations;

(iv)       exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(v)       subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Term Obligations; and

(vi)       release its Lien on any Collateral or other Property;

(vii)      otherwise manage and supervise any of the Term Obligations as each Term Agent shall deem appropriate.

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(c)           The ABL Obligations and any of the Term Obligations may be refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under any ABL Document or any Term Document) of the ABL Agent, the ABL Secured Parties, the Term Agents or the Term Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof, provided, however, that the holders of such refinancing Indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to such documents or agreements (including amendments or supplements to this Agreement) as the ABL Agent or any Term Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the ABL Agent or such Term Agent, as the case may be, and any such refinancing transaction shall be in accordance with any applicable provisions of both the ABL Documents and the Term Documents (to the extent such documents survive the refinancing).

Section 5.3           Reinstatement and Continuation of Agreement.

(a)           If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”), then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agents, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or any of the Term Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)           If any Term Agent or any Term Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Borrower, any Guarantor, or any other Person any payment made in satisfaction of all or any portion of the Term Obligations (a “Term Recovery”), then the Term Obligations shall be reinstated to the extent of such Term Recovery. If this Agreement shall have been terminated prior to such Term Recovery, this Agreement shall be reinstated in full force and effect in the event of such Term Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the Term Agents, the ABL Secured Parties, and the Term Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Borrower or any Guarantor or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Borrower or any Guarantor in respect of the ABL Obligations or any of the Term Obligations. No priority or right of any Term Agent or any Term Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Term Documents, regardless of any knowledge thereof which any Term Agent or any Term Secured Party may have.

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ARTICLE 6

INSOLVENCY PROCEEDINGS

Section 6.1           DIP Financing.

(a)           If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of ABL Obligations, and the ABL Agent or the ABL Secured Parties shall seek to provide any Borrower or any Guarantor with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) (each, a “DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign Debtor Relief Laws) would be Collateral), then each Term Agent, on behalf of itself and the Term Secured Parties represented by it, agrees that it will raise no objection and will not support any objection to such DIP Financing or use of cash collateral or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the Term Agents securing the Term Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing or use of cash collateral that is ABL Priority Collateral except as permitted by Section 6.3(c)(i)), so long as (i) such Term Agent retains its Lien on the Collateral to secure the applicable Term Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the any Debtor Relief Laws) and, as to the Term Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the subject Debtor Relief Laws and any Lien on the Term Loan Priority Collateral securing such DIP Financing is junior and subordinate to the Lien of the Term Agents on the Term Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations on ABL Priority Collateral and (iii) the foregoing provisions of this Section 6.1(a) shall not prevent the Term Agents and the Term Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws. In connection with the approval of any DIP Financing, without limitation (i) the ABL Agent and the ABL Secured Parties may consent, in their commercially reasonable discretion, to the use of cash collateral or use of DIP Financing proceeds to pay “Section 503(b)(9)” claims, “stub rent” claims, claims of creditors having or claiming to have Liens having priority over the Liens securing the ABL Obligations and Term Obligations, and other similar types of claims that may be customarily required to be paid in order for such DIP Financing to be approved.

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(b)          If any Borrower or any Guarantor shall be subject to any Insolvency Proceeding at any time prior to the Discharge of Term Obligations, and any Term Agent or any Term Secured Parties shall seek to provide any Borrower or any Guarantor with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Term Priority Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Term Priority Collateral) (it being understood that no Term Agent nor any Term Secured Parties shall propose any DIP Financing with respect to the ABL Priority Collateral in competition with the ABL Agent and the ABL Secured Parties without the consent of the ABL Agent), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that it will raise no objection and will not support any objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the ABL Agent securing the ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the ABL Agent retains its Lien on the Collateral to secure the ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under any Debtor Relief Law) and, as to the ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the subject Debtor Relief Laws and any Lien on ABL Priority Collateral securing such DIP Financing furnished by the Term Agents or Term Secured Parties is junior and subordinate to the Lien of the ABL Agent on the ABL Priority Collateral, (ii) all Liens on Term Priority Collateral securing any such DIP Financing furnished by any Term Agent or any Term Secured Parties shall be senior to or on a parity with the Liens of the Term Agents and the Term Secured Parties securing the Term Obligations on Term Priority Collateral and (iii) if any Term Agent receives an adequate protection Lien on post-petition assets of the debtor to secure the Term Obligations, the ABL Agent also may seek to obtain an adequate protection Lien on such post-petition assets of the debtor to secure the ABL Obligations, provided that (x) such Liens in favor of the Term Agents and the ABL Agent shall be subject to the provisions of Section 6.1(c) hereof and (y) the foregoing provisions of this Section 6.1(b) shall not prevent the ABL Agent and the ABL Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization or other plan of similar effect under any Debtor Relief Laws.

(c)           All Liens granted to the ABL Agent or any Term Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2           Relief From Stay. Until the Discharge of ABL Obligations has occurred, each Term Agent, on behalf of itself and the Term Secured Parties represented by it, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Agent’s express written consent. Until the Discharge of Term Obligations has occurred, the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Term Priority Collateral without each Term Agent’s express written consent. In addition, none of the Term Agents nor the ABL Agent shall seek any relief from the automatic stay with respect to any Collateral without providing three (3) days’ prior written notice to the others, unless such period is agreed by the ABL Agent and the Term Agents to be modified or unless the ABL Agent or any Term Agent, as applicable, makes a good faith determination that either (A) the ABL Priority Collateral or the Term Priority Collateral, as applicable, will decline speedily in value or (B) the failure to take any action will have a reasonable likelihood of endangering the ABL Agent’s or such Term Agent’s ability to realize upon its Collateral.

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Section 6.3            No Contest; Adequate Protection. Each Term Agent, on behalf of itself and the Term Secured Parties represented by it, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(b) above), (ii) any proposed provision of DIP Financing by the ABL Agent and the ABL Secured Parties (or any other Person proposing to provide DIP Financing with the consent of the ABL Agent) or (iii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(b) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement.

(b)           The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Term Obligations, none of them shall contest (or support any other Person contesting) (i) any request by any Term Agent or any Term Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a) above), (ii) any proposed provision of DIP Financing by any Term Agent or any Term Secured Parties (or any other Person proposing to provide DIP Financing with the consent of any Term Agent) or (iii) any objection by any Term Agent or any Term Secured Party to any motion, relief, action or proceeding based on a claim by any Term Agent or any Term Secured Party that its interests in the Collateral (unless in contravention of Section 6.1(a) above) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to any Term Agent as adequate protection of its interests are subject to this Agreement.

(c)           Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency Proceeding:

(i)         if the ABL Secured Parties (or any subset thereof) are granted adequate protection with respect to the ABL Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted ABL Priority Collateral), then the ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that each Term Agent, on behalf of itself or any of the Term Secured Parties represented by it, may seek or request (and the ABL Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the ABL Obligations on the same basis as the other Liens of such Term Agent on ABL Priority Collateral; and

(ii)         in the event any Term Agent, on behalf of itself or any of the Term Secured Parties represented by it, are granted adequate protection in respect of Term Priority Collateral in the form of additional collateral (even if such collateral is not of a type which would otherwise have constituted Term Priority Collateral), then such Term Agent, on behalf of itself and any of the Term Secured Parties represented by it, agrees that the ABL Agent on behalf of itself or any of the ABL Secured Parties, may seek or request (and such Term Secured Parties will not oppose such request) adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional collateral, which Lien will be subordinated to the Liens securing the Term Obligations on the same basis as the other Liens of the ABL Agent on Term Priority Collateral.

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(iii)       Except as otherwise expressly set forth in Section 6.1 or in connection with the exercise of remedies with respect to (A) the ABL Priority Collateral, nothing herein shall limit the rights of any Term Agent or any Term Secured Parties from seeking adequate protection with respect to their rights in the Term Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise) or (B) the Term Priority Collateral, nothing herein shall limit the rights of the ABL Agent or the ABL Secured Parties from seeking adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

Section 6.4           Asset Sales. Each Term Agent agrees, on behalf of itself and the Term Secured Parties represented by it, that it will not oppose any sale consented to by the ABL Agent of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that it will not oppose any sale consented to by any Term Agent of any Term Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding or under a court order in respect of measures granted with similar effect under any foreign Debtor Relief Laws) so long as the proceeds of such sale are applied in accordance with this Agreement. If such sale of Collateral includes both ABL Priority Collateral and Term Priority Collateral, the ABL Secured Parties shall be entitled to receive net proceeds from such sale in an amount at least equal to the maximum amounts available to be borrowed under the ABL Credit Agreement with respect to the Inventory and Accounts included in such sale; as to the balance of the net proceeds, if the Parties are unable after negotiating in good faith to agree on the allocation of the purchase price between the ABL Priority Collateral and Term Priority Collateral, either Party may apply to the court in such Insolvency Proceeding to make a determination of such allocation, and the court’s determination shall be binding upon the Parties.

Section 6.5           Separate Grants of Security and Separate Classification. Each Term Secured Party and each ABL Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents and the Term Collateral Documents constitute two separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Term Obligations are fundamentally different from the ABL Obligations and must be separately classified in any plan of reorganization (or other plan of similar effect under any Debtor Relief Laws) proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Secured Parties and the Term Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties and the Term Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of ABL Obligation claims and Term Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or Term Priority Collateral is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties or the Term Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each pool of Priority Collateral for each of the ABL Secured Parties and the Term Secured Parties, respectively, before any distribution is made in respect of the claims held by the other Secured Parties from such Priority Collateral, with the other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries.

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Section 6.6           Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7           ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the Term Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any ABL Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii)          any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee or guaranty thereof; or

(iv)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the Term Agents or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8            Term Obligations Unconditional. All rights of the Term Agents hereunder, all agreements and obligations of the ABL Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any Term Document;

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(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Term Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Term Document;

(iii)          any exchange, release, voiding, avoidance or non perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Term Obligations or any guarantee or guaranty thereof; or

(iv)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Term Obligations, or of any of the ABL Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9           Adequate Protection. Except to the extent expressly provided in Sections 6.1 and 6.3, nothing in this Agreement shall limit the rights of the ABL Agent and the ABL Secured Parties, on the one hand, and the Term Agents and the Term Secured Parties, on the other hand, from seeking or requesting adequate protection with respect to their respective interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that (a) in the event the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type that constitute Term Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that each Term Agent shall have the right to seek or request a senior Lien on such collateral as security for the relevant Term Obligations and that any Lien on such collateral securing the ABL Obligations shall be subordinate to the Lien on such collateral securing the Term Obligations and (b) in the event that any Term Agent, on behalf of itself or any of the Term Secured Parties represented by it, seeks or requests adequate protection in respect of any portion of the Term Obligations and such adequate protection is granted in the form of additional collateral comprising assets of the type that constitute ABL Priority Collateral, then such Term Agent, on behalf of itself and each of the Term Secured Parties represented by it, agrees that the ABL Agent shall have the right to seek or request a senior Lien on such collateral as security for the ABL Obligations and that any Lien on such collateral securing the Term Obligations shall be subordinate to the Lien on such collateral securing the ABL Obligations.

ARTICLE 7

MISCELLANEOUS

Section 7.1          Rights of Subrogation. Each Term Agent, for and on behalf of itself and the Term Secured Parties represented by it, agrees that no payment to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Term Agent or any Term Secured Party represented by it to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as any Term Agent or any Term Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are paid by such Person upon request for payment thereof. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment to any Term Agent or any Term Secured Party pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Term Obligations shall have occurred. Following the Discharge of Term Obligations, the Term Agents agree to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Term Obligations resulting from payments to the relevant Term Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the relevant Term Agent are paid by such Person upon request for payment thereof.

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Section 7.2          Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that either Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable the ABL Agent or any Term Agent to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3           Representations. Each Term Agent represents and warrants to the ABL Agent that it has the requisite power and authority under the Term Documents to which it is a party to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the Term Secured Parties represented by it and that this Agreement shall be binding obligations of such Term Agent and the Term Secured Parties represented by it, enforceable against such Term Agent and the Term Secured Parties represented by it in accordance with its terms. The ABL Agent represents and warrants to the Term Agents that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties and that this Agreement shall be binding obligations of the ABL Agent and the ABL Secured Parties, enforceable against the ABL Agent and the ABL Secured Parties in accordance with its terms.

Section 7.4           Amendments. No amendment or waiver of any provision of this Agreement nor consent to any departure by any Party hereto shall be effective unless it is in a written agreement executed by each Term Agent and the ABL Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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Section 7.5          Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, emailed, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or email or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Wells Fargo Bank, National Association
125 High Street, 11th Floor
Boston, Massachusetts 02110
Attention: Joseph Burt
Email: joseph.burt@wellsfargo.com

with a copy to:

Reimer Braunstein LLP
100 Cambridge Street, 22nd Floor
Boston, Massachusetts 02114-2527
Attention: Donald E Rothman
Email: DRothman@riemerlaw.com

Term Agent:	JPMorgan Chase Bank, N.A.
JPM Loan & Agency Services
10 S. Dearborn Street
Chicago, IL 60603
Attention: Pastell Jenkins
Email: Pastell.Jenkins@jpmorgan.com

Section 7.6           No Waiver; Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7           Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations and the Discharge of Term Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, any Term Agent, or any Term Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations or the relevant Term Obligations, as applicable, to any other Person (other than any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor and any Subsidiary of any Borrower or any Guarantor (except as provided in the ABL Credit Agreement, the Term Credit Agreement or any Additional Term Debt Agreement, as applicable)), and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, such Term Agent, such ABL Secured Party, or such Term Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties and the Term Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

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Section 7.8           Governing Law; Entire Agreement. The validity, performance, and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9           Counterparts. This Agreement may be executed in any number of counterparts, and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof, each counterpart will be deemed to be an original, and all together shall constitute one and the same document. An Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Term Agents and the ABL Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent any Term Agent or ABL Agent has agreed to accept any Electronic Signature, such Term Agents or ABL Agent shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any other party hereto without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Term Agent or the ABL Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Credit Parties hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Term Agents and the ABL Agent, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement shall have the same legal effect, validity and enforceability as any paper original, (ii) each Term Agent and the ABL Agent may, at its option, create one or more copies of this Agreement in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement including with respect to any signature pages thereto and (iv) waives any claim against any Term Agent’s and the ABL Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Term Agents and the ABL Agent for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising solely from such Term Agent’s or the ABL Agent’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. All notices, approvals, consents, requests and any communications hereunder must be in writing in accordance with Section 7.5 (provided that any communication sent to any Agent hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Collateral Agent by the authorized representative), in English. Company and the other Credit Parties agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to each Agent, including without limitation the risk of such Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

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Section 7.10         No Third Party Beneficiaries. This Agreement is solely for the benefit of the ABL Agent, ABL Secured Parties, Term Agents and Term Secured Parties. No other Person (including any Borrower, any Guarantor or any Affiliate of any Borrower or any Guarantor, or any Subsidiary of any Borrower or any Guarantor) shall be deemed to be a third party beneficiary of this Agreement.

Section 7.11         Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.12         Severability. If any of the provisions in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement and shall not invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.13        Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

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Section 7.14         VENUE; JURY TRIAL WAIVER.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, OR IN THE EVENT OF THE COMMENCEMENT BY ANY CREDIT PARTY OF AN INSOLVENCY PROCEEDING, THE APPLICABLE COURT PRESIDING OVER THE SUBJECT INSOLVENCY PROCEEDING IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT, OR IN THE APPLICABLE COURT PRESIDING OVER ANY INSOLVENCY PROCEEDING. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY ABL SECURED PARTY OR ANY TERM SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, ANY TERM DOCUMENTS, OR ANY ABL DOCUMENTS AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

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Section 7.15         Intercreditor Agreement. This Agreement is the Intercreditor Agreement referred to in the ABL Credit Agreement and the Term Credit Agreement. Nothing in this Agreement shall be deemed to subordinate the obligations due to (i) any ABL Secured Party to the obligations due to any Term Secured Party or (ii) any Term Secured Party to the obligations due to any ABL Secured Party (in each case, whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens but not a subordination of Indebtedness. Nothing in this Agreement shall be deemed to modify the rights, remedies and obligations as between any Term Agents as set forth in any Additional First Lien Intercreditor Agreement (as defined in the Term Credit Agreement and, for the avoidance of doubt, including the Pari Passu Intercreditor Agreement) or Additional Junior Lien Intercreditor Agreement (as defined in the Term Credit Agreement).

Section 7.16         No Warranties or Liability. Each Term Agent and the ABL Agent acknowledge and agree that no Agent has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document or any Term Document. Except as otherwise provided in this Agreement, each Term Agent and the ABL Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.17         Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Document or any Term Document, the provisions of this Agreement shall govern.

Section 7.18        Information Concerning Financial Condition of the Credit Parties. Each of the Term Agents and the ABL Agent hereby assumes responsibility for keeping itself informed of the financial condition of the Credit Parties and all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Obligations. Each Term Agent and the ABL Agent hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. In the event any Term Agent or the ABL Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other party to this Agreement, (a) it shall be under no obligation (i) to provide any such information to such other party or any other party on any subsequent occasion, (ii) to undertake any investigation not a part of its regular business routine, or (iii) to disclose any other information, or (b) it makes no representation as to the accuracy or completeness of any such information and shall not be liable for any information contained therein, and (c) the Party receiving such information hereby agrees to hold the other Party harmless from any action the receiving Party may take or conclusion the receiving Party may reach or draw from any such information, as well as from and against any and all losses, claims, damages, liabilities, and expenses to which such receiving Party may become subject arising out of or in connection with the use of such information.

Section 7.19         Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the ABL Documents and the then extant Term Documents, the Credit Parties may incur or issue and sell one or more series or classes of Term Obligations. Any such additional class or series of Term Obligations (the “Term Class Debt”) may be secured by (i) a junior priority, subordinated Lien on ABL Priority Collateral and (ii) a Lien on Term Priority Collateral that is pari passu with, or junior in priority to, the Lien securing the then outstanding Term Obligations, in each case under and pursuant to the relevant Term Collateral Documents for such Term Class Debt, if and subject to the condition that the representative or agent of any such Term Class Debt (each, a “Term Class Debt Representative”), acting on behalf of the holders of such Term Class Debt (such representative or agent and holders in respect of any Term Class Debt being referred to as the “Term Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (a) through (c), as applicable of this Section 7.19. In order for a Term Class Debt Representative to become a party to this Agreement:

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(a) such Term Class Debt Representative and each Credit Party shall have executed and delivered a joinder agreement substantially in the form of Exhibit A hereto (with such changes as may be reasonably approved by the other Agents then party hereto and such Term Class Debt Representative) pursuant to which it becomes a “Term Agent” hereunder, and the Term Class Debt in respect of which such Term Class Debt Representative is the Term Agent and the related Term Class Debt Parties become subject hereto and bound hereby;

(b) all filings, recordations and/or amendments or supplements to the Term Class Debt necessary or desirable in the reasonable judgment of such Term Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Term Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Term Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of such Term Class Debt Representative);

(c) the Company shall have delivered to the ABL Agent and the Controlling Term Agent an officer’s certificate (w) designating such Term Class Debt as “Term Obligations” under this Agreement, (x) certifying that such obligations are permitted to be incurred and secured on a pari passu basis with (or, if applicable, on a junior priority basis to) the Lien securing the then outstanding Term Obligations, (y) stating that the conditions set forth in this Section 7.19 are satisfied (or waived) with respect to such Term Class Debt and (z) if requested, attaching true and complete copies of each of the material Term Documents, relating to such Term Class Debt, certified as being true and correct in all material respects by a Responsible Officer (as defined in the ABL Credit Agreement) of the Company; and

(d) the Term Documents relating to such Term Class Debt shall provide that each Term Class Debt Party with respect to such Term Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Term Class Debt.

Section 7.20 Additional Credit Parties. In the event any Subsidiary of a Credit Party shall have granted a Lien on any of its assets to secure any ABL Obligations or Term Obligations, such Credit Party shall cause such Subsidiary, if not already a party thereto, to acknowledge and agree to the terms of this Agreement by executing and delivering a counterpart signature page to the acknowledgement attached hereto. Upon the execution and delivery by any Subsidiary of a Credit Party of such acknowledgment substantially in the form attached hereto, any such Subsidiary shall be deemed to have acknowledged the terms hereof with the same force and effect as if originally a signatory thereto. The execution and delivery of any such instrument shall not require the consent of any other party hereto (except to the extent obtained on or prior to such date). The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Credit Party as a party to such acknowledgment.

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Section 7.21         Amendment and Restatement. This Agreement amends, supersedes, and replaces the Original Intercreditor Agreement and is not a novation thereof. This Agreement is not intended as, and shall not be construed as, a release or impairment of the agreements and obligations of the parties to the Original Intercreditor Agreement or any document executed in connection therewith. With respect to matters relating to the period prior to the date hereof, all of the provisions of the Original Intercreditor Agreement are ratified and confirmed and shall remain in full force and effect. All references to the “Intercreditor Agreement” or similar references to the Original Intercreditor Agreement in any of the other ABL Documents and Term Documents shall mean and be a reference to this Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time, without any requirement to amend such ABL Documents or Term Documents.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Lenders, and the Original Term Agent, for and on behalf of itself and the Original Term Lenders, have caused this Agreement to be duly executed and delivered as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as the ABL Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., in its capacity as the Original Term Agent

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGMENT

Each Borrower and each Guarantor hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the Term Agents, and the Term Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement. Each Borrower and each Guarantor further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement and (i) as between the ABL Secured Parties, the Borrowers and Guarantors, the ABL Documents remain in full force and effect as written and are in no way modified hereby, and (ii) as between the Term Secured Parties, the Borrowers and Guarantors, the Term Documents remain in full force and effect as written and are in no way modified hereby.

Without limiting the foregoing, the Parent and the other Credit Parties consent to the performance by the Term Agents of the obligations set forth in Section 3.6 and acknowledge and agree that no Term Agent nor any other Term Secured Party shall ever be accountable or liable for any action taken or omitted by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure of any proprietary information or other Intellectual Property by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents, successors or assigns or any other damage to or misuse or loss of any property of the Credit Parties as a result of any action taken or omitted by the ABL Agent or its officers, employees, agents, successors or assigns pursuant to Section 3.6.

MICHAELS STORES, INC., as Borrower and as Guarantor

By:
Name:
Title:

MICHAELS STORES PROCUREMENT COMPANY, INC., as Borrower and Guarantor

By:
Name:
Title:

ARTISTREE, INC., as Borrower and Guarantor

By:
Name:
Title:

LAMRITE WEST, INC., as Borrower and Guarantor

By:
Name:
Title:

MICHAELS FUNDING, INC., as Guarantor

By:
Name:
Title:

MICHAELS STORES CARD SERVICES, LLC, as Guarantor

By:
Name:
Title:

MICHAELS FINANCE COMPANY, INC., as Guarantor

By:
Name:
Title:

DARICE, INC., as Guarantor

By:
Name:
Title:

DARICE IMPORTS, INC., as Guarantor

By:
Name:
Title:

[ADDITIONAL CREDIT PARTIES]

By:
Name:
Title:

EXHIBIT A

JOINDER AGREEMENT

[Date]

Reference is made to the Amended and Restated Intercreditor Agreement dated as of October 1, 2020 (as amended, supplemented, restated, amended and restated or otherwise modified from time to time pursuant to the terms thereof, the “Intercreditor Agreement”) among WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “ABL Agent”)1 for the ABL Secured Parties, JPMORGAN CHASE BANK, N.A., in its capacities as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Original Term Agent”)2 for the Original Term Secured Parties, and [list any previously added Term Agent and] any successors or assigns thereof. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

W I T N E S S E T H:

WHEREAS, Section 7.19 of the Intercreditor Agreement provides that to the extent, but only to the extent, permitted by the provisions of the ABL Documents and the Term Documents, the Credit Parties may incur or issue and sell one or more series or classes of Term Obligations secured by (i) a junior priority, subordinated Lien on ABL Priority Collateral and (ii) a Lien on Term Priority Collateral that is pari passu with, or junior in priority to, the Lien securing the then outstanding Term Obligations, if and subject to the condition that the Term Class Debt Representative, acting on behalf of the holders of such Term Class Debt becomes a party to the Intercreditor Agreement, subject to and bound by the provisions of the Intercreditor Agreement;

WHEREAS, on the date hereof, Michaels Stores, Inc. (the “Company”) is [describe transaction and incurrence of indebtedness]; and

WHEREAS, the Company wishes to have the [New Agent], as [collateral agent, trustee, etc.] for the holders of the new Term Class Debt, join the Intercreditor Agreement;

NOW, THEREFORE, the ABL Agent, the Original Term Agent and [include any previously added Term Agent] hereby agree as follows:

Section 1. Joinder. Effective upon the execution of this Joinder Agreement by the [New Agent], (i) all [Obligations] (as defined in the [New Agreement]) shall constitute Term Obligations under the Intercreditor Agreement, (ii) all [New Documents] (as defined below) shall constitute Term Documents under the Intercreditor Agreement, (iii) the [New Secured Parties] (as defined in the [New Agreement]) shall constitute Term Secured Parties under the Intercreditor Agreement, (iv) all [New Security Documents] (as defined in the [New Agreement]) shall constitute Term Collateral Documents under the Intercreditor Agreement, (v) the [New Agreement] shall constitute an Additional Term Debt Agreement under the Intercreditor Agreement, (vi) the [New Lenders] (as defined in the [New Agreement]) shall constitute Lenders and Term Lenders under the Intercreditor Agreement for all purposes, (vii) all Liens securing the [New Obligations] vis-a-vis any Liens for the benefit of the Term Secured Parties in respect of Term Obligations shall be governed by the priority and limitations set forth in the Pari Passu Intercreditor Agreement and all Liens securing the [New Obligations] vis-a-vis any Liens for the benefit of the ABL Secured Parties in respect of ABL Obligations shall be governed by the priority and limitations set forth in the Intercreditor Agreement. The “[New Documents]” shall mean the [New Agreement], the [New Notes] (as defined in the [New Agreement]), the [New Security Documents] and all other documents evidencing [New Obligations], now or hereafter executed by or on behalf of any Term Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the [New Collateral Agent], in connection with any of the foregoing, in each case as the same may be amended, supplemented, restated or otherwise modified from time to time.

1 Revise as appropriate for any successor ABL Agent.

2 Revise as appropriate for any successor Term Agent.

Section 2. Controlling Term Agent. Following the effectiveness of this Joinder Agreement, (i) JPMorgan Chase Bank, N.A. (the “Existing Term Agent”)] shall continue to act as the Controlling Term Agent authorized to represent all of the Term Secured Parties under the Intercreditor Agreement, including without limitation, the [New Collateral Agent] and the other [New Secured Parties], and to take actions on behalf of all Term Secured Parties thereunder, and (ii) for the avoidance of doubt, the [New Collateral Agent] and any other authorized agent or trustee of any holders of Indebtedness refinancing any Term Obligations that joins the Intercreditor Agreement pursuant to Section 7.19 thereof may succeed the Existing Term Agent as the Controlling Term Agent under the Intercreditor Agreement pursuant to terms set forth therein.

Section 3. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Section 7.9 of the Intercreditor Agreement is hereby incorporated by reference into this Joinder Agreement and shall apply to this Joinder Amendment, mutatis mutandis.

Section 4. Governing Law. THE VALIDITY, PERFORMANCE, AND ENFORCEMENT OF THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS JOINDER AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[NEW AGENT], in its capacity as a Term Class Debt Representative

By:
Name:
Title:

Address for notices:

[ ]

Acknowledged and agreed by:

WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as the ABL Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., in its capacity as the Original Term Agent

By:
Name:
Title:

By:
Name:
Title:

Acknowledged by:

MICHAELS STORES, INC.

By:
Name:
Title:

[OTHER CREDIT PARTIES]

By:
Name:
Title:

ANNEX D

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

[See attached]

Execution Version

PARI PASSU INTERCREDITOR AGREEMENT

among

MICHAELS FUNDING, INC.,

MICHAELS STORES, INC.

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent for the Credit Agreement Secured Parties,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent for the Credit Agreement Secured Parties,

U.S. BANK NATIONAL ASSOCIATION,

as the Initial Additional Authorized Representative and Initial Additional Pari Collateral Agent,

and

each additional Authorized Representative and additional Collateral Agent from time to time party hereto dated as of October 1, 2020

Notwithstanding anything herein to the contrary, any liens and security interests granted to any Collateral Agent under any Secured Credit Document and the exercise of any right or remedy by any Authorized Representative or Collateral Agent are subject to the limitations and provisions of the Amended and Restated Intercreditor Agreement dated as of the date hereof (as amended, restated, amended and restated, supplemented, waived or otherwise modified from time, the “ABL Intercreditor Agreement”), among Wells Fargo Bank, National Association, as ABL Agent (as defined therein), JPMorgan Chase Bank, N.A., as Original Term Agent (as defined therein), U.S. Bank National Association, as a Term Agent (as defined therein), and certain other persons party or that may become party thereto from time to time. In the event of any conflict with respect to ABL Priority Collateral (as defined in the ABL Intercreditor Agreement) between the terms of the ABL Intercreditor Agreement and the terms of this Pari Passu Intercreditor Agreement, the terms of the ABL Intercreditor Agreement shall govern and control. The parties party hereto hereby acknowledge that the Controlling Collateral Agent (as defined below) shall be the initial Controlling Term Agent (as defined in the ABL Intercreditor Agreement) under the ABL Intercreditor Agreement. This paragraph forms part of this Pari Passu Intercreditor Agreement.

PARI PASSU INTERCREDITOR AGREEMENT, dated as of October 1, 2020 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among MICHAELS FUNDING, INC., a Delaware corporation (“Holdings”), MICHAELS STORES, INC., a Delaware corporation (the “Company”), the other Grantors (as defined below) from time to time party hereto, JPMORGAN CHASE BANK, N.A., as collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION, as the notes collateral agent under the Initial Additional Pari Agreement (in such capacity and together with its successors in such capacity, the “Initial Additional Pari Collateral Agent”) and U.S. BANK NATIONAL ASSOCIATION, as the Trustee under the Initial Additional Pari Agreement, as Authorized Representative for the Initial Additional Pari Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”), and each additional Collateral Agent and Authorized Representative from time to time party hereto for the other Additional Pari Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional Authorized Representative (in each case, for itself and on behalf of the Initial Additional Pari Secured Parties), the Initial Additional Pari Collateral Agent, the Grantors, and each additional Collateral Agent and Authorized Representative (for itself and on behalf of the Additional Pari Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Pari Collateral Agent” means (x) in the case of the Initial Additional Pari Obligations, the Initial Additional Pari Collateral Agent and (y) in the case of any other Series of Additional Pari Obligations that becomes subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent for such Series named in the applicable Joinder Agreement.

“Additional Pari Documents” means, with respect to the Initial Additional Pari Obligations or any Series of Additional Senior Class Debt, the notes, indentures, credit agreements, security documents and other operative agreements evidencing or governing such indebtedness and liens securing such indebtedness, including the Initial Additional Pari Documents and the Additional Pari Security Documents and each other agreement entered into for the purpose of securing the Initial Additional Pari Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Additional Pari Obligations) has been designated as Additional Senior Class Debt pursuant to Section 5.12 hereto.

“Additional Pari Obligations” means (a) all amounts owing to any Additional Pari Secured Party (including the Initial Additional Pari Secured Parties) pursuant to the terms of any Additional Pari Document (including the Initial Additional Pari Documents), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest, fees and expenses accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Additional Pari Document, whether or not such interest, fees and expenses is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts, (b) any Secured Hedge Obligations secured under the Additional Pari Security Documents securing the related Series of Additional Pari Obligations and (c) any renewals or extensions of the foregoing.

“Additional Pari Secured Parties” means the holders of any Additional Pari Obligations and each Authorized Representative and Collateral Agent with respect thereto, and shall include the Initial Additional Pari Secured Parties and the Additional Senior Class Debt Parties.

“Additional Pari Security Documents” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof and any accessions, supplements or joinders thereto, in each case, that create Liens on any assets or properties of any Grantor to secure any Additional Pari Obligations, and shall include the Initial Additional Pari Security Agreement.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Collateral Agent” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.12.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.12.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent as provided in Section 9.09 of the Credit Agreement; provided, however, that if the Credit Agreement is Refinanced, then all references herein to the Administrative Agent shall refer to the administrative agent (or trustee) under the Refinancing.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional Pari Obligations or the Initial Additional Pari Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional Pari Obligations or Additional Pari Secured Parties that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Representative for such Series named in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.06(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and for Canadian purposes, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditor Arrangement Act (Canada) and the Winding-up Act (Canada), each as now or hereafter in effect or any successor thereto, as well as all other liquidation, conservatorship, bankruptcy, assignment for benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar United States federal or state debtor relief laws or any similar foreign debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Borrower” means the Company or any Successor Borrower (as defined in the Credit Agreement).

“Collateral” means any “Collateral” (as defined in the Credit Agreement) or any other Credit Agreement Collateral Documents or any other assets and properties subject to Liens created pursuant to any Pari Security Document to secure one or more Series of Pari Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional Pari Obligations, the Initial Additional Pari Collateral Agent, and (iii) in the case of any other Series of Additional Pari Obligations that become subject to this Agreement after the date hereof, the Additional Senior Class Debt Collateral Agent for such Series named in the applicable Joinder Agreement.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Controlling Collateral Agent” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Credit Agreement Collateral Agent; and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date with respect to such Shared Collateral, the Collateral Agent for the Controlling Secured Parties (acting on the instructions of the Applicable Authorized Representative).

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent with respect to such Shared Collateral, the Credit Agreement Secured Parties and (ii) at any other time, the Series of Pari Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of January 28, 2013, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (as amended as of June 10, 2014, as further amended as of September 28, 2016, as further amended as of May 23, 2018 and as further amended as of the date hereof and as further amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Agreement or one or more other credit agreements or otherwise, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by the Credit Agreement unless such agreement, instrument or document expressly provides that it is not intended to be and is not a Credit Agreement)).

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Collateral Documents (as defined in the Credit Agreement, or any similar term in any Refinancing thereof), and any accessions, supplements or joinders thereto, and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations, in each case as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement (or any similar term in any Refinancing thereof) and all “Secured Obligations” as defined in the Credit Agreement Collateral Documents.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement (or any similar term in any Refinancing thereof).

“DIP Financing” has the meaning assigned to such term in Section 2.06(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.06(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.06(b).

“Discharge” means, with respect to any Shared Collateral and any Series of Pari Obligations, the date on which (i) such Series of Pari Obligations is no longer secured and no longer required to be secured by such Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations or, with respect to any Secured Hedge Obligations secured by the Pari Security Documents for such Series of Pari Obligations, either (x) such Secured Hedge Obligations have either been paid in full and are no longer secured by the Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations, (y) such Secured Hedge Obligations shall have been cash collateralized on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) such Secured Hedge Obligations are no longer secured and no longer required to be secured by the Shared Collateral pursuant to the terms of the documentation governing such Series of Pari Obligations, (ii) any letters of credit issued under the Secured Credit Documents governing such Series of Pari Obligations have terminated or been cash collateralized or backstopped (in the amount and form required under the applicable Secured Credit Documents) and (iii) all commitments of the Pari Secured Parties of such Series under their respective Secured Credit Documents have terminated. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional Pari Obligations secured by such Shared Collateral under an Additional Pari Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Additional Pari Collateral Agents and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Grantors” means Holdings, the Borrower and each Subsidiary or direct or indirect parent company of Holdings which has granted a security interest pursuant to any Pari Security Document to secure any Series of Pari Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Holdings” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional Pari Agreement” means that certain Indenture, dated as of the date hereof, among the Borrower, the Guarantors as defined and identified therein, and U.S. Bank National Association, as trustee and as notes collateral agent.

“Initial Additional Pari Collateral Agent” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Additional Pari Documents” means the Initial Additional Pari Agreement, the loans, debt securities or promissory notes issued thereunder, the Initial Additional Pari Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Additional Pari Obligations.

“Initial Additional Pari Obligations” means the “Secured Obligations” as such term is defined in the Initial Additional Pari Security Agreement (or similar term in any Refinancing thereof).

“Initial Additional Pari Secured Parties” means the Initial Additional Pari Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional Pari Obligations issued pursuant to the Initial Additional Pari Agreement.

“Initial Additional Pari Security Agreement” means the Notes Security Agreement, dated as of the date hereof, among the Borrower, the other Grantors identified therein, the Initial Additional Pari Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency Proceeding” means with respect to the Borrower or any other Grantor (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under any Bankruptcy Laws.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto required to be delivered by an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent pursuant to Section 5.12 hereof in order to establish an additional Series of Additional Senior Class Debt and add Additional Senior Class Debt Parties hereunder.

“Junior Lien Intercreditor Agreement” means any “Additional Junior Lien Intercreditor Agreement” as such term is defined in the Credit Agreement (or any similar term in any Refinancing thereof).

“Lien” has the meaning assigned to such term in the Credit Agreement.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the Series of Additional Pari Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Pari Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 consecutive days (throughout which consecutive 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional Pari Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional Pari Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional Pari Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional Pari Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Administrative Agent, the Applicable Authorized Representative or the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to all or a material portion of such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency Proceeding. If the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Controlling Collateral Agent or any other Controlling Secured Party commences (or attempts to commence) the exercise of any of its rights or remedies with respect to the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding), the Non-Controlling Authorized Representative Enforcement Date shall be deemed not to have occurred and the Non-Controlling Authorized Representative or any other Non-Controlling Secured Party shall stop exercising any such rights or remedies with respect to the Shared Collateral.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the Pari Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Pari Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional Pari Obligations.

“Pari Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional Pari Secured Parties with respect to each Series of Additional Pari Obligations.

“Pari Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional Pari Security Documents.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust, or other enterprise or any Governmental Authority.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the Pari Security Documents.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Hedge Obligations” shall mean obligations under Secured Hedge Agreements (as defined in the Credit Agreement, or similar term in any Refinancing thereof) that are intended under the applicable Pari Security Document to be secured by Shared Collateral.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement, or any similar term in any Refinancing thereof), (ii) each Initial Additional Pari Document, and (iii) each Additional Pari Document.

“Series” means (a) with respect to the Pari Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional Pari Secured Parties (in their capacities as such), and (iii) the Additional Pari Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional Pari Secured Parties) and (b) with respect to any Pari Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional Pari Obligations, and (iii) the Additional Pari Obligations incurred pursuant to any Additional Pari Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Pari Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders (or their Collateral Agent) of two or more Series of Pari Obligations hold or purport to hold a valid security interest at such time. If more than two Series of Pari Obligations are outstanding at any time and the holders of less than all Series of Pari Obligations hold or purport to hold a valid security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Pari Obligations that hold or purport to hold a valid security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02 Interpretive Provision. The interpretive provisions contained in Article I of the Credit Agreement as in effect on the date hereof are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 1.03 Impairments. It is the intention of the Pari Secured Parties of each Series that the holders of Pari Obligations of such Series (and not the Pari Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Pari Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Pari Obligations), (y) any of the Pari Obligations of such Series do not have a valid and perfected security interest in any of the Collateral securing any other Series of Pari Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Pari Obligations) on a basis ranking prior to the security interest of such Series of Pari Obligations but junior to the security interest of any other Series of Pari Obligations or (ii) the existence of any Collateral for any other Series of Pari Obligations that is not Shared Collateral for such Series (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Pari Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Mortgage (as defined in the Credit Agreement) that applies to all Pari Obligations shall not be deemed to be an Impairment of any Series of Pari Obligations. In the event of any Impairment with respect to any Series of Pari Obligations, the results of such Impairment shall be borne solely by the holders of such Series of Pari Obligations, and the rights of the holders of such Series of Pari Obligations (including, without limitation, the right to receive distributions in respect of such Series of Pari Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such Pari Obligations subject to such Impairment. Additionally, in the event the Pari Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such Pari Obligations or the Pari Security Documents governing such Pari Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Priority of Claims.

(a)                Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any Pari Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case or Insolvency Proceeding of the Borrower or any other Grantor or any Pari Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement, but including, for the avoidance of doubt, the ABL Intercreditor Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any Pari Secured Party or received by the Controlling Collateral Agent or any Pari Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the Pari Obligations are entitled under any intercreditor agreement (other than this Agreement, but including, for the avoidance of doubt, the ABL Intercreditor Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and any payment or distribution made in respect of Shared Collateral pursuant to any intercreditor agreement or in an Insolvency Proceeding or Bankruptcy Case being collectively referred to as “Proceeds”), shall, subject to the ABL Intercreditor Agreement (if then in effect), be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent and each Authorized Representative (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the Pari Obligations of each Series on a ratable basis, with such Proceeds to be applied to the Pari Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, after payment of all Pari Obligations, to the Borrower and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 2.01(a), any Pari Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Pari Obligations to which it is then entitled in accordance with this Section 2.01(a), such Pari Secured Party shall hold such payment or recovery in trust for the benefit of all Pari Secured Parties for distribution in accordance with this Section 2.01(a). Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Pari Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of Pari Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of Pari Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of Pari Obligations with respect to which such Impairment exists.

(b)                It is acknowledged that the Pari Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the Pari Secured Parties of any Series.

(c)                Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Pari Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the Pari Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each Pari Secured Party hereby agrees that the Liens securing each Series of Pari Obligations on any Shared Collateral shall be of equal priority.

(d)                Notwithstanding anything in this Agreement or any other Pari Security Document to the contrary, prior to the Discharge of Credit Agreement Obligations, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of letters of credit pursuant to the Credit Agreement shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

SECTION 2.02 [Reserved].

SECTION 2.03 Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)                Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral, including, for the avoidance of doubt, the ABL Intercreditor Agreement). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional Pari Secured Party shall or shall instruct any Collateral Agent to, and neither the Initial Additional Pari Collateral Agent nor any other Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral, including, for the avoidance of doubt, the ABL Intercreditor Agreement), whether under any Additional Pari Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent (or a person authorized by it), acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b)                With respect to any Shared Collateral at any time when the Credit Agreement Collateral Agent is not the Controlling Collateral Agent with respect thereto, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral, including, for the avoidance of doubt, the ABL Intercreditor Agreement) from any Non-Controlling Authorized Representative (or any other Pari Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other Pari Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral, including, for the avoidance of doubt, the ABL Intercreditor Agreement), whether under any Pari Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent (or a person authorized by it), acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Additional Pari Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

(c)                Notwithstanding the equal priority of the Liens securing each Series of Pari Obligations with respect to any Shared Collateral, the Controlling Collateral Agent with respect thereto (acting on the instructions of the Applicable Authorized Representative if it is not the Credit Agreement Collateral Agent) may deal with such Shared Collateral as if such Controlling Collateral Agent had a senior and exclusive Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party in respect of any Shared Collateral will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or any Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or a Controlling Secured Party of any rights and remedies relating to such Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any Pari Secured Party, Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d)                Each of the Pari Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding or Bankruptcy Case), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the Pari Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.04 No Interference; Payment Over.

(a)                Each Pari Secured Party agrees that (i) it will not challenge or question, or support any other Person in challenging or questioning, in any proceeding the validity or enforceability of any Pari Obligations of any Series or any Pari Security Document or the validity, attachment, perfection or priority of any Lien under any Pari Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of any Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.03, it shall have no right to (A) direct the Controlling Collateral Agent or any other Pari Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement, including, for the avoidance of doubt, the ABL Intercreditor Agreement) or (B) consent to the exercise by, or object to the forbearance of exercise by, the Controlling Collateral Agent or any other Pari Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other Pari Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other Pari Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other Pari Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) if not the Controlling Collateral Agent, it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Collateral Agent or any other Pari Secured Party to enforce this Agreement.

(b)                Each Pari Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any Proceeds or payment in respect of any such Shared Collateral, pursuant to any Pari Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement, including, for the avoidance of doubt, the ABL Intercreditor Agreement), at any time prior to the Discharge of each of the Pari Obligations, then it shall hold such Shared Collateral, Proceeds or payment in trust for the other Pari Secured Parties and promptly transfer such Shared Collateral, Proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.05 Automatic Release of Liens; Amendments to Pari Security Documents; Power of Attorney.

(a)                If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale, transfer or disposition thereof, then (whether or not any Insolvency Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of Pari Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any Proceeds of any Shared Collateral realized therefrom shall be allocated and applied pursuant to Section 2.01.

(b)                Each Collateral Agent and Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

(c)                Each Non-Controlling Authorized Representative and each Collateral Agent that is not the Controlling Collateral Agent, for itself and on behalf of the Pari Secured Parties of the Series for whom it is acting, hereby irrevocably appoints the Controlling Collateral Agent and any officer or agent of the Controlling Collateral Agent, which appointment is coupled with an interest with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Non-Controlling Authorized Representative, Collateral Agent or Pari Secured Party, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Agreement, including the exercise of any and all remedies under each Pari Security Document with respect to Shared Collateral and to evidence and confirm any release of Shared Collateral provided for in this Section 2.05.

SECTION 2.06 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)                This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency Proceeding or other proceeding under the Bankruptcy Code or any other Bankruptcy Law by or against Holdings, the Borrower or any of their respective Subsidiaries. The parties hereto acknowledge that the provisions of this Agreement are intended to be and shall be enforceable as contemplated by Section 510(a) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law.

(b)                If the Borrower and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each Pari Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent (in the case of any Collateral Agent other than the Credit Agreement Collateral Agent, acting on the instructions of the Applicable Authorized Representative) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any Pari Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the Pari Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Pari Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Pari Secured Parties (other than any Liens of the Pari Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Pari Secured Parties of each Series are granted Liens on any additional collateral pledged to any Pari Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral (in each case, except to the extent a Lien on additional collateral is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive a Lien on such additional collateral), with the same priority vis-à-vis the Pari Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Pari Obligations, such amount is applied pursuant to Section 2.01 (in each case, except to the extent a payment is made to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such payment), and (D) if any Pari Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01 (in each case, except to the extent such adequate protection is granted to one Series in consideration of Collateral of such Series that is not Shared Collateral for a Series that does not receive such adequate protection); provided that the Pari Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the Pari Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the Pari Secured Parties receiving adequate protection shall not object to any other Pari Secured Party receiving adequate protection comparable to any adequate protection granted to such Pari Secured Parties (other than as a provider of DIP Financing) in connection with a DIP Financing or use of cash collateral.

SECTION 2.07 Reinstatement. In the event that any of the Pari Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference under the Bankruptcy Code, or any Bankruptcy Law or other similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Pari Obligations shall again have been paid in full in cash.

SECTION 2.08 Insurance. As between the Pari Secured Parties, the Controlling Collateral Agent shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.09 Refinancings. The Pari Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any Pari Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative and Collateral Agent of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.10 Possessory Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a)                Subject to the ABL Intercreditor Agreement (if then in effect), Possessory Collateral shall be delivered to the Controlling Collateral Agent and the Controlling Collateral Agent agrees to hold all Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106, 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party for which such Possessory Collateral is Shared Collateral and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Security Documents, in each case, subject to the terms and conditions of this Section 2.10. Solely with respect to any Deposit Accounts constituting Shared Collateral under the control of any Collateral Agent (within the meaning of 9-104 of the Uniform Commercial Code), each such Collateral Agent agrees to also hold over such Deposit Accounts as gratuitous agent for each other Pari Secured Party for which such Deposit Account is Shared Collateral and any assignee for the purpose of perfecting the security interest in such Deposit Accounts, subject to the terms and conditions of this Section 2.10. Each Additional Pari Collateral Agent hereby appoints (or, by execution of a joinder agreement pursuant to Section 5.12, shall be deemed to have appointed) the Controlling Collateral Agent as non-fiduciary agent for purposes of perfecting the security interest in the Deposit Accounts and the Controlling Collateral Agent hereby accepts any such appointment and hereby agrees to act as non-fiduciary agent for purposes of perfecting the Deposit Accounts. In furtherance of the foregoing, the Grantors hereby grant a security interest in such Deposit Accounts (i) to the Initial Additional Pari Collateral Agent for the benefit of the Credit Agreement Secured Parties and each other Additional Pari Secured Party, if any, (ii) to the Credit Agreement Collateral Agent for the benefit of the Initial Additional Pari Secured Parties and each other Additional Pari Secured Party and (iii) to each Additional Senior Class Debt Collateral Agent, if any, for the benefit of the Credit Agreement Secured Parties, the Initial Additional Pari Secured Parties and each other Additional Pari Secured Party, if any. At any time a Collateral Agent ceases to be Controlling Collateral Agent with respect to any Possessory Collateral, such former Controlling Collateral Agent shall, at the request of the new Controlling Collateral Agent and at the cost and expense of Borrower, promptly deliver all such Possessory Collateral to such new Controlling Collateral Agent together with any necessary endorsements (or otherwise allow such new Controlling Collateral Agent to obtain control of such Possessory Collateral). In the event that the Discharge of Credit Agreement Obligations occurs and (x) the applicable Grantor shall not have delivered control agreements or other third-party documents in respect of any Deposit Accounts required to be pledged in accordance with the terms of the Additional Pari Security Documents or any other security documents relating to any Additional Senior Class Debt and (y) the Credit Agreement Collateral Agent or any applicable agent or representative with respect to any other Additional Pari Obligations or Additional Senior Class Debt shall be a party to any control agreements or other third-party agreements with respect to such Deposit Account, such agent or representative shall act as gratuitous bailee for the benefit of the then Controlling Collateral Agent and the holders of the Additional Pari Obligations or Additional Senior Class Debt, as the case may be, with respect to such control agreements or third-party documents until such time as such Grantor shall have delivered control agreements or other third-party documents to which the Credit Agreement Collateral Agent or such agent or representative is a party for the benefit of the holders of the Additional Pari Obligations or Additional Senior Class Debt. The Borrower shall take such further action as is reasonably requested to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.

(b)                Subject to the ABL Intercreditor Agreement (if then in effect), the Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106, 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Pari Security Documents, in each case, subject to the terms and conditions of this Section 2.10.

(c)                The duties or responsibilities of each Collateral Agent under this Section 2.10 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee or constituting Deposit Accounts as gratuitous agent (such bailment or agency being intended, among other things, to satisfy the requirements of Section 8-106, 8-301(a)(2), 9-313(c) and 9-104 of the Uniform Commercial Code, to the extent applicable) for the benefit of each other Pari Secured Party for purposes of perfecting the Lien held by such Pari Secured Parties thereon.

SECTION 2.11 Amendments to Security Documents.

(a)                Without the prior written consent of the Credit Agreement Collateral Agent, each Additional Pari Secured Party agrees that no Additional Pari Security Document may be amended, restated, amended and restated, supplemented or otherwise modified or entered into to the extent such amendment, restatement, amendment and restatement, supplement or modification, or the terms of any new Additional Pari Security Document would contravene any of the terms of this Agreement.

(b)                Without the prior written consent of the Additional Pari Collateral Agents, the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, restated, amended and restated, supplemented or otherwise modified or entered into to the extent such amendment, restatement, amendment and restatement, supplement or modification, or the terms of any new Credit Agreement Collateral Document would contravene any of the terms of this Agreement.

(c)                In making determinations required by this Section 2.11, each Collateral Agent may conclusively rely on a certificate of an Officer of the Borrower confirming compliance with this Section 2.11.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01 Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Pari Obligations of any Series, or the Shared Collateral subject to any Lien securing the Pari Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any Pari Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

SECTION 4.01 Authority.

(a)                Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute Proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b)                In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the Pari Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Pari Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Pari Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other Pari Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Pari Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Pari Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of Proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the Pari Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of Pari Obligations or any other Pari Secured Party of any other Series arising out of (i) any actions in accordance with this Agreement which any Collateral Agent, Authorized Representative or the Pari Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Pari Obligations from any account debtor, guarantor or any other party) in accordance with the Pari Security Documents or any other agreement related thereto or to the collection of the Pari Obligations or the valuation, use, protection or release of any security for the Pari Obligations, (ii) any election in accordance with this Agreement by any Applicable Authorized Representative or any holders of Pari Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrower or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any Pari Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Pari Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.01 Exculpatory Provisions. The Controlling Collateral Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Controlling Collateral Agent:

(i)  shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(ii)  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby; provided that the Controlling Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Collateral Agent to liability or that is contrary to this Agreement or applicable law;

(iii)  shall not, except as expressly set forth herein, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to a Grantor or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Collateral Agent or any of its Affiliates in any capacity;

(iv)   shall not be liable for any action taken or not taken by it (1) in the absence of its own gross negligence or willful misconduct or (2) in reliance on a certificate of an Officer of the Borrower stating that such action is permitted by the terms of this Agreement. The Controlling Collateral Agent shall be deemed not to have knowledge of any Event of Default under any Series of Pari Obligations unless and until notice describing such Event Default and referencing applicable agreement is given to the Controlling Collateral Agent;

(v)   shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Agreement Collateral Documents, (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Agreement Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Credit Agreement Collateral Documents, (5) the value or the sufficiency of any Collateral for any Series of Pari Obligations, or (6) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Controlling Collateral Agent; and

(vi)   need not segregate money held hereunder from other funds except to the extent required by law. The Controlling Collateral Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email, as follows:

(a)       if to the Borrower or any Grantor, to the Borrower, at its address at:

Michaels Stores, Inc.

8000 Bent Branch Drive

Irving, Texas 75063

Attention: Jennifer Robinson

Email: robinsoj@michaels.com

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Byung Choi

Telephone: (617) 951-7277

Facsimile:   (617) 235-0452

Email:          Byung.Choi@ropesgray.com

(b)       if to the Credit Agreement Collateral Agent or the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.

JPM Loan & Agency Services

10 S. Dearborn Street

Chicago, IL 60603

Attention: Pastell Jenkins

Email: Pastell.Jenkins@jpmorgan.com

(c) if to the Initial Additional Authorized Representative or the Initial Additional Pari Collateral Agent, to it at:

U.S. Bank National Association

Corporate Trust Services

13737 Noel Road, Suite 800

Dallas, Texas 75240

Facsimile: (972) 581-1670 Attention: Michael K. Herberger

Email: michael.herberger@usbank.com

(d) if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address, email address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by facsimile or email or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 5.02 Waivers; Amendment; Joinder Agreements.

(a)                No failure or delay on the part of any party hereto in exercising any right, remedy, privilege or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, privilege or power, or any abandonment or discontinuance of steps to enforce such a right, remedy, privilege or power, preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power. The rights, powers, privileges and remedies of the parties hereto are cumulative and are not exclusive of any rights, powers, privileges or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)                Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative, each Collateral Agent and the Grantors.

(c)                Notwithstanding the foregoing, without the consent of any Pari Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.12 and upon such execution and delivery, such Authorized Representative and the Additional Pari Secured Parties and Additional Pari Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d)                Notwithstanding the foregoing, in connection with any Refinancing of Pari Obligations of any Series, or the incurrence of Additional Pari Obligations of any Series, the Collateral Agents and the Authorized Representatives then party hereto shall enter (and are hereby authorized to enter without the consent of any other Pari Secured Party or any Grantor), at the request of any Collateral Agent, any Authorized Representative or the Borrower, into such amendments or modifications of this Agreement as are reasonably necessary to reflect such Refinancing or such incurrence and are reasonably satisfactory to each such Collateral Agent and each such Authorized Representative, provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from an Officer of the Borrower to the effect that such Refinancing or incurrence and such amendment are permitted by the then existing Secured Credit Documents.

SECTION 5.03 Parties in Interest. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and bind each of the Pari Secured Parties. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Pari Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. An Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Collateral Agents to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent any Collateral Agent has agreed to accept any Electronic Signature, the Collateral Agents shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any other party hereto without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of any Collateral Agent, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Grantors hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Collateral Agents, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement shall have the same legal effect, validity and enforceability as any paper original, (ii) each Collateral Agent may, at its option, create one or more copies of this Agreement in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement based solely on the lack of paper original copies of this Agreement including with respect to any signature pages thereto and (iv) waives any claim against any Collateral Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Collateral Agent for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising solely from such Collateral Agent’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any losses, claims (including intraparty claims), demands, damages or liabilities of any kind arising as a result of the failure of the Grantors to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature. All notices, approvals, consents, requests and any communications hereunder must be in writing in accordance with Section 5.01 (provided that any communication sent to any Collateral Agent hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to such Collateral Agent by the applicable authorized representative), in English. The Company and the other Grantors agree to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to any Collateral Agent, including without limitation the risk of such Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 5.06 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 5.07 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.08 Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the Pari Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a)                submits for itself and its property in any legal action or proceeding relating to this Agreement to which it is a party to the exclusive jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b)                consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c)                agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 5.01;

(d)                agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings or the Borrower or any other Grantor in any other jurisdiction; and

(e)                waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.09 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 5.10 Headings. Article, Section and Annex headings used herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the Pari Security Documents or any of the other Secured Credit Documents (other than the ABL Intercreditor Agreement), the provisions of this Agreement shall control.

SECTION 5.12 Additional Senior Debt. To the extent, but only to the extent, permitted by the provisions of the Credit Agreement and the Additional Pari Documents, the Borrower may incur additional indebtedness after the date hereof that is permitted by the Credit Agreement and the Additional Pari Documents to be incurred and secured on an equal and ratable basis by the Liens securing the Pari Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt, together with obligations relating thereto, may be secured by such Liens if and subject to the condition that the trustee, administrative agent or similar representative for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), and the collateral agent, collateral trustee or similar representative for the holders of such Additional Senior Class Debt (each, an “Additional Senior Class Debt Collateral Agent” and, together with the holders of such Additional Senior Class Debt and the related Additional Senior Class Debt Representative, the “Additional Senior Class Debt Parties”), in each case acting on behalf of the holders of such Additional Senior Class Debt, become a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph and by becoming a party to the ABL Intercreditor Agreement (if then in effect) and/or any Junior Lien Intercreditor Agreement (if then in effect), in each case in accordance with the terms thereof.

In order, with respect to any Additional Senior Class Debt, for an Additional Senior Class Debt Representative and the related Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

(i)                  such Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Annex II (with such changes as may be reasonably approved by such Authorized Representatives and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an “Authorized Representative” hereunder, such Additional Senior Class Debt Collateral Agent becomes a “Collateral Agent” hereunder and such Additional Senior Class Debt and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

(ii)               the Borrower shall have (x) delivered to each Authorized Representative true and complete copies of each of the Additional Pari Documents relating to such Additional Senior Class Debt, certified as being true and correct by an Officer of the Borrower and (y) identified in a certificate of an Authorized Officer of the Borrower such Additional Senior Class Debt, stating the initial aggregate principal amount or face amount thereof, and the obligations to be designated as Additional Pari Obligations and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then-extant Pari Obligations and by the terms of the then-extant Secured Credit Documents;

(iii)             all filings, recordations and/or amendments or supplements to the Pari Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of such Additional Senior Class Debt Representative); and

(iv)              the Additional Pari Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

SECTION 5.13 Agent Capacities. Except as expressly provided herein or in the Credit Agreement Collateral Documents, JPMorgan Chase Bank, N.A. is acting in the capacities of Administrative Agent and Credit Agreement Collateral Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein or in the Additional Pari Security Documents, U.S. Bank National Association is acting in the capacity of Initial Additional Pari Collateral Agent and Initial Additional Authorized Representative solely for the Initial Additional Pari Secured Parties and not individually. Except as expressly set forth herein, none of the Administrative Agent, the Credit Agreement Collateral Agent, the Initial Additional Authorized Representative or the Initial Additional Pari Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents. The Administrative Agent and the Credit Agreement Collateral Agent shall have no liability for any actions in any role under this Agreement to anyone other than the Credit Agreement Secured Parties and only then in accordance with the Credit Agreement Collateral Documents. The Initial Additional Pari Collateral Agent and the Initial Additional Pari Authorized Representative shall have no liability for any actions in any role under this Agreement to anyone other than the Initial Additional Pari Secured Parties and only then in accordance with the Initial Additional Pari Agreement. In acting under this Agreement, the Initial Additional Pari Collateral Agent and the Initial Additional Pari Authorized Representative shall be entitled to all of the rights, privileges, immunities and indemnities granted to them in the Initial Additional Pari Agreement.

SECTION 5.14 Additional Grantors. In the event any Subsidiary of a Grantor shall have granted a Lien on any of its assets to secure any Pari Obligations, such Grantor shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor”. Upon the execution and delivery by any Subsidiary of a Grantor of a Grantor Joinder Agreement in substantially the form of Annex III hereof, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto (except to the extent obtained on or prior to such date). The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the Pari Security Documents represents the agreement of each of the Grantors and the Pari Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other Pari Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the Pari Security Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as Credit Agreement Collateral Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent under the Initial Additional Pari Agreement as Initial Additional Pari Collateral Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, in its capacity as trustee under the Initial Additional Pari Agreement and as Initial Additional Authorized Representative

By:
Name:
Title:

IN WITNESS WHEREOF, we have hereunto signed this Pari Intercreditor Agreement as of the date first written above.

MICHAELS STORES, INC.

By:
Name:
Title:

MICHAELS STORES PROCUREMENT COMPANY, INC.

By:
Name:
Title:

ARTISTREE, INC.

By:
Name:
Title:

LAMRITE WEST, INC.

By:
Name:
Title:

MICHAELS FUNDING, INC.

By:
Name:
Title:

MICHAELS STORES CARD SERVICES, LLC, as Guarantor

By:
Name:
Title:

MICHAELS FINANCE COMPANY, INC., as Guarantor

By:
Name:
Title:

DARICE, INC., as Guarantor

By:
Name:
Title:

DARICE IMPORTS, INC., as Guarantor

By:
Name:
Title:

ANNEX I

Grantors

Michaels Stores, Inc.

Michaels Stores Procurement Company, Inc.

Artistree, Inc.

LAMRITE WEST, INC.

Michaels Funding, Inc.

Michaels Stores Card Services, LLC

Michaels Finance Company, Inc.

DARICE, INC.

Darice Imports, Inc.

ANNEX I-1

ANNEX II

[FORM OF] JOINDER NO. [__] dated as of [__], 20[__] (this “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of October 1, 2020 (the “Pari Intercreditor Agreement”), among MICHAELS FUNDING, INC., a Delaware corporation (“Holdings”), MICHAELS STORES, INC., a Delaware corporation (the “Company”), certain subsidiaries and affiliates of the Company (each, a “Grantor”), JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Pari Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION, as Initial Additional Authorized Representative and Initial Additional Pari Collateral Agent, and the additional Authorized Representatives and Collateral Agents from time to time a party thereto.1

A.                 Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pari Intercreditor Agreement. Section 1.02 contained in the Pari Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B.                  As a condition to the ability of the Borrower to incur Additional Pari Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional Pari Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, the Additional Senior Class Debt Collateral Agent in respect of such Additional Senior Class Debt is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Pari Intercreditor Agreement. Section 5.12 of the Pari Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the Pari Intercreditor Agreement upon the execution and delivery by the Additional Senior Debt Class Representative and the Additional Senior Debt Class Collateral Agent of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.12 of the Pari Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the Pari Intercreditor Agreement and the Pari Security Documents and shall have, substantially contemporaneously herewith, joined the ABL Intercreditor Agreement (if then in effect) and/or any Junior Lien Intercreditor Agreement (if then in effect), in each case in accordance with the terms thereof.

Accordingly, each Collateral Agent, each Authorized Representative, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.12 of the Pari Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, the New Collateral Agent by its signature below becomes a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the Pari Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and the New Collateral Agent had originally been named therein as a Collateral Agent, and each of the New Representative and the New Collateral Agent, on its behalf and on behalf of such Additional Senior Class Debt Parties represented by it, hereby agrees to all the terms and provisions of the Pari Intercreditor Agreement applicable to it as Authorized Representative or Collateral Agent, as applicable, and to the Additional Senior Class Debt Parties that it represents as Additional Pari Secured Parties. Each reference to an “Authorized Representative” in the Pari Intercreditor Agreement shall be deemed to include the New Representative. Each reference to a “Collateral Agent” in the Pari Intercreditor Agreement shall be deemed to include the New Collateral Agent. The Pari Intercreditor Agreement is hereby incorporated herein by reference.

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

ANNEX II-1

SECTION 2. Each of the New Representative and the New Collateral Agent represents and warrants to each Collateral Agent, each Authorized Representative and the other Pari Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [trustee/administrative agent/collateral agent] under [describe new facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and, (iii) the Additional Pari Documents relating to such Additional Senior Class Debt provide that, upon its entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the Pari Intercreditor Agreement as Additional Pari Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Section 5.05 of the Pari Intercreditor Agreement is hereby incorporated by reference into this Joinder Agreement and shall apply to this Joinder Amendment, mutatis mutandis.

SECTION 4. Except as expressly supplemented hereby, the Pari Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pari Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Pari Intercreditor Agreement. All communications and notices hereunder to the New Representative or the New Collateral Agent shall be given to it at its address set forth below its signature hereto.

SECTION 8. Holdings and the Borrower agree to reimburse each Collateral Agent and each Authorized Representative for its reasonable fees and reasonable documented out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable documented fees, other charges and disbursements of counsel to the extent reimbursable under the Secured Credit Documents of the applicable Series.

[Remainder of this page intentionally left blank – signature pages follow]

ANNEX II-2

IN WITNESS WHEREOF, the New Representative and New Collateral Agent has duly executed this Joinder Agreement to the Pari Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
New Representative,

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as
New Collateral Agent,

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

ANNEX II-3

Acknowledged by:

JPMORGAN CHASE BANK, N.A.,

as the Credit Agreement Collateral Agent and as Administrative Agent

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,

as the Initial Additional Authorized Representative and the Initial Additional Pari Collateral Agent

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

MICHAELS FUNDING, INC.

By:
Name:
Title:

MICHAELS STORES, INC.

By:
Name:
Title:

[THE OTHER GRANTORS

LISTED ON SCHEDULE I HERETO]

By:
Name:
Title:

ANNEX II-4

Schedule I to the

Supplement to the

Pari Passu Intercreditor Agreement

Grantors

[__]

Schedule I-1

ANNEX III

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [__] dated as of [__] (this “Joinder Agreement”) to the PARI PASSU INTERCREDITOR AGREEMENT dated as of October 1, 2020 (the “Intercreditor Agreement”), among MICHAELS FUNDING, INC., a Delaware corporation (“Holdings”), MICHAELS STORES, INC., a Delaware corporation (the “Company”), certain subsidiaries and affiliates of the Company (each, a “Grantor”), JPMORGAN CHASE BANK, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the Pari Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), U.S. BANK NATIONAL ASSOCIATION, as Initial Additional Authorized Representative and Initial Additional Pari Collateral Agent, and the additional Authorized Representatives and Collateral Agents from time to time a party thereto.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

[__], a [__] [corporation] [limited liability company] and [a Subsidiary][an Affiliate] of the Borrower (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure Pari Obligations and such Additional Grantor is not a party to the Intercreditor Agreement.

The Additional Grantor wishes to become a party to the Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become a Grantor thereunder.

Accordingly, the Additional Grantor agrees as follows, for the benefit of the Collateral Agents, the Authorized Representatives and the Pari Secured Parties:

SECTION 1.01 Accession to the Intercreditor Agreement. The Additional Grantor hereby (a) accedes and becomes a party to the Intercreditor Agreement as a “Grantor”, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) acknowledges and agrees that the Additional Grantor shall have the rights and obligations specified under the Intercreditor Agreement with respect to a “Grantor”, and shall be subject to and bound by the provisions of the Intercreditor Agreement.

SECTION 1.02 Representations and Warranties of the Additional Grantor. The Additional Grantor represents and warrants to the Collateral Agents, the Authorized Representatives and the Pari Secured Parties on the date hereof that this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 1.03 Parties in Interest. This Joinder Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, as well as the other Pari Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

ANNEX III-1

SECTION 1.04 Counterparts. This Joinder Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Joinder Agreement shall become effective when the Authorized Representatives shall have received a counterpart of this Joinder Agreement that bears the signature of the Additional Grantor. Section 5.05 of the Pari Intercreditor Agreement is hereby incorporated by reference into this Joinder Agreement and shall apply to this Joinder Amendment, mutatis mutandis.

SECTION 1.05 Governing Law. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 1.06 Notices. Any notice or other communications herein required or permitted shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement.

SECTION 1.07 Expenses. The Grantor agrees to pay promptly the Collateral Agents and each of the Authorized Representatives for its reasonable fees and reasonable documented costs and expenses incurred in connection with this Joinder Agreement, including the reasonable documented fees, expenses and disbursements of counsel for the Collateral Agents and any of the Authorized Representatives to the extent reimbursable under Secured Credit Documents of the applicable Series.

SECTION 1.08 Incorporation by Reference. The provisions of Sections 1.02, 5.04, 5.05, 5.06, 5.08, 5.09, 5.10 and 5.11 of the Intercreditor Agreement are hereby incorporated by reference, mutatis mutandis, as if set forth in full herein.

ANNEX III-2

IN WITNESS WHEREOF, the Additional Grantor has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

ANNEX III-3

ANNEX E

SCHEDULES 1.01E, 5.12, 6.07, 7.03 and 7.04 TO

THE AMENDED CREDIT AGREEMENT

[See attached]

Schedule 1.01E

Excluded Subsidiary

Michaels Urban Renewal LLC, a New Jersey limited liability company

Schedule 5.12

Subsidiaries and Other Equity Investments

			# of Shares	Total Shares	% of
Subsidiary	Jurisdiction	Owner	Owned	Outstanding	Interest
Michaels Finance Company, Inc.	Delaware	Michaels Stores, Inc.	100	100	100%

Michaels Stores Card Services, LLC	Virginia	Michaels Stores, Inc.	100	100	100%

Michaels Stores Procurement Company, Inc.	Delaware	Michaels Stores, Inc.	100	100	100%

Artistree, Inc.	Delaware	Michaels Stores Procurement Company, Inc.	100	100	100%

Artistree of Canada, ULC	Nova Scotia	Artistree, Inc.	350	350	100%

Michaels Stores, Inc. Inc.	Delaware	Michaels Funding,	100	100	100%

Michaels US Holdings 1, LLC	Delaware	Michaels Stores, Inc.	N/A	N/A	100%

Michaels of Canada Holdings LP No. 1	Alberta	Michaels Stores, Inc. (LP)	N/A	N/A	99.99%

					0.01
		Michaels US Holdings 1, LLC (GP)			%

LAMRITE WEST, INC.	Ohio	Michaels Stores, Inc.	100	100	100%

DARICE, INC.	Ohio	Michaels Stores, Inc.	100	100	100%

Darice Imports, Inc. INC.	Ohio	LAMRITE WEST,	100	100	100%

		Darice Holdings I	N/A		99%
Darice International Sourcing Group	China			N/A
		Darice Holdings II	N/A		1%

Darice Holdings Company Limited	Hong Kong	Darice International Sourcing Group	1	1	100%

Darice Product Development, LLC	Delaware	Darice International Sourcing Group	N/A	N/A	100%

Michaels Product Development, LLC	Delaware	Darice International Sourcing Group	N/A	N/A	100%

Darice Global Sourcing	Luxembourg	Darice International Sourcing Holdings	25,000	25,000	100%

			# of Shares	Total Shares	% of
Subsidiary	Jurisdiction	Owner	Owned	Outstanding	Interest
Darice Holdings I	Luxembourg	Darice International Sourcing Holdings	25,000	25,000	100%

Darice Holdings II	Luxembourg	Darice International Sourcing Holdings	25,000	25,000	100%

		Michaels of Canada Holdings LP No. 1 (LP)			99.99%
Michaels of Canada Holdings LP No. 2	Alberta		N/A	N/A
		Michaels US Holdings 2, LLC (GP)			0.01%

Michaels of Luxembourg S.à.r.l.	Luxembourg	Michaels of Canada Holdings LP No. 2	25,000	25,000	100%

			2,000 common	2,000	100%
Michaels of Canada,ULC	Nova Scotia	Michaels of Luxembourg S.à.r.l.
			4,000 Class A preferred	4,000	100%

Darice International Sourcing Holdings	Luxembourg	Michaels Stores, Inc.	25,000	25,000	100%

Michaels US Holdings 2, LLC	Delaware	Michaels US Holdings 1, LLC	N/A	N/A	100%

Darice (Ningbo) Business Consulting Company Ltd. Co. Ltd.	China	Darice Holdings 400,000	400,000	400,000	100%

Michaels International Holdings, LLC	Delaware	Darice International Sourcing Holdings	N/A	N/A	100%

Michaels Hong Kong Holdings Limited	Hong Kong	Michaels International Holdings, LLC	1	1	100%

Michaels Urban Renewal LLC	New Jersey	Michaels Stores Procurement Company, Inc.	N/A	N/A	100%

Schedule 6.07

Insurance

See attached.

Schedule 7.04

Existing Liens

See attached.